Exhibit 10.1

Loan Numbers: 1008457
1021490,
and 1010219

Revolving Credit CUSIP Number: 74964VAG5
Tranche A-1 Term Loan CUSIP Number: _________
Tranche A-2 Term Loan CUSIP Number: 74964VAE0

SIXTH AMENDED AND RESTATED CREDIT AGREEMENT

Dated as of February 11, 2026

by and among

RLJ LODGING TRUST, L.P.,
as Borrower,

RLJ LODGING TRUST,
as Parent Guarantor,

THE FINANCIAL INSTITUTIONS PARTY HERETO
AND THEIR ASSIGNEES UNDER SECTION 13.6,
as Lenders,

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Administrative Agent,

BANK OF AMERICA, N.A., CAPITAL ONE, NATIONAL ASSOCIATION,
PNC BANK, NATIONAL ASSOCIATION, and TRUIST BANK,
as Syndication Agents with respect to the Revolving Credit Facility,

BANK OF AMERICA, N.A., PNC BANK, NATIONAL ASSOCIATION, CAPITAL ONE, NATIONAL ASSOCIATION, and TRUIST BANK,
as Syndication Agent with respect to the Tranche A-1 Term Loan Facility,

BANK OF AMERICA, N.A.,
as Syndication Agent with respect to the Tranche A-2 Term Loan Facility,

REGIONS BANK, TD BANK, N.A., M&T BANK, and FIFTH THIRD BANK,
as Documentation Agents with respect to the Revolving Credit Facility,

REGIONS BANK, TD BANK, N.A., M&T BANK, and FIFTH THIRD BANK,
as Documentation Agents with respect to the Tranche A-1 Term Loan Facility,

THE HUNTINGTON NATIONAL BANK, PNC BANK, NATIONAL ASSOCIATION, CAPITAL ONE, NATIONAL ASSOCIATION, REGIONS BANK, TD BANK, N.A., and TRUIST BANK,
as Documentation Agents with respect to the Tranche A-2 Term Loan Facility

WELLS FARGO SECURITIES, LLC, BOFA SECURITIES, INC.,
PNC CAPITAL MARKETS LLC, CAPITAL ONE, NATIONAL ASSOCIATION, TRUIST SECURITIES, INC., TD BANK, N.A., REGIONS CAPITAL MARKETS, M&T BANK, and FIFTH THIRD BANK,
as Joint Lead Arrangers with respect to the Revolving Credit Facility

WELLS FARGO SECURITIES, LLC, BOFA SECURITIES, INC.,
PNC CAPITAL MARKETS LLC, CAPITAL ONE, NATIONAL ASSOCIATION, TRUIST SECURITIES, INC., TD BANK, N.A., REGIONS CAPITAL MARKETS, M&T BANK, and FIFTH THIRD BANK,
as Joint Lead Arrangers with respect to the Tranche A-1 Term Loan Facility

WELLS FARGO SECURITIES, LLC, BOFA SECURITIES, INC.,
THE HUNTINGTON NATIONAL BANK, PNC CAPITAL MARKETS LLC, CAPITAL ONE, NATIONAL ASSOCIATION, REGIONS CAPITAL MARKETS, TD BANK, N.A., and TRUIST SECURITIES, INC.
as Joint Lead Arrangers with respect to the Tranche A-2 Term Loan Facility

WELLS FARGO SECURITIES, LLC, BOFA SECURITIES, INC.,
CAPITAL ONE, NATIONAL ASSOCIATION,
PNC CAPITAL MARKETS LLC, and TRUIST SECURITIES, INC.,
as Joint Bookrunners with respect to the Revolving Credit Facility

WELLS FARGO SECURITIES, LLC, BOFA SECURITIES, INC.,
CAPITAL ONE, NATIONAL ASSOCIATION,
PNC CAPITAL MARKETS LLC, and TRUIST SECURITIES, INC.,
as Joint Bookrunners with respect to the Tranche A-1 Term Loan Facility

WELLS FARGO SECURITIES, LLC, BOFA SECURITIES, INC.,
and THE HUNTINGTON NATIONAL BANK,
as Joint Bookrunners with respect to the Tranche A-2 Term Loan Facility

(Continued)

-ii-

(Continued)

-iii-

(Continued)

SCHEDULE I	Revolving Credit Facility Lenders and Revolving Credit Commitments
SCHEDULE II	Tranche A-1 Term Loan Facility Lenders, Loans and Tranche A-1 Term Loan Commitments
SCHEDULE III	Tranche A-2 Term Loan Facility Lenders and Loans
SCHEDULE 1.1	List of Loan Parties and Non-Loan Party BB Property Subsidiaries
SCHEDULE 1.2	Permitted Liens
SCHEDULE 7.1(b)	Ownership Structure
SCHEDULE 7.1(f)	Eligible Properties Designated by the Borrower
SCHEDULE 7.1(g)	Indebtedness and Guaranties
SCHEDULE 7.1(i)	Litigation
SCHEDULE 11.1(d)	Certain Non-Recourse Indebtedness

EXHIBIT A	Form of Assignment and Assumption Agreement
EXHIBIT B	Form of Notice of Borrowing
EXHIBIT C	Form of Notice of Continuation
EXHIBIT D	Form of Notice of Conversion
EXHIBIT E	[Intentionally Omitted]
EXHIBIT F	Form of Sixth Amended and Restated Guaranty
EXHIBIT G	Form of Revolving Credit Note
EXHIBIT H	[Intentionally Omitted]
EXHIBIT I-1	Form of Tranche A-1 Term Loan Note
EXHIBIT I-2	Form of Tranche A-2 Term Loan Note
EXHIBIT J	Form of Disbursement Instruction Agreement
EXHIBIT K	Form of Compliance Certificate
EXHIBITS L-1 – L-4	Forms of U.S. Tax Compliance Certificates
EXHIBIT M	Benchmark Replacement Provisions

-iv-

THIS SIXTH AMENDED AND RESTATED CREDIT AGREEMENT (as amended, supplemented or otherwise modified from time to time, this “Agreement”), dated as of February 11, 2026 by and among RLJ LODGING TRUST, L.P., a limited partnership formed under the laws of the State of Delaware (the “Borrower”), RLJ LODGING TRUST, a Maryland real estate investment trust (“Parent Guarantor”), each of the financial institutions initially a signatory hereto together with their successors and assignees under Section 13.6 (the “Lenders”), and WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent (“Administrative Agent”), and WELLS FARGO SECURITIES, LLC, as Sustainability Structuring Agent (the “Sustainability Structuring Agent”).

WHEREAS, the Borrower, certain of the Lenders, the Administrative Agent and Sustainability Structuring Agent entered into the Fifth Amended and Restated Credit Agreement dated September 24, 2024 (as heretofore amended, supplemented or otherwise modified, the “Existing Credit Agreement”) providing for a $600,000,000 revolving credit facility (the “Existing Revolving Credit Facility”), a $225,000,000 tranche A-1 term loan facility (the “Existing Tranche A-1 Term Loan”) and a $500,000,000 tranche A-2 term loan facility (the “Existing Tranche A-2 Term Loan”);

WHEREAS, the Borrower, the Parent Guarantor, the Lenders (subject to Section 1.3(b) of this Agreement), the Issuing Banks and the Administrative Agent desire to amend and restate the Existing Credit Agreement to provide for (among other things), the modification of the Existing Revolving Credit Facility, refinancing of the Existing Tranche A-1 Term Loan with a new up to $569,000,000 tranche A-1 term loan facility (comprised of an initial $225,000,000 advance on the Effective Date and a $344,000,000 delayed draw feature), and the modification of the Existing Tranche A-2 Term Loan, all on and subject to the terms and conditions contained herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties hereto hereby amend and restate the Existing Credit Agreement, and hereby agree, as follows:

ARTICLE I Definitions

Section 1.1            Definitions.

In addition to terms defined elsewhere herein, the following terms shall have the following meanings for the purposes of this Agreement:

“2021 HY Debt” means (i) the 3.750% Senior Notes due 2026 issued by the Borrower pursuant to that certain Indenture dated as of June 17, 2021 among the Borrower, as issuer, the Parent Guarantor, as parent, the subsidiary guarantors party thereto and U.S. Bank National Association, as trustee and (ii) the 4.000% Senior Notes due 2029 issued by the Borrower pursuant to that certain Indenture dated as of September 13, 2021 among the Borrower, as issuer, the Parent Guarantor, as parent, the subsidiary guarantors party thereto and U.S. Bank National Association, as trustee.

“Accepting Lenders” has the meaning given that term in Section 13.7(d).

“Accession Agreement” means an Accession Agreement substantially in the form of Annex I to the Guaranty.

“Additional Costs” has the meaning given that term in Section 5.1(b).

“Additional Term Loan Advance” means an advance made by an Additional Term Loan Lender pursuant to Section 2.16(c). From and after the making of an Additional Term Loan Advance, such Additional Term Loan Advance shall comprise a portion of the applicable Term Loan.

“Additional Term Loan Lender” means a Lender (whether a then existing Lender or a new Lender) that agrees to make an Additional Term Loan Advance pursuant to Section 2.16. From and after the making of its Additional Term Loan Advance, an Additional Term Loan Lender shall be a Tranche A-1 Term Loan Lender or Tranche A-2 Term Loan Lender, as applicable, for all purposes hereunder.

“Adjusted EBITDA” means, for any given period, (a) the EBITDA of the Parent Guarantor and its Subsidiaries determined on a consolidated basis for such period minus (b) the sum of (i) FF&E Reserves for all Hotel Properties of the Parent Guarantor and its Subsidiaries for such period and (ii) the Parent Guarantor’s and its Subsidiaries’ Ownership Share of the FF&E Reserves for all Hotel Properties of their Unconsolidated Affiliates for such period.

“Adjusted Net Operating Income” or “Adjusted NOI” means, for any period, the Net Operating Income of the applicable Hotel Properties for such period, subject to the following adjustments:

(a)          for each applicable Hotel Property base management fees shall equal the greater of (i) three percent (3.0%) of Gross Operating Revenues or (ii) the actual base management fees paid under the applicable Management Agreement;

(b)          for each applicable Hotel Property reserves for FF&E and capital items shall equal four percent (4.0%) of Gross Operating Revenues; and

(c)          for each applicable Hotel Property (other than a Hotel Property managed by Marriott International, Inc., Hilton Worldwide Holdings, Inc., Hyatt Hotels Corporation, InterContinental Hotels Group plc, Accor S.A., Wyndham Hotels and Resorts or any of their respective Affiliates) royalty fees shall equal the greater of (i) four percent (4.0%) of Gross Operating Revenues or (ii) the actual royalty fees payable under the applicable Franchise Agreement.

For purposes of determining Adjusted NOI, (A) the Net Operating Income shall be calculated on a pro forma basis for acquisitions and dispositions during such period, such that (i) in the case of a Hotel Property acquired during the calculation period, the Net Operating Income thereof for the entire period shall be included in the determination of Adjusted NOI and (ii) in the case of a Hotel Property disposed of during the calculation period, the Net Operating Income thereof for the entire period shall be excluded in the determination of Adjusted NOI for such period and (B) solely for purposes of calculating Operating Property Value, Adjusted NOI for any Hotel Property shall not be less than zero.

“Administrative Agent” means Wells Fargo Bank, National Association, including its branches and affiliates, as contractual representative of the Lenders under this Agreement, or any successor Administrative Agent appointed pursuant to Section 12.8.

“Administrative Questionnaire” means the Administrative Questionnaire completed by a Lender and delivered to the Administrative Agent in a form supplied by the Administrative Agent to the Lenders from time to time.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affected Lender” has the meaning given that term in Section 5.6.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. In no event shall the Administrative Agent or any Lender be deemed to be an Affiliate of the Borrower.

“Agreement” has the meaning given that term in the recitals hereto.

“Agreement Date” means the date as of which this Agreement is dated.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrower or its Subsidiaries from time to time concerning or relating to bribery or corruption, including, without limitation, the United States Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder.

“Anti-Money Laundering Laws” means any and all Applicable Laws related to the financing of terrorism or money laundering, including without limitation, any applicable provision of the Patriot Act and The Currency and Foreign Transactions Reporting Act (also known as the “Bank Secrecy Act,” 31 U.S.C. §§ 5311-5330 and 12 U.S.C. §§ 1818(s), 1820(b) and 1951-1959).

“Applicable Facility Fee” means the percentage set forth in the table below corresponding to the Level at which the Ratings-Based Applicable Margin is determined in accordance with the definition thereof:

Level	Facility Fee
1	0.100%
2	0.125%
3	0.150%
4	0.200%
5	0.250%
6	0.300%

Any change in the applicable Level at which the Ratings-Based Applicable Margin is determined shall result in a corresponding and simultaneous change in the Applicable Facility Fee.

“Applicable Law” means all applicable provisions of constitutions, statutes, rules, regulations and orders of any Governmental Authority, including all orders and decrees of all courts, tribunals and arbitrators.

“Applicable Margin” means, with respect to the Revolving Credit Loans, the Tranche A-1 Term Loans or the Tranche A-2 Term Loans, as applicable, (i) at any time prior to the Investment Grade Pricing Effective Date, the Leverage-Based Applicable Margin applicable thereto in effect at such time, and (ii) at any time on and after the Investment Grade Pricing Effective Date, the Ratings-Based Applicable Margin applicable thereto in effect at such time. Notwithstanding the foregoing, during the six-month period commencing on the first day of the calendar month following the Borrower’s delivery of any Compliance Certificate pursuant to Section 9.3 of this Agreement reflecting that the Leverage Ratio exceeds 6.50 to 1.00 as of the end of the applicable four-quarter fiscal period, the Applicable Margin then in effect for the Revolving Credit Facility and each Term Loan Facility shall be increased by 0.35% for each Level, even if the actual Leverage Ratio drops below 6.50 to 1.00 during such six-month period.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender, or (c) an entity or an Affiliate of any entity that administers or manages a Lender.

“Arrangers” means (a) with respect to the Revolving Credit Facility, Wells Fargo Securities, BOFAS, Capital One, PNC Capital Markets LLC, Truist Securities, Inc., Regions Capital Markets, and TD Bank, N.A., (b) with respect to the Tranche A-1 Term Loan Facility, Wells Fargo Securities, BOFAS, PNC Capital Markets LLC, Capital One, National Association, Truist Securities, Inc., TD Bank, N.A., Regions Capital Markets, M&T Bank, and Fifth Third Bank and (c) with respect to the Tranche A-2 Term Loan Facility, Wells Fargo Securities, BOFAS, The Huntington National Bank, PNC Capital Markets LLC, Capital One, National Association, Regions Capital Markets, TD Bank, N.A., and Truist Securities, Inc.

“Assignment and Assumption” means an Assignment and Assumption Agreement among a Lender, an Assignee (with the consent of any party whose consent is required by Section 13.6), and the Administrative Agent, substantially in the form of Exhibit A or any other form approved by the Administrative Agent.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, rule, regulation or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bank of America” means Bank of America, N.A., and its successors and assigns.

“Bankruptcy Code” means the Bankruptcy Code of 1978, as amended.

“Base Rate” means, at any time, the highest of (a) the Prime Rate, (b) the Federal Funds Rate plus 0.50% and (c) Term SOFR for a one-month tenor in effect on such day plus 1.0%; each change in the Base Rate shall take effect simultaneously with the corresponding change or changes in the Prime Rate, the Federal Funds Rate or Term SOFR, as applicable (provided that clause (c) shall not be applicable during any period in which Term SOFR is unavailable or unascertainable). Notwithstanding the foregoing, in no event shall the Base Rate be less than zero.

“Base Rate Loan” means a Loan bearing interest at a rate based on the Base Rate.

“Benchmark” means, initially, either (i) Term SOFR or (ii) Daily Simple SOFR, as applicable; provided that if a Benchmark Transition Event has occurred with respect to Term SOFR or Daily Simple SOFR, as applicable, or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Exhibit M.

“Benchmark Replacement” has the meaning given that term in Exhibit M.

“Benchmark Replacement Date” has the meaning given that term in Exhibit M.

“Benchmark Transition Event” has the meaning given that term in Exhibit M.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership or control as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Arrangement” means at any time an employee benefit plan within the meaning of Section 3(3) of ERISA which is not a Plan or a Multiemployer Plan and which is maintained or otherwise contributed to by any member of the ERISA Group.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Internal Revenue Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Internal Revenue Code) the assets of any such “employee benefit plan” or “plan”.

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Board” means the Board of Governors of the Federal Reserve System of the United States.

“BOFAS” means BofA Securities, Inc.

“Borrowed Money Recourse Debt” means, with respect to a Person, as of any date of determination, all of the following (without duplication): (a) all obligations of such Person in respect of money borrowed; (b) all obligations of such Person, whether or not for money borrowed (i) represented by notes payable, or drafts accepted, in each case representing extensions of credit or (ii) evidenced by bonds, debentures, notes or similar instruments; (c) all obligations of other Persons of the type described in the preceding clauses (a) and (b) which such Person has Guaranteed or is otherwise recourse to such Person and (d) all obligations of other Persons of the type described in the preceding clauses (a) and (b) secured by (or for which the holder of such obligations has an existing right, contingent or otherwise, to be secured by) any Lien on property or assets owned by such Person, even though such Person has not assumed or become liable for the payment of such obligations or other payment obligation; provided, however, that Borrowed Money Recourse Debt shall in any event exclude (i) Nonrecourse Indebtedness, including Guaranties of customary exceptions for fraud, misapplication of funds, environmental indemnities, voluntary bankruptcy, collusive involuntary bankruptcy and other similar customary exceptions to non-recourse liability, (ii) intercompany Indebtedness between or among any of the Parent Guarantor, the Borrower and their Subsidiaries, (iii) trade debt incurred in the ordinary course of business, and (iv) Indebtedness of the type described in clauses (b)(iii) through (h) of the definition of “Indebtedness”.

“Borrower” has the meaning set forth in the introductory paragraph hereof and shall include the Borrower’s successors and permitted assigns.

“Borrower Information” has the meaning given that term in Section 2.5(c).

“Business Day” means any day that is not a Saturday, Sunday or other day on which the Federal Reserve Bank of New York is closed.

“Capital One” means Capital One, National Association, and its successors and assigns.

“Capital One Term Loan Agreement” means that certain Amended and Restated Term Loan Agreement, dated as of November 2, 2022, by and among the Borrower, the Parent Guarantor, Capital One, as administrative agent, and the lenders party thereto, as amended by that certain First Amendment to Amended and Restated Term Loan Agreement, dated as of May 10, 2023, and that certain Second Amendment to Amended and Restated Term Loan Agreement, dated as of September 24, 2024, and that certain Third Amendment to Amended and Restated Term Loan Agreement, dated as of April 3, 2025, and that certain Fouth Amendment to Amended and Restated Term Loan Agreement, dated as of February 11, 2026, as the same may be further modified, amended or supplemented from time to time.

“Capitalization Rate” means 7.75%; provided, however, that in the case of upscale or above Hotel Properties in (i) the central business districts of Manhattan, New York (including Courtyard New York Manhattan/Upper East Side and the Knickerbocker Hotel), Washington, DC (including the Hyatt Place, Homewood Suites and Fairfield Inn and Suites Hotel Properties existing on the Agreement Date), Chicago, Illinois, Boston, Massachusetts, Los Angeles, California, San Francisco, California, Miami, Florida, San Diego, California, and Seattle, Washington and (ii) Key West, Florida, the Capitalization Rate means 7.25%.

“Capitalized Lease Obligations” means obligations under a lease (or other arrangement conveying the right to use property) to pay rent or other amounts, in each case that are required to be capitalized for financial reporting purposes in accordance with GAAP. The amount of a Capitalized Lease Obligation is the capitalized amount of such obligation as would be required to be reflected on a balance sheet of the applicable Person prepared in accordance with GAAP as of the applicable date.

“Cash Collateralize” means the deposit of money in the Letter of Credit Collateral Account in accordance with this Agreement, and “Cash Collateral” means the money so deposited.

“Cash Equivalents” means: (a) securities issued, guaranteed or insured by the United States of America or any of its agencies with maturities of not more than one year from the date acquired; (b) certificates of deposit with maturities of not more than one year from the date acquired issued by a United States federal or state chartered commercial bank of recognized standing, or a commercial bank organized under the laws of any other country which is a member of the Organisation for Economic Cooperation and Development, or a political subdivision of any such country, acting through a branch or agency, which bank has capital and unimpaired surplus in excess of $500,000,000 and which bank or its holding company has a short term commercial paper rating of at least A-2 or the equivalent by S&P or at least P-2 or the equivalent by Moody’s; (c) reverse repurchase agreements with terms of not more than thirty days from the date acquired, for securities of the type described in clause (a) above and entered into only with commercial banks having the qualifications described in clause (b) above; (d) commercial paper issued by any Person incorporated under the laws of the United States of America or any State thereof and rated at least A-2 or the equivalent thereof by S&P or at least P-2 or the equivalent thereof by Moody’s, in each case with maturities of not more than one year from the date acquired; and (e) investments in money market funds registered under the Investment Company Act of 1940, as amended, which have net assets of at least $500,000,000 and at least 85% of whose assets consist of securities and other obligations of the type described in clauses (a) through (d) above.

“Commitments” means, collectively, the Revolving Credit Commitments and the Tranche A-1 Term Loan Commitments.

“Commitment Reduction Notice” has the meaning given that term in Section 2.12.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. 1 et seq.), as amended from time to time, and any successor statute.

“Compliance Certificate” has the meaning given that term in Section 9.3.

“Conforming Changes” has the meaning given that term in Exhibit M.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Continue”, “Continuation” and “Continued” each refers to the continuation of a Term SOFR Loan from one Interest Period to another Interest Period pursuant to Section 2.9.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Convert”, “Conversion” and “Converted” each refers to the conversion of a Loan of one Type into a Loan of another Type pursuant to Section 2.10.

“Covered Entity” means any of the following: (a) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (b) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (c) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Covered Party” has the meaning given that term in Section 13.23.

“Credit Event” means any of the following: (a) the making (or deemed making) of any Loan and (b) the issuance, amendment or renewal of a Letter of Credit.

“Credit Rating” means, with respect to any Person, the rating assigned by a Rating Agency to the senior, unsecured, non-credit enhanced long-term Indebtedness of such Person.

“Daily Simple SOFR” means, for any day (a “Simple SOFR Rate Day”), a rate per annum equal to the greater of (a) SOFR for the day (such day, a “SOFR Determination Day”) that is five (5) U.S. Government Securities Business Days prior to (A) if such Simple SOFR Rate Day is a U.S. Government Securities Business Day, such Simple SOFR Rate Day or (B) if such Simple SOFR Rate Day is not a U.S. Government Securities Business Day, the U.S. Government Securities Business Day immediately preceding such Simple SOFR Rate Day, in each case, as such SOFR is published by the SOFR Administrator on the SOFR Administrator’s Website; provided that if by 5:00 p.m. on the second (2nd) U.S. Government Securities Business Day immediately following any SOFR Determination Day, SOFR in respect of such SOFR Determination Day has not been published on the SOFR Administrator’s Website and a Benchmark Replacement Date with respect to Daily Simple SOFR has not occurred, then SOFR for such SOFR Determination Day will be SOFR as published in respect of the first preceding U.S. Government Securities Business Day for which such SOFR was published on the SOFR Administrator’s Website; provided further that SOFR as determined pursuant to this proviso shall be utilized for purposes of calculation of Daily Simple SOFR for no more than three (3) consecutive Simple SOFR Rate Days and (b) the Floor. Any change in Daily Simple SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to the Borrower.

“Daily Simple SOFR Loan” means a Loan bearing interest at a rate based on Daily Simple SOFR.

“DC Fairfield Inn & Suites” has the meaning given that term in the definition of Eligible Property.

“DC Fairfield Inn & Suites Intercompany Debt” means that certain loan in the principal amount of $34,000,000 made by Borrower to RLJ III – F Washington DC, LLC and secured by the DC Fairfield Inn & Suites, and evidenced by the DC Fairfield Inn & Suites Intercompany Note.

“DC Fairfield Inn & Suites Intercompany Mortgage” means that certain Deed of Trust, Leasehold Deed of Trust, Assignment of Leases and Profits, Security Agreement and Fixture Filing, dated as of April 9, 2024, among RLJ III – F Washington DC, LLC, as borrower, RLJ III – F Washington DC Lessee, LLC, as accommodation grantor, Fidelity National Title Insurance Company, as trustee, and the Borrower, as beneficiary.

“DC Fairfield Inn & Suites Intercompany Note” means that certain Promissory Note, dated April 9, 2024, by RLJ III – F Washington DC, LLC in favor of the Borrower.

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar Applicable Laws relating to the relief of debtors in the United States of America or other applicable jurisdictions from time to time in effect.

“Default” means any of the events specified in Section 11.1, whether or not there has been satisfied any requirement for the giving of notice, the lapse of time, or both; provided, however, that the failure to make any payment of interest or any payment of fees provided for in Sections 3.5(b) and 3.5(c) shall not constitute a Default unless and until such failure continues for three (3) Business Days following Administrative Agent’s delivery to Borrower of an invoice therefor (which delivery may be effected by actual delivery of the written invoice or by electronic communication, including the Internet, e-mail or an intranet website to which the Borrower has access).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Defaulting Lender” means, subject to Section 3.9(e), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, any Issuing Bank or any other Lender any other amount required to be paid by it hereunder (including, in the case of a Revolving Credit Lender, in respect of its participation in Letters of Credit) within two (2) Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent or any Issuing Bank in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by the Administrative Agent, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as the ownership of such Equity Interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 3.9(e)) upon delivery of written notice of such determination to the Borrower, each Issuing Bank and each Lender.

“Derivatives Contract” means (a) any transaction (including any master agreement, confirmation or other agreement with respect to any such transaction) now existing or hereafter entered into by the Parent Guarantor, any Subsidiary or any Unconsolidated Affiliate (i) which is a rate swap transaction, swap option, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option, credit protection transaction, credit swap, credit default swap, credit default option, total return swap, credit spread transaction, repurchase transaction, reverse repurchase transaction, buy/sell-back transaction, securities lending transaction, weather index transaction or forward purchase or sale of a security, commodity or other financial instrument or interest (including any option with respect to any of these transactions) or (ii) which is a type of transaction that is similar to any transaction referred to in clause (i) above that is currently, or in the future becomes, recurrently entered into in the financial markets (including terms and conditions incorporated by reference in such agreement) and which is a forward, swap, future, option or other derivative on one or more rates, currencies, commodities, equity securities or other equity instruments, debt securities or other debt instruments, economic indices or measures of economic risk or value, or other benchmarks against which payments or deliveries are to be made, (b) any combination of these transactions and (c) a “swap agreement” as defined in Section 101 of the Bankruptcy Code.

“Derivatives Termination Value” means, in respect of any one or more Derivatives Contracts, after taking into account the effect of any legally enforceable netting agreement or provision relating thereto, (a) for any date on or after the date such Derivatives Contracts have been terminated or closed out, the termination amount or value determined in accordance therewith, and (b) for any date prior to the date such Derivatives Contracts have been terminated or closed out, the then-current mark-to-market value for such Derivatives Contracts, determined based upon one or more mid-market quotations or estimates provided by any recognized dealer in Derivatives Contracts (which may include the Administrative Agent, any Lender, any Specified Derivatives Provider or any Affiliate of any of them).

“Development/Redevelopment Property” means at any time a Property that upon completion will constitute a Hotel Property and that is currently under development and not an operating property during such development and, subject to the last sentence of this definition, on which the improvements related to the development have not been completed. The term “Development/Redevelopment Property” shall include real property of the type described in the immediately preceding sentence that satisfies both of the following conditions: (i) it is to be (but has not yet been) acquired by the Parent Guarantor, any Subsidiary or any Unconsolidated Affiliate upon completion of construction pursuant to a contract in which the seller of such real property is required to develop or renovate prior to, and as a condition precedent to, such acquisition and (ii) a third party is developing such property using the proceeds of a loan that is Guaranteed by, or is otherwise recourse to, the Parent Guarantor, any Subsidiary or any Unconsolidated Affiliate. A Development/Redevelopment Property on which all improvements (other than tenant improvements on unoccupied space) related to the development of such Hotel Property has been completed for at least four (4) full fiscal quarters shall cease to constitute a Development/Redevelopment Property; provided, however, that Borrower shall be permitted to designate such Property as a Seasoned Property at any earlier time.

“Disbursement Instruction Agreement” means an agreement substantially in the form of Exhibit J to be executed and delivered by the Borrower pursuant to Section 6.1(a), as the same may be amended, restated or modified from time to time with the prior written approval of the Administrative Agent.

“Documentation Agents” means (a) with respect to the Revolving Credit Facility, Regions Bank, T.D. Bank, N.A., M&T Bank, and Fifth Third Bank (b) with respect to the Tranche A-1 Term Loan Facility, Regions Bank, T.D. Bank, N.A., M&T Bank, and Fifth Third Bank, and (c) with respect to the Tranche A-2 Term Loan Facility, The Huntington National Bank, PNC Bank, National Association, Capital One, National Association, Regions Bank, TD Bank, N.A., and Truist Bank.

“Dollars” or “$” means the lawful currency of the United States of America.

“Drawing” has the meaning given that term in Section 2.3(d).

“EBITDA” means, with respect to a Person for any period and without duplication, the sum of:

(a)          net income (loss) of such Person for such period determined on a consolidated basis excluding the following (but only to the extent included in determining net income (loss) for such period): (i) depreciation and amortization; (ii) interest expense; (iii) income tax expense; (iv) extraordinary or nonrecurring items, including, without limitation, gains and losses from the sale of operating Hotel Properties; (v) pursuit and transaction costs related to the acquisition or disposition of properties (whether or not consummated) that were capitalized prior to FAS 141-R which do not represent a recurring cash item in such period or in any future period; (vi) other non-cash charges, including amortization expense for stock options and impairment charges (other than non-cash charges that constitute an accrual of a reserve for future cash payments); and (vii) equity in net income (loss) of its Unconsolidated Affiliates; plus

(b)         such Person’s Ownership Share of EBITDA of its Unconsolidated Affiliates.

For purposes of this definition, nonrecurring items shall be deemed to include gains and losses on early extinguishment of Indebtedness.

For purposes of determining EBITDA for any calculation period of twelve months, net earnings of any Hotel Property shall be calculated on a pro forma basis for acquisitions and dispositions, such that (i) in the case of a Hotel Property acquired during the calculation period, the net income (loss) from such Hotel Property for the entire period shall be included in the determination of EBITDA and (ii) in the case of a Hotel Property disposed of during the calculation period, the net income (loss) from such Hotel Property shall be excluded in the determination of EBITDA for such period. If (i) by reason of the foregoing sentence, EBITDA includes (or excludes) net earnings of a Hotel Property for any quarter during the calculation period prior to the acquisition (or disposition) thereof and (ii) the Person that acquired (or disposed of) such Hotel Property incurred (or repaid) Secured Indebtedness secured by such Hotel Property during the calculation period, there shall be included in (or excluded from) Fixed Charges for such period Interest Expense associated with such Secured Indebtedness for the time prior to such acquisition (or disposition), calculated on a pro forma basis as if (x) in the case of an acquisition, such Secured Indebtedness had encumbered such Hotel Property for each quarter of the calculation period in respect of which net earnings of such Hotel Property is included pursuant to clause (i) above and (y) in the case of a disposition, such Secured Indebtedness had been repaid at the beginning of such calculation period.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means the later of (a) the Agreement Date and (b) the date on which all of the conditions precedent set forth in Section 6.1 shall have been fulfilled or waived by all of the Lenders.

“Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund and (d) any other Person (other than a natural person or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person) approved by (i) the Administrative Agent and (in the case of a Person that will hold a Revolving Credit Commitment or Revolving Credit Loan) and each Issuing Bank and (ii) unless a Default or Event of Default exists, the Borrower (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include the Borrower or any of the Borrower’s Affiliates or Subsidiaries.

“Eligible Property” means a Hotel Property which satisfies all of the following requirements and is from time to time designated by the Borrower for inclusion in the calculation of Unencumbered Asset Value as an “Eligible Property” in accordance with the applicable provisions of this Agreement (whether pursuant to Schedule 7.1.(f) on the Effective Date or, thereafter, pursuant to any Compliance Certificate from time to time delivered hereunder):

(a)         such Hotel Property is operating as a lodging Property;

(b)         such Property is owned in fee simple by, or subject to a Qualified Ground Lease to, the Borrower or a Wholly-Owned Subsidiary of the Borrower (except that the Property known as The Knickerbocker in New York City (the “Knickerbocker Hotel”) may be designated as an Eligible Property, provided that the Borrower retains, directly or indirectly, at least a 95% Controlling ownership interest therein);

(c)         such Hotel Property is located in a State of the United States of America or in the District of Columbia;

(d)         neither such Hotel Property, nor if such Hotel Property is owned by a Wholly-Owned Subsidiary of the Borrower, any of the Borrower’s direct or indirect ownership interest in such Wholly-Owned Subsidiary, is subject to (i) any Lien other than Permitted Liens or (ii) any Negative Pledge;

(e)          regardless of whether such Hotel Property is owned by the Borrower or a Wholly-Owned Subsidiary of the Borrower, the Borrower has the right directly, or indirectly through a Subsidiary, to take the following actions without the need to obtain the consent of any Person: (i) to create Liens on such Hotel Property as security for Indebtedness of the Borrower or such Wholly-Owned Subsidiary, as applicable, and (ii) to sell, transfer or otherwise dispose of such Property (it being understood that (x) a Financial Covenant Limitation, (y) any provision contained in any Hotel Sale Agreement restricting the creation of Liens on, or the sale, transfer or other disposition of, any property that is the subject of such Hotel Sale Agreement or (z) Permitted Transfer Restrictions, shall not violate this clause (e)); and

(f)          such Property is free of all structural defects or major architectural deficiencies, title defects, environmental conditions or other adverse matters except for defects, deficiencies, conditions or other matters which are not individually or collectively material to the profitable operation of such Hotel Property.

A Hotel Property shall not cease to be an Eligible Property solely on account of the encumbrance on such Hotel Property in favor of the Administrative Agent by a Transferred Mortgage.

“Eligible Property Intercompany Debt” means a loan made by Borrower to the owner of an Eligible Property and secured by such Eligible Property, and evidenced by the applicable Eligible Property Intercompany Note.

“Eligible Property Intercompany Mortgage” means a Mortgage among the owner of an Eligible Property, the Borrower and such other parties thereto solely to secure one or more Eligible Property Intercompany Notes owed by such owner.

“Eligible Property Intercompany Note” means a promissory note which evidences Eligible Property Intercompany Debt, executed by the owner of such Eligible Property in favor of the Borrower.

“Eligible Subsidiary” means (a) all existing and future Subsidiaries of the Parent Guarantor (other than Excluded Subsidiaries) and (b) each Subsidiary of the Parent Guarantor (other than an Excluded Subsidiary) that owns, directly or indirectly, any Equity Interests in any Subsidiary described in clause (a).

“Embassy Suites San Francisco Waterfront” means the Property known as Embassy Suites by Hilton San Francisco Airport Waterfront located in Burlingame, California.

“Environmental Laws” means any Applicable Law relating to environmental protection or the manufacture, storage, remediation, disposal or cleanup of Hazardous Materials, including, without limitation, the following: Clean Air Act, 42 U.S.C. § 7401 et seq.; Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.; Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq.; National Environmental Policy Act, 42 U.S.C. § 4321 et seq.; regulations of the Environmental Protection Agency, any applicable rule of common law and any judicial interpretation thereof relating primarily to the environment or Hazardous Materials, and any analogous or comparable state or local laws, regulations or ordinances that concern Hazardous Materials or protection of the environment.

“Equity Interest” means, with respect to any Person, any share of capital stock of (or other ownership or profit interests in) such Person, any warrant, option or other right for the purchase or other acquisition from such Person of any share of capital stock of (or other ownership or profit interests in) such Person, whether or not certificated, any security convertible into or exchangeable for any share of capital stock of (or other ownership or profit interests in) such Person or warrant, right or option for the purchase or other acquisition from such Person of such shares (or such other interests), and any other ownership or profit interest in such Person (including, without limitation, partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such share, warrant, option, right or other interest is authorized or otherwise existing on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Group” means the Borrower, any Subsidiary and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower or any Subsidiary, are treated as a single employer under Section 414 of the Internal Revenue Code.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” means any of the events specified in Section 11.1, provided that any requirement for notice or lapse of time or any other condition has been satisfied.

“Exchange Act” has the meaning given that term in Section 11.1(l)(ii).

“Excluded Subsidiary” means any Subsidiary of the Parent Guarantor (other than the Borrower) (a) holding title to assets that are or are reasonably expected within sixty (60) days to become collateral for any Secured Indebtedness of such Subsidiary, or is a direct or indirect beneficial owner of a Subsidiary holding title to or beneficially owning such assets (but having no material assets other than such beneficial ownership interests) and (b) that is or is reasonably expected within sixty (60) days to become prohibited from guarantying the Indebtedness of any other Person pursuant to (x) any document, instrument or agreement evidencing such Secured Indebtedness or (y) a provision of such Subsidiary’s organizational documents, which provision was or is reasonably expected within sixty (60) days to be included in such Subsidiary’s organizational documents as a condition to the extension of such Secured Indebtedness. The 60-day periods provided in clauses (a) and (b) of the preceding sentence may be extended by the Administrative Agent in its reasonable discretion.

“Excluded Swap Obligation” means, with respect to any Loan Party, any Swap Obligation if, and to the extent that, all or a portion of the liability of such Loan Party for or the Guarantee of such Loan Party of, or the grant by such Loan Party of a Lien to secure, such Swap Obligation (or any liability or guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Loan Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the liability for or the Guarantee of such Loan Party or the grant of such Lien becomes effective with respect to such Swap Obligation (such determination being made after giving effect to any applicable keepwell, support or other agreement for the benefit of the applicable Loan Party, including under Section 31 of the Guaranty). If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or Lien is or becomes illegal for the reasons identified in the immediately preceding sentence of this definition.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Revolving Credit Commitment pursuant to an Applicable Law in effect on the date on which (i) such Lender acquires such interest in the Loan or Revolving Credit Commitment (other than pursuant to an assignment request by the Borrower under Section 5.6) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 3.10, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.10(g) and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Existing Credit Agreement” has the meaning given that term in the recitals to this Agreement.

“Existing Mortgage Notes” has the meaning given that term in Section 13.21(b)(i).

“Existing Revolving Credit Facility” has the meaning given that term in the Recitals.

“Existing Tranche A-1 Term Loan” has the meaning given that term in the Recitals.

“Existing Tranche A-2 Term Loan” has the meaning given that term in the Recitals.

“Facility” means the Tranche A-1 Term Loan Facility, the Tranche A-2 Term Loan Facility, the Revolving Credit Facility or any New Term Loan Facility, as the context may require.

“Fair Market Value” means, with respect to any asset, the price which could be negotiated in an arm’s-length free market transaction, for cash, between a willing seller and a willing buyer, neither of which is under pressure or compulsion to complete the transaction. Except as otherwise provided herein, Fair Market Value shall be determined by the Board of Trustees of the Parent Guarantor (or an authorized committee thereof) acting in good faith conclusively evidenced by a board resolution thereof delivered to the Administrative Agent or, with respect to any asset valued at no more than $5,000,000, such determination may be made by the chief executive officer or the chief financial officer of the Borrower evidenced by an officer’s certificate delivered to the Administrative Agent.

“FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such sections of the Internal Revenue Code.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal Funds transactions with members of the Federal Reserve System, as published for such day (or, if such day is not a Business Day, for the immediately preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal Funds brokers of recognized standing selected by the Administrative Agent; provided, that, if the Federal Funds Rate shall be less than one quarter percent (0.25%), such rate shall be deemed to be one quarter percent (0.25%) for purposes of this Agreement. Notwithstanding the foregoing, for purposes of any Facility, if the Borrower has delivered a written notice to the Administrative Agent certifying (a) that all or any portion of the Loans under such Facility are subject to a Derivatives Contract providing for a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act and (b) that such Derivatives Contract is not subject to a 0.25% interest rate floor, then the Federal Funds Rate shall not be subject to a floor of 0.25% with respect to such Loans.

“Fee Letters” means, collectively, (a) that certain fee letter by and among the Borrower, the Administrative Agent and Wells Fargo Securities, dated as of February 11, 2026, (b) that certain fee letter by and between the Borrower and BOFAS, dated as of February 11, 2026, and (c) any other fee letter entered into in connection with the Facility by and between Borrower and an Arranger, dated on or before February 11, 2026.

“Fees” means the fees and commissions provided for or referred to in Section 3.5 and any other fees payable by the Borrower hereunder, under any other Loan Document or under the Fee Letters.

“FF&E” means all fixtures, furnishings, equipment, furniture, and other items of tangible personal property now or hereafter located on any Hotel Property or used in connection with the use, occupancy, operation and maintenance of all or any part of any Hotel Property, other than stocks of food, beverages and other supplies held for consumption in normal operation.

“FF&E Reserves” means, for any period and with respect to any Hotel Property, an amount equal to 4.0% of Gross Operating Revenues of such Hotel Property.

“Financial Covenant Limitation” has the meaning given that term in the definition of “Negative Pledge.”

“First Extended Maturity Date (Tranche A-2 Term Loan)” means September 24, 2028.

“First Six-Month Extended Maturity Date (Revolver)” means August 11, 2030, as such date may be extended pursuant to Section 2.13(a).

“Fitch” means Fitch Ratings, Inc. and its successors.

“Fixed Charges” means, with respect to a Person and for a given period, the sum of (a) the Interest Expense of such Person for such period (if applicable, calculated on a pro forma basis as provided in the last sentence of the definition of “EBITDA”), plus (b) the aggregate of all regularly scheduled principal payments on Indebtedness payable by such Person during such period (excluding balloon, bullet or similar payments of principal due upon the stated maturity of Indebtedness) (if applicable, calculated on a pro forma basis as provided in the last sentence of the definition of “EBITDA”), plus (c) the aggregate amount of all Preferred Dividends paid by such Person during such period, plus (d) the aggregate payment for cash taxes paid by such Person during such period. The Parent Guarantor’s Ownership Share of the Fixed Charges of its Unconsolidated Affiliates will be included when determining the Fixed Charges of the Parent Guarantor.

“Floor” means zero percent (0.00%) per annum.

“Foreign Lender” means (a) if the Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if the Borrower is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.

“Franchise Agreement” means an agreement permitting the use of the applicable hotel brand name, hotel system trademarks, trade names and any related rights in connection with the ownership or operation of a Hotel Property.

“Fronting Exposure” means, at any time there is a Defaulting Lender, with respect to an Issuing Bank, such Defaulting Lender’s Revolving Credit Commitment Percentage of the outstanding Letter of Credit Liabilities other than Letter of Credit Liabilities as to which such Defaulting Lender’s participation obligation has been reallocated to other Revolving Credit Lenders or Cash Collateralized in accordance with the terms hereof.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Funds From Operations” means, with respect to a Person and for a given period, (a) net income (loss) of such Person for such period determined on a consolidated basis in accordance with GAAP minus (or plus) (b) gains (or losses) from debt restructuring and sales of property during such period plus (c) depreciation with respect to such Person’s real estate assets and amortization (other than amortization of deferred financing costs) of such Person for such period, all after adjustment for Unconsolidated Affiliates. Adjustments for Unconsolidated Affiliates will be calculated to reflect funds from operations on the same basis. For purposes of this Agreement, Funds From Operations shall be calculated consistent with the White Paper on Funds From Operations dated April 2002 issued by National Association of Real Estate Investment Trusts, Inc., but without giving effect to any supplements, amendments or other modifications promulgated after the Agreement Date.

“GAAP” means generally accepted accounting principles in the United States of America set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (including Statement of Financial Accounting Standards No. 168, “The FASB Accounting Standards Codification”) or in such other statements by such other entity as may be approved by a significant segment of the accounting profession in the United States of America, which are applicable to the circumstances as of the date of determination.

“Governmental Approvals” means all authorizations, consents, approvals, licenses and exemptions of, registrations and filings with, and reports to, all Governmental Authorities.

“Governmental Authority” means any national, state or local government (whether domestic or foreign), any political subdivision thereof or any other governmental, quasi governmental, judicial, administrative, public or statutory instrumentality, authority, body, agency, bureau, commission, board, department or other comparable authority (including, without limitation, the Federal Deposit Insurance Corporation, the Comptroller of the Currency or the Federal Reserve Board, any central bank or any comparable authority and any supra-national bodies such as the European Union or the European Central Bank) or any arbitrator with authority to bind a party at law.

“Gross Operating Expenses” means, for any period of time for any Hotel Property, all costs and expenses of maintaining, conducting and supervising the operation of such Hotel Property which are properly attributable to the period under consideration under the Borrower’s system of accounting, including without limitation (but without duplication): (i) the cost of all food and beverages sold or consumed and of all Inventory; (ii) salaries and wages of personnel employed at such Hotel Property, including costs of payroll taxes and employee benefits and all other expenses not otherwise specifically referred to in this paragraph which are referred to as “Administrative and General Expenses” in the Uniform System; (iii) the cost of all other goods and services obtained by Manager in connection with its operation of such Hotel Property including, without limitation, heat and utilities, office supplies and all services performed by third parties, including leasing expenses in connection with telephone and data processing equipment; (iv) the cost of repairs to and maintenance of such Hotel Property (excluding capital expenditures); (v) insurance premiums for all insurance maintained with respect to such Hotel Property, including, without limitation, property damage insurance, public liability insurance, and such business interruption or other insurance as may be provided for protection against claims, liabilities and losses arising from the use and operation of such Hotel Property and losses incurred with respect to deductibles applicable to the foregoing types of insurance; (vi) workers’ compensation insurance or insurance required by similar employee benefits acts; (vii) all personal property taxes, real estate taxes, assessments and any other ad valorem taxes imposed on or levied in connection with such Hotel Property (less refunds, offsets or credits thereof, and interest thereon, if any, received during the period in question) and all other taxes, assessments and other governmental charges (other than federal, state or local income taxes and franchise taxes or the equivalent) payable by or assessed against the owner or ground lessor of such Hotel Property or the applicable Manager or Operating Lessee with respect to the operation of such Hotel Property and water and sewer charges; (viii) all sums deposited into any maintenance or capital expenditure reserve, including the amount of the applicable FF&E Reserve; (ix) legal fees related to the operation of such Hotel Property; (x) except to the extent the same are normally treated as capital expenditures under the Uniform System or GAAP, the costs and expenses of technical consultants and specialized operational experts for specialized services in connection with non-recurring work on operational, functional, decorating, design or construction problems and activities, including the fees (if any) of the applicable Manager in connection therewith, such as ADA studies, life safety reviews, and energy efficiency studies; (xi) all expenses for marketing such Hotel Property, including all expenses of advertising, sales promotion and public relations activities; (xii) utility taxes and other taxes (as those terms are defined in the Uniform System) and municipal, county and state license and permit fees; (xiii) all fees (including base and incentive fees), assessments, royalties and charges payable under the applicable Management Agreement and Franchise Agreement (if any); (xiv) reasonable reserves for uncollectible accounts receivable; (xv) credit card fees, travel agent commissions and other third-party reservation fees and charges; (xvi) all parking charges and other expenses associated with revenues received by the applicable Manager related to parking operations, including valet services; (xvii) common expenses charges, common area maintenance charges and similar costs and expenses; (xviii) rent payments under any ground lease; and (xix) any other cost or charge classified as an Operating Expense or an Administrative and General Expense under the Uniform System in the applicable Management Agreement unless specifically excluded under the provisions of this Agreement. Gross Operating Expenses shall not include (a) depreciation and amortization except as otherwise provided in this Agreement; (b) the cost of any item specified in the applicable Management Agreement to be provided at Manager’s sole expense; (c) debt service; (d) capital repairs and other expenditures which are normally treated as capital expenditures under the Uniform System or GAAP; or (e) other recurring or non-recurring ownership costs such as partnership or limited liability company administration and costs of changes to business and liquor licenses.

“Gross Operating Revenues” means, for any period of time for any Hotel Property, without duplication, all income and proceeds of sales of every kind (whether in cash or on credit and computed on an accrual basis) received by the owner (or, if such Hotel Property is ground leased, the ground lessee) of such Hotel Property or the applicable Operating Lessee or Manager for the use, occupancy or enjoyment of such Hotel Property or the sale of any goods, services or other items sold on or provided from such Hotel Property in the ordinary course of operation of such Hotel Property, including, without limitation, all income received from tenants, transient guests, lessees, licensees and concessionaires and other services to guests at such Hotel Property, and the proceeds from business interruption insurance, but excluding the following: (i) any excise, sales or use taxes or similar governmental charges collected directly from patrons or guests, or as a part of the sales price of any goods, services or displays, such as gross receipts, admission, cabaret or similar or equivalent taxes; (ii) receipts from condemnation awards or sales in lieu of or under threat of condemnation; (iii) proceeds of insurance (other than business interruption insurance); (iv) other allowances and deductions as provided by the Uniform System in determining the sum contemplated by this definition, by whatever name, it may be called; (v) proceeds of sales, whether dispositions of capital assets, FF&E or equipment (other than sales of Inventory in the ordinary course of business); (vi) gross receipts received by tenants, lessees (other than Operating Lessees), licensees or concessionaires of the owner (or, if such Hotel Property is ground leased, the ground lessee) of such Hotel Property; (vii) consideration received at such Hotel Property for hotel accommodations, goods and services to be provided at other hotels although arranged by, for or on behalf of, and paid over to, the applicable Manager; (viii) tips, service charges and gratuities collected for the benefit of employees; (ix) proceeds of any financing; (x) working capital provided by the Parent Guarantor or any Subsidiary of the Parent Guarantor or the applicable Operating Lessee; (xi) amounts collected from guests or patrons of such Hotel Property on behalf of tenants of such Hotel Property and other third parties; (xii) the value of any goods or services in excess of actual amounts paid (in cash or services) provided by the applicable Manager on a complimentary or discounted basis; and (xiii) other income or proceeds resulting other than from the use or occupancy of such Hotel Property, or any part thereof, or other than from the sale of goods, services or other items sold on or provided from such Hotel Property in the ordinary course of business. Gross Operating Revenues shall be reduced by credits or refunds to guests at such Hotel Property.

“Guaranteed Obligations” means, collectively, (a) the Obligations and (b) all existing or future payment and other obligations owing by any Subsidiary of the Borrower under any Specified Derivatives Contract (other than any Excluded Swap Obligation).

“Guarantors” means (a) the Parent Guarantor and (b) the Subsidiary Guarantors.

“Guaranty”, “Guaranteed”, “Guarantying” or to “Guarantee” as applied to any obligation means and includes: (a) a guaranty (other than by endorsement of negotiable instruments for collection or deposit in the ordinary course of business), directly or indirectly, in any manner, of any part or all of such obligation, or (b) an agreement, direct or indirect, contingent or otherwise, and whether or not constituting a guaranty, the practical effect of which is to assure the payment or performance (or payment of damages in the event of nonperformance) of any part or all of such obligation whether by: (i) the purchase of securities or obligations, (ii) the purchase, sale or lease (as lessee or lessor) of property or the purchase or sale of services primarily for the purpose of enabling the obligor with respect to such obligation to make any payment or performance (or payment of damages in the event of nonperformance) of or on account of any part or all of such obligation, or to assure the owner of such obligation against loss, (iii) the supplying of funds to or in any other manner investing in the obligor with respect to such obligation, (iv) repayment of amounts drawn down by beneficiaries of letters of credit (including Letters of Credit), or (v) the supplying of funds to or investing in a Person on account of all or any part of such Person’s obligation under a Guaranty of any obligation or indemnifying or holding harmless, in any way, such Person against any part or all of such obligation. Obligations in respect of customary performance guaranties and Guaranties constituting Nonrecourse Indebtedness shall not be deemed to give rise to Indebtedness or otherwise constitute a Guaranty except as otherwise provided in the definition of “Nonrecourse Indebtedness”. As the context requires, “Guaranty” shall also mean the Sixth Amended and Restated Guaranty of even date herewith in the form of Exhibit F executed by the Guarantors in favor of the Administrative Agent for its benefit and the benefit of the Lenders, as the same may be supplemented, amended or otherwise modified from time to time.

“Guaranty Requirement” has the meaning given that term in Section 8.14(a).

“Hazardous Materials” means all or any of the following: (a) substances that are defined or listed in, or otherwise classified pursuant to, any applicable Environmental Laws as “hazardous substances”, “hazardous materials”, “hazardous wastes”, “toxic substances” or any other formulation intended to define, list or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity, “TCLP” toxicity, or “EP toxicity”; (b) oil, petroleum or petroleum derived substances, natural gas, natural gas liquids or synthetic gas and drilling fluids, produced waters and other wastes associated with the exploration, development or production of crude oil, natural gas or geothermal resources; (c) any flammable substances or explosives or any radioactive materials; (d) asbestos in any form; (e) toxic mold; (f) urea formaldehyde insulation; and (g) electrical equipment which contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of fifty parts per million.

“Hotel Property” means a Property on which there is located an operating hotel.

“Hotel Sale Agreement” means any agreement providing for the sale of a Hotel Property or Equity Interests in a Wholly-Owned Subsidiary of the Borrower that directly or indirectly owns in fee simple such Hotel Property, or is party to a Qualified Ground Lease in respect thereof.

“Indebtedness” means, with respect to a Person, at the time of computation thereof, all of the following (without duplication):

(a)          all obligations of such Person in respect of money borrowed or for the deferred purchase price of property or services (other than trade debt incurred in the ordinary course of business and not more than thirty (30) days past due unless being contested in good faith);

(b)         all obligations of such Person, whether or not for money borrowed (i) represented by notes payable, or drafts accepted, in each case representing extensions of credit, (ii) evidenced by bonds, debentures, notes or similar instruments, or (iii) constituting purchase money indebtedness, conditional sales contracts, title retention debt instruments or other similar instruments, upon which interest charges are customarily paid or that are issued or assumed as full or partial payment for property or for services rendered;

(c)         Capitalized Lease Obligations of such Person;

(d)         all reimbursement obligations (contingent or otherwise) of such Person under or in respect of any letters of credit or acceptances (whether or not the same have been presented for payment);

(e)          all Off-Balance Sheet Obligations of such Person;

(f)           all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment (excluding any such obligation to the extent the obligation can be satisfied by the issuance of Equity Interests (other than Mandatorily Redeemable Stock)) in respect of any Mandatorily Redeemable Stock issued by such Person or any other Person, valued at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends;

(g)          all obligations of such Person in respect of any purchase obligation, repurchase obligation, takeout commitment or forward equity commitment, in each case evidenced by a binding agreement (excluding any such obligation to the extent the obligation can be satisfied by the issuance of Equity Interests (other than Mandatorily Redeemable Stock)); provided, however, that purchase obligations pursuant to this clause (g) shall be included only to the extent that the amount of such Person’s liability for the purchase price is not limited to the amount of any associated deposit given by such Person;

(h)          net obligations under any Derivatives Contract (which shall be deemed to have an amount equal to the Derivatives Termination Value thereof at such time but in no event shall be less than zero); provided, that, for purposes of calculation of any financial covenant in Section 10.1, this clause (h) shall exclude any Derivatives Contract entered into as a hedge against existing interest rate risk in respect of Indebtedness;

(i)           all Indebtedness of other Persons which such Person has Guaranteed or is otherwise recourse to such Person (except for Guaranties of customary exceptions for fraud, misapplication of funds, environmental indemnities, voluntary bankruptcy, collusive involuntary bankruptcy and other similar customary exceptions to non-recourse liability);

(j)           all Indebtedness of another Person secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property or assets owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness or other payment obligation; and

(k)          such Person’s Ownership Share of the Indebtedness of any Unconsolidated Affiliate of such Person.

Indebtedness of any Person shall include Indebtedness of any partnership or joint venture in which such Person is a general partner or joint venturer to the extent of such Person’s Ownership Share of such partnership or joint venture (except if such Indebtedness, or portion thereof, is recourse to such Person (other than with respect to customary non-recourse carve-outs described in clause (i) above), in which case the greater of such Person’s Ownership Share of such Indebtedness or the amount of the recourse portion of the Indebtedness, shall be included as Indebtedness of such Person). All Loans and Letter of Credit Liabilities hereunder shall constitute Indebtedness of the Borrower.

“Indemnifiable Amounts” has the meaning given that term in Section 12.6.

“Indemnified Costs” has the meaning given that term in Section 13.10(a).

“Indemnified Party” has the meaning given that term in Section 13.10(a).

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower or any other Loan Party under any Loan Document and (b) to the extent not otherwise described in the immediately preceding clause (a), Other Taxes.

“Indemnity Proceeding” has the meaning given that term in Section 13.10(a).

“Information Materials” has the meaning given that term in Section 9.6.

“Intellectual Property” has the meaning given that term in Section 7.1(t).

“Interest Expense” means, with respect to a Person for a given period, without duplication, (a) total interest expense of such Person including capitalized interest not funded under a construction loan interest reserve account, determined on a consolidated basis in accordance with GAAP for such period, plus (b) such Person’s Ownership Share of Interest Expense of its Unconsolidated Affiliates for such period. Interest Expense shall include the interest component of Capitalized Lease Obligations and shall exclude the amortization of any deferred financing fees.

“Interest Payment Date” means (a) as to any Base Rate Loan or Daily Simple SOFR Loan, (i) the last Business Day of each March, June, September and December and (ii) the applicable Revolving Credit Maturity Date or Term Loan Maturity Date and (b) as to any Term SOFR Loan, (i) the last day of each Interest Period therefor and, in the case of any Interest Period of more than three (3) months’ duration, each day prior to the last day of such Interest Period that occurs at three-month intervals after the first day of such Interest Period; provided, that each such three-month interval payment day shall be the immediately succeeding Business Day if such day is not a Business Day, and (ii) the applicable Revolving Credit Maturity Date or Term Loan Maturity Date.

“Interest Period” means, as to any Term SOFR Loan, the period commencing on the date such Term SOFR Loan is disbursed or converted to or continued as a Term SOFR Loan and ending on the date one (1), three (3) or six (6) months thereafter, in each case as selected by the Borrower in its Notice of Borrowing or Notice of Conversion/Continuation and subject to availability and the requirements of Section 2.6; provided that:

(a)         the Interest Period shall commence on the date of advance of or conversion to any Term SOFR Loan and, in the case of immediately successive Interest Periods, each successive Interest Period shall commence on the date on which the immediately preceding Interest Period expires;

(b)         if any Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided that if any Interest Period would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the immediately preceding Business Day;

(c)          any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the relevant calendar month at the end of such Interest Period;

(d)          no Interest Period shall extend beyond the Revolving Credit Maturity Date or the Term Loan Maturity Date, as applicable; and

(e)          no tenor that has been removed from this definition pursuant to Exhibit M(d) shall be available for specification in any Notice of Borrowing or Notice of Conversion/Continuation.

“Internal Revenue Code” means the United States Internal Revenue Code of 1986, as amended.

“Inventory” shall have the meaning ascribed to such term in the UCC, and including within the term items which would be entered on a balance sheet under the line items for “Inventories” or “China, glassware, silver, linen and uniforms” under the Uniform System.

“Investment” means, with respect to any Person, any acquisition or investment (whether or not of a controlling interest) by such Person, by means of any of the following: (a) the purchase or other acquisition of any Equity Interest in another Person, (b) a loan, advance or extension of credit to, capital contribution to, Guaranty of Indebtedness of, or purchase or other acquisition of any Indebtedness of, another Person, including any partnership or joint venture interest in such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute the business or a division or operating unit of another Person. Any commitment to make an Investment in any other Person, as well as any option of another Person to require an Investment in such Person, shall constitute an Investment to the extent that it constitutes Indebtedness. Except as expressly provided otherwise, for purposes of determining compliance with any covenant contained in a Loan Document, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“Investment Grade Pricing Effective Date” means the first Business Day following the later of the date on which (a) the Investment Grade Ratings Criteria have been satisfied and (b) the Borrower has delivered to the Administrative Agent (and the Administrative Agent shall promptly provide a copy of such notice to the Lenders) a certificate signed by a Responsible Officer of the Borrower (i) certifying that the Investment Grade Ratings Criteria have been satisfied (which certification shall also set forth the Credit Rating(s) as in effect, if any, from each of S&P, Fitch and Moody’s as of such date) and (ii) notifying the Administrative Agent that the Borrower has irrevocably elected to have the Ratings-Based Applicable Margin and the Applicable Facility Fee apply to the pricing of the Revolving Credit Facility, the Tranche A-1 Term Loan Facility and the Tranche A-2 Term Loan Facility.

“Investment Grade Ratings Criteria” means receipt by the Parent Guarantor or the Borrower of a Credit Rating of BBB- or better from S&P or Baa3 or better from Moody’s, applicable to the senior, unsecured, non-credit enhanced long-term debt of the Parent Guarantor or the Borrower, as applicable.

“Investment Grade Release” has the meaning given that term in Section 8.15(a).

“Issuing Bank” means each of Wells Fargo and Bank of America, each in its capacity as an issuer of Letters of Credit pursuant to Section 2.3.

“Joinder Default” has the meaning given that term in Section 11.1.

“Key Performance Indicators” has the meaning given to such term in Section 13.7(g).

“Knickerbocker Hotel” has the meaning given that term in the definition of Eligible Property.

“Knickerbocker Intercompany Debt” means that certain loan in the principal amount of $85,000,000 made by Borrower to FCH HH Knickerbocker Owner, L.P. and secured by the Knickerbocker Hotel, and evidenced by the Knickerbocker Intercompany Note.

“Knickerbocker Intercompany Mortgage” means that certain Amended, Restated and Consolidated Mortgage, Leasehold Mortgage, Assignment of Leases and Profits, Security Agreement and Fixture Filing, dated as of November 6, 2018, among FCH HH Knickerbocker Owner, L.P., as mortgagor, Knickerbocker Master Lessee, L.P., as accommodation mortgagor, and the Borrower.

“Knickerbocker Intercompany Note” means that certain Amended, Restated and Consolidated Promissory Note, dated November 6, 2018, by FCH HH Knickerbocker Owner, L.P in favor of the Borrower.

“L/C Commitment Amount” has the meaning given that term in Section 2.3(a).

“L/C Disbursements” has the meaning given that term in Section 3.9(b).

“Lender” means each financial institution from time to time party hereto as a “Lender,” together with its respective successors and permitted assigns; provided, however, that the term “Lender” shall exclude any Lender (or its Affiliates) in its capacity as a Specified Derivatives Provider.

“Lender Parties” has the meaning given that term in Section 13.8.

“Lending Office” means, for each Lender and for each Type of Loan, the office of such Lender specified in such Lender’s Administrative Questionnaire or in the applicable Assignment and Assumption, or such other office of such Lender as such Lender may notify the Administrative Agent in writing from time to time.

“Letter of Credit” has the meaning given that term in Section 2.3(a).

“Letter of Credit Collateral Account” means a special deposit account maintained by the Administrative Agent, for its benefit and the benefit of the applicable Issuing Bank and the Lenders and under the sole dominion and control of the Administrative Agent.

“Letter of Credit Documents” means, with respect to any Letter of Credit, collectively, any application therefor, any certificate or other document presented in connection with a drawing under such Letter of Credit and any other agreement, instrument or other document between the Borrower and the applicable Issuing Bank governing or providing for (a) the rights and obligations of the parties concerned or at risk with respect to such Letter of Credit or (b) any collateral security for any of such obligations.

“Letter of Credit Exposure” means, at any time, the aggregate amount of all Letter of Credit Liabilities at such time. The Letter of Credit Exposure of any Revolving Credit Lender at any time shall be its Revolving Credit Commitment Percentage of the total Letter of Credit Exposure at such time.

“Letter of Credit Liabilities” means, without duplication, at any time and in respect of any Letter of Credit, the sum of (a) the Stated Amount of such Letter of Credit plus (b) the aggregate unpaid principal amount of all Reimbursement Obligations of the Borrower at such time due and payable in respect of all drawings made under such Letter of Credit. For purposes of this Agreement, (i) a Revolving Credit Lender (other than any Revolving Credit Lender then acting as an Issuing Bank with respect to the applicable Letter of Credit) shall be deemed to hold a Letter of Credit Liability in an amount equal to its participation interest under Section 2.3 in the related Letter of Credit, and such Revolving Credit Lender then acting as such Issuing Bank shall be deemed to hold a Letter of Credit Liability in an amount equal to its retained interest in the related Letter of Credit after giving effect to the acquisition by the other Revolving Credit Lenders of their participation interests under such Section and (ii) if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Level” has the meaning given that term in the definition of the terms “Leverage-Based Applicable Margin” and “Ratings-Based Applicable Margin”, as the context may require.

“Leverage-Based Applicable Margin” means the percentage rate set forth below corresponding to the level (each, a “Level”) into which the Leverage Ratio as determined in accordance with Section 10.1(a) then falls:

Level	Leverage Ratio	Revolving Credit Facility Applicable Margin for SOFR Loans	Revolving Credit Facility Applicable Margin for Base Rate Loans	Tranche A-1 Term Loan Facility Applicable Margin for SOFR Loans	Tranche A-1 Term Loan Facility Applicable Margin for Base Rate Loans	Tranche A-2 Term Loan Facility Applicable Margin for SOFR Loans	Tranche A-2 Term Loan Facility Applicable Margin for Base Rate Loans
1	Less than 3.00 to 1.00	1.40%	0.40%	1.35%	0.35%	1.35%	0.35%
2	Greater than or equal to 3.00 to 1.00 but less than 4.00 to 1.00	1.45%	0.45%	1.40%	0.40%	1.40%	0.40%
3	Greater than or equal to 4.00 to 1.00 but less than 4.50 to 1.00	1.50%	0.50%	1.45%	0.45%	1.45%	0.45%
4	Greater than or equal to 4.50 to 1.00 but less than 5.00 to 1.00	1.55%	0.55%	1.50%	0.50%	1.50%	0.50%

Level	Leverage Ratio	Revolving Credit Facility Applicable Margin for SOFR Loans	Revolving Credit Facility Applicable Margin for Base Rate Loans	Tranche A-1 Term Loan Facility Applicable Margin for SOFR Loans	Tranche A-1 Term Loan Facility Applicable Margin for Base Rate Loans	Tranche A-2 Term Loan Facility Applicable Margin for SOFR Loans	Tranche A-2 Term Loan Facility Applicable Margin for Base Rate Loans
5	Greater than or equal to 5.00 to 1.00 but less than 5.50 to 1.00	1.65%	0.65%	1.60%	0.60%	1.60%	0.60%
6	Greater than or equal to 5.50 to 1.00 but less than 6.00 to 1.00	1.80%	0.80%	1.75%	0.75%	1.75%	0.75%
7	Greater than or equal to 6.00 to 1.00	1.95%	0.95%	1.90%	0.90%	1.90%	0.90%

The Leverage-Based Applicable Margin shall be determined by the Administrative Agent from time to time based on the Leverage Ratio as set forth in the Compliance Certificate most recently delivered by the Borrower pursuant to Section 9.3. Any adjustment to the Leverage-Based Applicable Margin shall be effective as of the first day of the calendar month immediately following the month during which the Borrower delivers to the Administrative Agent the applicable Compliance Certificate pursuant to Section 9.3. If the Borrower fails to deliver a Compliance Certificate pursuant to Section 9.3, the Leverage-Based Applicable Margin shall equal the percentages corresponding to Level 7, until the first day of the calendar month immediately following the month that the required Compliance Certificate is delivered. Notwithstanding the foregoing, for the period from the Effective Date through but excluding the date on which the Administrative Agent first determines the Leverage-Based Applicable Margin as set forth above, the Leverage-Based Applicable Margin shall be determined based on Level 6. Thereafter, such Leverage-Based Applicable Margin shall be adjusted from time to time as set forth in this definition. The provisions of this definition shall be subject to Section 2.5(c).

“Leverage Ratio” means, as of a given date, the ratio, expressed as a percentage, of (a) (i) Indebtedness of the Parent Guarantor and its Subsidiaries on a consolidated basis determined as of such date minus (ii) Unrestricted Cash and Cash Equivalents of the Parent Guarantor and its Subsidiaries in excess of $10,000,000 on such date, to (b) EBITDA of the Parent Guarantor and its Subsidiaries for the period of the four consecutive fiscal quarters ending on such date.

“Lien” as applied to the property of any Person means: (a) any security interest, encumbrance to provide security for any obligation, mortgage, deed to secure debt, deed of trust, assignment of leases or rents, pledge, lien, hypothecation, assignment, charge, privilege or lease constituting a Capitalized Lease Obligation, conditional sale or other title retention agreement, or other security title or encumbrance of any kind in respect of any property of such Person, or upon the income, rents or profits therefrom, whether now owned or hereafter acquired or arising; (b) any arrangement, express or implied, under which any property of such Person, whether now owned or hereafter acquired or arising, is transferred, sequestered or otherwise identified for the purpose of subjecting the same to the payment of Indebtedness or performance of any other obligation in priority to the payment of the general, unsecured creditors of such Person; (c) the authorized filing of any financing statement under the UCC or its equivalent in any jurisdiction, other than any precautionary filing not otherwise constituting or giving rise to a Lien, including a financing statement filed (i) in respect of a lease not constituting a Capitalized Lease Obligation pursuant to Section 9-505 (or a successor provision) of the UCC or its equivalent as in effect in an applicable jurisdiction or (ii) in connection with a sale or other disposition of accounts or other assets not prohibited by this Agreement in a transaction not otherwise constituting or giving rise to a Lien; and (d) any agreement by such Person to grant, give or otherwise convey any of the foregoing.

“Loan” means a Revolving Credit Loan or Term Loan or, as the context requires, a Revolving Credit Loan and Term Loans. As the context requires, the term “Loan” may also refer to a Base Rate Loan or SOFR Loan (as applicable).

“Loan Document” means this Agreement, each Note, the Guaranty, each Letter of Credit Document and each other document or instrument now or hereafter executed and delivered by a Loan Party in connection with, pursuant to or relating to this Agreement (other than the Fee Letters and any Derivatives Contract), as the same may be amended, supplemented or otherwise modified from time to time.

“Loan Modification Agreement” has the meaning given that term in Section 13.7(d).

“Loan Modification Offer” has the meaning given that term in Section 13.7(d).

“Loan Party” means the Borrower, the Parent Guarantor and the Subsidiary Guarantors.

“Major Renovation Property” means a Hotel Property undergoing renovations (including all renovations that are part of an overall plan in respect of such Hotel Property or that are similar or related to other renovations, even though not performed at the same time) that:

(a)          have resulted in, or are reasonably expected to result in, more than twenty-five percent (25%) of the rooms in such Hotel Property not being available for occupancy for a period of more than sixty (60) days, or

(b)          have a projected cost involving expenditures during any 18-month period that exceeds forty percent (40%) of the book value of such Hotel Property (as determined prior to the commencement of such renovations) or

(c)          have resulted in, or are reasonably expected to result in, a reduction of Net Operating Income of such Hotel Property of thirty percent (30%) or more during any period of twelve (12) consecutive months (as compared to the period of twelve (12) consecutive months immediately prior to the commencement of such renovations).

A Hotel Property that ceases operations during renovation shall constitute a Development/Redevelopment Property and shall not constitute a Major Renovation Property.

“Management Agreement” means any agreement entered into by the Parent Guarantor, a Subsidiary or an Unconsolidated Affiliate under which it engages a Person to advise it with respect to the management of a given Property and/or to manage a given Property.

“Manager” means the Person engaged as a manager pursuant to a Management Agreement.

“Mandatorily Redeemable Stock” means, with respect to any Person, any Equity Interest of such Person which by the terms of such Equity Interest (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable), upon the happening of any event or otherwise, (a) matures or is mandatorily redeemable (except as a result of a change of control or asset sale so long as any rights of the holder thereof upon the occurrence of any such event shall be subject to the prior payment in full of the Obligations and the termination of the Commitments and the termination or Cash Collateralization of all outstanding Letters of Credit), pursuant to a sinking fund obligation or otherwise (other than an Equity Interest to the extent redeemable in exchange for stock that is not Mandatorily Redeemable Stock at the option of the issuer of such Equity Interest), (b) is convertible into or exchangeable or exercisable for Indebtedness or Mandatorily Redeemable Stock, or (c) is redeemable at the option of the holder thereof, in whole or in part (other than an Equity Interest which is redeemable solely in exchange for stock that is not Mandatorily Redeemable Stock and cash in lieu of fractional shares), in the case of each of clauses (a), (b) and (c) above, on or prior to the Tranche A-1 Term Loan Maturity Date.

“Margin Stock” means “margin stock” or “margin securities” as such terms are defined in Regulation T, Regulation U and Regulation X.

“Material Acquisition” means any acquisition (whether by direct purchase, merger or otherwise and whether in one or more related transactions) by the Parent Guarantor, the Borrower or any Subsidiary in which the purchase price of the assets acquired exceeds an amount equal to ten percent (10%) of Total Asset Value based on the most recent Compliance Certificate submitted prior to the consummation of such acquisition.

“Material Adverse Effect” means a materially adverse effect on (a) the business, assets, liabilities, financial condition or results of operations of the Parent Guarantor and its Subsidiaries taken as a whole, (b) the ability of the Borrower and the other Loan Parties, taken as a whole, to perform their payment and other material obligations under any Loan Document, (c) the validity or enforceability of any of the Loan Documents, (d) the rights and remedies of the Lenders, the Issuing Banks and the Administrative Agent under any of the Loan Documents or (e) the timely payment of the principal of or interest on the Loans or other amounts payable in connection therewith or the timely payment of all Reimbursement Obligations.

“Material Contract” means any contract or other arrangement (other than the Loan Documents), to which the Borrower, any other Loan Party or any Non-Loan Party BB Property Subsidiary is a party as to which the breach, nonperformance, cancellation or failure to renew by any party thereto could reasonably be expected to have a Material Adverse Effect.

“Material Plan” means at any time a Plan or Plans having aggregate Unfunded Liabilities in excess of $75,000,000.

“Maximum Loan Availability” means, at any time, the lesser of (a) the amount, if any, by which (i) the Unencumbered Asset Value exceeds (ii) all Unsecured Indebtedness (other than the Loans, including, for clarity, any Restated Mortgage Notes, and Letter of Credit Liabilities), of the Parent Guarantor and its Subsidiaries on a consolidated basis and (b) the aggregate amount of the Total Credit Exposure of all Lenders at such time.

“Moody’s” means Moody’s Investors Service, Inc. or any successors.

“Mortgage” means a mortgage, deed of trust, deed to secure debt or similar security instrument granting a Lien on real property as security for the payment of an obligation owing to a Person.

“Mortgage Receivable” means the principal amount of an obligation owing to a Person that is secured by a Mortgage.

“Multiemployer Plan” means at any time a multiemployer plan within the meaning of Section 4001(a)(3) of ERISA to which any member of the ERISA Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions, including for these purposes any Person which ceased to be a member of the ERISA Group during such five year period.

“Negative Pledge” means, with respect to a given asset, any provision of a document, instrument or agreement (other than any Loan Document (including, for clarity, any Transferred Mortgage) or Hotel Sale Agreement) which prohibits or purports to prohibit the creation or assumption of any Lien on such asset as security for Indebtedness of the Person owning such asset or any other Person (unless such prohibition does not apply to Liens securing the Guaranteed Obligations); provided, however, that (a) an agreement that (i) conditions a Person’s ability to encumber its assets upon the maintenance of one or more specified ratios that limit such Person’s ability to encumber its assets but that do not generally prohibit the encumbrance of its assets, or the encumbrance of specific assets or (ii) evidences Unsecured Indebtedness containing restrictions on encumbering assets in the Unencumbered Pool or any direct or indirect ownership interest of the Borrower or in any Person owning an Eligible Property substantially similar to, or, taken as a whole, not more restrictive than the restrictions contained in the Loan Documents (as determined by the Borrower in good faith) (including, without limitation, the Capital One Term Loan Agreement) (such an agreement, a “Financial Covenant Limitation”) (b) Permitted Transfer Restrictions, (c) any provision of the Knickerbocker Intercompany Mortgage which prohibits or purports to prohibit the creation or assumption of any Lien on the Property known as Knickerbocker Hotel shall not constitute a Negative Pledge, (d) any provision of the Residence Inn National Harbor Intercompany Mortgage which prohibits or purports to prohibit the creation or assumption of any Lien on the Property known as Residence Inn National Harbor shall not constitute a Negative Pledge, (e) any provision of the DC Fairfield Inn & Suites Intercompany Mortgage which prohibits or purports to prohibit the creation or assumption of any Lien on the Property known as DC Fairfield Inn & Suites shall not constitute a Negative Pledge, and (f) to the extent approved by Administrative Agent pursuant to clause (p) of the definition of “Permitted Lien”, any provision of any Eligible Property Intercompany Mortgage which prohibits or purports to prohibit the creation or assumption of any Lien on such Eligible Property shall not constitute a Negative Pledge.

“Net Operating Income” or “NOI” means, for any Property and for a given period, the amount by which the Gross Operating Revenues of such Property for such period exceed the Gross Operating Expenses of such Property for such period.

“New Property” means each Hotel Property acquired by the Parent Guarantor or any Subsidiary or any Unconsolidated Affiliate (as the case may be) from the date of acquisition for a period of four full fiscal quarters after the acquisition thereof; provided, however, that, upon the Seasoned Date for any New Property (or any earlier date selected by Borrower), such New Property shall be converted to a Seasoned Property and shall cease to be a New Property.

“New Term Loan” means a new tranche of term loans made by a New Term Loan Lender pursuant to Section 2.16(c). From and after the making of a New Term Loan, such New Term Loan shall be a Term Loan for all purposes hereunder.

“New Term Loan Facility” means, at any time, the aggregate principal amount of the New Term Loans of all New Term Loan Lenders outstanding at such time.

“New Term Loan Lender” means a Lender (whether a then existing Lender or a new Lender) that agrees to make a term loan in the form of a new tranche of loans pursuant to Section 2.16. From and after the making of its New Term Loan, a New Term Loan Lender shall be a Lender for all purposes hereunder.

“Non-Consenting Lender” has the meaning given that term in Section 13.7(c).

“Non-Defaulting Lender” means, at any time, each Revolving Credit Lender that is not a Defaulting Lender at such time.

“Non-Loan Party BB Property Subsidiary” means any Subsidiary of the Borrower (other than a Subsidiary Guarantor) that directly or indirectly owns in fee simple any Eligible Property, or is party to a Qualified Ground Lease in respect thereof.

“Nonrecourse Indebtedness” means, with respect to a Person, Indebtedness for borrowed money in respect of which recourse for payment (except for customary exceptions for fraud, misapplication of funds, environmental indemnities, voluntary bankruptcy, collusive involuntary bankruptcy and other similar customary exceptions to nonrecourse liability) is contractually limited to specific assets of such Person encumbered by a Lien securing such Indebtedness.

“Note” means a Revolving Credit Note or a Term Loan Note.

“Notice of Borrowing” means a notice substantially in the form of Exhibit B (or such other form reasonably acceptable to the Administrative Agent and containing the information required in such Exhibit) to be delivered to the Administrative Agent (a) pursuant to Section 2.1(b) evidencing the Borrower’s request for a borrowing of Revolving Credit Loans, (b) pursuant to Section 2.4(b) evidencing the Borrower’s request for a Tranche A-1 Term Loan Delayed Draw Advance, or (c) pursuant to Section 2.16(c) for the borrowing of an Additional Term Loan Advance or a New Term Loan.

“Notice of Continuation” means a notice substantially in the form of Exhibit C (or such other form reasonably acceptable to the Administrative Agent and containing the information required in such Exhibit) to be delivered to the Administrative Agent pursuant to Section 2.9 evidencing the Borrower’s request for the Continuation of a SOFR Loan.

“Notice of Conversion” means a notice substantially in the form of Exhibit D (or such other form reasonably acceptable to the Administrative Agent and containing the information required in such Exhibit) to be delivered to the Administrative Agent pursuant to Section 2.10 evidencing the Borrower’s request for the Conversion of a Loan from one Type to another Type.

“Obligations” means, individually and collectively: (a) the aggregate principal balance of, and all accrued and unpaid interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on, all Loans; (b) all Reimbursement Obligations and all other Letter of Credit Liabilities; and (c) all other indebtedness, liabilities, obligations, covenants and duties of the Borrower or any of the other Loan Parties owing to the Administrative Agent, any Issuing Bank or any Lender of every kind, nature and description, under or in respect of this Agreement or any of the other Loan Documents, including, without limitation, the Fees and indemnification obligations, whether direct or indirect, absolute or contingent, due or not due, contractual or tortious, liquidated or unliquidated, and whether or not evidenced by any promissory note. For the avoidance of doubt, “Obligations” shall not include any indebtedness, liabilities, obligations, covenants or duties in respect of Specified Derivatives Contracts.

“OFAC” has the meaning given that term in Section 7.1(z).

“Off-Balance Sheet Obligations” means, with respect to any Person, liabilities and obligations of such Person or any of its Subsidiaries in respect of “off-balance sheet arrangements” (as defined in Item 303(a)(4)(ii) of Regulation S-K promulgated under the Securities Act) which such Person would be required to disclose in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of such Person’s report on Form 10-Q or Form 10-K (or their equivalents) which such Person is required to file with the SEC (or any Governmental Authority substituted therefor).

“One-Year Extended Maturity Date (Revolver)” means February 11, 2031.

“One-Year Option to Extend (Revolver)” has the meaning given to that term in Section 2.13(a).

“Operating Lessee” means, with respect to a Hotel Property, the Subsidiary of the Parent Guarantor that leases such Hotel Property from a Subsidiary of the Parent Guarantor that is the owner or ground lessee of such Hotel Property.

“Operating Property Value” means, at any date of determination,

(a)          for each Seasoned Property, (i) the Adjusted NOI for such Property for the period of twelve (12) months ended on such date of determination divided by (ii) the applicable Capitalization Rate, and

(b)          for each New Property, the GAAP book value for such New Property (until the Seasoned Date, or earlier at Borrower’s election).

“Option to Extend (Revolver)” has the meaning given that term in Section 2.13(a).

“Option to Extend (Tranche A-2 Term Loan)” has the meaning given that term in Section 2.13(c).

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 5.6).

“Outbound Investment Rules” means the regulations administered and enforced, together with any related public guidance issued by the United States Treasury Department under U.S. Executive Order 14105 of August 9, 2023, or any similar law or regulation; as of the Effective Date, and as codified at 31 C.F.R. § 850.101 et seq.

“Outstanding Amount” means (a) with respect to the Revolving Credit Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Revolving Credit Loans occurring on such date, (b) intentionally omitted, (c) with respect to each Term Loan on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of such Term Loan occurring on such date, and (d) with respect to any Letter of Credit Liabilities on any date, the amount of such Letter of Credit Liabilities on such date after giving effect to the issuance or amendment of any Letter of Credit occurring on such date and any other changes in the aggregate amount of the Letter of Credit Liabilities as of such date, including as a result of reimbursements of outstanding unpaid drawings under any Letters of Credit or any reductions in the maximum amount available for drawing under Letters of Credit taking effect on such date.

“Ownership Share” means, with respect to any Subsidiary of a Person (other than a Wholly-Owned Subsidiary) or any Unconsolidated Affiliate of a Person, the greater of (a) such Person’s relative nominal direct and indirect ownership interest (expressed as a percentage) in such Subsidiary or Unconsolidated Affiliate or (b) such Person’s relative direct and indirect economic interest (calculated as a percentage) in such Subsidiary or Unconsolidated Affiliate determined in accordance with the applicable provisions of the declaration of trust, articles or certificate of incorporation, articles of organization, partnership agreement, joint venture agreement or other applicable organizational document of such Subsidiary or Unconsolidated Affiliate.

“Parent Guarantor” has the meaning set forth in the introductory paragraph hereof and shall include the Parent Guarantor’s successors and permitted assigns.

“Participant” has the meaning given that term in Section 13.6(b).

“Participant Register” has the meaning given that term in Section 13.6(d).

“Patriot Act” means The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)).

“PBGC” means the Pension Benefit Guaranty Corporation and any successor agency.

“Permitted Amendment” has the meaning given that term in Section 13.7(d).

“Permitted Environmental Liens” means any Lien arising out of or related to any Environmental Laws, which Lien consists solely of restrictions on the use of real property that do not materially detract from the profitable operation of such property in the business of the Parent Guarantor, the Borrower and its other Subsidiaries.

“Permitted Liens” means, with respect to any asset or property of a Person, (a)(i) Liens securing taxes, assessments and other charges or levies imposed by any Governmental Authority (excluding any Lien imposed pursuant to any of the provisions of ERISA or pursuant to any Environmental Laws (other than Permitted Environmental Liens)) or (ii) any claim of a materialman, mechanic, carrier, warehouseman or landlord for labor, materials, supplies or rentals incurred in the ordinary course of business, which, in each case, either (x) is not at the time required to be paid or discharged under Section 8.6 or (y) is in an amount, in the aggregate with all other such claims permitted pursuant to this clause (y), not in excess of $1,000,000; (b) Liens consisting of deposits or pledges made, in the ordinary course of business, in connection with, or to secure payment of, obligations under workers’ compensation, unemployment insurance or any similar Applicable Law; (c) Liens consisting of encumbrances in the nature of zoning restrictions, easements, and rights or restrictions of record on the use of real property, which do not materially detract from the value of such property or impair the intended use thereof in the business of such Person; (d) the rights of tenants under leases or subleases not interfering with the ordinary conduct of business of such Person; (e) Liens in favor of the Administrative Agent for its benefit and the benefit of the Lenders and the Issuing Banks (including, for clarity, the Liens of any Transferred Mortgages held by the Administrative Agent for its benefit and the benefit of the Issuing Banks and the Lenders); (f) judgment and attachment liens on Properties in respect of judgments not constituting an Event of Default, provided that, in the case of Eligible Properties, such Lien is discharged within not more than sixty (60) days or stayed pending appeal; (g) (i) Capitalized Lease Obligations and purchase money obligations in respect of personal property in an aggregate amount with respect to the Unencumbered Pool not to exceed 1.0% of the Unencumbered Asset Value in the aggregate and (ii) any ground lease that constitutes a Capitalized Lease Obligation; (h) Liens identified in Schedule 1.2 hereto; (i) Liens in favor of the Administrative Agent securing the Guaranteed Obligations; (j) intentionally omitted; and (k) to the extent constituting a Lien, any Permitted Transfer Restrictions and any provision contained in any Hotel Sale Agreement restricting the creation of Liens on, or the sale, transfer or other disposition of, any property that is the subject of such Hotel Sale Agreement; (l) [intentionally omitted]; (m) with respect to the Knickerbocker Hotel, the Lien evidenced by the Knickerbocker Intercompany Mortgage so long as such Lien is held by, and the underlying Knickerbocker Intercompany Debt is payable to, the Borrower; (n) with respect to the Residence Inn National Harbor, the Lien evidenced by the Residence Inn National Harbor Intercompany Mortgage so long as such Lien is held by, and the underlying Residence Inn National Harbor Intercompany Debt is payable to, the Borrower; (o) with respect to the DC Fairfield Inn & Suites, the Lien evidenced by the DC Fairfield Inn & Suites Intercompany Mortgage so long as such Lien is held by, and the underlying DC Fairfield Inn & Suites Intercompany Debt is payable to, the Borrower; and (p) with respect to any other Eligible Property subject to an Eligible Property Intercompany Mortgage, to the extent approved in writing by Administrative Agent, the Lien evidenced by any Eligible Property Intercompany Mortgage so long as (i) such Lien is held by, and the underlying Eligible Property Intercompany Debt is payable to, the Borrower and (ii) the aggregate outstanding principal amount of the Indebtedness described in clauses (m), (n), (o) and (p) of this definition shall not exceed seven and one half percent (7.5%) of Unencumbered Asset Value.

“Permitted Transfer Restrictions” means (a) reasonable and customary restrictions on transfer, mortgage liens, pledges and changes in beneficial ownership arising under Management Agreements, Franchise Agreements and ground leases entered into in the ordinary course of business (including in connection with any acquisition or development of any applicable Hotel Property, without regard to the transaction value), including rights of first offer or refusal arising under such agreements and leases, in each case, that limit, but do not prohibit, sale or mortgage transactions and (b) reasonable and customary obligations, encumbrances or restrictions contained in agreements not constituting Indebtedness entered into with limited partners or members of the Borrower or of any other Subsidiary of the Parent Guarantor imposing obligations in respect of contingent obligations to make any tax “make whole” or similar payment arising out of the sale or other transfer of assets reasonably related to such limited partners’ or members’ interest in the Borrower or such Subsidiary pursuant to “tax protection” or other similar agreements.

“Person” means any natural person, corporation, limited partnership, general partnership, joint stock company, limited liability company, limited liability partnership, joint venture, association, company, trust, bank, trust company, land trust, business trust or other organization, whether or not a legal entity, or any other nongovernmental entity, or any Governmental Authority.

“Plan” means at any time an employee pension benefit plan (other than a Multiemployer Plan) which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Internal Revenue Code and either (a) is maintained, or contributed to, by any member of the ERISA Group for employees of any member of the ERISA Group or (b) has at any time within the preceding five years been maintained, or contributed to, by any Person which was at such time a member of the ERISA Group for employees of any Person which was at such time a member of the ERISA Group.

“PNC Bank” means PNC Bank, National Association, and its successors and assigns.

“PNC Capital Markets” means PNC Capital Markets LLC, and its successors and assigns.

“Post-Default Rate” means, (a) in respect of any principal of any Loan or any Reimbursement Obligation, the rate otherwise applicable plus an additional two percent (2%) per annum and (b) with respect to any other Obligation (whether at stated maturity, by acceleration, by mandatory prepayment or otherwise), or any amount owing by a Lender to the Administrative Agent pursuant to Section 11.8, a rate per annum equal to the Base Rate as in effect from time to time plus the Applicable Margin for Tranche A-1 Term Loans that are Base Rate Loans plus two percent (2%).

“Preferred Dividends” means, for any period and without duplication, all Restricted Payments paid during such period on Preferred Equity Interests issued by the Parent Guarantor or any of its Subsidiaries. Preferred Dividends shall not include dividends or distributions (a) paid or payable solely in Equity Interests (other than Mandatorily Redeemable Stock) payable to holders of such class of Equity Interests, (b) paid or payable to the Parent Guarantor or any of its Subsidiaries, or (c) constituting or resulting in the redemption of Preferred Equity Interests, other than scheduled redemptions not constituting balloon, bullet or similar redemptions in full.

“Preferred Equity Interests” means, with respect to any Person, Equity Interests in such Person which are entitled to preference or priority over any other Equity Interest in such Person in respect of the payment of dividends or distribution of assets upon liquidation or both.

“Prime Rate” means, at any time, the rate of interest per annum publicly announced from time to time by the Administrative Agent as its prime rate. Each change in the Prime Rate shall be effective as of the opening of business on the day such change in such prime rate occurs. The parties hereto acknowledge that the rate announced publicly by the Administrative Agent as its prime rate is an index or base rate and shall not necessarily be its lowest or best rate charged to its customers or other banks.

“Principal Office” means Wells Fargo’s office located at 600 South 4th St., 9th Floor, Minneapolis, MN 55415, or any other subsequent office that the Administrative Agent shall have specified as the Principal Office by written notice to the Borrower and the Lenders.

“Property” means a parcel of real property and the improvements thereon owned or ground leased (in whole or in part) by the Parent Guarantor or any of its Subsidiaries (or, if applicable, Unconsolidated Affiliates).

“Pro Rata Share” means, as to each Lender, the ratio, expressed as a percentage of (a) the amount of such Lender’s Total Credit Exposure to (b) the aggregate amount of the Total Credit Exposure of all Lenders; provided, however, that (i) if at the time of determination the Revolving Credit Commitments have terminated or been reduced to zero but the Tranche A-1 Term Loan Commitments have not been terminated or reduced to zero, the “Pro Rata Share” of each Lender shall be the ratio, expressed as a percentage of (A) the sum of its Revolving Credit Exposure, its unused Tranche A-1 Term Loan Commitment and the aggregate Outstanding Amount of its Term Loans to (B) the sum of the Revolving Credit Exposure, the unused Tranche A-1 Term Loan Commitments and the aggregate Outstanding Amount of all Term Loans of all Lenders, (ii) if at the time of determination the Tranche A-1 Term Loan Commitments have terminated or been reduced to zero but the Revolving Credit Commitments have not been terminated or reduced to zero, the “Pro Rata Share” of each Lender shall be the ratio, expressed as a percentage of (A) the sum of its unused Revolving Credit Commitment, its Revolving Credit Exposure, and the aggregate Outstanding Amount of its Term Loans to (B) the sum of the unused Revolving Credit Commitments, the Revolving Credit Exposure, and the aggregate Outstanding Amount of all Term Loans of all Lenders, or (iii) if at the time of determination the Revolving Credit Commitments and the Tranche A-1 Term Loan Commitments have each been terminated or been reduced to zero, the “Pro Rata Share” of each Lender shall be the ratio, expressed as a percentage of (A) the sum of its Revolving Credit Exposure and the aggregate Outstanding Amount of its Term Loans to (B) the sum of the Revolving Credit Exposure and the aggregate Outstanding Amount of all Term Loans of all Lenders. For purposes of this definition, a Revolving Credit Lender shall be deemed to hold a Letter of Credit Liability to the extent such Revolving Credit Lender has acquired a participation therein under the terms of this Agreement and has not failed to perform its obligations in respect of such participation.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

“QFC Credit Support” has the meaning given that term in Section 13.23.

“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Loan Party that has total assets exceeding $10,000,000 at the time the relevant Guarantee or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Qualified Ground Lease” means, with respect to a Hotel Property, a ground lease that (a) has a remaining term (including renewal options that are exercisable without condition) of not less than thirty-five (35) years as of the Effective Date, for Hotel Properties included as of the Agreement Date, or at the time such Hotel Property is first included as an Eligible Property, in the case of Hotel Properties included thereafter, or (b) in the event that such remaining term is less than thirty-five (35) years from the Effective Date, such ground lease (i) either contains an unconditional end-of-term purchase option in favor of the lessee for consideration that is de minimus or provides that the lessee’s leasehold interest therein automatically becomes a fee-owned interest at the end of the term, (ii) permits a leasehold mortgage, and (iii) provides that such lease may not be terminated by the ground lessor without prior notice to the leasehold mortgagee and an opportunity for such leasehold mortgagee to cure any default by the lessee (including adequate time for the leasehold mortgagee to obtain possession to effect such cure). Notwithstanding the foregoing, the following Hotel Properties shall be deemed to be subject to a Qualified Ground Lease, even if the remaining term is less than thirty-five (35) years: Doubletree Suites by Hilton Orlando Lake Buena Vista, and Embassy Suites San Francisco Waterfront.

“Rating Agency” means S&P, Moody’s, Fitch or any other nationally recognized securities rating agency selected by the Borrower and approved of by the Administrative Agent in writing.

“Ratings-Based Applicable Margin” means, with respect to the Revolving Credit Facility, the Tranche A-1 Term Loan Facility or the Tranche A-2 Term Loan Facility, as applicable, the percentage rate set forth below corresponding to the level (each, a “Level”) into which the Credit Rating then falls:

Level	Credit Rating	Revolving Credit Facility Applicable Margin for SOFR Loans	Revolving Credit Facility Applicable Margin for Base Rate Loans	Tranche A-1 Term Loan Facility Applicable Margin for SOFR Loans	Tranche A-1 Term Loan Facility Applicable Margin for Base Rate Loans	Tranche A-2 Term Loan Facility Applicable Margin for SOFR Loans	Tranche A-2 Term Loan Facility Applicable Margin for Base Rate Loans
1	A/A2 or better	0.700%	0.000%	0.750%	0.000%	0.750%	0.000%
2	A-/A3	0.725%	0.000%	0.800%	0.000%	0.800%	0.000%
3	BBB+/Baa1	0.775%	0.000%	0.850%	0.000%	0.850%	0.000%
4	BBB/Baa2	0.850%	0.000%	0.950%	0.000%	0.950%	0.000%
5	BBB-/Baa3	1.050%	0.050%	1.200%	0.200%	1.200%	0.200%
6	Lower than BBB-/Baa3/ Unrated	1.400%	0.400%	1.600%	0.600%	1.600%	0.600%

During any period for which the Borrower or the Parent Guarantor, as applicable, has received three (3) Credit Ratings which are not equivalent, the Ratings-Based Applicable Margin will be determined by (a) the highest Credit Rating if the highest Credit Rating and the second highest Credit Rating differ by only one Level or (b) the average of the two highest Credit Ratings if they differ by two or more Levels (unless the average is not a recognized Level, in which case the Ratings-Based Applicable Margin will be based on the Credit Rating one Level below the Level corresponding to the highest Credit Rating). During any period for which the Borrower or the Parent Guarantor, as applicable, has received only two (2) Credit Ratings and such Credit Ratings are not equivalent, the Ratings-Based Applicable Margin will be determined by (i) the highest Credit Rating if they differ by only one Level or (ii) the average of the two Credit Ratings if they differ by two or more Levels (unless the average is not a recognized Level, in which case the Ratings-Based Applicable Margin will be based on the Credit Rating one Level below the Level corresponding to the higher Credit Rating). During any period for which the Borrower or the Parent Guarantor, as applicable, has received no Credit Rating from Fitch, if the Borrower or the Parent Guarantor, as applicable, also ceases to have a Credit Rating from one of S&P or Moody’s, then the Ratings-Based Applicable Margin shall be determined based on the remaining such Credit Rating. Notwithstanding any Credit Rating from Fitch, during any period in which neither S&P nor Moody’s has provided a Credit Rating corresponding to Level 5 or better to the Borrower or the Parent Guarantor, as applicable, the Ratings-Based Applicable Margin shall be determined based on Level 6.

On the Investment Grade Pricing Effective Date, the Ratings-Based Applicable Margin shall be determined based upon the Credit Rating(s) specified in the certificate delivered pursuant to clause (b) of the definition of “Investment Grade Pricing Effective Date”. Thereafter, any change in the Borrower’s or the Parent Guarantor’s Credit Rating, as applicable, which would cause it to move to a different Level shall be effective as of the first day of the first calendar month immediately following receipt by the Administrative Agent of written notice delivered by the Borrower or the Parent Guarantor, as applicable, in accordance with the Loan Documents that the Borrower’s or the Parent Guarantor’s Credit Rating, as applicable, has changed; provided, however, that if the Borrower or the Parent Guarantor, as applicable, has not delivered such required notice but the Administrative Agent becomes aware that the Borrower’s or the Parent Guarantor’s Credit Rating, as applicable, has changed, then the Administrative Agent may, in its sole discretion and upon written notice to the Borrower and the Lenders, adjust the Level effective as of the first day of the first calendar month following the date on which the Administrative Agent becomes aware that the Borrower’s or the Parent Guarantor’s Credit Rating, as applicable, has changed.

“Recipient” means (a) the Administrative Agent, (b) any Lender and (c) any Issuing Bank, as applicable.

“Register” has the meaning given that term in Section 13.6(c).

“Regulation T” means Regulation T of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation U” means Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” means Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulatory Change” means, with respect to any Lender, any change effective after the Agreement Date in Applicable Law (including, without limitation, Regulation D of the Board of Governors of the Federal Reserve System) or the adoption or making after such date of any interpretation, directive or request applying to a class of banks, including such Lender, of or under any Applicable Law (whether or not having the force of law and whether or not failure to comply therewith would be unlawful) by any Governmental Authority or monetary authority charged with the interpretation or administration thereof or compliance by any Lender with any request or directive regarding capital adequacy or liquidity. Notwithstanding anything herein to the contrary, (a) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith, and (b) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Regulatory Change” regardless of the date enacted, adopted, implemented or issued.

“Reimbursement Obligation” means the absolute, unconditional and irrevocable obligation of the Borrower to reimburse the applicable Issuing Bank for any drawing honored by such Issuing Bank under a Letter of Credit.

“REIT” means a Person qualifying for treatment as a “real estate investment trust” within the meaning of Section 856 of the Internal Revenue Code.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, shareholders, directors, trustees, officers, employees, agents, counsel, other advisors and representatives of such Person and of such Person’s Affiliates.

“Release Certificate” has the meaning given that term in Section 8.15(b).

“Requisite Lenders” means, as of any date, Lenders having more than 50% of the Total Credit Exposure of all Lenders; provided that (i) in determining such percentage at any given time, all then existing Defaulting Lenders will be disregarded and excluded, and the Pro Rata Shares shall be redetermined, for voting purposes only, to exclude the Pro Rata Shares of such Defaulting Lenders, and (ii) at all times when two or more Lenders (excluding Defaulting Lenders) are party to this Agreement, the term “Requisite Lenders” shall in no event mean less than two Lenders. For purposes of this definition, a Lender shall be deemed to hold a Letter of Credit Liability to the extent such Lender has acquired a participation therein under the terms of this Agreement and has not failed to perform its obligations in respect of such participation.

“Requisite Revolving Credit Lenders” means, as of any date, Revolving Credit Lenders having more than 50% of the aggregate amount of the Revolving Credit Commitments, or, if the Revolving Credit Commitments have been terminated or reduced to zero, Revolving Credit Lenders holding more than 50% of the Revolving Credit Exposure of all Revolving Credit Lenders; provided that (i) in determining such percentage at any given time, all then existing Defaulting Lenders that are Revolving Credit Lenders will be disregarded and excluded, and the Revolving Credit Commitment Percentage of the Revolving Credit Lenders shall be redetermined, for voting purposes only, to exclude the Revolving Credit Commitment Percentage of such Defaulting Lenders, and (ii) at all times when two or more Revolving Credit Lenders (excluding Defaulting Lenders) are party to this Agreement, the term “Requisite Revolving Credit Lenders” shall in no event mean less than two Revolving Credit Lenders. For purposes of this definition, a Revolving Credit Lender shall be deemed to hold a Revolving Credit Lender (other than the applicable Issuing Bank) shall be deemed to hold a Letter of Credit Liability, to the extent such Revolving Credit Lender has acquired a participation therein under the terms of this Agreement and has not failed to perform its obligations in respect of such participation.

“Requisite Term Loan Lenders” means, as of any date, Term Loan Lenders having more than 50% of the sum of (A) the unused Tranche A-1 Term Loan Commitments and (B) the aggregate outstanding principal amount of the applicable Term Loans, or if the Tranche A-1 Term Loan Commitments have been terminated or reduced to zero, Term Loan Lenders holding more than 50% of the aggregate outstanding principal amount of the applicable Term Loans; provided that (i) in determining such percentage at any given time, all then existing Defaulting Lenders will be disregarded and excluded, and (ii) at all times when two or more such Term Loan Lenders (excluding Defaulting Lenders) are party to this Agreement, the term “Requisite Term Loan Lenders” shall in no event mean less than two such Term Loan Lenders.

“Residence Inn National Harbor” has the meaning given that term in the definition of Eligible Property.

“Residence Inn National Harbor Intercompany Debt” means that certain loan in the principal amount of $33,000,000 made by Borrower to RLJ III – R National Harbor, LLC and secured by the Residence Inn National Harbor, and evidenced by the Residence Inn National Harbor Intercompany Note.

“Residence Inn National Harbor Intercompany Mortgage” means that certain Purchase Money Deed of Trust, Assignment of Leases and Profits, Security Agreement and Fixture Filing, dated as of November 5, 2010, among RLJ III – R National Harbor, LLC, as grantor, Richard L Wheldon, Jr., as trustee, and RLJ Real Estate III REIT, LLC and RLJ Real Estate III REIT (PF #1), LLC, collectively as beneficiary.

“Residence Inn National Harbor Intercompany Note” means that certain Purchase Money Promissory Note, dated November 5, 2010, by RLJ III – R National Harbor, LLC in favor of the Borrower (as successor-in-interest to RLJ Real Estate III REIT, LLC and RLJ Real Estate III REIT (PF #1), LLC), as amended.

“Resigning Lender” has the meaning given that term in Section 12.8.

“Resolution Authority” means an EEA Resolution Authority, or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means with respect to any Person, the chief executive officer, chief financial officer or treasurer of such Person.

“Restated Mortgage Note” has the meaning given such term in Section 13.21(b)(ii).

“Restricted Payment” means: (a) any dividend or other distribution, direct or indirect, on account of any Equity Interest of the Parent Guarantor or any of its Subsidiaries now or hereafter outstanding; (b) any redemption, conversion, exchange, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any Equity Interest of the Parent Guarantor or any of its Subsidiaries now or hereafter outstanding; and (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire any Equity Interests of the Parent Guarantor or any of its Subsidiaries now or hereafter outstanding; in the case of each of (a), (b) and (c), other than a payment, redemption, exchange or similar transaction to the extent the consideration paid by the Parent Guarantor or any of its Subsidiaries is shares of Equity Interests that do not constitute Mandatorily Redeemable Stock.

“Revolving Credit Commitment” means, as to each Revolving Credit Lender, such Revolving Credit Lender’s obligation to make Revolving Credit Loans pursuant to Section 2.1, and to participate in Letters of Credit pursuant to Section 2.3(i), in an amount up to, but not exceeding the amount set forth for such Revolving Credit Lender on Schedule I as such Revolving Credit Lender’s “Revolving Credit Commitment,” or as set forth in any applicable Assignment and Assumption, or agreement executed by a Person becoming a Revolving Credit Lender in accordance with Section 2.16, as the same may be reduced from time to time pursuant to Section 2.12 or increased or reduced as appropriate to reflect any assignments to or by such Revolving Credit Lender effected in accordance with Section 13.6 or increased as appropriate to reflect any increase effected in accordance with Section 2.16.

“Revolving Credit Commitment Percentage” means, as to each Revolving Credit Lender, the ratio, expressed as a percentage, of (a) the amount of such Revolving Credit Lender’s Revolving Credit Commitment to (b) the aggregate amount of the Revolving Credit Commitments of all Revolving Credit Lenders; provided, however, that if at the time of determination the Revolving Credit Commitments have been terminated or been reduced to zero, the “Revolving Credit Commitment Percentage” of each Revolving Credit Lender shall be the ratio of (i) Revolving Credit Exposure of such Revolving Credit Lender to (ii) the Revolving Credit Exposure of all Revolving Credit Lenders.

“Revolving Credit Exposure” means, as to any Revolving Credit Lender at any time, the Outstanding Amount at such time of its Revolving Credit Loans and its Letter of Credit Exposure.

“Revolving Credit Facility” means, at any time, the aggregate Revolving Credit Commitments at such time.

“Revolving Credit Lenders” means a Lender having a Revolving Credit Commitment, or if the Revolving Credit Commitments have terminated, holding any Revolving Credit Loans.

“Revolving Credit Loan” means any revolving credit loan made to the Borrower pursuant to Section 2.1(a), and all such revolving credit loans collectively as the context requires.

“Revolving Credit Maturity Date” means February 11, 2030, as such date may be extended pursuant to Section 2.13.

“Revolving Credit Note” means a promissory note made by the Borrower in favor of a Revolving Credit Lender evidencing the Revolving Credit Loans made or to be made by such Revolving Credit Lender, substantially in the form of Exhibit G.

“Restated Mortgage Note” has the meaning given such term in Section 13.21(b)(ii).

“Sanctioned Country” means, at any time, a country, region or territory which is, or whose government is, the subject or target of any Sanctions.

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC, the U.S. Department of State, the United Nations Security Council, the European Union, His Majesty’s Treasury, Global Affairs Canada, or other relevant sanctions authority, (b) any Person operating, organized or resident in a Sanctioned Country, (c) an agency of the government of a Sanctioned Country, or (d) any Person fifty (50) percent or more owned or otherwise controlled by any such Person or Persons described in clause (a) or (b).

“Sanctions” means economic or financial sanctions, sectoral sanctions, secondary sanctions or trade embargoes imposed, administered or enforced from time to time by the U.S. government (including those administered by OFAC), the European Union, His Majesty’s Treasury, the Canadian government, or other relevant sanctions authority.

“Seasoned Date” means the first day on which an acquired Hotel Property has been owned for four (4) full fiscal quarters following the date of acquisition.

“Seasoned Property” means (a) each Hotel Property (other than a New Property) owned in fee simple by, or subject to a ground lease to, the Parent Guarantor or any of its Subsidiaries or Unconsolidated Affiliates and (b) upon the occurrence of the Seasoned Date of any New Property, such Hotel Property.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Second Extended Maturity Date (Tranche A-2 Term Loan)” means September 24, 2029.

“Second Six-Month Extended Maturity Date (Revolver)” means February 11, 2031.

“Secured Indebtedness” means, with respect to a Person as of a given date, the aggregate principal amount of all Indebtedness of such Person outstanding on such date that is secured in any manner by any Lien on any Property or (to the extent hereinafter provided) any Equity Interests and, in the case of the Parent Guarantor, shall include (without duplication) the Parent Guarantor’s Ownership Share of the Secured Indebtedness of its Unconsolidated Affiliates; provided, however, that Indebtedness of the type described in clause (g) of the definition of Indebtedness shall not constitute Secured Indebtedness. Notwithstanding the foregoing, (a) subject to clause (b) below, Indebtedness that is secured by a pledge of Equity Interests and not by Property owned by the issuer of such Equity Interests shall constitute Secured Indebtedness only if such Property also secures Indebtedness of such issuer. and (b) any Indebtedness evidenced or secured by a Transferred Mortgage shall not constitute “Secured Indebtedness” for all purposes herein, including Section 10.1(c).

“Secured Parties” means the holders of the Guaranteed Obligations from time to time and shall include (a) each Lender and each Issuing Bank in respect of its Loans and Letter of Credit Exposure respectively, (b) the Administrative Agent, the Issuing Banks and the Lenders in respect of all other present and future obligations and liabilities of the Parent Guarantor, the Borrower and each Subsidiary of every type and description arising under or in connection with this Agreement or any other Loan Document, (c) each Specified Derivatives Provider, (d) each Indemnified Party, and (e) their respective successors and (in the case of a Lender, permitted) transferees and assigns.

“Securities Act” means the Securities Act of 1933, as amended from time to time, together with all rules and regulations issued thereunder.

“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Loan” means a Term SOFR Loan or Daily Simple SOFR Loan, as applicable.

“Solvent” means, when used with respect to any Person, that (a) the fair value and the fair salable value of its assets (excluding any Indebtedness due from any Affiliate of such Person) are each in excess of the fair valuation of its total existing debts and liabilities (including all contingent liabilities), as such value and such liabilities are determined in accordance with Sections 101 of the Bankruptcy Code or Sections 1 and 2 of the Uniform Fraudulent Transfer Act; (b) such Person is able to generally pay its debts or other obligations in the ordinary course as they mature; and (c) such Person has capital not unreasonably small to carry on its business and all business in which it proposes to be engaged.

“Specified Derivatives Contract” means any Derivatives Contract that is made or entered into at any time, or in effect at any time now or hereafter, whether as a result of an assignment or transfer or otherwise, between or among the Borrower or any Subsidiary of the Borrower and any Specified Derivatives Provider, and which was not prohibited by any of the Loan Documents when made or entered into.

“Specified Derivatives Obligations” means all indebtedness, liabilities, obligations, covenants and duties of the Borrower under or in respect of any Specified Derivatives Contract, whether direct or indirect, absolute or contingent, due or not due, liquidated or unliquidated, and whether or not evidenced by any written confirmation.

“Specified Derivatives Provider” means (a) any Lender, or any Affiliate of a Lender or (b) any Person that was a Lender or an Affiliate of a Lender at the time the Derivatives Contract was entered into, in each case that is party to a Derivatives Contract.

“S&P” means S&P Global Ratings, a Standard & Poor’s Financial Services LLC business, or any successor.

“Stated Amount” means the amount available to be drawn by a beneficiary under a Letter of Credit from time to time, as such amount may be increased or reduced from time to time in accordance with the terms of such Letter of Credit.

“Subsidiary” means, for any Person, any corporation, partnership, limited liability company, trust or other entity of which at least a majority of the Equity Interests having by the terms thereof ordinary voting power to elect a majority of the board of directors, trustees or other individuals performing similar functions of such corporation, partnership, limited liability company, trust or other entity (without regard to the occurrence of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person, and shall include all Persons the accounts of which are consolidated with those of such Person pursuant to GAAP.

“Subsidiary Guarantors” means, other than Subsidiaries released from their obligations under the Guaranty in accordance with Section 8.14 or Section 8.15, as applicable, collectively, (i) each Subsidiary that hereafter joins in the Guaranty by execution of an Accession Agreement (or Guaranty, as the case may be) pursuant to Section 8.14 and (ii) the Subsidiaries identified in Schedule 1.1 hereto on the Effective Date.

“Subsidiary Guaranty Documents” means, with respect to any Subsidiary that is required to become a Subsidiary Guarantor pursuant to Section 8.14, the following documents: (x) an Accession Agreement executed by any such Subsidiary Guarantor, (y) [intentionally omitted], and (z) the items with respect to such Subsidiary Guarantor, the Borrower or Subsidiary, as the case may be, that would have been delivered under Sections 6.1(a)(iv) through (viii) and (xiv) if such Subsidiary Guarantor or Subsidiary had been a Subsidiary Guarantor on the Agreement Date (in the case of Section 6.1(a)(iv), to the extent requested by the Administrative Agent), each in form and substance reasonably satisfactory to the Administrative Agent.

“Super-Majority Lenders” means, as of any date, Lenders having more than sixty-six and two thirds percent (66-2/3%) of the Total Credit Exposure of all Lenders; provided that (i) in determining such percentage at any given time, all then existing Defaulting Lenders will be disregarded and excluded, and the Pro Rata Shares shall be redetermined, for voting purposes only, to exclude the Pro Rata Shares of such Defaulting Lenders, and (ii) at all times when two or more Lenders (excluding Defaulting Lenders) are party to this Agreement, the term “Super-Majority Lenders” shall in no event mean less than two Lenders. For purposes of this definition, a Lender shall be deemed to hold a Letter of Credit Liability to the extent such Lender has acquired a participation therein under the terms of this Agreement and has not failed to perform its obligations in respect of such participation.

“Supported QFC” has the meaning given that term in Section 13.23.

“Sustainability” has the meaning given to that term in Section 13.7(g).

“Sustainability Adjustment Limitations” has the meaning given to that term in Section 13.7(g).

“Sustainability Amendment” has the meaning given to that term in Section 13.7(g).

“Sustainability Applicable Margin Adjustments” has the meaning given to that term in Section 13.7(g).

“Sustainability Assurance Provider” means an external auditing firm or sustainability assurance provider of recognized national standing reasonably satisfactory to the Administrative Agent, independent of the Parent Guarantor, the Borrower and the Subsidiaries, with relevant expertise in evaluating Key Performance Indicators with respect to Sustainability targets.

“Sustainability Linked Loan Principles” means those certain sustainability linked loan principles published in May 2021 and updated in July 2021, March 2022, April 2023 and March 2025 by the Loan Market Association, Asia Pacific Loan Market Association and Loan Syndications & Trading Association, and as further amended, revised or updated from time to time.

“Sustainability Pricing Provisions” has the meaning given to that term in Section 13.7(g).

“Sustainability Structuring Agent” means Wells Fargo Securities, LLC.

“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Syndication Agents” means (a) with respect to the Revolving Credit Facility, Bank of America, N.A., Capital One, National Association, PNC Bank, National Association, and Truist Bank; (b) with respect to the Tranche A-1 Term Loan Facility, Bank of America, N.A., Capital One, National Association, PNC Bank, National Association, and Truist Bank; and (c) with respect to the Tranche A-2 Term Loan Facility, Bank of America, N.A.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Loan” means a Tranche A-1 Term Loan, a Tranche A-2 Term Loan or New Term Loan, as applicable.

“Term Loan Facility” means the Tranche A-1 Term Loan Facility, the Tranche A-2 Term Loan Facility or New Term Loan Facility, as applicable.

“Term Loan Lender” means a Tranche A-1 Term Loan Lender, a Tranche A-2 Term Loan Lender or any New Term Loan Lender, as applicable.

“Term Loan Maturity Date” means the Tranche A-1 Term Loan Maturity Date or the Tranche A-2 Term Loan Maturity Date, as applicable.

“Term Loan Note” means a promissory note made by the Borrower in favor of a Term Loan Lender evidencing the portion of the applicable Term Loan made by such Term Loan Lender, substantially in the form of Exhibit I-1 or Exhibit I-2, as applicable.

“Term SOFR” means,

(a)            for any calculation with respect to a Term SOFR Loan, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (Eastern time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day, and

(b)            for any calculation with respect to a Base Rate Loan on any day, the Term SOFR Reference Rate for a tenor of one month on the day (such day, the “Base Rate Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to such day, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (Eastern time) on any Base Rate Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Base Rate Term SOFR Determination Day;

provided that if Term SOFR as so determined (including pursuant to the proviso under clause (a) or clause (b) of the definition of “Term SOFR”) shall ever be less than the Floor, then Term SOFR shall be deemed to be the Floor.

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).

“Term SOFR Loan” means a Loan (other than a Base Rate Loan) bearing interest at a rate based on Term SOFR.

“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.

“Total Asset Value” means, without duplication, the sum of (a) the following amounts with respect to the following assets owned by Parent Guarantor or any of its Subsidiaries: (i) the Operating Property Value of all Hotel Properties; (ii) the amount of all Unrestricted Cash and Cash Equivalents; (iii) the book value of all Development/Redevelopment Properties, Mortgage Receivables and Unimproved Land; and (iv) the contract purchase price for all assets under contract for purchase (to the extent included in Indebtedness); plus (b) the applicable Ownership Share of any Unconsolidated Affiliate of the Parent Guarantor of any asset described in clause (a) above. For purposes of determining Total Asset Value, (u) to the extent the amount of Total Asset Value attributable to Unimproved Land would exceed 5% of Total Asset Value, such excess shall be excluded, (v) to the extent the amount of Total Asset Value attributable to Mortgage Receivables would exceed 15% of Total Asset Value, such excess shall be excluded, (w) to the extent the amount of Total Asset Value attributable to Unconsolidated Affiliates would exceed 20% of Total Asset Value, such excess shall be excluded, (x) to the extent the amount of Total Asset Value attributable to Development/Redevelopment Properties would exceed 20% of Total Asset Value, such excess shall be excluded, (y) to the extent the amount of Total Asset Value attributable to Major Renovation Properties would exceed 15% of Total Asset Value, such excess shall be excluded, and (z) to the extent the amount of Total Asset Value attributable to assets subject to limitation under the foregoing clauses (u) through (y) would exceed 35% of Total Asset Value, such excess shall be excluded. Notwithstanding the foregoing, with respect to the Hotel Properties known as of the Effective Date as the Wyndham San Diego and the Wyndham Boston Beacon Hill, the Total Asset Value attributable to such Properties shall in no event count against the limitations described in clauses (x) or (y) above, but shall count against the aggregate limitation described in clause (z) above.

“Total Credit Exposure” means, as to any Lender at any time, the unused Revolving Credit Commitments, Revolving Credit Exposure, the unused Tranche A-1 Term Loan Commitments, and the aggregate outstanding portion of any Term Loans held by such Lender at such time.

“Tranche” means, with respect to a Term Loan, its character as a Tranche A-1 Term Loan or a Tranche A-2 Term Loan.

“Tranche A-1 Term Loan” means a loan made by a Tranche A-1 Term Loan Lenders to the Borrower with each Tranche A-1 Term Loan Advance made pursuant to Sections 2.2(a)(i) and 2.4 of this Agreement, and (if and as applicable) any Additional Term Loan Advance in respect of the Tranche A-1 Term Loan Facility to be made to the Borrower by an Additional Term Loan Lender pursuant to Section 2.16(c).

“Tranche A-1 Term Loan Advance” means the Tranche A-1 Term Loan Initial Advance and each Tranche A-1 Term Loan Delayed Draw Advance.

“Tranche A-1 Term Loan Commitment” means, as to each Tranche A-1 Term Loan Lender, such Tranche A-1 Term Loan Lender’s obligation to make Tranche A-1 Term Loan Advances pursuant to Sections 2.2(a)(i) and 2.4 in an amount up to, but not exceeding the amount set forth for such Tranche A-1 Term Loan Lender on Schedule II as such Tranche A-1 Term Loan Lender’s “Tranche A-1 Term Loan Commitment Amount” or as set forth on the applicable Assignment and Assumption, or as the same may be increased or reduced as appropriate to reflect any assignments to or by such Tranche A-1 Term Loan Lender effected in accordance with Section 13.6.

“Tranche A-1 Term Loan Commitment Percentage” means, as to each Tranche A-1 Term Loan Lender, the ratio, expressed as a percentage, of (a) the amount of such Tranche A-1 Term Loan Lender’s Tranche A-1 Term Loan Commitment to (b) the aggregate amount of the Tranche A-1 Term Loan Commitments of all Tranche A-1 Term Loan Lenders.

“Tranche A-1 Term Loan Commitment Period” means the period from and after the Effective Date to but not including August 11, 2026.

“Tranche A-1 Term Loan Delayed Draw Advance” means an advance of Tranche A-1 Term Loan Commitment made by the Tranche A-1 Term Loan Lenders to the Borrower pursuant to Section 2.4 after the Effective Date.

“Tranche A-1 Term Loan Facility” means, at any time, the aggregate principal amount of the Tranche A-1 Term Loans of all Tranche A-1 Term Loan Lenders outstanding at such time and the aggregate amount of all Tranche A-1 Term Loan Commitments at such time.

“Tranche A-1 Term Loan Initial Advance” means the initial advance of the Tranche A-1 Term Loan made by the Tranche A-1 Term Loan Lenders on the Effective Date in the aggregate principal amount of $225,000,000.

“Tranche A-1 Term Loan Lender” means a Lender holding a Tranche A-1 Term Loan.

“Tranche A-1 Term Loan Maturity Date” means February 11, 2031.

“Tranche A-2 Term Loan” means a loan made by a Tranche A-2 Term Loan Lender to the Borrower pursuant to Section 2.2(a)(ii) of the Existing Credit Agreement and continued under this Agreement, and (if and as applicable) and any Additional Term Loan Advance in respect of the Tranche A-2 Term Loan Facility to be made to the Borrower by an Additional Term Loan Lender pursuant to Section 2.16(c).

“Tranche A-2 Term Loan Facility” means, at any time, the aggregate principal amount of the Tranche A-2 Term Loans of all Tranche A-2 Term Loan Lenders outstanding at such time.

“Tranche A-2 Term Loan Lender” means a Lender holding a Tranche A-2 Term Loan.

“Tranche A-2 Term Loan Maturity Date” means September 24, 2027, as such date may be extended pursuant to Section 2.13(c).

“Transferred Mortgage” has the meaning given that term in Section 13.21(a).

“Type” with respect to any Loan, refers to whether such Loan is a Daily Simple SOFR Loan, a Term SOFR Loan or a Base Rate Loan.

“UCC” means the Uniform Commercial Code as in effect in any applicable jurisdiction.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person subject to IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unconsolidated Affiliate” means, with respect to any Person, any other Person in whom such Person holds an Investment, which Investment is accounted for in the financial statements of such Person on an equity basis of accounting and whose financial results would not be consolidated under GAAP with the financial results of such Person on the consolidated financial statements of such Person.

“Unencumbered Adjusted NOI” means, for any period, the aggregate Adjusted NOI of the Unencumbered Pool.

“Unencumbered Asset Value” means at any time the Operating Property Value of the Unencumbered Pool at such time. For purposes of determining Unencumbered Asset Value, to the extent the amount of Unencumbered Asset Value attributable to Eligible Properties subject to a Qualified Ground Lease would exceed 30% of Unencumbered Asset Value, such excess shall be excluded (provided that any Qualified Ground Lease that either (i) contains an unconditional end-of-term purchase option in favor of the lessee for consideration that is, in the reasonable judgment of the Administrative Agent, de minimis or (ii) provides that the lessee’s leasehold interest therein automatically becomes a fee-owned interest at the end of the term shall not be included for purposes of this limitation). For clarity, the percentage limitation in the preceding sentence shall operate only to exclude from the calculation of Unencumbered Asset Value the value of an Eligible Property in excess of such limitation (and shall not otherwise cause the property to cease to be an Eligible Property).

“Unencumbered Leverage Ratio” means, as of a given date, the ratio, expressed as a percentage, of (i)(x) Unsecured Indebtedness of the Parent Guarantor and its Subsidiaries on a consolidated basis minus (y) Unrestricted Cash and Cash Equivalents of the Parent Guarantor and its Subsidiaries in excess of $10,000,000, to (ii) Unencumbered Asset Value.

“Unencumbered Leverage Ratio Increase Period” has the meaning given such term in Section 10.1(e).

“Unencumbered Pool” means, at any time, collectively, those Hotel Properties that constitute Eligible Properties at such time.

“Unfunded Liabilities” means, with respect to any Plan at any time, the amount (if any) by which (a) the value of all benefit liabilities under such Plan, determined on a plan termination basis using the assumptions prescribed by the PBGC for purposes of Section 4044 of ERISA, exceeds (b) the fair market value of all Plan assets allocable to such liabilities under Title IV of ERISA (excluding any accrued but unpaid contributions), all determined as of the then most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of a member of the ERISA Group to the PBGC or any other Person under Title IV of ERISA.

“Uniform System” means the Uniform System of Accounts for the Lodging Industry, Tenth Revised Edition 2006, as published by the Education Institute of the American Hotel & Motel Association, as revised from time to time to the extent such revision has been or is in the process of being generally implemented within such Uniform System of Accounts.

“Unimproved Land” means land on which no development (other than improvements that are not material and are temporary in nature) has occurred.

“Unrestricted Cash and Cash Equivalents” means, with respect to any Person, cash and Cash Equivalents of such Person that are free and clear of all Liens and not subject to any restrictions on the use thereof to pay Indebtedness and other obligations of such Person.

“Unsecured Indebtedness” means, with respect to a Person, Indebtedness of such Person that is not Secured Indebtedness; provided, however, that (i) any Indebtedness that is secured only by a pledge of Equity Interests shall be deemed to be Unsecured Indebtedness unless the same constitutes Secured Indebtedness as provided in clause (a) of the last sentence of the definition of “Secured Indebtedness”; and (ii) Indebtedness of the type described in clause (g) of the definition of Indebtedness shall not constitute Unsecured Indebtedness.

“Unsecured Indebtedness Subsidiary” means any Subsidiary of the Parent Guarantor (other than any Excluded Subsidiary that has a payment obligation (including a Guarantee) in respect of Unsecured Indebtedness solely constituting any of the following (x) Indebtedness under performance or surety bonds, (y) Indebtedness of the type described in clause (d) of the definition of “Indebtedness” and (z) trade debt, in each case incurred in the ordinary course of business) that is a borrower or a guarantor, or otherwise has a payment obligation in respect of, any Unsecured Indebtedness (other than, in each case, (i) obligations arising under the Loan Documents and (ii) intercompany Indebtedness between or among any of the Parent Guarantor, the Borrower and their respective Subsidiaries).

“Unsecured Interest Expense” means, for any period of four consecutive fiscal quarters, the actual Interest Expense on all Unsecured Indebtedness of the Parent Guarantor and its Subsidiaries on a consolidated basis.

“U.S. Bank” means U.S. Bank National Association, and its successors and assigns.

“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Internal Revenue Code.

“U.S. Special Resolution Regimes” has the meaning given that term in Section 13.23.

“U.S. Tax Compliance Certificate” has the meaning given that term in Section 3.10(g)(ii)(B)(III).

“Wells Fargo” means Wells Fargo Bank, National Association, and its successors and assigns.

“Wells Fargo Securities” means Wells Fargo Securities, LLC, and its successors and assigns.

“Wholly-Owned Subsidiary” means any Subsidiary of a Person in respect of which all of the Equity Interests (other than, in the case of a corporation, directors’ qualifying shares or, in the case of a REIT, preferred shares issued to comply with Section 856(a)(5) of the Code) are at the time directly or indirectly owned or controlled by such Person or one or more other Subsidiaries of such Person or by such Person and one or more other Subsidiaries of such Person.

“Withholding Agent” means (a) the Borrower, (b) any other Loan Party and (c) the Administrative Agent, as applicable.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

Section 1.2        General; References to New York City Time.

Unless otherwise indicated, all accounting terms, ratios and measurements shall be interpreted or determined in accordance with GAAP as in effect on the Agreement Date; provided that, if at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Requisite Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Requisite Lenders); provided further that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. References in this Agreement to “Sections”, “Articles”, “Exhibits” and “Schedules” are to sections, articles, exhibits and schedules herein and hereto unless otherwise indicated. References in this Agreement to any document, instrument or agreement (a) shall include all exhibits, schedules and other attachments thereto, (b) shall include all documents, instruments or agreements issued or executed in replacement thereof, to the extent permitted hereby and (c) shall mean such document, instrument or agreement, or replacement or predecessor thereto, as amended, supplemented, restated or otherwise modified from time to time to the extent not otherwise stated herein or prohibited hereby and in effect at any given time. Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, the feminine and the neuter. Unless explicitly set forth to the contrary, a reference to “Subsidiary” means a Subsidiary of the Parent Guarantor or a Subsidiary of such Subsidiary (including the Borrower and any Subsidiary of the Borrower) and a reference to an “Affiliate” means a reference to an Affiliate of the Parent Guarantor (including any Affiliate of the Borrower). Except as expressly provided otherwise in any Loan Document, (i) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified, extended, restated, replaced or supplemented from time to time and (ii) any reference to any Person shall be construed to include such Person’s permitted successors and permitted assigns. Titles and captions of Articles, Sections, subsections and clauses in this Agreement are for convenience only, and neither limit nor amplify the provisions of this Agreement. Unless otherwise indicated, all references to time are references to New York City time. The calculation of liabilities shall not include any fair value adjustments to the carrying value of liabilities to record such liabilities at fair value pursuant to electing the fair value option election under FASB ASC 825-10-25 (formerly known as FAS 159, The Fair Value Option for Financial Assets and Financial Liabilities) or other FASB standards allowing entities to elect fair value option for financial liabilities. Therefore, the amount of any Indebtedness shall be the historical cost basis, which generally is the contractual amount owed adjusted for amortization or accretion of any premium or discount. Notwithstanding the first sentence of this Section 1.2, all accounting terms, ratios and calculations shall be determined without giving effect to Accounting Standard Codification 842 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) (and related interpretations) to the extent any lease (or similar arrangement conveying the right to use) would be required to be treated as a capital lease thereunder where such lease (or similar arrangement) would have been treated as an operating lease under GAAP as in effect immediately prior to the effectiveness of the Accounting Standards Codification 842. Unless otherwise expressly provided herein, if any payment, information, certificate, document or other deliverable required hereunder shall be due on a day that is not a Business Day, the required date for payment or delivery shall be the next succeeding Business Day.

Section 1.3            Amendment and Restatement of the Existing Credit Agreement.

(a)           The parties to this Agreement agree that, upon (i) the execution and delivery by each of the parties hereto of this Agreement and (ii) satisfaction of the conditions set forth in Section 6.1, the terms and provisions of the Existing Credit Agreement shall be and hereby are amended, superseded and restated in their entirety by the terms and provisions of this Agreement. This Agreement is not intended to and shall not constitute a novation. All “Loans” made, “Obligations” incurred and “Letters of Credit” issued under the Existing Credit Agreement which are outstanding on the Agreement Date shall continue as Obligations and Letters of Credit under (and shall be governed by the terms of) this Agreement and the other Loan Documents. Without limiting the foregoing, upon the effectiveness hereof: (i) all references in the “Loan Documents” (as defined in the Existing Credit Agreement) to the “Administrative Agent”, the “Credit Agreement” and the “Loan Documents” shall be deemed to refer to the Administrative Agent, this Agreement and the Loan Documents, respectively, and (ii) all obligations constituting “Obligations” with any Lender or any Affiliate of any Lender which are outstanding on the Agreement Date shall continue as Obligations under this Agreement and the other Loan Documents.

(b)          This amendment and restatement is being approved and executed by all Lenders. This Agreement is being entered into as an amendment and restatement, instead of an amendment to the Existing Credit Agreement, for administrative purposes only, and the failure of any Lender to execute this Credit Agreement shall not affect its obligations under the Existing Credit Agreement as amended herein.

Section 1.4           Rates.

The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, (a) the continuation of, administration of, submission of, calculation of or any other matter related to Daily Simple SOFR, SOFR, the Term SOFR Reference Rate, Term SOFR or Term SOFR, or any component definition thereof or rates referred to in the definition thereof, or with respect to any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement), as it may or may not be adjusted pursuant to Exhibit M, will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, Daily Simple SOFR, SOFR, the Term SOFR Reference Rate, Term SOFR, Term SOFR or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes. The Administrative Agent and its Affiliates or other related entities may engage in transactions that affect the calculation of Daily Simple SOFR, SOFR, the Term SOFR Reference Rate, Term SOFR, or Term SOFR, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto and such transactions may be adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain Daily Simple SOFR, SOFR, the Term SOFR Reference Rate, Term SOFR or Term SOFR, or any other Benchmark, any component definition thereof or rates referred to in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

Section 1.5           Divisions.

For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized and acquired on the first date of its existence by the holders of its Equity Interests at such time.

ARTICLE II Credit Facility

Section 2.1           Revolving Credit Loans.

(a)           Making of Revolving Credit Loans. Subject to the terms and conditions set forth in this Agreement, including Section 2.15, each Revolving Credit Lender severally and not jointly agrees to make Revolving Credit Loans denominated in Dollars to the Borrower during the period from and including the Effective Date to but excluding the Revolving Credit Maturity Date, in an aggregate principal amount at any one time outstanding up to, but not exceeding, such Revolving Credit Lender’s Revolving Credit Commitment. Each borrowing of Revolving Credit Loans hereunder shall be in an aggregate principal amount of $2,000,000 and integral multiples of $500,000 in excess of that amount (except that, subject to Section 2.15, any such borrowing of Revolving Credit Loans may be in an aggregate amount equal to the sum of (x) the aggregate amount of the Revolving Credit Commitments of all Revolving Credit Lenders minus (y) the sum of the aggregate principal balance of all Revolving Credit Loans and the Letter of Credit Liabilities). Within the foregoing limits and subject to the terms and conditions of this Agreement, the Borrower may borrow, repay and reborrow Revolving Credit Loans.

(b)           Requests for Revolving Credit Loans. The Borrower shall deliver to the Administrative Agent a Notice of Borrowing not later than 11:00 a.m. (a) on the same Business Day of a borrowing of each Base Rate Loan or Daily Simple SOFR Loan, and (ii) at least two (2) U.S. Government Securities Business Days before each borrowing of a Term SOFR Loan. Each Notice of Borrowing shall specify the aggregate principal amount of the Revolving Credit Loans to be borrowed, the date such Revolving Credit Loans are to be borrowed (which must be a Business Day), the Type of the requested Revolving Credit Loans, and if such Revolving Credit Loans are to be Term SOFR Loans, the initial Interest Period for such Revolving Credit Loans. Each Notice of Borrowing shall be irrevocable once given and binding on the Borrower (unless such notice provides that such request is contingent on the consummation of a transaction, in which case, such notice shall be revocable to the extent the transaction is not consummated on the date such borrowing is requested to be made, provided that the Borrower pays to the Administrative Agent and the Lenders any funding or “breakage” charges incurred in connection with such Notice of Borrowing in accordance with Section 5.4 hereof). Prior to delivering a Notice of Borrowing, the Borrower may (without specifying whether a Revolving Credit Loan will be a Base Rate Loan or a SOFR Loan) request that the Administrative Agent provide the Borrower with the most recent Daily Simple SOFR or Term SOFR available to the Administrative Agent. The Administrative Agent shall provide such quoted rate to the Borrower on the date of such request or as soon as possible thereafter.

(c)           Funding of Revolving Credit Loans. Promptly after receipt of a Notice of Borrowing under the immediately preceding subsection (b), the Administrative Agent shall notify each Revolving Credit Lender of the proposed borrowing. Each Revolving Credit Lender shall deposit an amount equal to the Revolving Credit Loan to be made by such Revolving Credit Lender to the Borrower with the Administrative Agent at the Principal Office, in immediately available funds not later than 2:00 p.m. on the date of such proposed Revolving Credit Loans that are Base Rate Loans or Daily Simple SOFR Loans, and not later than 10:00 a.m. on the date of such proposed Revolving Credit Loans that are Term SOFR Loans. Subject to fulfillment of all applicable conditions set forth herein, the Administrative Agent shall make available to the Borrower in the account specified in the Disbursement Instruction Agreement, not later than 4:00 p.m. on the date of the requested borrowing of Revolving Credit Loans that are Base Rate Loans or Daily Simple SOFR Loans and not later than 1:00 p.m. on the date of the requested borrowing of Revolving Credit Loans that are Term SOFR Loans, the proceeds of such amounts received by the Administrative Agent. No Revolving Credit Lender shall be responsible for the failure of any other Revolving Credit Lender to make a Revolving Credit Loan or to perform any other obligation to be made or performed by such other Revolving Credit Lender hereunder, and the failure of any Revolving Credit Lender to make a Revolving Credit Loan or to perform any other obligation to be made or performed by it hereunder shall not relieve the obligation of any other Revolving Credit Lender to make any Revolving Credit Loan or to perform any other obligation to be made or performed by such other Lender.

(d)           Assumptions Regarding Funding by Revolving Credit Lenders. With respect to Revolving Credit Loans to be made after the Effective Date, unless the Administrative Agent shall have been notified by any Revolving Credit Lender that such Revolving Credit Lender will not make available to the Administrative Agent a Revolving Credit Loan to be made by such Revolving Credit Lender in connection with any borrowing, the Administrative Agent may assume that such Lender will make the proceeds of such Revolving Credit Loan available to the Administrative Agent in accordance with this Section, and the Administrative Agent may (but shall not be obligated to), in reliance upon such assumption, make available to the Borrower the amount of such Revolving Credit Loan to be provided by such Revolving Credit Lender. In such event, if such Revolving Credit Lender does not make available to the Administrative Agent the proceeds of such Revolving Credit Loan, then such Revolving Credit Lender and the Borrower severally agree to pay to the Administrative Agent on demand the amount of such Revolving Credit Loan with interest thereon, for each day from and including the date such Revolving Credit Loan is made available to the Borrower but excluding the date of payment to the Administrative Agent, at (i) in the case of a payment to be made by such Revolving Credit Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (ii) in the case of a payment to be made by the Borrower, the interest rate applicable to the Type of Revolving Credit Loan elected by the Borrower in the Notice of Borrowing. If the Borrower and such Revolving Credit Lender shall pay the amount of such interest to the Administrative Agent for the same or overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Revolving Credit Lender pays to the Administrative Agent the amount of such Revolving Credit Loan, the amount so paid shall constitute such Revolving Credit Lender’s Revolving Credit Loan included in the borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Revolving Credit Lender that shall have failed to make available the proceeds of a Revolving Credit Loan to be made by such Revolving Credit Lender.

Section 2.2           Term Loans.

(a)            Making of Term Loans.

(i)             Subject to the terms and conditions set forth in this Agreement, and in reliance upon the representations and warranties set forth in this Agreement and the other Loan Documents, each Tranche A-1 Term Loan Lender, severally and not jointly, agrees to make Tranche A-1 Term Loans denominated in Dollars (A) to the Borrower on the Effective Date in an aggregate principal amount of such Tranche A-1 Term Loan Lender’s Commitment Percentage of the Tranche A-1 Term Loan Initial Advance on the Effective Date, and (B) in accordance with Section 2.4, to the Borrower during the Tranche A-1 Term Loan Commitment Period in an aggregate amount not to exceed such Tranche A-1 Term Loan Lender’s Tranche A-1 Term Loan Commitment (after giving effect to the Tranche A-1 Term Loan Initial Advance made on the Effective Date).

(ii)            Prior to the Effective Date, certain “Tranche A-2 Term Loans” were made to the Borrower under (and as defined in) the Existing Credit Agreement (such outstanding “Tranche A-2 Term Loans” being hereinafter referred to as the “Existing Tranche A-2 Term Loans”). Subject to the terms and conditions set forth in this Agreement, the Borrower and each of the Lenders agree that on the Effective Date but subject to the satisfaction of the conditions precedent set forth in Article VI, the Existing Tranche A-2 Term Loans are deemed to be, and shall be re-evidenced as Tranche A-2 Term Loans under this Agreement.

Amounts of any Term Loan (including any Additional Term Loan Advances or New Term Loans) that are repaid may not be re-borrowed.

(b)            Obligation of Term Loan Lenders. No Term Loan Lender (which for purposes of this subsection (b) shall include (if and as applicable) each Additional Term Loan Lender or New Term Loan Lender) shall be responsible for the failure of any other Term Loan Lender to advance its portion of the applicable Term Loan (which, for purposes of this subsection (b) shall include (if and as applicable) each Additional Term Loan Advance, and each New Term Loan) or to perform any other obligation to be made or performed by such other Term Loan Lender hereunder, and the failure of any Term Loan Lender to advance its portion of the applicable Term Loan or to perform any other obligation to be made or performed by it hereunder shall not relieve the obligation of any other Term Loan Lender to advance its portion of such Term Loan or to perform any other obligation to be made or performed by such other Lender.

Section 2.3             Letters of Credit.

(a)             Letters of Credit. Subject to the terms and conditions of this Agreement, including, without limitation, Section 2.15 and Section 3.9(c), each Issuing Bank, on behalf of the Revolving Credit Lenders, agrees to issue for the account of the Borrower during the period from and including the Effective Date to, but excluding, the date thirty (30) days prior to the Revolving Credit Maturity Date, one or more standby letters of credit (each a “Letter of Credit”) denominated in Dollars up to the maximum aggregate Letter of Credit Liabilities at any one time outstanding not to exceed $30,000,000, as such amount may be reduced from time to time in accordance with the terms hereof (the “L/C Commitment Amount”); provided that, unless such Issuing Bank shall otherwise consent thereto, no Issuing Bank shall be obligated to issue Letters of Credit hereunder having a maximum aggregate Stated Amount in excess of the lesser of (i) such Issuing Bank’s pro rata share of the L/C Commitment Amount (which amount is $15,000,000 for each Issuing Bank as of the Effective Date) at any one time outstanding and (ii) (A) the Revolving Credit Commitment of such Issuing Bank in its capacity as a Revolving Credit Lender, minus (B) the sum of (x) (1) the Stated Amount of any Letter of Credit issued by such Issuing Bank minus (2) the other Lenders’ participation interests under this Section 2.3 in each such Letter of Credit, plus (y) such Issuing Bank’s participation interest under this Section 2.3 in each Letter of Credit issued by any other Issuing Bank, minus (C) all outstanding Revolving Credit Loans held by such Issuing Bank in its capacity as a Revolving Credit Lender.

(b)            Terms of Letters of Credit. At the time of issuance, the form, terms and conditions of each Letter of Credit, and of any drafts or acceptances thereunder, shall be subject to approval by the applicable Issuing Bank in accordance with its customary standards therefor. Notwithstanding the foregoing, in no event may (i) the expiration date of any Letter of Credit extend beyond not more than one (1) year beyond the Revolving Credit Maturity Date, or (ii) any Letter of Credit have an initial duration in excess of one year; provided, however, a Letter of Credit may contain a provision providing for the automatic extension of the expiration date in the absence of a notice of non-renewal from the applicable Issuing Bank but in no event shall any such provision permit the extension of the expiration date of such Letter of Credit beyond the date that is not more than one (1) year beyond the Revolving Credit Maturity Date, provided, further, however, that in the case of any Letter of Credit that, either when initially issued or when renewed, has an expiration date beyond the Revolving Credit Maturity Date, the Borrower shall be obligated to Cash Collateralize such Letter of Credit in accordance with Section 2.14(a). The initial Stated Amount of each Letter of Credit shall be at least $100,000 (or such lesser amount as may be reasonably acceptable to the Administrative Agent and the applicable Issuing Bank).

(c)            Requests for Issuance of Letters of Credit. The Borrower shall give the applicable Issuing Bank and the Administrative Agent written notice at least five (5) Business Days (or such shorter period as may be reasonably acceptable to the Administrative Agent and such Issuing Bank) prior to the requested date of issuance of a Letter of Credit, such notice to describe in reasonable detail the proposed terms of such Letter of Credit and the nature of the transactions or obligations proposed to be supported by such Letter of Credit, and in any event shall set forth with respect to such Letter of Credit the proposed (i) initial Stated Amount, (ii) beneficiary, and (iii) expiration date. The Borrower shall also execute and deliver such customary applications and agreements for standby letters of credit, and other forms as requested from time to time by such Issuing Bank. Provided the Borrower has given the notice prescribed by the first sentence of this subsection and delivered such applications and agreements referred to in the preceding sentence, subject to the other terms and conditions of this Agreement, including the satisfaction of any applicable conditions precedent set forth in Section 6.2, such Issuing Bank shall issue the requested Letter of Credit on the requested date of issuance for the benefit of the stipulated beneficiary but in no event prior to the date five (5) Business Days (or such shorter period as may be reasonably acceptable to the Administrative Agent and such Issuing Bank) following the date after which such Issuing Bank has received all of the items required to be delivered to it under this subsection. No Issuing Bank shall at any time be obligated to issue any Letter of Credit if such issuance would conflict with, or cause such Issuing Bank, Administrative Agent or any Lender to exceed any limits imposed by, any Applicable Law. References herein to “issue” and derivations thereof with respect to Letters of Credit shall also include extensions or modifications of any outstanding Letters of Credit, unless the context otherwise requires. Upon the written request of the Borrower, the applicable Issuing Bank shall promptly deliver to the Borrower a copy of (i) any Letter of Credit proposed to be issued hereunder prior to the issuance thereof and (ii) each issued Letter of Credit after the date of issuance thereof. To the extent any term of a Letter of Credit Document (excluding any certificate or other document presented by a beneficiary in connection with a drawing under such Letter of Credit) is inconsistent with the terms and provisions of any Loan Document, the terms and provisions of such Loan Document shall control. The Borrower shall examine the copy of any Letter of Credit or any amendment to a Letter of Credit that is delivered to it by the applicable Issuing Bank and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will promptly (but in any event, within five (5) Business Days after the later of (x) receipt by the beneficiary of such Letter of Credit of the original of, or amendment to, such Letter of Credit, as applicable and (y) receipt by the Borrower of a copy of such Letter of Credit or amendment, as applicable) notify such Issuing Bank. The Borrower shall be conclusively deemed to have waived any such claim against the applicable Issuing Bank and its correspondents unless such notice is given as aforesaid.

(d)            Reimbursement Obligations. Upon receipt by the applicable Issuing Bank from the beneficiary of a Letter of Credit of any demand for payment under such Letter of Credit (a “Drawing”) and such Issuing Bank’s determination that such demand for payment complies with the requirements of such Letter of Credit, such Issuing Bank shall promptly notify the Borrower and the Administrative Agent of the amount to be paid by such Issuing Bank as a result of such Drawing and the date on which payment is to be made by such Issuing Bank to such beneficiary in respect of such Drawing; provided, however, that such Issuing Bank’s failure to give, or delay in giving, such notice shall not discharge the Borrower in any respect from the applicable Reimbursement Obligation. The Borrower hereby absolutely, unconditionally and irrevocably agrees to pay and reimburse (either with the proceeds of a Base Rate Loan as provided for in subsection (e) below or with funds from other sources) such Issuing Bank for the amount of each Drawing at or prior to the date on which payment is to be made by such Issuing Bank to the beneficiary thereunder, without presentment, demand, protest or other formalities of any kind (other than the notice provided for in the first sentence of this subsection (d)).

(e)             Manner of Reimbursement. Unless the Borrower shall notify the applicable Issuing Bank and the Administrative Agent on the day that such Issuing Bank provides notice of the Drawing on the Letter of Credit as provided in subsection (d) above that the Borrower intends to reimburse such Issuing Bank for such Drawing from other sources or funds, the Borrower shall be deemed to have timely given a Notice of Borrowing to the Administrative Agent requesting that the Revolving Credit Lenders make a Base Rate Loan in the amount of (a) such Drawing and (b) any amounts referred to in Section 3.5(c) incurred by such Issuing Bank in connection with such payment, and the Revolving Credit Lenders shall make a Base Rate Loan in such amount in accordance with subsection (j) below, the proceeds of which shall be applied to reimburse such Issuing Bank for the amount of such Drawing and costs and expenses.

(f)             Effect of Letters of Credit on Revolving Credit Commitments. Upon the issuance by any Issuing Bank of any Letter of Credit and until such Letter of Credit shall have expired or been cancelled, the Revolving Credit Commitment of each Revolving Credit Lender shall be deemed to be utilized for all purposes of this Agreement in an amount equal to the product of (i) such Revolving Credit Lender’s Revolving Credit Commitment Percentage and (ii) the sum of (A) the Stated Amount of such Letter of Credit plus (B) any related Reimbursement Obligations then outstanding.

(g)            Each Issuing Bank’s Duties Regarding Letters of Credit; Unconditional Nature of Reimbursement Obligations. In examining documents presented in connection with drawings under Letters of Credit and making payments under such Letters of Credit against such documents, the applicable Issuing Bank shall only be required to use the same standard of care as it uses in connection with examining documents presented in connection with drawings under letters of credit in which it has not sold participations and making payments under such letters of credit. The Borrower assumes all risks of the acts and omissions of, or misuse of the Letters of Credit by, the respective beneficiaries of such Letters of Credit. In furtherance and not in limitation of the foregoing, none of any Issuing Bank, Administrative Agent or any of the Lenders shall be responsible for, and the Borrower’s obligations in respect of Letters of Credit shall not be affected in any manner by, (i) the form, validity, sufficiency, accuracy, genuineness or legal effects of any document submitted by any party in connection with the application for and issuance of or any drawing honored under any Letter of Credit even if such document should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any Letter of Credit, or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) failure of the beneficiary of any Letter of Credit to comply fully with conditions required in order to draw upon such Letter of Credit; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, facsimile, electronic mail, telecopy or otherwise, whether or not they be in cipher; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any Letter of Credit, or of the proceeds thereof; (vii) the misapplication by the beneficiary of any Letter of Credit, or of the proceeds of any drawing under any Letter of Credit; or (viii) any consequences arising from causes beyond the control of the Issuing Banks, the Administrative Agent or the Revolving Credit Lenders. None of the above shall affect, impair or prevent the vesting of any of the Issuing Banks’ or the Administrative Agent’s rights or powers hereunder. Any action taken or omitted to be taken by any Issuing Bank under or in connection with any Letter of Credit, if taken or omitted in the absence of gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final non-appealable judgment), shall not create against such Issuing Bank any liability to the Borrower, the Administrative Agent or any Lender. In this connection, the obligation of the Borrower to reimburse the applicable Issuing Bank for any Drawing made under any Letter of Credit, and to repay any Revolving Credit Loan made pursuant to the second sentence of subsection (d) above, shall be absolute, unconditional and irrevocable and shall be paid strictly in accordance with the terms of this Agreement and any other applicable Letter of Credit Document under all circumstances whatsoever, including, without limitation, the following circumstances: (A) any lack of validity or enforceability of any Letter of Credit Document or any term or provisions therein; (B) any amendment or waiver of or any consent to departure from all or any of the Letter of Credit Documents; (C) the existence of any claim, setoff, defense or other right which the Borrower may have at any time against any Issuing Bank, the Administrative Agent or any Lender, any beneficiary of a Letter of Credit or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or in the Letter of Credit Documents or any unrelated transaction; (D) any breach of contract or dispute between the Borrower, any Issuing Bank, the Administrative Agent, any Lender or any other Person; (E) any demand, statement or any other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein or made in connection therewith being untrue or inaccurate in any respect whatsoever; (F) any non-application or misapplication by the beneficiary of a Letter of Credit or of the proceeds of any drawing under such Letter of Credit; (G) payment by any Issuing Bank under any Letter of Credit against presentation of a draft or certificate which does not strictly comply with the terms of such Letter of Credit; and (H) any other act, omission to act, delay or circumstance whatsoever that might, but for the provisions of this Section, constitute a legal or equitable defense to or discharge of, or provide a right of setoff against, the Borrower’s Reimbursement Obligations. Notwithstanding anything to the contrary contained in this Section or Section 13.10, but not in limitation of the Borrower’s unconditional obligation to reimburse the applicable Issuing Bank for any drawing made under a Letter of Credit as provided in this Section and to repay any Revolving Credit Loan made pursuant to the second sentence of subsection (d) above, the Borrower shall have no obligation to indemnify the Administrative Agent, any Issuing Bank or any Revolving Credit Lender in respect of any liability incurred by the Administrative Agent, such Issuing Bank or such Revolving Credit Lender to the extent arising out of the gross negligence or willful misconduct of the Administrative Agent, such Issuing Bank or such Revolving Credit Lender (as the case may be) in respect of a Letter of Credit as determined by a court of competent jurisdiction in a final, non-appealable judgment. Nothing in this Section shall affect any rights the Borrower may have with respect to the gross negligence or willful misconduct of the Administrative Agent, any Issuing Bank or any Revolving Credit Lender with respect to any Letter of Credit.

(h)            Amendments, Etc. The issuance by the applicable Issuing Bank of any amendment, supplement or other modification to any Letter of Credit shall be subject to the same conditions applicable under this Agreement to the issuance of new Letters of Credit (including, without limitation, that the request therefor be made through such Issuing Bank), and no such amendment, supplement or other modification shall be issued unless either (i) the respective Letter of Credit affected thereby would have complied with such conditions had it originally been issued hereunder in such amended, supplemented or modified form or (ii) the Administrative Agent and Requisite Revolving Credit Lenders shall have consented thereto. In connection with any such amendment, supplement or other modification, the Borrower shall pay the fees, if any, payable under the last sentence of Section 3.5(c).

(i)             Revolving Credit Lenders’ Participation in Letters of Credit. Immediately upon the issuance by any Issuing Bank of any Letter of Credit each Revolving Credit Lender shall be deemed to have absolutely, irrevocably and unconditionally purchased and received from such Issuing Bank, without recourse or warranty, an undivided interest and participation to the extent of such Revolving Credit Lender’s Revolving Credit Commitment Percentage of the liability of such Issuing Bank with respect to such Letter of Credit and each Revolving Credit Lender thereby shall absolutely, unconditionally and irrevocably assume, as primary obligor and not as surety, and shall be unconditionally obligated to such Issuing Bank to pay and discharge when due, such Revolving Credit Lender’s Revolving Credit Commitment Percentage of such Issuing Bank’s liability under such Letter of Credit for which such Issuing Bank is not reimbursed in full by the Borrower through a Base Rate Loan or otherwise in accordance with the terms of this Agreement. In addition, upon the making of each payment by a Revolving Credit Lender to the Administrative Agent for the account of any Issuing Bank in respect of any Letter of Credit pursuant to the immediately following subsection (j), such Revolving Credit Lender shall, automatically and without any further action on the part of such Issuing Bank, Administrative Agent or such Revolving Credit Lender, acquire (i) a participation in an amount equal to such payment in the Reimbursement Obligation owing to such Issuing Bank by the Borrower in respect of such Letter of Credit and (ii) a participation in a percentage equal to such Revolving Credit Lender’s Revolving Credit Commitment Percentage in any interest or other amounts payable by the Borrower in respect of such Reimbursement Obligation (other than the Fees payable to such Issuing Bank pursuant to the last two sentences of Section 3.5(c)). Upon receipt by the applicable Issuing Bank of any payment in respect of any Reimbursement Obligation, such Issuing Bank shall promptly pay to each Revolving Credit Lender that has acquired a participation therein under the second sentence of this subsection (i), such Revolving Credit Lender’s Revolving Credit Commitment Percentage of such payment.

(j)             Payment Obligation of Revolving Credit Lenders. Each Revolving Credit Lender severally agrees to pay to the Administrative Agent, for the account of the applicable Issuing Bank, on demand or upon notice in accordance with subsection (e) above, in immediately available funds in Dollars the amount of such Revolving Credit Lender’s Revolving Credit Commitment Percentage of each Drawing paid by such Issuing Bank under each Letter of Credit to the extent such amount is not reimbursed by the Borrower pursuant to subsection (d); provided, however, that in respect of any Drawing under any Letter of Credit, the maximum amount that any Revolving Credit Lender shall be required to fund, whether as a Base Rate Loan or as a participation, shall not exceed such Revolving Credit Lender’s Revolving Credit Commitment Percentage of such Drawing. If the notice referenced in the second sentence of subsection (e) above is received by a Revolving Credit Lender not later than 11:00 a.m., then such Revolving Credit Lender shall make such payment available to the Administrative Agent not later than 2:00 p.m. on the date of demand therefor; otherwise, such payment shall be made available to the Administrative Agent not later than 1:00 p.m. on the next succeeding Business Day. Each Revolving Credit Lender’s obligation to make such payments to the Administrative Agent under this subsection, whether as a Base Rate Loan or as a participation, and the Administrative Agent’s right to receive the same for the account of the applicable Issuing Bank, shall be absolute, irrevocable and unconditional and shall not be affected in any way by any circumstance whatsoever, including, without limitation, (i) the failure of any other Revolving Credit Lender to make its payment under this subsection, (ii) the financial condition of the Borrower, any other Loan Party or any Non-Loan Party BB Property Subsidiary, (iii) the existence of any Default or Event of Default, including any Event of Default described in Section 11.1(e) or (f), or (iv) the termination of the Revolving Credit Commitments. Each such payment to the Administrative Agent for the account of such Issuing Bank shall be made without any offset, abatement, withholding or deduction whatsoever.

(k)            Information to Revolving Credit Lenders. Promptly following any change in Letters of Credit outstanding, the applicable Issuing Bank shall deliver to the Administrative Agent, which shall promptly deliver the same to each Revolving Credit Lender and the Borrower, a notice describing the aggregate amount of all Letters of Credit outstanding at such time. Upon the request of any Revolving Credit Lender from time to time, such Issuing Bank shall deliver any other information reasonably requested by such Lender with respect to each Letter of Credit then outstanding. Other than as set forth in this subsection, no Issuing Bank shall have any duty to notify the Lenders regarding the issuance or other matters regarding Letters of Credit issued hereunder. The failure of any Issuing Bank to perform its requirements under this subsection shall not relieve any Revolving Credit Lender from its obligations under the immediately preceding subsection (j).

Section 2.4            Tranche A-1 Term Loan Delayed Draw Advances.

(a)            Tranche A-1 Term Loan Delayed Draw Advances. Subject to the terms and conditions set forth in this Agreement, including this Section 2.4, and in reliance upon the representations and warranties set forth in this Agreement and the other Loan Documents, each Tranche A-1 Term Loan Lender, severally and not jointly, agrees to make Tranche A-1 Term Loan Delayed Draw Advances denominated in Dollars to the Borrower during the Tranche A-1 Term Loan Commitment Period in an aggregate principal amount up to, but not exceeding, such Lender’s Tranche A-1 Term Loan Commitment (after giving effect to the Tranche A-1 Term Loan Initial Advance made on the Effective Date). Each Tranche A-1 Term Loan Delayed Draw Advance shall be in a minimum amount of $25,000,000, and Borrower shall not be entitled to receive more than two (2) Tranche A-1 Term Loan Delayed Draw Advances during the Tranche A-1 Term Loan Commitment Period. Upon the expiration of the Tranche A-1 Term Loan Commitment Period, any unfunded Tranche A-1 Term Loan Commitment shall be immediately and automatically cancelled and no longer available for disbursement.

(b)            Requests for Tranche A-1 Term Loan Delayed Draw Advances. The Borrower shall deliver to the Administrative Agent a Notice of Borrowing not later than 11:00 a.m. at least two (2) Business Days before a borrowing of each Tranche A-1 Term Loan Delayed Draw Advance. Each Notice of Borrowing shall specify the aggregate principal amount of the Tranche A-1 Term Loans to be borrowed, the date such Tranche A-1 Term Loans are to be borrowed (which must be a Business Day), the Type of the requested Tranche A-1 Term Loans, and if such Tranche A-1 Term Loans are to be Term SOFR Loans, the initial Interest Period for such Tranche A-1 Term Loans. Each Notice of Borrowing shall be irrevocable once given and binding on the Borrower (unless such notice provides that such request is contingent on the consummation of a transaction, in which case, such notice shall be revocable to the extent the transaction is not consummated on the date such borrowing is requested to be made, provided that the Borrower pays to the Administrative Agent and the Lenders any funding or “breakage” charges incurred in connection with such Notice of Borrowing in accordance with Section 5.4 hereof). Prior to delivering a Notice of Borrowing, the Borrower may (without specifying whether a Tranche A-1 Term Loan will be a Base Rate Loan or a SOFR Loan) request that the Administrative Agent provide the Borrower with the most recent Daily Simple SOFR or Term SOFR available to the Administrative Agent. The Administrative Agent shall provide such quoted rate to the Borrower on the date of such request or as soon as possible thereafter.

(c)             Funding of Tranche A-1 Term Loans. Promptly after receipt of a Notice of Borrowing under the immediately preceding subsection (b), the Administrative Agent shall notify each Tranche A-1 Term Loan Lender of the proposed borrowing. Each Tranche A-1 Term Loan Lender shall deposit an amount equal to the Tranche A-1 Term Loan to be made by such Tranche A-1 Term Loan Lender to the Borrower with the Administrative Agent at the Principal Office, in immediately available funds not later than 2:00 p.m. on the date of such proposed Tranche A-1 Term Loans that are Base Rate Loans or Daily Simple SOFR Loans, and not later than 10:00 a.m. on the date of such proposed Tranche A-1 Term Loans that are Term SOFR Loans. Subject to fulfillment of all applicable conditions set forth herein, the Administrative Agent shall make available to the Borrower in the account specified in the Disbursement Instruction Agreement, not later than 4:00 p.m. on the date of the requested borrowing of Tranche A-1 Term Loans that are Base Rate Loans or Daily Simple SOFR Loans and not later than 1:00 p.m. on the date of the requested borrowing of Revolving Credit Loans that are Term SOFR Loans, the proceeds of such amounts received by the Administrative Agent. No Tranche A-1 Term Loan Lender shall be responsible for the failure of any other Tranche A-1 Term Loan Lender to make a Tranche A-1 Term Loan or to perform any other obligation to be made or performed by such other Tranche A-1 Term Loan Lender hereunder, and the failure of any Tranche A-1 Term Loan Lender to make a Tranche A-1 Term Loan or to perform any other obligation to be made or performed by it hereunder shall not relieve the obligation of any other Tranche A-1 Term Loan Lender to make any Tranche A-1 Term Loan or to perform any other obligation to be made or performed by such other Lender.

(d)            Assumptions Regarding Funding by Tranche A-1 Term Loan Lenders. With respect to Tranche A-1 Term Loan Delayed Draw Advances, unless the Administrative Agent shall have been notified by any Tranche A-1 Term Loan Lender that such Tranche A-1 Term Loan Lender will not make available to the Administrative Agent a Tranche A-1 Term Loan Delayed Draw Advance to be made by such Tranche A-1 Term Loan Lender in connection with any borrowing, the Administrative Agent may assume that such Tranche A-1 Term Loan Lender will make the proceeds of such Tranche A-1 Term Loan Delayed Draw Advance available to the Administrative Agent in accordance with this Section 2.4, and the Administrative Agent may (but shall not be obligated to), in reliance upon such assumption, make available to the Borrower the amount of such Tranche A-1 Term Loan Delayed Draw Advance to be provided by such Tranche A-1 Term Loan Lender. In such event, if such Tranche A-1 Term Loan Lender does not make available to the Administrative Agent the proceeds of such Tranche A-1 Term Loan Delayed Draw Advance and the Administrative Agent makes such Tranche A-1 Term Loan Delayed Draw Advance on behalf of such Tranche A-1 Term Loan Lender, then such Tranche A-1 Term Loan Lender and the Borrower severally agree to pay to the Administrative Agent on demand the amount of such Tranche A-1 Term Loan Delayed Draw Advance with interest thereon, for each day from and including the date such Tranche A-1 Term Loan Delayed Draw Advance is made available to the Borrower but excluding the date of payment to the Administrative Agent, at (i) in the case of a payment to be made by such Tranche A-1 Term Loan Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (ii) in the case of a payment to be made by the Borrower, the interest rate applicable to the type of Tranche A-1 Term Loan elected by the Borrower in the Notice of Borrowing. If the Borrower and such Tranche A-1 Term Loan Lender shall pay the amount of such interest to the Administrative Agent for the same or overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Tranche A-1 Term Loan Lender pays to the Administrative Agent the amount of such Tranche A-1 Term Loan Delayed Draw Advance, the amount so paid shall constitute such Tranche A-1 Term Loan Lender’s Tranche A-1 Term Loan Delayed Draw Advance included in the borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Tranche A-1 Term Loan Lender that shall have failed to make available the proceeds of a Tranche A-1 Term Loan Delayed Draw Advance to be made by such Tranche A-1 Term Loan Lender.

Section 2.5             Rates and Payment of Interest on Loans.

(a)            Rates. The Borrower promises to pay to the Administrative Agent for the account of each Lender interest on the unpaid principal amount of each Loan made by such Lender for the period from and including the date of the making of such Loan to but excluding the date such Loan shall be paid in full, at the following per annum rates:

(i)             during such periods as such Loan is a Base Rate Loan, at the Base Rate (as in effect from time to time), plus the Applicable Margin;

(ii)            during such periods as such Loan is a Term SOFR Loan, at the Term SOFR for the Interest Period therefor, plus the Applicable Margin, and

(iii)            during such periods as such Loan is a Daily Simple SOFR Loan, at the Daily Simple SOFR plus the Applicable Margin.

Notwithstanding the foregoing, (a) automatically upon any Event of Default under Section 11.1(a), (e) or (f), or (b) at the option of the Requisite Lenders (upon notice to the Borrower) while any other Event of Default exists, the Borrower shall pay to the Administrative Agent for the account of each Lender and each Issuing Bank, as the case may be, interest at the Post-Default Rate on the outstanding principal amount of any Loan made by such Lender, on all Reimbursement Obligations and on any other amount payable by the Borrower hereunder or under the Notes held by such Lender to or for the account of such Lender or Issuing Bank (including, without limitation, accrued but unpaid interest to the extent permitted under Applicable Law).

(b)            Payment of Interest. All accrued and unpaid interest on the outstanding principal amount of each Loan shall be payable on each Interest Payment Date. Interest payable at the Post-Default Rate shall be payable from time to time on demand. All determinations by the Administrative Agent of an interest rate hereunder shall be conclusive and binding on the Lenders and the Borrower for all purposes, absent manifest error.

(c)            Borrower Information Used to Determine Applicable Interest Rates. The parties understand that the applicable interest rate for the Obligations and certain fees set forth herein may be determined and/or adjusted from time to time based upon certain financial ratios and/or other information to be provided or certified to the Lenders by the Borrower (the “Borrower Information”). If it is subsequently determined that any such Borrower Information was incorrect (for whatever reason, including, without limitation, because of a subsequent restatement of earnings by the Borrower) at the time it was delivered to the Administrative Agent, and if the applicable interest rate or fees calculated for any period were lower than they should have been had the correct information been timely provided, then such interest rate and such fees for such period shall be automatically recalculated using correct Borrower Information. The Administrative Agent shall promptly notify the Borrower in writing of any additional interest and fees due because of such recalculation, and the Borrower shall pay such additional interest or fees due to the Administrative Agent, for the account of each Lender, within ten (10) Business Days of receipt of such written notice. Any recalculation of interest or fees required by this provision shall survive the termination of this Agreement, and this provision shall not in any way limit any of the Administrative Agent’s, any Issuing Bank’s, or any Lender’s other rights under this Agreement.

(d)            Benchmark Replacement. Notwithstanding anything to the contrary set forth in this Agreement or any of the other Loan Documents, Term SOFR, Daily Simple SOFR and any Benchmark Replacement shall be subject to replacement in accordance with the terms and conditions of Exhibit M.

Section 2.6            Number of Interest Periods.

There may be no more than (a) seven (7) different Interest Periods for Revolving Credit Loans that are Term SOFR Loans outstanding at the same time during any time when no Revolving Credit Loans that are Daily Simple SOFR Loans are outstanding (or six (6) different Interest Periods during any time when a Daily Simple SOFR Loan which is a Revolving Credit Loan is outstanding) or (b) six (6) different Interest Periods with respect to each Term Loan for the Term SOFR Loans comprising such Term Loan outstanding at the same time during any time when there are no Daily Simple SOFR Loans comprising such Term Loan that are outstanding (or three (3) different Interest Periods during any time when there is a Daily Simple SOFR Loan comprising such Term Loan that is outstanding).

Section 2.7            Repayment of Loans.

(a)            Revolving Credit Loans. The Borrower shall repay the entire outstanding principal amount of, and all accrued but unpaid interest on, the Revolving Credit Loans on the Revolving Credit Maturity Date (or such earlier date on which the Revolving Credit Commitments are terminated in full in accordance with this Agreement).

(b)           Term Loans. The Borrower shall repay the entire outstanding principal amount of, and all accrued but unpaid interest on, each Term Loan on the applicable Term Loan Maturity Date (or such earlier date on which such Term Loan becomes due or is declared due in accordance with this Agreement).

Section 2.8            Prepayments.

(a)            Optional. Subject to Section 5.4, the Borrower may prepay any Loan in full or in part at any time without premium or penalty. The Borrower shall give the Administrative Agent written notice of prepayment given not later than 11:00 a.m. (i) on the same Business Day as prepayment of each Base Rate Loan and each Daily Simple SOFR Loan, and (ii) at least two (2) U.S. Government Securities Business Days before prepayment of each Term SOFR Loan, specifying the date and amount of prepayment and whether the prepayment is of Daily Simple SOFR Loans, Term SOFR Loans, Base Rate Loans or a combination thereof, and, if of a combination thereof, the amount allocable to each. A Notice of Prepayment received after 11:00 a.m. shall be deemed received on the next Business Day or U.S. Government Securities Business Day, as applicable. Each voluntary partial prepayment of Loans shall be in an aggregate minimum amount of $1,000,000 and integral multiples of $100,000 in excess thereof. Notwithstanding anything to the contrary in this Agreement, a notice of prepayment delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities or the successful closing of a disposition or acquisition or other event, in which case such notice may be revoked by the Borrower if such condition is not satisfied, provided that the Borrower pays to the Administrative Agent and the Lenders any “breakage” charges incurred in connection with such notice in accordance with Section 5.4 hereof.

(b)            Mandatory.

(i)             Revolving Credit Commitment Overadvance. If at any time the aggregate Outstanding Amount of all Revolving Credit Loans, together with the aggregate amount of all Letter of Credit Liabilities, exceeds the aggregate amount of the Revolving Credit Commitments, the Borrower shall immediately upon demand pay to the Administrative Agent for the account of the Revolving Credit Lenders then holding Revolving Credit Commitments (or if the Revolving Credit Commitments have been terminated, then holding outstanding Revolving Credit Loans and/or Letter of Credit Liabilities), the amount of such excess. All payments under this subsection (b)(i) shall be applied in accordance with Section 11.5(a).

(ii)            Maximum Loan Availability Overadvance. If at any time the Outstanding Amount of all Loans, together with the aggregate amount of all Letter of Credit Liabilities, exceeds the Maximum Loan Availability, the Borrower shall within five (5) Business Days of the Borrower obtaining knowledge of the occurrence of any such excess, deliver to the Administrative Agent for prompt distribution to each Lender a written plan to eliminate such excess. If such excess is not eliminated within fifteen (15) days of the Borrower obtaining knowledge of the occurrence thereof, then (unless otherwise approved by the Requisite Lenders) the entire Outstanding Amount of all Loans, together with all accrued interest thereon, and an amount equal to all Letter of Credit Liabilities for deposit into the Letter of Credit Collateral Account, shall be immediately due and payable in full. All payments under this subsection (b)(ii) shall be applied in accordance with Section 11.5(b).

(c)            No Effect on Derivatives Contracts. Except to the extent provided pursuant to the terms of a Derivatives Contract, no repayment or prepayment of the Loans pursuant to this Section shall affect any of the Borrower’s obligations under such Derivatives Contract entered into for the purposes of hedging the Borrower’s obligations with respect to the Loans.

Section 2.9            Continuation.

So long as no Default or Event of Default exists, (i) the Borrower may on any Business Day, with respect to any Term SOFR Loan, elect to maintain such Term SOFR Loan or any portion thereof as a Term SOFR Loan by selecting a new Interest Period for such Term SOFR Loan and (ii) any Daily Simple SOFR Loan shall automatically continue as a Daily Simple SOFR Loan until such time as the Borrower converts such Daily Simple SOFR Loan to a different Type in accordance with Section 2.10. Each Continuation of a Term SOFR Loan shall be in an aggregate minimum amount of $2,000,000 and integral multiples of $500,000 in excess of that amount, and each new Interest Period selected under this Section shall commence on the last day of the immediately preceding Interest Period. Each selection of a new Interest Period shall be made by the Borrower giving to the Administrative Agent a Notice of Continuation not later than 11:00 a.m. on the second (2nd) U.S. Government Securities Business Day prior to the date of any such Continuation. Such notice by the Borrower of a Continuation shall be by telecopy, electronic mail or other similar form of communication in the form of a Notice of Continuation, specifying (a) the proposed date of such Continuation, (b) the Term SOFR Loan and portion thereof subject to such Continuation and (c) the duration of the selected Interest Period, all of which shall be specified in such manner as is necessary to comply with all limitations on Loans outstanding hereunder. Each Notice of Continuation shall be irrevocable by and binding on the Borrower once given. Promptly after receipt of a Notice of Continuation, the Administrative Agent shall notify each Lender of the proposed Continuation. If the Borrower shall fail to select in a timely manner a new Interest Period for any Term SOFR Loan in accordance with this Section, such Loan will automatically, on the last day of the current Interest Period therefor, continue as a Term SOFR Loan with an Interest Period of one month; provided, however that if a Default or Event of Default exists, such Loan will automatically, on the last day of the current Interest Period therefor, Convert into a Base Rate Loan notwithstanding the first sentence of Section 2.10 or the Borrower’s failure to comply with any of the terms of such Section.

Section 2.10          Conversion.

So long as no Default or Event of Default exists, the Borrower may on any Business Day, upon the Borrower’s giving of a Notice of Conversion to the Administrative Agent by telecopy, electronic mail or other similar form of communication, Convert all or a portion of a Loan of one Type into a Loan of another Type; provided, however, a Base Rate Loan may not be Converted into a SOFR Loan if a Default or Event of Default exists. Each Conversion of Base Rate Loans into SOFR Loans shall be in an aggregate minimum amount of $2,000,000 and integral multiples of $500,000 in excess of that amount. Any Conversion of a Term SOFR Loan into a Base Rate Loan shall be made on, and only on, the last day of an Interest Period for such SOFR Loan. Each such Notice of Conversion shall be given not later than (i) 11:00 a.m. (x) in the case of a Loan converting to a Daily Simple SOFR Loan, on the U.S. Government Securities Business Day of such proposed conversion, (y) in the case of a Loan converting to a Term SOFR Loan, two (2) U.S. Government Securities Business Days before the day on which a proposed conversion of such Loan is to be effective or (z) in the case of a Loan converting to a Base Rate Loan, on the Business Day of such conversion. Promptly after receipt of a Notice of Conversion, the Administrative Agent shall notify each Lender of the proposed Conversion. Subject to the restrictions specified above, each Notice of Conversion shall be by telecopy, electronic mail or other similar form of communication in the form of a Notice of Conversion specifying (a) the requested date of such Conversion, (b) the Type of Loan to be Converted, (c) the portion of such Type of Loan to be Converted, (d) the Type of Loan such Loan is to be Converted into and (e) if such Conversion is into a Term SOFR Loan, the requested duration of the Interest Period of such Loan. Each Notice of Conversion shall be irrevocable by and binding on the Borrower once given.

Section 2.11          Notes.

(a)            Notes. In the case of each Revolving Credit Lender that has notified the Administrative Agent in writing that it elects to receive a Revolving Credit Note, the Revolving Credit Loans made by each Revolving Credit Lender shall, in addition to this Agreement, also be evidenced at the request of such Lender by a Revolving Credit Note, payable to the order of such Revolving Credit Lender in a principal amount equal to the amount of its Revolving Credit Commitment as originally in effect and otherwise duly completed. In the case of each Term Loan Lender that has notified the Administrative Agent in writing that it elects to receive a Term Loan Note, the portion of the applicable Term Loan made by such Term Loan Lender shall, in addition to this Agreement, also be evidenced at the request of such Term Loan Lender by a Term Loan Note, payable to the order of such Term Loan Lender in a principal amount equal to the amount of its applicable Term Loan as originally in effect and otherwise duly completed.

(b)            Records. The date, amount, interest rate, Type and duration of Interest Periods (if applicable) of each Loan made by each Lender to the Borrower, and each payment made on account of the principal thereof, shall be recorded by such Lender on its books and such entries shall be binding on the Borrower absent manifest error; provided, however, that (i) the failure of a Lender to make any such record shall not affect the obligations of the Borrower under any of the Loan Documents and (ii) if there is a discrepancy between such records of a Lender and the statements of accounts maintained by the Administrative Agent pursuant to Section 3.8, in the absence of manifest error, the statements of account maintained by the Administrative Agent pursuant to Section 3.8 shall be controlling.

(c)            Lost, Stolen, Destroyed or Mutilated Notes. Upon receipt by the Borrower of (i) written notice from a Lender that a Note of such Lender has been lost, stolen, destroyed or mutilated, and (ii)(A) in the case of loss, theft or destruction, an unsecured agreement of indemnity from such Lender in form reasonably satisfactory to the Borrower, or (B) in the case of mutilation, upon surrender and cancellation of such Note, the Borrower shall at its own expense execute and deliver to such Lender a new Note dated the date of such lost, stolen, destroyed or mutilated Note.

Section 2.12          Voluntary Reductions of the Revolving Credit Commitment.

The Borrower may terminate or reduce the amount of the Revolving Credit Commitments at any time and from time to time without penalty or premium upon not less than two (2) Business Days prior notice to the Administrative Agent of each such termination or reduction, which notice shall specify the effective date thereof and the amount of any such reduction (which in the case of any partial reduction of the Revolving Credit Commitments shall not be less than $10,000,000 and integral multiples of $1,000,000 in excess of that amount in the aggregate) and shall be irrevocable once given (unless such notice states that it is conditioned upon the effectiveness of other credit facilities or the successful closing of a disposition or acquisition or other event, in which case such notice may be revoked by the Borrower if such condition is not satisfied, provided that the Borrower pays to the Administrative Agent and the Lenders any “breakage” charges incurred in connection with such notice in accordance with Section 5.4 hereof) and effective only upon receipt by the Administrative Agent (“Commitment Reduction Notice”); provided, however, the Borrower may not reduce the aggregate amount of the Revolving Credit Commitments below $100,000,000 unless the Borrower is terminating the Revolving Credit Commitments in full. Promptly after receipt of a Commitment Reduction Notice the Administrative Agent shall notify each Revolving Credit Lender of the proposed termination or commitment reduction. Without limitation of the provisions of Section 2.16, the Revolving Credit Commitments, once reduced or terminated pursuant to this Section, may not be increased or reinstated. In the case of a termination of the Revolving Credit Commitments, the Borrower shall pay all interest on the Revolving Credit Loans and all fees, if any, accrued to the date of such termination of the Revolving Credit Commitments to the Administrative Agent for the account of the Revolving Credit Lenders. In the case of any reduction or termination of the Revolving Credit Commitments resulting in a repayment of the Revolving Credit Loans pursuant to Section 2.7(a) or Section 2.8(b) (as applicable), the Borrower shall also pay any applicable compensation due to each Revolving Credit Lender in accordance with Section 5.4 of this Agreement.

Section 2.13          Extension Options.

(a)            Extension of Revolving Credit Maturity Date. The Borrower shall have, at its election, either (i) one (1) option to extend the Revolving Credit Maturity Date by one (1) year to the One-Year Extended Maturity Date (Revolver) (the “One-Year Option to Extend (Revolver)”), which One Year Option to Extend (Revolver) cannot be exercised if the Borrower exercises a Six-Month Option to Extend (Revolver) (defined below), or (ii) up to two (2) successive options to extend the Revolving Credit Maturity Date for a period of six (6) months each to the First Six-Month Extended Maturity Date (Revolver) and to the Second Six-Month Extended Maturity Date (Revolver), as applicable (each a “Six-Month Option to Extend (Revolver)”, and together with the One-Year Option to Extend (Revolver), each an “Option to Extend (Revolver)”), upon satisfaction of each of the following conditions precedent:

(i)            the Borrower shall provide the Administrative Agent with written notice of the Borrower’s request to exercise the Option to Extend (Revolver) not more than one hundred twenty (120) days but not less than forty-five (45) days prior to the then applicable Revolving Credit Maturity Date;

(ii)            as of the date of receipt by the Administrative Agent of written notice of the Borrower’s request to exercise the Option to Extend (Revolver) and as of the applicable Revolving Credit Maturity Date, no Default or Event of Default shall have occurred and be continuing, and the Borrower shall so certify in writing;

(iii)            all representations and warranties made or deemed made by the Borrower or any other Loan Party in any Loan Document to which such Loan Party is a party shall be true and correct in all material respects (unless such representation and warranty is qualified by materiality, in which event such representation and warranty shall be true and correct in all respects) on and as of the date of receipt by the Administrative Agent of written notice of the Borrower’s request to exercise the Option to Extend (Revolver) and as of the applicable Revolving Credit Maturity Date with the same force and effect as if made on and as of such date, except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects (unless such representation and warranty is qualified by materiality, in which event such representation and warranty shall have been true and correct in all respects) on and as of such earlier date) and except for changes in factual circumstances permitted under the Loan Documents, and the Borrower shall so certify in writing;

(iv)            the Borrower shall execute or cause the execution of all documents reasonably required by the Administrative Agent to effect the exercise of the Option to Extend (Revolver); and

(v)            on or before the applicable Revolving Credit Maturity Date, the Borrower shall pay to the Administrative Agent (for the account of the Revolving Credit Lenders) the extension fee provided for in Section 3.5(d)(i).

(b)            Intentionally Omitted.

(c)            Extension of Tranche A-2 Term Loan Maturity Date. The Borrower shall have two (2) successive options to extend the Tranche A-2 Term Loan Maturity Date to the First Extended Maturity Date (Tranche A-2 Term Loan) and Second Extended Maturity Date (Tranche A-2 Term Loan), as applicable (each, an “Option to Extend (Tranche A-2 Term Loan)”) , upon satisfaction of each of the following conditions precedent:

(i)            the Borrower shall provide the Administrative Agent with written notice of the Borrower’s request to exercise the Option to Extend (Tranche A-2 Term Loan) not more than one hundred twenty (120) days but not less than forty-five (45) days prior to the applicable Tranche A-2 Term Loan Maturity Date;

(ii)            as of the date of receipt by the Administrative Agent of written notice of the Borrower’s request to exercise the Option to Extend (Tranche A-2 Term Loan) and as of the applicable Tranche A-2 Term Loan Maturity Date, no Default or Event of Default shall have occurred and be continuing, and the Borrower shall so certify in writing;

(iii)            the Borrower shall have delivered to Administrative Agent a Compliance Certificate, prepared as of the last day of the most recent fiscal quarter, evidencing pro forma compliance with the covenants set forth in Section 10.1 after giving effect to the repayment of non-extended Tranche A-2 Term Loans on the applicable Tranche A-2 Term Loan Maturity Date and the extension of the Tranche A-2 Term Loans so extended;

(iv)            all representations and warranties made or deemed made by the Borrower or any other Loan Party in any Loan Document to which such Loan Party is a party shall be true and correct in all material respects (unless such representation and warranty is qualified by materiality, in which event such representation and warranty shall be true and correct in all respects) on and as of the date of receipt by the Administrative Agent of written notice of the Borrower’s request to exercise the Option to Extend (Tranche A-2 Term Loan) and as of the applicable Tranche A-2 Term Loan Maturity Date with the same force and effect as if made on and as of such date, except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects (unless such representation and warranty is qualified by materiality, in which event such representation and warranty shall have been true and correct in all respects) on and as of such earlier date) and except for changes in factual circumstances permitted under the Loan Documents, and the Borrower shall so certify in writing;

(v)            the Borrower shall execute or cause the execution of all documents reasonably required by the Administrative Agent to effect the exercise of the Option to Extend (Tranche A-2 Term Loan); and

(vi)            on or before the applicable Tranche A-2 Term Loan Maturity Date, the Borrower shall pay to the Administrative Agent (for the account of the Tranche A-2 Term Loan Lenders) the extension fee provided for in Section 3.5(d)(iii).

Section 2.14          Expiration Date of Letters of Credit Past Revolving Credit Commitment Termination.

(a)            If a Letter of Credit, either when initially issued or when renewed, has an expiration date that is later than the Revolving Credit Maturity Date, the Borrower shall, on or before the date that is thirty (30) days prior to the Revolving Credit Maturity Date, pay to the Administrative Agent, for its benefit and the benefit of the Revolving Credit Lenders and the applicable Issuing Bank, an amount of money sufficient to cause the balance of available funds on deposit in the Letter of Credit Collateral Account to equal the Stated Amount of such Letter of Credit for deposit into the Letter of Credit Collateral Account.

(b)            If on the date the Revolving Credit Commitments are terminated or reduced to zero (whether voluntarily, by reason of the occurrence of an Event of Default or otherwise), there are any Letters of Credit outstanding hereunder, the Borrower shall, on such date, pay to the Administrative Agent, for its benefit and the benefit of the Revolving Credit Lenders and the applicable Issuing Bank, an amount of money sufficient to cause the balance of available funds on deposit in the Letter of Credit Collateral Account to equal the Stated Amount of all such Letters of Credit for deposit into the Letter of Credit Collateral Account.

(c)            If a Drawing pursuant to any such Letter of Credit described in subsection (a) or (b) above occurs on or prior to the expiration date of such Letter of Credit, the Borrower irrevocably authorizes the Administrative Agent to use the monies deposited in the Letter of Credit Collateral Account to reimburse the applicable Issuing Bank for the payment made by such Issuing Bank to the beneficiary with respect to such Drawing or the payee with respect to such presentment. If no Drawing occurs on or prior to the expiration date of such Letter of Credit and provided no Event of Default exists, the Administrative Agent shall pay to the Borrower (or to whomever else may be legally entitled thereto) the monies deposited in the Letter of Credit Collateral Account with respect to such outstanding Letter of Credit on or before the date ten (10) days after the expiration date of such Letter of Credit.

Section 2.15          Amount Limitations.

Notwithstanding any other term of this Agreement or any other Loan Document, no Lender shall make any Loan, and no Issuing Bank shall issue any Letter of Credit and no reduction of the Revolving Credit Commitments pursuant to Section 2.12 shall take effect, if immediately after the making of such Loan or issuance of such Letter of Credit or such reduction in the Revolving Credit Commitments the aggregate principal amount of all outstanding Loans, together with the aggregate amount of all Letter of Credit Liabilities, would exceed the Maximum Loan Availability.

Section 2.16          Increase in Revolving Credit Commitments; Additional Term Loan Advances; New Term Loans.

(a)            The Borrower shall have the right to request increases in the aggregate amount of the Revolving Credit Commitments, to request Additional Term Loan Advances in respect of any Term Loan Facility (or both) existing as of the Agreement Date or to request the making of New Term Loans in the form of a new tranche, in each case, by providing written notice to the Administrative Agent; provided, however, that after giving effect to any such increases, Additional Term Loan Advances and/or New Term Loans, (i) the aggregate amount of the Revolving Credit Commitments shall not exceed $750,000,000, (ii) the Outstanding Amount of the Tranche A-1 Term Loan Facility shall not exceed $669,000,000, (iii) the Outstanding Amount of the Tranche A-2 Term Loan Facility shall not exceed $600,000,000, and (iv) the aggregate Outstanding Amount of all New Term Loan Facilities shall not exceed $475,000,000. Any New Term Loan Facility shall be subject to substantially the same terms and conditions of this Agreement that are applicable to all other Term Loans (other than the interest rates applicable thereto, the maturity date (so long as such maturity date is not earlier than any then-existing Term Loan Maturity Date), the amortization schedule, prepayment premiums, fees and other economic terms, which shall be determined by the Borrower and the New Term Loan Lenders) or subject to such other terms and conditions that are otherwise reasonably acceptable to the Administrative Agent. Each such increase in the Revolving Credit Commitments, Additional Term Loan Advances or New Term Loans must be an aggregate minimum amount of $25,000,000 and integral multiples of $1,000,000 in excess thereof. The Arrangers, in consultation with the Borrower, shall manage all aspects of the syndication of such increase in the Revolving Credit Commitments, Additional Term Loan Advances or New Term Loans, including decisions as to the selection of the existing Lenders and/or other banks, financial institutions and other institutional lenders to be approached with respect to such increase and the allocations of such increase in the Revolving Credit Commitments, Additional Term Loan Advances or New Term Loans among such existing Lenders and/or other banks, financial institutions and other institutional lenders. Notwithstanding the foregoing, participation in all or any portion of such increase of the Revolving Credit Commitments, Additional Term Loan Advances or New Term Loans shall be offered by the Arrangers to any existing Lender in the applicable Facility selected by the Borrower or to any other bank, financial institution or other institutional lender selected by the Borrower, subject to the approval of the Administrative Agent to the extent set forth in clause (w) of subsection (d) below. No Lender shall be obligated in any way whatsoever to increase its Revolving Credit Commitment, make Additional Term Loan Advances or make any New Term Loans, as applicable, and any new Lender becoming a party to this Agreement in connection with any such requested increase or new facility must be an Eligible Assignee. Notwithstanding anything to the contrary contained herein, no Additional Term Loan Advance shall be made with respect to the Tranche A-1 Term Loan Facility until the Tranche A-1 Term Loan Commitments have been terminated or reduced to zero.

(b)            If a new Lender becomes a party to this Agreement as a Revolving Credit Lender, or if any existing Revolving Credit Lender is increasing its Revolving Credit Commitment, such Lender shall on the date it becomes a Revolving Credit Lender hereunder or, in the case of an existing Revolving Credit Lender, increases its Revolving Credit Commitment (and as a condition thereto) purchase from the other Revolving Credit Lenders its Revolving Credit Commitment Percentage (determined with respect to the Revolving Credit Lenders’ relative Revolving Credit Commitments and after giving effect to the increase of Revolving Credit Commitments) of any outstanding Revolving Credit Loans, by making available to the Administrative Agent for the account of such other Revolving Credit Lenders, in immediately available funds, an amount equal to the sum of (A) the portion of the Outstanding Amount of such Revolving Credit Loans to be purchased by such Lender, plus (B) the aggregate amount of payments previously made by the other Revolving Credit Lenders under Section 2.3(j) that have not been repaid, plus (C) interest accrued and unpaid to and as of such date on such portion of the Outstanding Amount of such Revolving Credit Loans. The Borrower shall pay to the Revolving Credit Lenders amounts payable, if any, to such Revolving Credit Lenders under Section 5.4 as a result of the prepayment of any such Revolving Credit Loans.

(c)             If pursuant to this Section 2.16 one or more Additional Term Loan Lenders shall agree to make an applicable Additional Term Loan Advance, or one or more New Term Loan Lenders shall agree to make available a New Term Loan Facility, such Additional Term Loan Advance or New Term Loan Facility shall be made on a date agreed to by the Borrower, the Administrative Agent and the Additional Term Loan Lender or New Term Loan Lender, as applicable, in accordance with the following conditions and procedures:

(i)             Not later than 11:00 a.m. (x) on the same Business Day of a borrowing of each Base Rate Loan or Daily Simple SOFR Loan, and (y) at least two (2) U.S. Government Securities Business Days before each borrowing of a Term SOFR Loan, in each case comprising all or a portion of an Additional Term Loan Advance or New Term Loans, the Borrower shall deliver to the Administrative Agent (A) a Notice of Borrowing with respect to such Additional Term Loan Advance or New Term Loan and (B) with respect to any Additional Term Loan Advance, Notices of Continuation and/or Notices of Conversion with respect to the then outstanding applicable Term Loan, such that, on the date of such Additional Term Loan Advance, such Term Loan then outstanding and such Additional Term Loan Advance shall be combined so that all applicable Term Loan Lenders (including such Additional Term Loan Lender) hold pro rata amounts of each portion of such Term Loan (including such Additional Term Loan Advance) of each Type and Interest Period. Each such Notice of Borrowing, Notice of Conversion and Notice of Continuation shall specify the Type of such Term Loan (or Additional Term Loan Advance, as applicable), and if such portion of such Term Loan (or Additional Term Loan Advance, as applicable), is to be a Term SOFR Loan, the Interest Period therefor, all in accordance with the provisions of the immediately preceding sentence. Such notices shall be irrevocable once given and binding on the Borrower (unless such notice provides that such request is contingent on the consummation of a transaction, in which case, such notice shall be revocable to the extent the transaction is not consummated on the date such borrowing is requested to be made, provided that the Borrower pays to the Administrative Agent and the Lenders any funding or “breakage” charges incurred in connection with such notice in accordance with Section 5.4 hereof).

(ii)            Each Additional Term Loan Lender or New Term Loan Lender shall deposit an amount equal to its applicable Additional Term Loan Advances or New Term Loan with the Administrative Agent at the Principal Office, in immediately available funds not later than 10:00 a.m. on the date on which it has agreed to make such Additional Term Loan Advance or New Term Loan. Subject to fulfillment of all applicable conditions set forth herein, the Administrative Agent shall make available to the Borrower at the Principal Office, not later than 1:00 p.m. on such date the proceeds of such amounts received by the Administrative Agent.

(iii)            The Borrower shall pay to the Term Loan Lenders amounts payable, if any, to such Term Loan Lenders under Section 5.4 as a result of the Conversion of any portion of the applicable Term Loan as provided above.

(d)            The increase of the Revolving Credit Commitments, the making of any Additional Term Loan Advance and the making of any New Term Loans under this Section are subject to the following conditions precedent: (w) the Administrative Agent’s approval (which approval shall not be unreasonably withheld or delayed) of any new Lender (other than an Eligible Assignee), (x) no Default or Event of Default shall be in existence on the effective date of such increase in the Revolving Credit Commitment, such Additional Term Loan Advance or such New Term Loan, (y) the representations and warranties made or deemed made by the Borrower or any other Loan Party in any Loan Document to which such Loan Party is a party shall be true and correct in all material respects (unless such representation and warranty is qualified by materiality, in which event such representation and warranty shall be true and correct in all respects) on the effective date of such increase or new term loans with the same force and effect as if made on and as of such date, except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects (unless such representation and warranty is qualified by materiality, in which event such representation and warranty shall have been true and correct in all respects) on and as of such earlier date) and except for changes in factual circumstances permitted under the Loan Documents, and (z) the Administrative Agent shall have received each of the following, in form and substance reasonably satisfactory to the Administrative Agent: (i) if not previously delivered to the Administrative Agent, copies certified by the secretary or assistant secretary (or other individual performing similar functions) of (A) all corporate, partnership, member or other necessary action taken by the Borrower to authorize such increase in the Revolving Credit Commitments or such borrowing of such Additional Term Loan Advance or New Term Loans and (B) all corporate, partnership, member or other necessary action taken by each Guarantor authorizing the guaranty of such increase in the Revolving Credit Commitments or Additional Term Loan Advance or New Term Loan; (ii) a supplement to this Agreement executed by the Borrower and any Lender increasing its Revolving Credit Commitment or issuing a new Revolving Credit Commitment or making an Additional Term Loan Advance or New Term Loan confirming such increase or new Revolving Credit Commitment or Additional Term Loan Advance or New Term Loan which supplement may include such amendments to this Agreement as the Administrative Agent deems reasonably necessary or appropriate to implement the transactions contemplated by this Section 2.16 (including to incorporate the terms applicable to any New Term Loans), together with the consent of the Guarantors thereto; (iii) if requested by the Administrative Agent or any new Lender or Lender increasing its Revolving Credit Commitment or making any Additional Term Loan Advance or New Term Loan, an opinion of counsel to the Loan Parties, and addressed to the Administrative Agent and the Lenders covering such matters as reasonably requested by the Administrative Agent; (iv) if requested by any new Revolving Credit Lender or any existing Revolving Credit Lender increasing its Revolving Credit Commitment, a new Revolving Credit Note executed by the Borrower, payable to any new Lenders and a replacement Revolving Credit Note executed by the Borrower, payable to any existing Revolving Credit Lender increasing its Revolving Credit Commitments, in the amount of such Lender’s applicable Revolving Credit Commitment at the time of the effectiveness of the applicable increase in the aggregate amount of the applicable Revolving Credit Commitments and (v) if requested by any Additional Term Loan Lender or New Term Loan Lender, a new Term Loan Note or replacement Term Loan Note executed by the Borrower payable to such Additional Term Loan Lender or New Term Loan Lender in the amount of such Lender’s Term Loans under the applicable Facility. In connection with any increase in the aggregate amount of the Revolving Credit Commitments or any Additional Term Loan Advance or New Term Loans pursuant to this Section 2.16 any Lender becoming a party hereto shall (1) execute such documents and agreements as the Administrative Agent may reasonably request and (2) in the case of any Lender that is organized under the laws of a jurisdiction outside of the United States of America, provide to the Administrative Agent, its name, address, tax identification number and/or such other information as shall be necessary for the Administrative Agent to comply with “know your customer” and anti-money laundering rules and regulations, including without limitation, the Patriot Act.

Section 2.17          Funds Transfer Disbursements.

The Borrower hereby authorizes the Administrative Agent to disburse the proceeds of any Loan made by the Lenders or any of their Affiliates pursuant to the Loan Documents as requested by an authorized representative of the Borrower to any of the accounts designated in the Disbursement Instruction Agreement.

ARTICLE III Payments, Fees and Other General Provisions

Section 3.1            Payments.

(a)            Payments by Borrower. Except to the extent otherwise provided herein, all payments of principal, interest, Fees and other amounts to be made by the Borrower under this Agreement, the Notes or any other Loan Document shall be made in Dollars, in immediately available funds, without setoff, deduction or counterclaim (excluding Taxes required to be withheld pursuant to Section 3.10), to the Administrative Agent at the Principal Office, not later than 2:00 p.m. on the date on which such payment shall become due (each such payment made after such time on such due date to be deemed to have been made on the next succeeding Business Day). Subject to Section 11.5, the Borrower shall, at the time of making each payment under this Agreement or any other Loan Document, specify to the Administrative Agent the amounts payable by the Borrower hereunder to which such payment is to be applied. Each payment received by the Administrative Agent for the account of a Lender under this Agreement or any Note shall be paid to such Lender by wire transfer of immediately available funds in accordance with the wiring instructions provided by such Lender to the Administrative Agent from time to time, for the account of such Lender at the applicable Lending Office of such Lender. Each payment received by the Administrative Agent for the account of the applicable Issuing Bank under this Agreement shall be paid to such Issuing Bank by wire transfer of immediately available funds in accordance with the wiring instructions provided by such Issuing Bank to the Administrative Agent from time to time, for the account of such Issuing Bank. In the event the Administrative Agent fails to pay such amounts to such Lender or such Issuing Bank, as the case may be, on the Business Day of receipt of such amounts if received by the Administrative Agent by 11:00 a.m. on such day or, if received by the Administrative Agent later than 11:00 a.m., then within one Business Day of receipt of such amounts, the Administrative Agent shall pay interest on such amount until paid at a rate per annum equal to the Federal Funds Rate from time to time in effect. If the due date of any payment under this Agreement or any other Loan Document would otherwise fall on a day which is not a Business Day such date shall be extended to the next succeeding Business Day and interest shall continue to accrue at the rate, if any, applicable to such payment for the period of such extension.

(b)            Presumptions Regarding Payments by Borrower. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or any Issuing Bank hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may (but shall not be obligated to), in reliance upon such assumption, distribute to the applicable Lenders or such Issuing Bank, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or such Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent on demand that amount so distributed to such Lender or such Issuing Bank, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

Section 3.2            Pro Rata Treatment.

Except to the extent otherwise provided herein, including, without limitation, Sections 3.9(c), 3.9(h), 5.6 and 13.7(d):

(a)             each borrowing from the Revolving Credit Lenders under Sections 2.1 and 2.3(d) shall be made from the Revolving Credit Lenders, each payment of the fees under Sections 3.5(a), 3.5(b) (to the extent payable to the Revolving Credit Lenders), the first sentence of 3.5(c), and 3.5(d), shall be made for the account of the Revolving Credit Lenders, and each termination or reduction of the amount of the Revolving Credit Commitments under Section 2.12 shall be applied to the respective Revolving Credit Commitments of the Revolving Credit Lenders, in each case pro rata according to the amounts of their respective Revolving Credit Commitment Percentages;

(b)             each payment or prepayment of principal of Revolving Credit Loans shall be made for the account of the Revolving Credit Lenders pro rata in accordance with the respective unpaid principal amounts of the Revolving Credit Loans held by them, provided that, subject to Section 3.9, if immediately prior to giving effect to any such payment in respect of any Revolving Credit Loans the Outstanding Amount of the Revolving Credit Loans shall not be held by the Revolving Credit Lenders pro rata in accordance with their respective Revolving Credit Commitments in effect at the time such Revolving Credit Loans were made, then such payment shall be applied to the Revolving Credit Loans in such manner as shall result, as nearly as is practicable, in the Outstanding Amount of the Revolving Credit Loans being held by the Revolving Credit Lenders pro rata in accordance with such respective Revolving Credit Commitment Percentages;

(c)            each borrowing from the Tranche A-1 Term Loan Lenders under Sections 2.2(a) and 2.4 shall be made from the Tranche A-1 Term Loan Lenders, each payment of the fees under Sections 3.5(a), and 3.5(e), shall be made for the account of the Tranche A-1 Term Loan Lenders, in each case pro rata according to the amounts of their respective Tranche A-1 Term Loan Commitment Percentages ;

(d)            each payment of the fees under Sections 3.5(a) shall be made for the account of the Tranche A-2 Term Loan Lenders pro rata in accordance with the respective unpaid principal amounts of the applicable Tranche A-2 Term Loans held by them;

(e)            each payment or prepayment of principal of Term Loans shall be made for the account of the applicable Term Loan Lenders pro rata in accordance with the respective unpaid principal amounts of the applicable Term Loans held by them;

(f)            each payment of interest on Revolving Credit Loans or Term Loans shall be made for the account of the Revolving Credit Lenders or the applicable Term Loan Lenders, as applicable, pro rata in accordance with the amounts of interest on such Revolving Credit Loans or Term Loans, as applicable, then due and payable to the respective Lenders;

(g)            the making, Conversion and Continuation of Revolving Credit Loans or Term Loans of a particular Type (other than Conversions provided for by Sections 5.1(c) and 5.5) shall be made pro rata among the Revolving Credit Lenders or the applicable Term Loan Lenders, as applicable, according to the Outstanding Amounts of their respective Revolving Credit Loans or applicable Term Loan, as applicable, and the then current Interest Period for each Lender’s portion of each such Loan of such Type shall be coterminous;

(h)            intentionally omitted; and

(i)             the Revolving Credit Lenders’ participation in, and payment obligations in respect of, Letters of Credit under Section 2.3, shall be in accordance with their respective Revolving Credit Commitment Percentages.

Section 3.3            Sharing of Payments, Etc.

If a Lender shall obtain payment of any principal of, or interest on, any Loan under this Agreement or shall obtain payment on any other Obligation owing by the Borrower or any other Loan Party through the exercise of any right of set-off, banker’s lien, counterclaim or similar right or otherwise or through voluntary prepayments directly to a Lender or other payments made by or on behalf of the Borrower or any other Loan Party to a Lender (other than any payment in respect of Specified Derivatives Obligations) not in accordance with the terms of this Agreement and such payment should be distributed to the Lenders in accordance with Section 3.2 or Section 11.5, as applicable, such Lender shall promptly purchase from the other Lenders’ participations in (or, if and to the extent specified by such Lender, direct interests in) the Loans made by the other Lenders or other Obligations owed to such other Lenders in such amounts, and make such other adjustments from time to time as shall be equitable, to the end that all the Lenders shall share the benefit of such payment (net of any reasonable expenses which may actually be incurred by such Lender in obtaining or preserving such benefit) in accordance with the requirements of Section 3.2 or Section 11.5, as applicable. To such end, all the Lenders shall make appropriate adjustments among themselves (by the resale of participations sold or otherwise) if such payment is rescinded or must otherwise be restored. The Borrower agrees that any Lender so purchasing a participation (or direct interest) in the Loans or other Obligations owed to such other Lenders may exercise all rights of set-off, banker’s lien, counterclaim or similar rights with respect to such participation as fully as if such Lender were a direct holder of Loans in the amount of such participation. Nothing contained herein shall require any Lender to exercise any such right or shall affect the right of any Lender to exercise and retain the benefits of exercising, any such right with respect to any other indebtedness or obligation of the Borrower.

Section 3.4            Several Obligations.

No Lender shall be responsible for the failure of any other Lender to make a Loan or to perform any other obligation to be made or performed by such other Lender hereunder, and the failure of any Lender to make a Loan or to perform any other obligation to be made or performed by it hereunder shall not relieve the obligation of any other Lender to make any Loan or to perform any other obligation to be made or performed by such other Lender.

Section 3.5            Fees.

(a)           Closing Fee. On the Effective Date, the Borrower agrees to pay to the Administrative Agent and each Lender all loan fees as have been agreed to in writing by the Borrower and the Administrative Agent and Arrangers.

(b)           Facility Fees.

(i)             During the period from the Effective Date to but excluding the earlier of (x) the Investment Grade Pricing Effective Date and (y) the Revolving Credit Maturity Date, the Borrower agrees to pay to the Administrative Agent for the account of the Revolving Credit Lenders an unused facility fee equal to the sum of the daily amount by which the aggregate amount of the Revolving Credit Commitments exceeds the aggregate Outstanding Amount of the Revolving Credit Loans and Letter of Credit Liabilities set forth in the table below multiplied by the corresponding per annum rate:

Amount by Which Revolving Credit Commitments Exceed Revolving Credit Loans and Letter of Credit Liabilities	Unused Fee
$0 to and including an amount equal to 50% of the aggregate amount of Revolving Credit Commitments	0.20%
Greater than an amount equal to 50% of the aggregate amount of Revolving Credit Commitments	0.25%

Such fee shall be computed on a daily basis and payable quarterly in arrears on the first day of each January, April, July and October during the term of this Agreement and on the Investment Grade Pricing Effective Date or any earlier date of termination of the Revolving Credit Commitments or reduction of the Revolving Credit Commitments to zero.

(ii)            [Intentionally Omitted].

(iii)           From and after the Investment Grade Pricing Effective Date, the Borrower agrees to pay to the Administrative Agent for the account of the Revolving Credit Lenders a facility fee equal to the average daily aggregate amount of the Revolving Credit Commitments (whether or not utilized) multiplied by the corresponding per annum rate equal to the Applicable Facility Fee. Such fee shall be computed on a daily basis and payable quarterly in arrears on the first day of each January, April, July and October during the term of this Agreement and on the Revolving Credit Maturity Date or any earlier date of termination of the Revolving Credit Commitments or reduction of the Revolving Credit Commitments to zero. The Borrower acknowledges that the fees payable hereunder are bona fide commitment fees and are intended as reasonable compensation to the Lenders for committing to make funds available to the Borrower as described herein and for no other purposes.

(c)            Letter of Credit Fees. The Borrower agrees to pay to the Administrative Agent for the account of each Revolving Credit Lender a letter of credit fee at a rate per annum equal to the Applicable Margin for Revolving Credit Loans that are SOFR Loans times the daily average Stated Amount of each Letter of Credit for the period from and including the date of issuance of such Letter of Credit (x) to and including the date such Letter of Credit expires or is cancelled or (y) to but excluding the date such Letter of Credit is drawn in full. The fee provided for in the immediately preceding sentence shall be nonrefundable and payable in arrears (i) quarterly on the first day of each January, April, July and October, (ii) on the Revolving Credit Maturity Date, (iii) on the date the Revolving Credit Commitments are terminated or reduced to zero and (iv) thereafter from time to time on demand of the Administrative Agent. In addition to such fee, the Borrower shall pay to the applicable Issuing Bank solely for its own account prior to the issuance of each Letter of Credit, a nonrefundable fronting fee in respect of each Letter of Credit at a per annum rate agreed between the Borrower and such Issuing Bank of the Stated Amount of such Letter of Credit. The Borrower shall pay directly to such Issuing Bank from time to time on demand all commissions, charges, costs and expenses in the amounts customarily charged by such Issuing Bank from time to time in like circumstances with respect to the issuance of each Letter of Credit, and any drawings, amendments, renewals, extensions or other transactions relating thereto.

(d)            Extension Fees.

(i)            (A) If the Borrower exercise its One-Year Option to Extend (Revolver) in accordance with Section 2.13(a), the Borrower agrees to pay to the Administrative Agent for the account of each Revolving Credit Lender a fee equal to one hundred and twenty-five thousandths of one percent (0.125%) of the amount of such Revolving Credit Lender’s Revolving Credit Commitment (whether or not utilized), and (B) if the Borrower exercises either of its Six-Month Options to Extend (Revolver) in accordance with Section 2.13(a), the Borrower agrees to pay to the Administrative Agent for the account of each Revolving Credit Lender a fee equal to (i) five hundredths of one percent (0.0500%) of the amount of such Revolving Credit Lender’s Revolving Credit Commitment (whether or not utilized) with respect to the exercise of the first Six-Month Option to Extend (Revolver), and (ii) seventy-five thousandths of one percent (0.0750%) of the amount of such Revolving Credit Lender’s Revolving Credit Commitment (whether or not utilized) with respect to the exercise of the second Six-Month Option to Extend (Revolver); and

(ii)            Intentionally Omitted.

(iii)            If the Borrower exercises either of Options to Extend (Tranche A-2 Term Loan) in accordance with Section 2.13(c), the Borrower agrees to pay to the Administrative Agent for the account of each Tranche A-2 Term Loan Lender, a fee equal to fifteen hundredths of one percent (0.15%) of the amount of Tranche A-2 Term Loans held by such Tranche A-1 Term Loan Lender.

(e)            Tranche A-1 Term Loan Ticking Fee. During the period from the Effective Date to but excluding the earliest of (x) the date the Tranche A-1 Term Loan Commitments have been disbursed in full, (y) the expiration of the Tranche A-1 Term Loan Commitment Period and (z) the date that the Borrower delivers a written notice to the Administrative Agent electing to terminate all unused Tranche A-1 Term Loan Commitments (which notice shall be irrevocable), the Borrower agrees to pay to the Administrative Agent for the account of the Tranche A-1 Term Loan Lenders a ticking fee equal to the sum of the daily amount by which the aggregate amount of the Tranche A-1 Term Loan Commitments exceeds the aggregate Outstanding Amount of the Tranche A-1 Term Loans multiplied by the per annum rate of twenty hundredths of one percent (0.20%). Such fee shall be computed on a daily basis and payable quarterly in arrears on the first day of each January, April, July and October during the term of this Agreement and on the expiration of the Tranche A-1 Term Loan Commitment Period or any earlier date of reduction of the Tranche A-1 Term Loan Commitments to zero.

(f)            Administrative and Other Fees. The Borrower agrees to pay the administrative and other fees of the Administrative Agent as provided in the Fee Letters and as may be otherwise agreed to in writing from time to time by the Borrower and the Administrative Agent.

Section 3.6            Computations.

Unless otherwise expressly set forth herein, any accrued interest on any Loan, any Fees or other Obligations due hereunder shall be computed on the basis of a year of 360 days and the actual number of days elapsed. All computations of interest for Base Rate Loans shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed.

Section 3.7            Usury.

In no event shall the amount of interest due or payable on the Loans or other Obligations exceed the maximum rate of interest allowed by Applicable Law and, if any such payment is paid by the Borrower or any other Loan Party or received by any Lender, then such excess sum shall be credited as a payment of principal, unless the Borrower shall notify the respective Lender in writing that the Borrower elects to have such excess sum returned to it forthwith. It is the express intent of the parties hereto that the Borrower not pay and the Lenders not receive, directly or indirectly, in any manner whatsoever, interest in excess of that which may be lawfully paid by the Borrower under Applicable Law. The parties hereto hereby agree and stipulate that the only charge imposed upon the Borrower for the use of money in connection with this Agreement is and shall be the interest specifically described in Section 2.5(a)(i) and (ii). Notwithstanding the foregoing, the parties hereto further agree and stipulate that all agency fees, syndication fees, facility fees, closing fees, letter of credit fees, underwriting fees, default charges, late charges, funding or “breakage” charges, increased cost charges, attorneys’ fees and reimbursement for costs and expenses paid by the Administrative Agent or any Lender to third parties or for damages incurred by the Administrative Agent or any Lender, in each case in connection with the transactions contemplated by this Agreement and the other Loan Documents, are charges made to compensate the Administrative Agent or any such Lender for underwriting or administrative services and costs or losses performed or incurred, and to be performed or incurred, by the Administrative Agent and the Lenders in connection with this Agreement and shall under no circumstances be deemed to be charges for the use of money. All charges other than charges for the use of money shall be fully earned and nonrefundable when due.

Section 3.8            Statements of Account.

The Administrative Agent will account to the Borrower monthly with a statement of Loans, accrued interest, charges and payments (other than Fees) made pursuant to this Agreement and the other Loan Documents and quarterly with a statement of Fees paid pursuant to this Agreement, and such account rendered by the Administrative Agent shall be deemed conclusive upon the Borrower absent manifest error. The failure of the Administrative Agent to deliver such a statement of accounts shall not relieve or discharge the Borrower from any of its obligations hereunder.

Section 3.9            Defaulting Lenders.

Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by Applicable Law:

(a)            Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Requisite Lenders and in Section 13.7.

(b)            Defaulting Lender Waterfall. Any payment of principal, interest, Fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article XI or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 13.4 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any Issuing Bank hereunder; third, to Cash Collateralize any Issuing Bank’s Fronting Exposure with respect to such Defaulting Lender in accordance with subsection (e) below; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize any Issuing Bank’s future Fronting Exposure with respect to such Defaulting Lender with respect to future applicable Letters of Credit issued under this Agreement, in accordance with subsection (e) below; sixth, to the payment of any amounts owing to the Lenders or the Issuing Banks as a result of any judgment of a court of competent jurisdiction obtained by any Lender or any Issuing Bank against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or amounts owing by such Defaulting Lender under Section 2.3(j) in respect of Letters of Credit (such amounts “L/C Disbursements”), in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Article VI were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Disbursements owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Disbursements owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in Letter of Credit Liabilities are held by the Revolving Credit Lenders pro rata in accordance with their respective Revolving Credit Commitment Percentages (determined without giving effect to the immediately following subsection (d)). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this subsection shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(c)            Certain Fees.

(i)             During the period from the Effective Date to but excluding the Investment Grade Pricing Effective Date, no Defaulting Lender shall be entitled to receive any Fee payable under Section 3.5(b)(i) or Section 3.5(b)(ii) for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender). From and after the Investment Grade Pricing Effective Date, each Defaulting Lender shall be entitled to receive the Fee payable under Section 3.5(b)(iii) for any period during which that Lender is a Defaulting Lender only to extent allocable to the sum of (1) the outstanding principal amount of the Revolving Credit Loans funded by it, and (2) its Revolving Credit Commitment Percentage of the Stated Amount of Letters of Credit for which it has provided Cash Collateral pursuant to the immediately following subsection (e).

(ii)            Each Defaulting Lender shall be entitled to receive the Fee payable under Section 3.5(c) for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Revolving Credit Commitment Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to the immediately following subsection (e).

(iii)           With respect to any Fee not required to be paid to any Defaulting Lender pursuant to the immediately preceding clauses (i) or (ii), the Borrower shall (x) pay to each Non-Defaulting Lender that portion of any such Fee (other than pursuant to Section 3.5(b)(ii)) otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in Letter of Credit Liabilities that has been reallocated to such Non-Defaulting Lender pursuant to the immediately following subsection (d), (y) pay to the applicable Issuing Bank the amount of any such Fee otherwise payable to such Defaulting Lender to the extent allocable to such Issuing Bank’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such Fee.

(d)            Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in Letter of Credit Liabilities shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Revolving Credit Commitment Percentages (determined without regard to such Defaulting Lender’s Revolving Credit Commitment) but only to the extent that (x) the conditions set forth in Article VI (other than Section 6.2(c) or (e)) are satisfied at the time of such reallocation (and, unless the Borrower shall have otherwise notified the Administrative Agent at such time, the Borrower shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (y) such reallocation does not cause the aggregate Revolving Credit Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Revolving Credit Commitment. Subject to Section 13.22, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Revolving Credit Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(e)            Cash Collateral.

(i)             If the reallocation described in the immediately preceding subsection (d) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, Cash Collateralize the applicable Issuing Bank’s Fronting Exposure in accordance with the procedures set forth in this subsection.

(ii)            At any time that there shall exist a Defaulting Lender, within two (2) Business Days following the written request of the Administrative Agent or the applicable Issuing Bank (with a copy to the Administrative Agent), the Borrower shall Cash Collateralize such Issuing Bank’s Fronting Exposure with respect to such Defaulting Lender (determined after giving effect to the immediately preceding subsection (d) and any Cash Collateral provided by such Defaulting Lender) in an amount not less than the aggregate Fronting Exposure of such Issuing Bank with respect to the applicable Letters of Credit issued and outstanding at such time.

(iii)           The Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grant to the Administrative Agent, for the benefit of the applicable Issuing Bank, and agree to maintain, a first priority security interest in all such Cash Collateral as security for the Defaulting Lenders’ obligation to fund participations in respect of Letter of Credit Liabilities, to be applied pursuant to the immediately following clause (iv). If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent and such Issuing Bank as herein provided, or that the total amount of such Cash Collateral is less than the aggregate Fronting Exposure of such Issuing Bank with respect to the applicable Letters of Credit issued and outstanding at such time, the Borrower will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender).

(iv)            Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section in respect of Letters of Credit shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of Letter of Credit Liabilities (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(v)            Cash Collateral (or the appropriate portion thereof) provided to reduce the applicable Issuing Bank’s Fronting Exposure shall no longer be required to be held as Cash Collateral pursuant to this subsection following (x) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Revolving Credit Lender), or (y) the determination by the Administrative Agent and such Issuing Bank that there exists excess Cash Collateral; provided that, subject to the immediately preceding subsection (b), the Person providing Cash Collateral and such Issuing Bank may (but shall not be obligated to) agree that Cash Collateral shall be held to support future anticipated Fronting Exposure or other obligations and provided further that to the extent that such Cash Collateral was provided by the Borrower, such Cash Collateral shall remain subject to the security interest granted pursuant to the Loan Documents.

(f)             Defaulting Lender Cure. If the Borrower, the Administrative Agent and each Issuing Bank agree in writing that a Revolving Credit Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Revolving Credit Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit to be held pro rata by the Revolving Credit Lenders in accordance with their respective Revolving Credit Commitment Percentages (determined without giving effect to the immediately preceding subsection (d)), whereupon such Revolving Credit Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to Fees accrued or payments made by or on behalf of the Borrower while that Revolving Credit Lender was a Defaulting Lender; and provided, further, that, subject to Section 13.22, except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Revolving Credit Lender will constitute a waiver or release of any claim of any party hereunder arising from that Revolving Credit Lender’s having been a Defaulting Lender.

(g)            New Letters of Credit. So long as any Revolving Credit Lender is a Defaulting Lender, (i) intentionally omitted and (ii) no Issuing Bank shall be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.

(h)            Purchase of Defaulting Lender’s Revolving Credit Commitment. During any period that a Lender is a Defaulting Lender, the Borrower may, by the Borrower giving written notice thereof to the Administrative Agent, such Defaulting Lender and the other Lenders, either (A) demand that such Defaulting Lender, and upon such demand such Defaulting Lender shall promptly, assign its Revolving Credit Commitment (if applicable), its Loans and all of its other interests, rights and obligations under this Agreement and the Loan Documents to an Eligible Assignee subject to and in accordance with the provisions of Section 13.6(b), or (B) terminate the Revolving Credit Commitment (if applicable) of such Defaulting Lender and notwithstanding Section 3.2 or any other provision herein to the contrary requiring the pro rata treatment of payments to the Lenders, repay the entire Outstanding Amount of all Revolving Credit Loans and Term Loans (if and as applicable) held by such Defaulting Lender, together with all accrued interest thereon, whereupon such Defaulting Lender shall no longer be a party hereto. No party hereto shall have any obligation whatsoever to initiate any such replacement or to assist in finding an Eligible Assignee. In addition, any Lender who is not a Defaulting Lender may, but shall not be obligated, in its sole discretion, to acquire the face amount of all or a portion of such Defaulting Lender’s Revolving Credit Commitment and Loans via an assignment subject to and in accordance with the provisions of Section 13.6(b). In connection with any such assignment, such Defaulting Lender shall promptly execute all documents reasonably requested to effect such assignment, including an appropriate Assignment and Assumption and, notwithstanding Section 13.6(b), shall pay to the Administrative Agent an assignment fee in the amount of $7,500. The exercise by the Borrower of its rights under this Section shall be at the Borrower’s sole cost and expense and at no cost or expense to the Administrative Agent or any of the Lenders. In the event that a Defaulting Lender does not execute an Assignment and Assumption pursuant to Section 13.6(b) within five (5) Business Days after receipt by such Defaulting Lender of notice under this Section 3.9(h) and presentation to such Defaulting Lender of an Assignment and Assumption evidencing an assignment pursuant to Section 13.6(b), the Administrative Agent shall be entitled (but not obligated) to execute such an Assignment and Assumption on behalf of such Defaulting Lender, and any such Assignment and Assumption so executed by the Administrative Agent, the Eligible Assignee and the Borrower shall be effective for purposes of Section 13.6(b).

Section 3.10          Foreign Lenders; Taxes.

(a)             Issuing Banks. For purposes of this Section, the term “Lender” includes each Issuing Bank and the term “Applicable Law” includes FATCA.

(b)             Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower or any other Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by Applicable Law. If any Applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower or other applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c)            Payment of Other Taxes by the Borrower. The Borrower and the other Loan Parties shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(d)            Indemnification by the Borrower. The Borrower and the other Loan Parties shall jointly and severally indemnify each Recipient, within thirty (30) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error; provided that the determinations in such statement are made on a reasonable basis and in good faith.

(e)            Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower or another Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower and the other Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 13.6 relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this subsection. The provisions of this subsection shall continue to inure to the benefit of an Administrative Agent following its resignation or removal as Administrative Agent.

(f)             Evidence of Payments. As soon as practicable after any payment of Taxes by the Borrower or any other Loan Party to a Governmental Authority pursuant to this Section, the Borrower or such other Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(g)            Status of Lenders.

(i)             Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in the immediately following clauses (ii)(A), (ii)(B) and (ii)(D)) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)            Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person:

(A)            any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), an electronic copy (or an original if requested by the Borrower or the Administrative Agent) of an executed IRS Form W-9 (or any successor form) certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)            any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(I)            in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, an electronic copy (or an original if requested by the Borrower or the Administrative Agent) of an executed IRS Form W-8BEN or IRS Form W-8BEN-E (as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E (as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(II)           an electronic copy (or an original if requested by the Borrower or the Administrative Agent) of an executed IRS Form W-8ECI;

(III)          in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Internal Revenue Code, (x) a certificate substantially in the form of Exhibit L-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Internal Revenue Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Internal Revenue Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E (as applicable); or

(IV)          to the extent a Foreign Lender is not the beneficial owner, an electronic copy (or an original if requested by the Borrower or the Administrative Agent) of an executed IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, or IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit L-2 or Exhibit L-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit L-4 on behalf of each such direct and indirect partner;

(C)            any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), an electronic copy (or an original if requested by the Borrower or the Administrative Agent) of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)             if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by Applicable Law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(h)            Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section (including by the payment of additional amounts pursuant to this Section), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this subsection (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this subsection, in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this subsection the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This subsection shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(i)             Survival. Each party’s obligations under this Section shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Revolving Credit Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

ARTICLE IV INTENTIONALLY OMITTED

ARTICLE V Yield Protection, Etc.

Section 5.1            Additional Costs; Capital Adequacy.

(a)            Capital Adequacy. If any Lender determines that any Regulatory Change affecting such Lender or any lending office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity ratios or requirements, has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Revolving Credit Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Regulatory Change (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy or liquidity), then from time to time, within thirty (30) days after written demand by such Lender, the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(b)            Additional Costs. In addition to, and not in limitation of the immediately preceding subsection (a), the Borrower shall promptly pay to the Administrative Agent for the account of a Lender from time to time such amounts as such Lender may determine to be necessary to compensate such Lender for any costs incurred by such Lender that it reasonably determines are attributable to its making or maintaining, continuing or converting of any Loans or its obligation to make, maintain, continue or convert any Loans hereunder, any reduction in any amount receivable by such Lender under this Agreement or any of the other Loan Documents in respect of any of such Loans or such obligation or the maintenance by such Lender of capital or liquidity in respect of its Loans or its Revolving Credit Commitments (such increases in costs and reductions in amounts receivable being herein called “Additional Costs”), resulting from any Regulatory Change that:

(i)            except as provided in Section 3.10(c), changes the basis of taxation of any amounts payable to such Lender under this Agreement or any of the other Loan Documents in respect of any of such Loans or its Revolving Credit Commitments (other than Indemnified Taxes, Taxes described in clauses (b) through (d) of the definition of “Excluded Taxes” and “Connection Income Taxes” pursuant to Section 3.10(a));

(ii)            imposes or modifies any reserve, special deposit, compulsory loan, insurance charge or similar requirements (other than Regulation D of the Board of Governors of the Federal Reserve System or other similar reserve requirement applicable to any other category of liabilities or category of extensions of credit or other assets by reference to which the interest rate on Loans is determined) relating to any extensions of credit or other assets of, or any deposits with or other liabilities of, or other credit extended by, or any other acquisition of funds by such Lender (or its parent corporation), or any commitment of such Lender (including, without limitation, the Revolving Credit Commitments of such Lender hereunder);

(iii)           has or would have the effect of reducing the rate of return on capital of such Lender to a level below that which such Lender could have achieved but for such Regulatory Change (taking into consideration such Lender’s policies with respect to capital adequacy and liquidity); or

(iv)           imposes on any Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or the Loans made by such Lender.

(c)            Lender’s Suspension of SOFR Loans. Without limiting the effect of the provisions of the immediately preceding subsections (a) and (b), if by reason of any Regulatory Change, any Lender either (i) incurs Additional Costs based on or measured by the excess above a specified level of the amount of a category of deposits or other liabilities of such Lender that includes deposits by reference to which the interest rate on SOFR Loans is determined as provided in this Agreement or a category of extensions of credit or other assets of such Lender that includes SOFR Loans or (ii) becomes subject to restrictions on the amount of such a category of liabilities or assets that it may hold, then, if such Lender so elects by notice to the Borrower (with a copy to the Administrative Agent), the obligation of such Lender to make or Continue, or to Convert Base Rate Loans into, such SOFR Loans shall be suspended until such Regulatory Change ceases to be in effect (in which case the provisions of Section 5.5 shall apply).

(d)            Additional Costs in Respect of Letters of Credit. Without limiting the obligations of the Borrower under the preceding subsections of this Section (but without duplication), if as a result of any Regulatory Change or any risk-based capital guideline or other requirement heretofore or hereafter issued by any Governmental Authority there shall be imposed, modified or deemed applicable any Tax (other than Indemnified Taxes, Taxes described in clauses (b) through (d) of the definition of “Excluded Taxes” and “Connection Income Taxes”), reserve, special deposit, capital adequacy or similar requirement against or with respect to or measured by reference to Letters of Credit and the result shall be to increase the cost to any Issuing Bank of issuing (or any Lender of purchasing participations in) or maintaining its obligation hereunder to issue (or purchase participations in) any Letter of Credit or reduce any amount receivable by any Issuing Bank or any Lender hereunder in respect of any Letter of Credit, then, upon written demand by such Issuing Bank or such Lender, the Borrower shall promptly pay to such Issuing Bank or, in the case of such Lender, to the Administrative Agent for the account of such Lender, from time to time as specified by such Issuing Bank or such Lender, such additional amounts as shall be sufficient to compensate such Issuing Bank or such Lender for such increased costs or reductions in amount.

(e)            Notification and Determination of Additional Costs. Each of the Administrative Agent, each Issuing Bank and each Lender, as the case may be, agrees to notify the Borrower (and in the case of an Issuing Bank or a Lender, to notify the Administrative Agent) of any event occurring after the Agreement Date entitling the Administrative Agent, such Issuing Bank or such Lender to compensation under any of the preceding subsections of this Section as promptly as practicable; provided, however, that the failure of the Administrative Agent, such Issuing Bank or such Lender to give such notice shall not release the Borrower from any of its obligations hereunder; provided further, that none of the Administrative Agent, the Issuing Banks or the Lenders shall be entitled to claim any additional cost, reduction in amounts, loss, tax or other additional amount under this Article V if such Person fails to provide such notice to the Borrower within 180 days of the date the Administrative Agent, such Issuing Bank or such Lender, as the case may be, becomes aware of the occurrence of the event giving rise to the additional cost, reduction in amounts, loss, tax or other additional amount; provided further that, if such occurrence giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof. The Administrative Agent, each Issuing Bank and each Lender, as the case may be, agrees to furnish to the Borrower (and, in the case of an Issuing Bank or a Lender, to the Administrative Agent as well) a certificate setting forth in reasonable detail the basis and amount of each request for compensation under this Section, provided, however, that notwithstanding anything to the contrary in this Section 5.1, in the case of any Regulatory Change described in clauses (x) or (y) of the definition of Regulatory Change, it shall be a condition to a Lender’s exercise of its rights, if any, under this Section 5.1 that such Lender shall generally be exercising similar rights with respect to borrowers under similar agreements where available. Determinations by the Administrative Agent, such Issuing Bank or such Lender, as the case may be, of the effect of any Regulatory Change shall be conclusive and binding for all purposes, absent manifest error.

Section 5.2            Suspension of SOFR Loans.

Anything herein to the contrary notwithstanding, subject to the provisions of Exhibit M, if, with respect to any Daily Simple SOFR Loans, on any day, or, with respect to any Term SOFR Loans, on or prior to the determination of Term SOFR for any Interest Period:

(a)            the Administrative Agent shall determine (which determination shall be conclusive) that reasonable and adequate means do not exist for ascertaining Daily Simple SOFR or Term SOFR as of such day or for such Interest Period, as applicable;

(b)            the Administrative Agent reasonably determines (which determination shall be conclusive) that quotations of interest rates for the relevant deposits referred to in the definition of Daily Simple SOFR or Term SOFR are not being provided in the relevant amounts or for the relevant maturities for purposes of determining rates of interest for the applicable SOFR Loans as provided herein; or

(c)            the Administrative Agent reasonably determines (which determination shall be conclusive absent manifest error) that the relevant rates of interest referred to in the definition of Daily Simple SOFR or Term SOFR upon the basis of which the rate of interest for Daily Simple SOFR Loans for such day or Term SOFR Loans for such Interest Period, as applicable, is to be determined are not likely to adequately cover the cost to the Lenders of making or maintaining such SOFR Loans for such day or Interest Period, as applicable;

then the Administrative Agent shall give the Borrower and each Lender prompt notice thereof and, so long as such condition remains in effect, the Lenders shall be under no obligation to, and shall not, make additional Daily Simple SOFR Loans or Term SOFR Loans, as applicable, Continue Daily Simple SOFR Loans or Term SOFR Loans, as applicable, or Convert Loans into Daily Simple SOFR Loans or Term SOFR Loans, as applicable, and the Borrower shall, (i) with respect to any Daily Simple SOFR Loan, on such day, and (ii) with respect to any Term SOFR Loan, on the last day of each current Interest Period for such outstanding Term SOFR Loan, either prepay such Loan or Convert such Loan into a Base Rate Loan.

Section 5.3            Illegality.

Notwithstanding any other provision of this Agreement, if any Lender shall reasonably determine (which determination shall be conclusive and binding) that it is unlawful for such Lender to honor its obligation to make or maintain Daily Simple SOFR Loans or Term SOFR Loans hereunder, then such Lender shall promptly notify the Borrower thereof (with a copy of such notice to the Administrative Agent) and such Lender’s obligation to make or Continue, or to Convert Loans of any other Type into, Daily Simple SOFR Loans or Term SOFR Loans, as applicable, shall be suspended until such time as such Lender may again make and maintain such SOFR Loans (in which case the provisions of Section 5.5 shall be applicable).

Section 5.4            Compensation.

The Borrower shall pay to the Administrative Agent for the account of each Lender, upon the request of the Administrative Agent, such amount or amounts as the Administrative Agent shall determine in its reasonable discretion shall be sufficient to compensate such Lender for any loss, cost or expense attributable to:

(a)            any payment or prepayment (whether mandatory or optional) of a Term SOFR Loan or Conversion of a Term SOFR Loan , for any reason (including, without limitation, acceleration) on a date other than the last day of the Interest Period for such Loan;

(b)            any failure by the Borrower for any reason (including, without limitation, the failure of any of the applicable conditions precedent specified in Section 6.2 to be satisfied) to borrow a Term SOFR Loan from such Lender on the date for such borrowing, or to Convert a Base Rate Loan into a Term SOFR Loan or Continue a Term SOFR Loan on the requested date of such Conversion or Continuation. Not in limitation of the foregoing, such compensation shall include, without limitation, in the case of any such Term SOFR Loan, an amount equal to the then present value of (A) the amount of interest that would have accrued on such Term SOFR Loan for the remainder of the Interest Period at the rate applicable to such Term SOFR Loan, less (B) the amount of interest that would accrue on the Term SOFR Loan for the same period if Term SOFR were set on the date on which such Term SOFR Loan was repaid, prepaid or Converted or the date on which the Borrower failed to borrow, Convert or Continue such Term SOFR Loan, as applicable, calculating present value by using as a discount rate Term SOFR quoted on such date; provided, that in no event shall such compensation include any loss of anticipated profits. Upon the Borrower’s request, the Administrative Agent shall provide the Borrower with a statement setting forth in reasonable detail the basis for requesting such compensation and the method for determining the amount thereof. Any such statement shall be conclusive, provided that the determinations in such statement are made on a reasonable basis and in good faith.

Section 5.5            Treatment of Affected Loans.

If the obligation of any Lender to make any SOFR Loans or to Continue, or to Convert Base Rate Loans into, any SOFR Loans shall be suspended pursuant to Section 5.1(c), Section 5.2, or Section 5.3 then such Lender’s SOFR Loans shall be automatically Converted into Base Rate Loans on (a) with respect to Daily Simple SOFR Loans, the day of such suspension and (b) with respect to Term SOFR Loans, the last day(s) of the then current Interest Period(s) for such Term SOFR Loans (or, in the case of a Conversion required by Section 5.1(c), Section 5.2, or Section 5.3 on such earlier date as such Lender or the Administrative Agent, as applicable, may specify to the Borrower (with a copy to the Administrative Agent, as applicable)) and, unless and until such Lender or the Administrative Agent, as applicable, gives notice as provided below that the circumstances specified in Section 5.1, Section 5.2, or Section 5.3 that gave rise to such Conversion no longer exist:

(a)            to the extent that such Lender’s SOFR Loans have been so Converted, all payments and prepayments of principal that would otherwise be applied to such Lender’s SOFR Loans shall be applied instead to its Base Rate Loans; and

(b)            all Loans that would otherwise be made or Continued by such Lender as SOFR Loans shall be made or Continued instead as Base Rate Loans, and all Base Rate Loans of such Lender that would otherwise be Converted into SOFR Loans shall remain as Base Rate Loans.

If such Lender or the Administrative Agent, as applicable, gives notice to the Borrower (with a copy to the Administrative Agent, as applicable) that the circumstances specified in Section 5.1(c) or 5.3 that gave rise to the Conversion of such Lender’s SOFR Loans pursuant to this Section no longer exist (which such Lender or the Administrative Agent, as applicable, agrees to do promptly upon such circumstances ceasing to exist) at a time when SOFR Loans made by other Lenders are outstanding, then such Lender’s Base Rate Loans shall be automatically Converted, on the first day(s) of the next succeeding Interest Period(s) for such outstanding Term SOFR Loans, or, with respect to Daily Simple SOFR Loans, on the next Business Day, to the extent necessary so that, after giving effect thereto, (A) if such Lender is a Revolving Credit Lender, all Revolving Credit Loans held by the Revolving Credit Lenders holding SOFR Loans and by such Revolving Credit Lender are held pro rata (as to principal amounts, Types and Interest Periods) in accordance with their respective Revolving Credit Commitments, (B) if such Lender is a Tranche A-2 Term Loan Lender, all Tranche A-2 Term Loans held by the Tranche A-2 Term Loan Lenders holding SOFR Loans and by such Tranche A-2 Term Loan Lender are held pro rata (as to principal amounts, Types and Interest Periods) in accordance with their respective Tranche A-2 Term Loans, and (C) if such Lender is a Tranche A-1 Term Loan Lender, all applicable Tranche A-1 Term Loans held by the applicable Tranche A-1 Term Loan Lenders holding SOFR Loans and by such Tranche A-1 Term Loan Lender are held pro rata (as to principal amounts, Types and Interest Periods) in accordance with their respective applicable Tranche A-1 Term Loans.

Section 5.6            Affected Lenders.

If (a) a Lender (including in its capacity as an Issuing Bank) requests compensation pursuant to Section 3.10 or 5.1, (b) any Lender is a Non-Consenting Lender or (c) the obligation of any Lender to make SOFR Loans or to Continue, or to Convert Base Rate Loans into, SOFR Loans shall be suspended pursuant to Section 5.1(c) or 5.3 but the obligation of the Requisite Lenders shall not have been suspended under such Sections, then the Borrower may either (A) demand that such Lender (the “Affected Lender”), and upon such demand the Affected Lender shall promptly, assign its Revolving Credit Commitments, its Loans and all of its other interests, rights and obligations under this Agreement and the Loan Documents to an Eligible Assignee subject to and in accordance with the provisions of Section 13.6(b) for a purchase price equal to (x) the aggregate principal balance of all Loans then owing to the Affected Lender, plus (y) the aggregate amount of payments previously made by the Affected Lender under Section 2.3(j) that have not been repaid, plus (z) any accrued but unpaid interest thereon and accrued but unpaid fees owing to the Affected Lender, or any other amount as may be mutually agreed upon by such Affected Lender and Eligible Assignee, or (B) terminate the Revolving Credit Commitment (if applicable) of such Affected Lender and notwithstanding Section 3.2 or any other provision herein to the contrary requiring the pro rata treatment of payments to the Lenders, repay the entire Outstanding Amount of all Revolving Credit Loans and Term Loans (if and as applicable) held by such Affected Lender, together with all accrued interest thereon, whereupon such Affected Lender shall no longer be a party hereto. Each of the Administrative Agent and the Affected Lender shall reasonably cooperate in effectuating the replacement of such Affected Lender under this Section and the Affected Lender shall promptly execute all documents reasonably requested to surrender and transfer such interest to the purchaser or assignee thereof, including an appropriate Assignment and Assumption, but at no time shall the Administrative Agent, such Affected Lender or any other Lender be obligated in any way whatsoever to initiate any such replacement or to assist in finding an Eligible Assignee. The exercise by the Borrower of its rights under this Section shall be at the Borrower’s sole cost and expense and at no cost or expense to the Administrative Agent, the Affected Lender or any of the other Lenders. The terms of this Section shall not in any way limit the Borrower’s obligation to pay to any Affected Lender compensation owing to such Affected Lender pursuant to this Agreement (including, without limitation, pursuant to Sections 3.10, 5.1 or 5.4) with respect to any period up to the date of replacement.

Section 5.7            Change of Lending Office.

Each Lender agrees that it will, in good faith, use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate an alternate Lending Office with respect to any of its Loans affected by the matters or circumstances described in Sections 3.10, 5.1 or 5.3 to reduce the liability of the Borrower or avoid the results provided thereunder, so long as such designation is not disadvantageous to such Lender as determined by such Lender in its sole discretion, except that such Lender shall have no obligation to designate a Lending Office located in the United States of America.

Section 5.8             Assumptions Concerning Funding of SOFR Loans.

Calculation of all amounts payable to a Lender under this Article shall be made as though such Lender had actually funded SOFR Loans through the purchase of deposits in the relevant market bearing interest at the rate applicable to such SOFR Loans in an amount equal to the amount of the SOFR Loans and having a maturity comparable to the relevant Interest Period (or, in the case of Daily Simple SOFR Loans, a maturity of one month); provided, however, that each Lender may fund each of its SOFR Loans in any manner it sees fit and the foregoing assumption shall be used only for calculation of amounts payable under this Article.

ARTICLE VI Conditions Precedent

Section 6.1             Initial Conditions Precedent.

The obligation of the Lenders to effect or permit the occurrence of the first Credit Event hereunder, whether as the making of a Loan or the issuance of a Letter of Credit, is subject to the satisfaction or waiver of the following conditions precedent:

(a)            The Administrative Agent shall have received each of the following, in form and substance satisfactory to the Administrative Agent:

(i)             counterparts of this Agreement executed by each of the parties hereto;

(ii)            if requested by any Lender pursuant to Section 2.11(a) at least three (3) days prior to the date hereof, Revolving Credit Notes executed by the Borrower, payable to each Revolving Credit Lender that has requested a Revolving Credit Note, and complying with the terms of, Section 2.11(a), and Term Loan Notes executed by the Borrower, payable to each applicable Term Loan Lender that has requested a Term Loan Note, and complying with the terms of, Section 2.11(a);

(iii)           the Guaranty executed by the Parent Guarantor and by each of the Subsidiary Guarantors identified in Schedule 1.1;

(iv)           an opinion of Hogan Lovells LLP, counsel to the Borrower and the other Loan Parties, addressed to the Administrative Agent and the Lenders and in form and substance reasonably satisfactory to the Administrative Agent;

(v)            the certificate or articles of incorporation or formation, articles of organization, certificate of limited partnership or other comparable organizational document (if any) of each Loan Party certified as of a date not earlier than fifteen (15) days prior to the Effective Date by the Secretary of State of the state of formation of such Loan Party (except that, if any such document relating to any Subsidiary Guarantor delivered to Administrative Agent pursuant to the Existing Credit Agreement has not been modified or amended and remains in full force and effect, a certificate of the Secretary or Assistant Secretary (or other individual performing similar functions) of such Subsidiary Guarantor so stating may be delivered in lieu of delivery of a current certified copy of such document);

(vi)           a certificate of good standing (or certificate of similar meaning) with respect to each of the Borrower and the Parent Guarantor issued as of a date not earlier than fifteen (15) days prior to the Effective Date by the Secretary of State of the state of formation of each such Person and certificates of qualification to transact business or other comparable certificates issued as of a recent date by each Secretary of State (and any state department of taxation, as applicable) of each state in which a Loan Party is required to be so qualified and where failure to be so qualified could reasonably be expected to have a Material Adverse Effect;

(vii)          a certificate of incumbency signed by the Secretary or Assistant Secretary (or other individual performing similar functions) of each Loan Party with respect to each of the officers of such Loan Party authorized to execute and deliver the Loan Documents to which such Loan Party is a party, and in the case of the Borrower, authorized to execute and deliver on behalf of the Borrower Notices of Borrowing, requests for Letters of Credit, Notices of Conversion and Notices of Continuation;

(viii)        copies certified by the Secretary or Assistant Secretary (or other individual performing similar functions) of each Loan Party of (A) the by-laws of such Loan Party, if a corporation, the operating agreement, if a limited liability company, the partnership agreement, if a limited or general partnership, or other comparable document in the case of any other form of legal entity (except that, if any such document delivered to Administrative Agent pursuant to the Existing Credit Agreement has not been modified or amended and remains in full force and effect, a certificate so stating may be delivered in lieu of delivery of another copy of such document) and (B) all corporate, partnership, member or other necessary action taken by such Loan Party to authorize the execution, delivery and performance of the Loan Documents to which it is a party;

(ix)           [intentionally omitted];

(x)            [intentionally omitted];

(xi)           [intentionally omitted];

(xii)          a Disbursement Instruction Agreement effective as of the Agreement Date;

(xiii)         evidence that the Fees (including, to the extent then due, the “Fees” (under and as defined in the Existing Credit Agreement) and interest under the Existing Credit Agreement accrued through the Effective Date), if any, then due and payable under Section 3.5, together with, to the extent a reasonably detailed invoice has been delivered to the Borrower prior to the date hereof, all other fees, expenses and reimbursement amounts due and payable to the Administrative Agent and any of the Lenders, including, without limitation, the reasonable and documented fees and expenses of counsel to the Administrative Agent, have been paid;

(xiv)         (i) all documentation and other information regarding the Borrower requested in connection with applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act, and (ii) to the extent the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a Beneficial Ownership Certification in relation to the Borrower;

(xv)          [intentionally omitted];

(xvi)         a copy of a duly executed amendment to the Capital One Term Loan Agreement, consistent with the modifications contemplated hereby;

(xvii)       such other documents and instruments as the Administrative Agent, or any Lender through the Administrative Agent, may reasonably request; and

(b)            In the good faith and reasonable judgment of the Administrative Agent:

(i)             there shall not have occurred or become known to the Administrative Agent or any of the Lenders any event, condition, situation or status since the date of the information contained in the financial and business projections, budgets, pro forma data and forecasts concerning the Borrower and its Subsidiaries delivered to the Administrative Agent and the Lenders prior to the Agreement Date that has had or could reasonably be expected to result in a Material Adverse Effect;

(ii)            no litigation, action, suit, investigation or other arbitral, administrative or judicial proceeding shall be pending or threatened in writing which could reasonably be expected to (A) result in a Material Adverse Effect or (B) restrain or enjoin, impose materially burdensome conditions on, or otherwise materially and adversely affect, the ability of the Borrower or any other Loan Party to fulfill its obligations under the Loan Documents to which it is a party;

(iii)           the Borrower and the other Loan Parties shall have received all approvals, consents and waivers, and shall have made or given all necessary filings and notices as shall be required to consummate the transactions contemplated hereby without the occurrence of any default under, conflict with or violation of (A) any Applicable Law or (B) any material agreement, document or instrument to which any Loan Party is a party or by which any of them or their respective properties is bound; and

(iv)           the Borrower and each other Loan Party shall have provided all information requested by the Administrative Agent and each Lender in order to comply with applicable “know your customer” and anti-money laundering rules and regulations, including without limitation, the Patriot Act.

Section 6.2            Conditions Precedent to All Loans and Letters of Credit.

The obligations of (i) the Lenders to make any Loans and (ii) the Issuing Banks to issue, extend or increase any Letters of Credit are each subject to the further conditions precedent that: (a) no Default or Event of Default shall exist as of the date of the making of such Loan or date of issuance, extension or increase of such Letter of Credit or would exist immediately after giving effect thereto, and no violation of the limits described in Section 2.15 would occur after giving effect thereto; (b) the representations and warranties made or deemed made by the Borrower or any other Loan Party in any Loan Documents to which such Loan Party is a party, shall be true and correct in all material respects (unless such representation and warranty is qualified by materiality, in which event such representation and warranty shall be true and correct in all respects) on and as of the date of the making of such Loan or date of issuance, extension or increase of such Letter of Credit with the same force and effect as if made on and as of such date, except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects (unless such representation and warranty is qualified by materiality, in which event such representation and warranty shall have been true and correct in all respects) on and as of such earlier date) and except for changes in factual circumstances permitted under the Loan Documents; (c) in the case of the borrowing of Revolving Credit Loans or Term Loans, the Administrative Agent shall have received a timely Notice of Borrowing; (d) there shall not have occurred any event, change, circumstance or other occurrence that has had a Material Adverse Effect; and (e) in the case of the issuance, extension or increase of a Letter of Credit, the applicable Issuing Bank and the Administrative Agent shall have received a timely request for the issuance, extension or increase of such Letter of Credit and no Revolving Credit Lender shall be a Defaulting Lender unless its Letter of Credit Exposure has been fully allocated to the Non-Defaulting Lenders or Cash Collateralized in accordance with Section 3.9(c)(i). Each Credit Event shall constitute a certification by the Borrower to the effect set forth in the preceding sentence (both as of the date of the giving of notice relating to such Credit Event and, unless the Borrower otherwise notifies the Administrative Agent prior to the date of such Credit Event, as of the date of the occurrence of such Credit Event). In addition, the Borrower shall be deemed to have represented to the Administrative Agent and the Lenders at the time such Loan is made or such Letter of Credit is issued, extended or increased that all conditions to the making of such Loan or issuing, extending or increasing of such Letter of Credit contained in Sections 6.1 and 6.2 (in the case of the first such Loan or Letter of Credit) or Section 6.2 (in all subsequent cases) have been satisfied.

Section 6.3            Conditions as Covenants.

If the Lenders permit the making of any Loans, or any Issuing Bank issues a Letter of Credit, prior to the satisfaction of all conditions precedent set forth in Sections 6.1 and 6.2, the Borrower shall nevertheless cause such condition or conditions to be satisfied within five (5) Business Days after the date of the making of such Loans or the issuance of such Letter of Credit. Unless set forth in writing to the contrary, the making of its initial Loan by a Lender shall constitute a confirmation by such Lender to the Administrative Agent and the other Lenders that insofar as such Lender is concerned the Borrower has satisfied the conditions precedent for initial Loans set forth in Sections 6.1 and 6.2.

ARTICLE VII Representations and Warranties

Section 7.1            Representations and Warranties.

In order to induce the Administrative Agent and each Lender to enter into this Agreement and to make Loans and, in the case of each Issuing Bank, to issue Letters of Credit, the Parent Guarantor and the Borrower represent and warrant to the Administrative Agent, each Issuing Bank and each Lender as follows:

(a)            Organization; Power; Qualification. Each of the Loan Parties and the other Subsidiaries is a corporation, partnership or other legal entity, duly organized or formed, validly existing and in good standing under the jurisdiction of its incorporation or formation, has the power and authority to own or lease its respective properties and to carry on its respective business as now being and hereafter proposed to be conducted and is duly qualified and is in good standing as a foreign corporation, partnership or other legal entity, and authorized to do business, in each jurisdiction in which the character of its properties or the nature of its business requires such qualification or authorization and where the failure to be so qualified or authorized could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. None of the Borrower, any other Loan Party or any other Subsidiary is an Affected Financial Institution.

(b)            Ownership Structure. Part I of Schedule 7.1(b) is, as of the Agreement Date, a complete and correct list of all Subsidiaries of the Parent Guarantor that are Loan Parties or Non-Loan Party BB Property Subsidiaries setting forth for each such Subsidiary, (i) the jurisdiction of organization of such Subsidiary, (ii) each Person holding any Equity Interest in such Subsidiary, (iii) the nature of the Equity Interests held by each such Subsidiary and (iv) the percentage of ownership of such Subsidiary represented by such Equity Interests. Each of the Borrower and its Subsidiaries owns, free and clear of all Liens (other than Permitted Liens) and has the unencumbered right to vote, all outstanding Equity Interests in each Subsidiary which directly or indirectly owns an Eligible Property (other than any Subsidiary which directly or indirectly owns the Knickerbocker Hotel, provided that the Borrower retains, directly or indirectly, at least a 95.0% Controlling ownership interest therein). As of the Agreement Date, except as disclosed in Schedule 7.1(b), (A) all of the issued and outstanding capital stock of each Person identified in Schedule 7.1(b) as organized as a corporation is validly issued, fully paid and nonassessable and (B) there are no outstanding subscriptions, options, warrants, commitments, preemptive rights or agreements of any kind (including, without limitation, any stockholders’ or voting trust agreements) for the issuance, sale, registration or voting of, or outstanding securities convertible into, any additional shares of capital stock of any class, or partnership or other ownership interests of any type in, any Person identified in Schedule 7.1(b). As of the Agreement Date, Part II of Schedule 7.1(b) correctly sets forth all Unconsolidated Affiliates of the Parent Guarantor, including the correct legal name of such Person, the type of legal entity which each such Person is, and all Equity Interests in such Person held directly or indirectly by the Parent Guarantor. As of the Agreement Date, the Subsidiaries identified in Schedule 1.1 constitute all of the Subsidiary Guarantors and Non-Loan Party BB Property Subsidiaries.

(c)            Authorization of Agreement, Notes, Loan Documents and Borrowings. The Borrower has the right and power, and has taken all necessary action to authorize it, to borrow and obtain other extensions of credit hereunder. The Borrower and each other Loan Party has the right and power, and has taken all necessary action to authorize it, to execute, deliver and perform each of the Loan Documents and the Fee Letters to which it is a party in accordance with their respective terms and to consummate the transactions contemplated hereby and thereby. The Loan Documents and the Fee Letters to which the Borrower or any other Loan Party is a party have been duly executed and delivered by the duly authorized officers of such Person and each is a legal, valid and binding obligation of such Person enforceable against such Person in accordance with its respective terms, except as the same may be limited by bankruptcy, insolvency, and other similar laws affecting the rights of creditors generally and the availability of equitable remedies for the enforcement of certain obligations contained herein or therein and as may be limited by equitable principles generally.

(d)            Compliance of Agreement, Etc. with Laws. The execution, delivery and performance of this Agreement, the Notes, the other Loan Documents to which any Loan Party is a party and the Fee Letters in accordance with their respective terms and the borrowings and other extensions of credit hereunder do not and will not, by the passage of time, the giving of notice, or both: (i) require any Governmental Approval (other than any required filing with the SEC, which the Borrower agrees to file in a timely manner) or violate any Applicable Law (including, without limitation, Environmental Laws) relating to the Borrower, any other Loan Party or any Non-Loan Party BB Property Subsidiary; (ii) conflict with, result in a breach of or constitute a default under the organizational documents of the Borrower, any other Loan Party or any Non-Loan Party BB Property Subsidiary, or any material indenture, agreement or instrument to which the Borrower, any other Loan Party or any Non-Loan Party BB Property Subsidiary is a party or by which it or any of its respective properties may be bound; or (iii) result in or require the creation or imposition of any Lien upon or with respect to any Property now owned or hereafter acquired by any Loan Party or any Non-Loan Party BB Property Subsidiary (other than a Permitted Lien).

(e)            Compliance with Law; Governmental Approvals. Each Loan Party and each other Subsidiary is in compliance with each Governmental Approval applicable to it and in compliance with all other Applicable Laws (including, without limitation, Environmental Laws, Anti-Corruption Laws and Sanctions) relating to it except for noncompliances which, and Governmental Approvals the failure to possess which, could not, individually or in the aggregate, reasonably be expected to result in a Default or Event of Default or have a Material Adverse Effect.

(f)             Title to Properties; Liens. Schedule 7.1(f) is, as of the Agreement Date, a complete and correct listing of all Eligible Properties owned by the Loan Parties and Non-Loan Party BB Property Subsidiaries. Each of the Loan Parties and all other Subsidiaries have good, marketable and legal title to, or a valid leasehold interest in, their respective assets (subject to Permitted Liens and, in the case of Subsidiaries that are not Loan Parties or Non-Loan Party BB Property Subsidiaries, Liens not prohibited by this Agreement). No Eligible Property or any ownership interest of the Borrower in any Subsidiary that directly or indirectly owns any Eligible Property is subject to any Lien other than Permitted Liens. Unless otherwise waived in accordance with the terms of this Agreement, each Property included in the Unencumbered Pool satisfies all applicable requirements under the definition of Eligible Property.

(g)            Existing Indebtedness. Schedule 7.1(g) is, as of the Agreement Date, a complete and correct listing of all Indebtedness not disclosed in the financial statements of the Parent Guarantor for the period ended September 30, 2025 (including all Guarantees, but excluding intercompany Indebtedness between or among any of the Parent Guarantor, the Borrower and their respective Subsidiaries) for borrowed money of each of the Loan Parties and the other Subsidiaries. As of the Agreement Date, except as set forth in Schedule 7.1(g) no monetary default exists under any such Indebtedness and the Borrower or other Loan Parties or Subsidiaries have not received notice of any other default under any such Indebtedness.

(h)            Material Contracts. As of the Agreement Date, no event or condition which would permit any party to any such Material Contract to terminate such Material Contract exists.

(i)             Litigation. Except as set forth on Schedule 7.1(i), there are no actions, suits, investigations or proceedings pending (nor have any actions, suits or proceedings been threatened in writing) against or in any other way relating adversely to or affecting, any Loan Party, any other Subsidiary or any of their respective property in any court or before any arbitrator of any kind or before or by any other Governmental Authority which, (i) could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or (ii) in any manner draws into question the validity or enforceability of any Loan Documents or the Fee Letters. As of the Agreement Date, there are no strikes, slowdowns, work stoppages or walkouts or other labor disputes in progress or threatened relating to, any Loan Party or any other Subsidiary.

(j)             Taxes. All federal and state income and other material tax returns of each Loan Party and each other Subsidiary required by Applicable Law to be filed have been duly filed, and all federal and state income and other material taxes, assessments and other governmental charges or levies upon, each Loan Party and each other Subsidiary and their respective properties, income, profits and assets which are due and payable have been paid, except any such nonpayment or non-filing which is at the time permitted under Section 8.6. As of the Agreement Date, no Loan Party (or any of its Subsidiaries) has been notified that any of its United States income tax returns is under audit. All charges, accruals and reserves on the books of the Parent Guarantor and the Subsidiaries in respect of any taxes or other governmental charges are in accordance with GAAP.

(k)            Financial Statements. The Borrower has furnished to the Administrative Agent copies of the audited consolidated balance sheet of the Parent Guarantor and its consolidated Subsidiaries for the fiscal year ended December 31, 2024 and the unaudited consolidated balance sheet of the Parent Guarantor and its consolidated Subsidiaries for the quarter ended September 30, 2025, together with (in each case) the related consolidated statements of operations, shareholders’ equity and cash flow for the fiscal quarter ended on such date. Such balance sheet and statements (including in each case related schedules and notes) are complete and correct in all material respects and present fairly in all material respects, in accordance with GAAP consistently applied throughout the applicable periods, the consolidated financial position of the Parent Guarantor and its consolidated Subsidiaries as at the date thereof and the results of operations and the cash flow for such period (subject, in the case of the unaudited statements, to changes resulting from normal yearend audit adjustments and the inclusion in the final audited statements of footnotes that were not contained in the unaudited statements). Neither the Parent Guarantor nor any of its Subsidiaries has on the Effective Date any material contingent liabilities, liabilities, liabilities for taxes, unusual or long-term commitments or unrealized or forward anticipated losses from any unfavorable commitments that are required to be included on its financial statements in accordance with GAAP as of the dates referenced for the foregoing financial statements, except as referred to or reflected or provided for in the foregoing financial statements.

(l)             No Material Adverse Change. Since December 31, 2024, there have been no events, changes, circumstances or occurrences that have had, individually or in the aggregate, a Material Adverse Effect. As of the Effective Date and after giving effect to any borrowings hereunder on such date, each of the Parent Guarantor and the Borrower is Solvent, and the Parent Guarantor, the Borrower and the other Subsidiaries (taken as a whole) are Solvent.

(m)           Financial Information for Eligible Properties. The financial information delivered by the Borrower pertaining to each of the Eligible Properties to the Administrative Agent in accordance with Section 9.4(d)(ii) fairly presents in a summary form in accordance with Section 9.4(d)(ii), and otherwise accurately in all material respects, the Net Operating Income of each such Eligible Property for the period then ended.

(n)            ERISA. Each member of the ERISA Group has fulfilled its obligations under the contribution requirements of ERISA and the Internal Revenue Code with respect to each Plan and is in compliance with the presently applicable provisions of ERISA and the Internal Revenue Code with respect to each Plan, in each case, except as could not reasonably be expected to have a Material Adverse Effect. No member of the ERISA Group has (i) sought a waiver of the minimum funding standard under Section 412 of the Internal Revenue Code in respect of any Plan, (ii) failed to make any contribution or payment to any Plan or Multiemployer Plan or in respect of any Benefit Arrangement, or made any amendment to any Plan or Benefit Arrangement, which has resulted or could result in the imposition of a Lien or the posting of a bond or other security under ERISA or the Internal Revenue Code or (iii) incurred any liability under Title IV of ERISA other than a liability to the PBGC for premiums under Section 4007 of ERISA or that could not reasonably be expected to have a Material Adverse Effect. As of the Effective Date, the Borrower does not hold and will not be using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Loans or the Revolving Credit Commitments.

(o)            Absence of Default. None of the Loan Parties or the other Subsidiaries is in default under its certificate or articles of incorporation or formation, bylaws, partnership agreement or other similar organizational documents, and no event has occurred, which has not been remedied, cured or waived, which, in any case, (i) constitutes a Default or an Event of Default; or (ii) constitutes, or which with the passage of time, the giving of notice, or both, would constitute, a default or event of default by, any Loan Party or any other Subsidiary under any agreement (other than this Agreement) or judgment, decree or order to which any such Person is a party or by which any such Person or any of its respective properties may be bound where such default or event of default could reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.

(p)            Environmental Laws. Each of the Loan Parties and the other Subsidiaries: (i) is in compliance with all Environmental Laws applicable to its business, operations and the Properties, (ii) has obtained all Governmental Approvals which are required under Environmental Laws, and each such Governmental Approval is in full force and effect, and (iii) is in compliance with all terms and conditions of such Governmental Approvals, where with respect to each of the immediately preceding clauses (i) through (iii) the failure to obtain or to comply with could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Except for any of the following matters that could not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect, no Loan Party has any knowledge of, nor has received notice of, any past present or pending releases, events, conditions, circumstances, activities, practices, incidents, facts, occurrences, actions, or plans that, with respect to any Loan Party or any other Subsidiary, their respective businesses, operations or with respect to the Properties, may: (i) cause or contribute to an actual or alleged violation of or noncompliance with Environmental Laws, (ii) cause or contribute to any other potential common law or legal claim or other liability, or (iii) cause any of the Properties to become subject to any restrictions on ownership, occupancy, use or transferability under any Environmental Law or require the filing or recording of any notice, approval or disclosure document under any Environmental Law and, with respect to the immediately preceding clauses (i) through (iii) is based on or related to the on-site or off-site manufacture, generation, processing, distribution, use, treatment, storage, disposal, transport, removal, clean up or handling, or the emission, discharge, release or threatened release of any wastes or Hazardous Material, or any other requirement under Environmental Law. There is no civil, criminal, or administrative action, suit, demand, claim, hearing, notice, or demand letter, mandate, order, lien, request, investigation, or proceeding pending or, to the knowledge of the Borrower, threatened, against any Loan Party or any other Subsidiary relating in any way to Environmental Laws which reasonably could be expected to have, individually or in the aggregate, a Material Adverse Effect. None of the Eligible Properties and, as of the Agreement Date, none of the other Properties is listed on or proposed for listing on the National Priority List promulgated pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980 and its implementing regulations, or any state or local priority list promulgated pursuant to any analogous state or local law. To the knowledge of the Borrower, no Hazardous Materials generated at or transported from any of the Properties is or has been transported to, or disposed of at, any location that is listed or proposed for listing on the National Priority List or any analogous state or local priority list, or any other location that is or has been the subject of a clean-up, removal or remedial action pursuant to any Environmental Law, except to the extent that such transportation or disposal could not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect.

(q)           Investment Company. No Loan Party, nor any other Subsidiary is (i) an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended, or (ii) subject to any other Applicable Law which purports to regulate or restrict its ability to borrow money or obtain other extensions of credit or to consummate the transactions contemplated by this Agreement or to perform its obligations under any Loan Document to which it is a party.

(r)            Margin Stock. No Loan Party nor any other Subsidiary is engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System.

(s)            Affiliate Transactions. Except as permitted by Section 10.8 or as otherwise set forth on Schedule 7.1(s), no Loan Party nor any other Subsidiary is a party to or bound by any agreement or arrangement (whether oral or written) with any Affiliate.

(t)            Intellectual Property. Each of the Loan Parties and each other Subsidiary owns or has the right to use, under valid license agreements or otherwise, all patents, licenses, franchises, trademarks, trademark rights, service marks, service mark rights, trade names, trade name rights, trade secrets and copyrights that is material to the business of the Parent Guarantor and its Subsidiaries, taken as whole (collectively, “Intellectual Property”), without known conflict with any patent, license, franchise, trademark, trademark right, service mark, service mark right, trade secret, trade name, copyright, or other proprietary right of any other Person, the effect of which conflict could reasonably be expected to have a Material Adverse Effect. The Loan Parties have taken all such steps as they deem reasonably necessary to protect their respective rights under and with respect to such Intellectual Property. No claim has been asserted by any Person with respect to the use of any such Intellectual Property, or challenging or questioning the validity or effectiveness of any such Intellectual Property that could reasonably be expected to have a Material Adverse Effect.

(u)            Business. As of the Effective Date, the Loan Parties and the other Subsidiaries are engaged in the business of the ownership, leasing and operation of lodging properties, together with other business activities incidental thereto.

(v)            Broker’s Fees. Except as set forth in the Fee Letters, no broker’s or finder’s fee, commission or similar compensation will be payable with respect to the transactions contemplated hereby. No other similar fees or commissions will be payable by any Loan Party for any other services rendered to any Loan Party or any other Subsidiaries ancillary to the transactions contemplated hereby.

(w)           Insurance. The Parent Guarantor and the Subsidiaries maintain insurance in compliance with the provisions of Section 8.5.

(x)            Accuracy and Completeness of Information. All written information, reports and data (other than financial projections, other forward looking statements and information of a general economic or industry nature) furnished to the Administrative Agent or any Lender by, on behalf of, or at the direction of, any Loan Party or any other Subsidiary were, at the time the same were so furnished, complete and correct in all material respects, or, in the case of financial statements, presented fairly in all material respects in accordance with GAAP consistently applied throughout the periods involved in each case, the financial position of the Persons involved as at the date thereof and the results of operations for such periods (subject, as to interim statements, to changes resulting from normal year-end audit adjustments and the inclusion in the final audited statements of footnotes that were not contained in the interim statements). All financial projections and other forward looking statements prepared by or on behalf of any Loan Party or any Non-Loan Party BB Property Subsidiary that have been or may hereafter be made available to the Administrative Agent or any Lender were or will be prepared in good faith based on assumptions believed to be reasonable at the time made, but with it being understood that such projections and statements are not a guarantee of future performance, that such future performance may vary materially from such projections and that no Loan Party makes any representation that such projections will in fact be realized. No document furnished or written statement made to the Administrative Agent or any Lender in connection with the negotiation, preparation or execution of, or pursuant to, this Agreement or any of the other Loan Documents contains or will contain any untrue statement of a fact material to the creditworthiness of any Loan Party or any other Subsidiary or omits or will omit, when taken with together with all other information furnished, to state a material fact necessary in order to make the statements contained therein in light of the circumstances under which they are or will be made, not materially misleading. As of the Effective Date, the information included in the Beneficial Ownership Certification most recently provided to Administrative Agent or any Lender on or prior to the Effective Date is true and correct in all respects.

(y)            Not Plan Assets; No Prohibited Transactions. None of the assets of any Loan Party or any other Subsidiary constitutes “plan assets”, within the meaning of 29 C.F.R. 2510-3.101, as modified by Section 3(42) of ERISA. The execution, delivery and performance of the Loan Documents and the Fee Letters by the Loan Parties, and the borrowing, other credit extensions and repayment of amounts thereunder, do not and will not constitute “prohibited transactions” under ERISA or the Internal Revenue Code.

(z)            OFAC; Anti-Corruption Laws and Sanctions.

(i)             None of (i) the Borrower, any Subsidiary or, to the knowledge of the Borrower or such Subsidiary, any of their respective directors, officers, employees or affiliates, or (ii) to the knowledge of the Borrower, any agent or representative of the Borrower or any Subsidiary that will act in any capacity in connection with or benefit from any Facility, (A) is a Sanctioned Person or currently the subject or target of any Sanctions, (B) has its assets located in a Sanctioned Country, (C) directly or indirectly derives revenues from investments in, or transactions with, Sanctioned Persons, (D) has taken any action, directly or indirectly, that would result in a violation by such Persons of any Anti-Corruption Laws or (E) has violated any applicable Anti-Money Laundering Law in any material respect. Each of the Borrower and its Subsidiaries has implemented and maintains in effect policies and procedures reasonably designed to ensure compliance by the Borrower and its Subsidiaries and their respective directors, officers, employees, agents and Affiliates with the Anti-Corruption Laws. Each of the Borrower and its Subsidiaries, and to the knowledge of the Borrower, each director, officer, employee, agent and Affiliate of the Borrower and each such Subsidiary, is in compliance with the Anti-Corruption Laws in all material respects.

(ii)            No proceeds of any Credit Event have been used, directly or indirectly, by the Borrower, any of its Subsidiaries or any of its or their respective directors, officers, employees and agents (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, including any payments (directly or indirectly) to a Sanctioned Person or a Sanctioned Country or (C) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

(aa)          Outbound Investment Rules. Neither the Parent Guarantor nor any of its Subsidiaries is a “covered foreign person” as that term is used in the Outbound Investment Rules. Neither the Parent Guarantor nor any of its Subsidiaries currently engages in, or has any present intention to engage in the future, directly or indirectly, in (i) a “covered transaction” in which the relevant “covered foreign person” is engaging in any activity referred to in the definition of “prohibited transaction”, as each such term is defined in the Outbound Investment Rules, or (ii) any other activity that would cause the Administrative Agent or any Lender to be in violation of the Outbound Investment Rules or cause the Administrative Agent or any Lender to be legally prohibited by the Outbound Investment Rules from performing under this Agreement.

Section 7.2            Survival of Representations and Warranties, Etc.

All statements contained in any certificate, financial statement or other instrument delivered by or on behalf of any Loan Party or any other Subsidiary to the Administrative Agent, the Sustainability Structuring Agent, or any Lender pursuant to or in connection with this Agreement or any of the other Loan Documents (including, but not limited to, any such statement made in or in connection with any amendment thereto or any statement contained in any certificate, financial statement or other instrument delivered by or on behalf of any Loan Party prior to the Agreement Date and delivered to the Administrative Agent, the Sustainability Structuring Agent or any Lender in connection with the underwriting or closing the transactions contemplated hereby) shall constitute representations and warranties made by the Borrower and Parent Guarantor under this Agreement. All representations and warranties made under this Agreement and the other Loan Documents shall be deemed to be made at and as of the Agreement Date, the Effective Date, the date on which any extension of the Revolving Credit Maturity Date is effectuated pursuant to Section 2.13, the date on which any increase of the Revolving Credit Commitments, any Additional Term Loan Advance or any New Term Loan is effectuated pursuant to Section 2.16 and at and as of the date of the occurrence of each Credit Event, except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects (unless such representation and warranty is qualified by materiality, in which event such representation and warranty shall have been true and correct in all respects) on and as of such earlier date) and except for changes in factual circumstances permitted under the Loan Documents. All such representations and warranties shall survive the effectiveness of this Agreement, the execution and delivery of the Loan Documents and the making of the Loans and the issuance of the Letters of Credit.

ARTICLE VIII Affirmative Covenants

For so long as this Agreement is in effect, unless the Requisite Lenders (or, if required pursuant to Section 13.7, all of the Lenders) shall otherwise consent in the manner provided for in Section 13.7, the Parent Guarantor and the Borrower shall comply with the following covenants:

Section 8.1            Preservation of Existence and Similar Matters.

Except as otherwise permitted under Section 10.4, the Parent Guarantor and the Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, (a) preserve and maintain its respective existence, (b) preserve and maintain its rights, franchises, licenses and privileges in the jurisdiction of its incorporation or formation and (c) qualify and remain qualified and authorized to do business in each jurisdiction in which the character of its properties or the nature of its business requires such qualification and authorization, except, in the case of clauses (a) (solely with respect to Subsidiaries other than Loan Parties and Non-Loan Party BB Property Subsidiaries), (b) and (c), where the failure to do so could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 8.2            Compliance with Applicable Law.

The Parent Guarantor and the Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, comply with all Applicable Law, including the obtaining of all Governmental Approvals, the failure with which to comply could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 8.3            Maintenance of Property.

In addition to the requirements of any of the other Loan Documents, the Parent Guarantor and the Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, (a) protect and preserve all of its material properties, including, but not limited to, all Intellectual Property necessary to the conduct of its respective business, and maintain in good repair, working order and condition all tangible properties, ordinary wear and tear excepted, and (b) from time to time make or cause to be made all needed and appropriate repairs, renewals, replacements and additions to such properties, so that the business carried on in connection therewith may be properly and advantageously conducted at all times, except in the cases of clauses (a) and (b) where the failure to do so could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 8.4            Conduct of Business.

The Parent Guarantor and the Borrower shall, and shall cause the other Loan Parties and each other Subsidiary to, carry on its respective businesses as described in Section 7.1(u) and not enter into any line of business not incidental and reasonably related thereto.

Section 8.5            Insurance.

The Parent Guarantor and the Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, maintain insurance on a replacement cost basis with financially sound and reputable insurance companies against such risks (including, without limitation, acts of terrorism) and in such amounts as is customarily maintained by similar businesses and similar locations or as may be required by Applicable Law. The Parent Guarantor and the Borrower shall from time to time deliver to the Administrative Agent upon request a detailed list, together with copies of all policies of the insurance then in effect, stating the names of the insurance companies, the amounts and rates of the insurance, the dates of the expiration thereof and the properties and risks covered thereby.

Section 8.6            Payment of Taxes and Claims.

The Parent Guarantor and the Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, pay and discharge (a) before delinquent all federal and state income taxes and all other material taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or upon any properties belonging to it, and (b) by not later than thirty (30) days past due all lawful claims of materialmen, mechanics, carriers, warehousemen and landlords for labor, materials, supplies and rentals which are, in the aggregate with all other such claims in an amount greater than $1,000,000 and, if unpaid, could become a Lien on any properties of such Person; provided, however, that this Section shall not require the payment or discharge of any such tax, assessment, charge, levy or claim (i) which is being contested in good faith and, if required by GAAP, for which adequate reserves have been established on the books of such Person in accordance with GAAP, (ii) to the extent covered by title insurance or (iii) solely with respect to any such tax, assessment, charge, levy or claim of an Excluded Subsidiary, to the extent the failure to pay and discharge any such tax, assessment, charge, levy or claim could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 8.7            Books and Records; Inspections.

The Parent Guarantor and the Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, keep proper books of record and account in which full, true and correct entries in conformity with GAAP shall be made of all dealings and transactions in relation to its business and activities. The Parent Guarantor and the Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, permit representatives of the Administrative Agent or any Lender to visit and inspect any of their respective properties, to examine and make abstracts from any of their respective books and records and to discuss their respective affairs, finances and accounts with their respective officers, employees and independent public accountants (in the Borrower’s presence if an Event of Default does not then exist), all at such reasonable times during business hours and as often as may reasonably be requested and, so long as no Event of Default exists, with reasonable prior notice. The Parent Guarantor and the Borrower shall be obligated to reimburse the Administrative Agent and the Lenders for their reasonable and documented out-of-pocket costs and expenses incurred in connection with the exercise of their rights under this Section only if such exercise occurs while a Default or Event of Default exists.

Section 8.8            Use of Proceeds.

(a)            The Parent Guarantor and the Borrower will use the proceeds of Loans only (i) for the payment of redevelopment and development costs incurred in connection with Properties owned by the Parent Guarantor or any Subsidiary; (ii) to finance acquisitions not otherwise prohibited under this Agreement; (iii) to finance capital expenditures, dividends and the repayment of Indebtedness of the Parent Guarantor and its Subsidiaries; and (iv) to provide for the general working capital needs of the Parent Guarantor and its Subsidiaries and for other general corporate purposes of the Parent Guarantor and its Subsidiaries.

(b)            The Parent Guarantor and the Borrower shall only use Letters of Credit for the same purposes for which they may use the proceeds of Loans. The Parent Guarantor and the Borrower shall not, and shall not permit any other Loan Party or any other Subsidiary to, use any part of the proceeds of any Loans to purchase or carry, or to reduce or retire or refinance any credit incurred to purchase or carry, any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any such Margin Stock.

Section 8.9            Environmental Matters.

The Parent Guarantor and the Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, comply with all Environmental Laws the failure with which to comply could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Parent Guarantor and the Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, promptly take all actions and pay or arrange to pay all costs necessary for it and for the Properties to comply in all material respects with all Environmental Laws and all Governmental Approvals, including actions to remove and dispose of all Hazardous Materials and to clean up the Properties as required under Environmental Laws, except where the failure to comply could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Parent Guarantor and the Borrower shall, and shall cause the Loan Parties and the other Subsidiaries to, promptly take all actions necessary to prevent the imposition of any Liens on any of their Eligible Properties arising out of or related to any Environmental Laws (other than a Permitted Environmental Lien). Nothing in this Section shall impose any obligation or liability whatsoever on the Administrative Agent or any Lender.

Section 8.10          Further Assurances.

At the Borrower’s sole cost and expense and upon request of the Administrative Agent, the Parent Guarantor and the Borrower shall, and shall cause each other Loan Party to, duly execute and deliver or cause to be duly executed and delivered, to the Administrative Agent such further instruments, documents and certificates consistent with the existing terms and conditions of the Loan Documents, and do and cause to be done such further acts that may be reasonably necessary or advisable in the reasonable opinion of the Administrative Agent to carry out more effectively the provisions and purposes of this Agreement and the other Loan Documents.

Section 8.11          Material Contracts.

The Parent Guarantor and the Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, duly and punctually perform and comply with any and all material representations, warranties, covenants and agreements expressed as binding upon any such Person under any Material Contract, to the extent that the failure to do so could reasonably be expected to have a Material Adverse Effect. The Parent Guarantor and the Borrower shall not, and shall not permit any other Loan Party or any other Subsidiary to, do or knowingly permit to be done anything to impair materially the value of any of the Material Contracts, to the extent the same could reasonably be expected to have a Material Adverse Effect.

Section 8.12          REIT Status.

The Parent Guarantor shall maintain its status as a REIT.

Section 8.13          Exchange Listing.

The Parent Guarantor shall maintain at least one class of common shares of the Parent Guarantor having trading privileges on the New York Stock Exchange or the NYSE Amex Equities or which is subject to price quotations on The NASDAQ Stock Market’s National Market System.

Section 8.14          Subsidiary Guarantors.

(a)            Guaranty Requirement. Prior to the Investment Grade Release, to the extent necessary to satisfy the Guaranty Requirement, the Borrower shall cause each Eligible Subsidiary that is not already a Guarantor to become a Guarantor and deliver or cause to be delivered to the Administrative Agent the Subsidiary Guaranty Documents not later than the thirtieth (30th) day following the delivery of a Compliance Certificate pursuant to Section 9.3 (or such later date as the Administrative Agent may agree). As used herein, “Guaranty Requirement” shall mean the requirement that, as of the end of any fiscal quarter occurring prior to the Investment Grade Release, after giving pro forma effect to any Eligible Subsidiary that shall become a Subsidiary Guarantor following such fiscal quarter within the applicable time period provided in this Section 8.14(a), Unencumbered Asset Value attributable to Eligible Properties directly owned in fee simple by, or subject to a Qualified Ground Lease to, the Borrower and the Guarantors and any Subsidiary that directly or indirectly owns the Knickerbocker Hotel shall not be less than 95% of the total Unencumbered Asset Value as of the last day of such fiscal quarter.

(b)            Unsecured Indebtedness Subsidiaries as Guarantors.

(i)             Unsecured Indebtedness Subsidiary Guarantee Requirement. In addition to, and without limiting the requirements in Section 8.14(a), not later than the date on which any Subsidiary of the Parent Guarantor becomes an Unsecured Indebtedness Subsidiary (or such later date as the Administrative Agent shall reasonably determine), the Parent Guarantor and the Borrower shall cause such Unsecured Indebtedness Subsidiary to become a Guarantor and deliver or cause to be delivered to the Administrative Agent the applicable Subsidiary Guaranty Documents.

(ii)            Release of Unsecured Indebtedness Subsidiary Guarantors. The Borrower may request in writing that the Administrative Agent release, and upon receipt of such request the Administrative Agent shall promptly release, an Unsecured Indebtedness Subsidiary from the Guaranty, if: (i) such Subsidiary has ceased to be, or simultaneously with its release from the Guaranty will cease to be, a Subsidiary or an Unsecured Indebtedness Subsidiary; (ii) such Subsidiary Guarantor is not otherwise required to be a party to the Guaranty under this Section 8.14; (iii) no Default or Event of Default shall then be in existence or would occur as a result of such release, including, without limitation, a Default or Event of Default resulting from a violation of any of the covenants contained in Section 10.1; and (iv) the Administrative Agent shall have received such written request at least ten (10) Business Days (or such shorter period as may be acceptable to the Administrative Agent) prior to the requested date of release. Delivery by the Borrower to the Administrative Agent of any such request shall constitute a representation by the Borrower that the matters set forth in the preceding sentence (both as of the date of the giving of such request and as of the date of the effectiveness of such request) are true and correct with respect to such request. The Administrative Agent agrees to furnish to the Borrower, promptly after the Borrower’s request and at the Borrower’s sole cost and expense, any release, termination, or other agreement or document as is reasonably satisfactory to the Administrative Agent and necessary or advisable to evidence the foregoing release as may be reasonably requested by the Borrower.

(c)            Intentionally Omitted.

(d)            Intentionally Omitted.

(e)            Release of Subsidiary Guarantors Prior to Investment Grade Release. Without limiting the release provisions in Section 8.14(b), the Borrower may request in writing that the Administrative Agent release, and upon receipt of such request the Administrative Agent shall promptly release a Subsidiary Guarantor from the Guaranty, so long as: (a) such Subsidiary Guarantor (i) meets, or will meet simultaneously with such release, all of the provisions of the definition of the term “Excluded Subsidiary”, (ii) has ceased to be, or simultaneously with such release will cease to be, a Subsidiary, an Unsecured Indebtedness Subsidiary or an Eligible Subsidiary or (iii) has ceased to, or simultaneously with such release will cease to, own or lease an Eligible Property or be the direct or indirect owner of the Equity Interests in a Subsidiary that owns or leases an Eligible Property; and (b) (i) such Subsidiary Guarantor is not otherwise required to be a party to the Guaranty under Section 8.14; (ii) no Default or Event of Default shall then be in existence or would occur as a result of such release, including, without limitation, a Default or Event of Default resulting from a violation of any of the covenants contained in Section 10.1; and (iii) the Administrative Agent shall have received such written request at least ten (10) Business Days (or such shorter period as may be acceptable to the Administrative Agent) prior to the requested date of release. Delivery by the Borrower to the Administrative Agent of any such request shall constitute a representation by the Borrower that the matters set forth in the preceding sentence (both as of the date of the giving of such request and as of the date of the effectiveness of such request) are true and correct with respect to such request. The Administrative Agent agrees to furnish to the Borrower, promptly after the Borrower’s request and at the Borrower’s sole cost and expense, any release, termination, or other agreement or document evidencing the foregoing release as may be reasonably requested by the Borrower.

Section 8.15          Investment Grade Release.

(a)            Obligation to Release. If at any time the Investment Grade Ratings Criteria is satisfied (a release under this Section 8.15(a), the “Investment Grade Release”) and, so long as no Default or Event of Default is then continuing, the Administrative Agent shall, subject to the satisfaction of the requirements of Section 8.15(b), promptly release all of (A) intentionally omitted, and (B) the Subsidiary Guarantors (other than any Unsecured Indebtedness Subsidiary (except an Unsecured Indebtedness Subsidiary that solely has obligations under the Loan Documents and any Unsecured Indebtedness in respect of which such Subsidiary Guarantor shall be released as a borrower or guarantor or other obligor substantially concurrently with the release hereunder)) from their obligations under the Guaranty. Upon the release of any Person pursuant to this Section 8.15, the Administrative Agent shall (to the extent applicable) deliver to the Borrower, upon the Borrower’s request and at the Borrower’s expense, such documentation as may be reasonably satisfactory to the Administrative Agent and otherwise necessary or advisable to evidence the release of such Person from its obligations under the Loan Documents.

(b)            Investment Grade Release Request and Certificate. The Borrower shall have delivered to the Administrative Agent, on or prior to the date that is ten (10) Business Days (or such shorter period of time as agreed to by the Administrative Agent) before the date on which an Investment Grade Release is to be effected, written notice that it is requesting an Investment Grade Release, which notice shall identify the Subsidiary Guarantors and the proposed effective date for such Investment Grade Release, together with a certificate signed by a Responsible Officer of the Parent Guarantor (such certificate, a “Release Certificate”), certifying that:

(i)             the Investment Grade Ratings Criteria have been satisfied; and

(ii)            no Subsidiary Guarantor to be released is an Unsecured Indebtedness Subsidiary (except an Unsecured Indebtedness Subsidiary that solely has obligations under the Loan Documents and any Unsecured Indebtedness in respect of which such Subsidiary Guarantor shall be released as a borrower or guarantor or other obligor substantially concurrently with the release hereunder); and

Section 8.16          Intentionally Omitted.

Section 8.17          Compliance with Anti-Corruption Laws and Sanctions.

The Borrower will maintain in effect and enforce policies and procedures reasonably designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

ARTICLE IX Information

For so long as this Agreement is in effect, unless the Requisite Lenders (or, if required pursuant to Section 13.7, all of the Lenders) shall otherwise consent in the manner provided for in Section 13.7, the Parent Guarantor and the Borrower shall furnish to the Administrative Agent for distribution to each of the Lenders:

Section 9.1            Quarterly Financial Statements.

Not later than five (5) days following the Parent Guarantor’s filing of its Form 10-Q with the SEC for each of the first, second and third fiscal quarters of the Parent Guarantor and in any event within forty-five (45) days after the closing of each such quarter, the unaudited consolidated balance sheet of the Parent Guarantor and its Subsidiaries as at the end of such period and the related unaudited consolidated statements of operations, stockholders’ equity and cash flows of the Parent Guarantor and its Subsidiaries for such period, setting forth in each case in comparative form the figures as of the end of and for the corresponding periods of the previous fiscal year, all of which shall be certified by the chief financial officer or chief executive officer of the Parent Guarantor, in his or her opinion, to present fairly in all material respects, in accordance with GAAP, the consolidated financial position of the Parent Guarantor and its Subsidiaries as at the date thereof and the results of operations for such period (subject to normal year-end audit adjustments and the inclusion in the final year-end statements of footnotes that were not contained in the quarterly financial statements).

Section 9.2             Year End Statements.

Not later than five (5) days following the filing of the Parent Guarantor’s Form 10-K for each fiscal year of the Parent Guarantor and in any event within ninety (90) days after the end of each fiscal year of the Parent Guarantor, commencing with the fiscal year ending December 31, 2025, the audited consolidated balance sheet of the Parent Guarantor and its Subsidiaries as at the end of such fiscal year and the related audited consolidated statements of operations, stockholders’ equity and cash flows of the Parent Guarantor and its Subsidiaries for such fiscal year, setting forth in comparative form the figures as at the end of and for the previous fiscal year, all of which shall be certified by (a) the chief financial officer or chief executive officer of the Parent Guarantor, in his or her opinion, to present fairly in all material respects, in accordance with GAAP, the financial position of the Parent Guarantor and its Subsidiaries as at the date thereof and the result of operations for such period and (b) PricewaterhouseCoopers LLP or any other independent certified public accountants of recognized national standing reasonably acceptable to the Administrative Agent, whose certificate shall be unqualified.

Section 9.3            Compliance Certificates

Commencing with the financial statements for the fiscal year ending December 31, 2025, at the time the financial statements are furnished pursuant to the preceding Sections 9.1 and 9.2, a certificate substantially in the form of Exhibit K (a “Compliance Certificate”) executed on behalf of the Parent Guarantor by the chief executive officer or chief financial officer of the Parent Guarantor (a) setting forth as of the end of such quarterly accounting period or fiscal year, as the case may be, the calculations required to establish whether the Borrower was in compliance with the covenants contained in Section 10.1; (b) stating that, to the best of his or her knowledge, information or belief, after due inquiry, no Default or Event of Default exists, or, if such is not the case, specifying such Default or Event of Default and its nature, when it occurred and the steps being taken by the Borrower with respect to such event, condition or failure, and (c) identifying each Eligible Property.

Section 9.4            Other Information.

(a)            Promptly upon request from the Administrative Agent, copies of all management reports, if any, submitted to the Parent Guarantor or its Board of Trustees by its independent public accountants;

(b)            Within five (5) Business Days of the filing thereof, copies of all registration statements (excluding the exhibits thereto and any registration statements on Form S-8 or its equivalent), reports on Forms 10-K, 10-Q and 8-K (or their equivalents) and all other periodic reports relating to material business developments which any Loan Party or any other Subsidiary shall file with the SEC (or any Governmental Authority substituted therefor) or any national securities exchange;

(c)            Promptly upon the mailing thereof to the shareholders of the Parent Guarantor generally, copies of all financial statements, reports and proxy statements so mailed and promptly upon the issuance thereof copies of all press releases issued by the Parent Guarantor, the Borrower, any Subsidiary or any other Loan Party;

(d)            Concurrently with the delivery of the quarterly and annual financial statements provided for in Sections 9.1 and 9.2, financial information (i) for all Hotel Properties on a consolidated basis and (ii) for all Eligible Properties on an individual and consolidated basis, for the preceding calendar quarter (and for (x) each month in such quarter and (y) the period of four (4) consecutive quarters ending with such quarter), in each case setting forth in summary form (and excluding any underlying calculations used to determine any of the following) the amounts of the Gross Operating Revenues, Gross Operating Expenses, NOI, FF&E Reserves, and Adjusted NOI, along with the average daily rate, occupancy levels and revenue per available room, certified as true, correct and complete by a senior officer of the Borrower or Parent Guarantor.

(e)            [Intentionally Omitted];

(f)             No later than sixty (60) days after the beginning of each fiscal year of the Parent Guarantor, projected balance sheets, operating statements, profit and loss projections, sources and uses of cash statement and statements of EBITDA and Funds From Operations, for the Parent Guarantor and its Subsidiaries on a consolidated basis for such fiscal year, all itemized in reasonable detail in substantially similar form to the projections delivered prior to the Agreement Date or in such other form as may be reasonably approved by the Administrative Agent. The foregoing shall be accompanied by pro forma calculations, together with detailed assumptions, required to establish whether or not the Parent Guarantor, and when appropriate its consolidated Subsidiaries (as applicable), will be in compliance with the covenants contained in Section 10.1 at the end of each fiscal quarter of such fiscal year;

(g)            No later than sixty (60) days after the beginning of each fiscal year of the Parent Guarantor, the annual operating budget in summary form for each Eligible Property;

(h)            If and when any member of the ERISA Group (i) gives or is required to give notice to the PBGC of any “reportable event” (as defined in Section 4043 of ERISA) with respect to any Plan which might constitute grounds for a termination of such Plan under Title IV of ERISA, or knows that the plan administrator of any Plan has given or is required to give notice of any such reportable event, a copy of the notice of such reportable event given or required to be given to the PBGC; (ii) receives notice of complete or partial withdrawal liability under Title IV of ERISA or notice that any Multiemployer Plan is insolvent or has been terminated, a copy of such notice; (iii) receives notice from the PBGC under Title IV of ERISA of an intent to terminate, impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or appoint a trustee to administer any Plan, a copy of such notice; (iv) applies for a waiver of the minimum funding standard under Section 412 of the Internal Revenue Code, a copy of such application; (v) gives notice of intent to terminate any Plan under Section 4041(c) of ERISA, a copy of such notice and other information filed with the PBGC; (vi) gives notice of withdrawal from any Plan pursuant to Section 4063 of ERISA, a copy of such notice; (vii) incurs a cessation of operations within the meaning of Section 4062(e) of ERISA with respect to a Plan; (viii) engages in a transaction that could be subject to Section 4069 or Section 4212(c) of ERISA; or (ix) fails to make any payment or contribution to any Plan or Multiemployer Plan or in respect of any Benefit Arrangement or makes any amendment to any Plan or Benefit Arrangement which has resulted or could result in the imposition of a Lien or the posting of a bond or other security; that, in the case of clauses (i) through (ix), could reasonably be expected to (x) have a Material Adverse Effect or (y) result in an Event of Default pursuant to Section 11.1(j), a certificate of the chief financial officer or controller of the Parent Guarantor setting forth details as to such occurrence and action, if any, which the Parent Guarantor or applicable member of the ERISA Group is required or proposes to take;

(i)             To the extent any Loan Party or any other Subsidiary is aware of the same, prompt notice of the commencement of any proceeding or investigation by or before any Governmental Authority and any action or proceeding in any court or other tribunal or before any arbitrator against or in any other way relating adversely to, or adversely affecting, the any Loan Party or any other Subsidiary of the Parent Guarantor or the Borrower or any of their respective properties, assets or businesses which could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and prompt notice of the receipt of notice that any United States income tax returns of any Loan Party or any other Subsidiary are being audited;

(j)             At the time of delivery of each Compliance Certificate (but without limitation of the provisions of Section 10.7), a copy of any amendment to the articles of incorporation or formation, bylaws, partnership agreement or other similar organizational documents of the Parent Guarantor or the Borrower that was effective on or before the last day of the prior fiscal quarter (unless previously delivered to the Administrative Agent);

(k)            Prompt notice of (i) any event or circumstance which has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and (ii) any strike, lockout, labor dispute, embargo, condemnation, act of God or public enemy or casualty that has a material effect on the operations of any Eligible Property;

(l)             Prompt notice upon any Responsible Officer of the Borrower or Parent Guarantor having knowledge of the occurrence of (i) any Default or Event of Default or (ii) any event which constitutes or which with the passage of time, the giving of notice, or otherwise, would constitute a default or event of default by any Loan Party or any other Subsidiary under any Material Contract to which any such Person is a party or by which any such Person or any of its respective properties may be bound if the same has had or could be reasonably expected to have a Material Adverse Effect;

(m)           Prompt notice of any order, judgment or decree in excess of $5,000,000 having been entered against any Loan Party or other Subsidiary or any of their properties or assets;

(n)            Any notification of a violation of any law or regulation or any inquiry shall have been received by any Loan Party or any other Subsidiary from any Governmental Authority, in each case, that could reasonably be expected to have a Material Adverse Effect;

(o)            Promptly upon the request of the Administrative Agent, evidence of the Borrower’s calculation of the Ownership Share with respect to a Subsidiary or an Unconsolidated Affiliate, such evidence to be in form and detail reasonably satisfactory to the Administrative Agent;

(p)            From and after the Investment Grade Pricing Effective Date, promptly, upon any change in the Parent Guarantor’s or the Borrower’s Credit Rating, a certificate stating that such Credit Rating has changed and the new Credit Rating that is in effect;

(q)            Promptly, upon each request, information identifying the Parent Guarantor and the Borrower as a Lender may request in order to comply with applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the Patriot Act and the Beneficial Ownership Regulation;

(r)             Promptly, and in any event within three (3) Business Days after a Responsible Officer of the Borrower obtains knowledge thereof, written notice of the occurrence of any of the following: (i) the Parent Guarantor, the Borrower, any Loan Party or any other Subsidiary shall receive notice that any violation of or noncompliance with any Environmental Law has or may have been committed or is threatened; (ii) the Parent Guarantor, the Borrower, any Loan Party or any other Subsidiary shall receive notice that any administrative or judicial complaint, order or petition has been filed or other proceeding has been initiated, or is about to be filed or initiated against any such Person alleging any violation of or noncompliance with any Environmental Law or requiring any such Person to take any action in connection with the release or threatened release of Hazardous Materials; (iii) the Parent Guarantor, the Borrower, any Loan Party or any other Subsidiary shall receive any notice from a Governmental Authority or private party alleging that any such Person may be liable or responsible for any costs associated with a response to, or remediation or cleanup of, a release or threatened release of Hazardous Materials or any damages caused thereby; or (iv) the Parent Guarantor, the Borrower, any Loan Party or any other Subsidiary shall receive notice of any other fact, circumstance or condition that could reasonably be expected to form the basis of an environmental claim, except in the case of each of clauses (i), (ii), (iii) and (iv), where such notice(s), whether individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect;

(s)            Promptly upon the request of the Administrative Agent, the Derivatives Termination Value in respect of any Specified Derivatives Contract from time to time outstanding; and

(t)             (i) From time to time and promptly upon each request, such data, certificates, reports, statements, documents or further information regarding any Property or the business, assets, liabilities, financial condition, results of operations or business prospects of the Parent Guarantor, the Borrower, any other Loan Party or any other Subsidiary as the Administrative Agent or any Lender may reasonably request (subject to limitations, if any, imposed under confidentiality requirements and agreements to which the Parent Guarantor or one of its Subsidiaries is subject), and (ii) no later than the date on which a Compliance Certificate is required to be delivered pursuant to Section 9.3, notice of any change in the information provided in any Beneficial Ownership Certification delivered to such Lender during the fiscal period covered by such Compliance Certificate that would result in a change to the list of beneficial owners identified in parts (c) or (d) of such Beneficial Ownership Certification.

Section 9.5            Electronic Delivery of Certain Information.

(a)            Documents required to be delivered pursuant to the Loan Documents shall be delivered by electronic communication and delivery, including, the Internet, e-mail or intranet websites to which the Administrative Agent and each Lender have access (including a commercial, third-party website such as www.Edgar.com <http://www.Edgar.com> or a website sponsored or hosted by the Administrative Agent or the Borrower) provided that (i) the foregoing shall not apply to (A) notices to any Lender (or any Issuing Bank) pursuant to Article II (other than Section 2.13) and (B) any Lender that has notified the Administrative Agent and the Borrower that it cannot or does not want to receive electronic communications and (B) (ii) documents required to be delivered pursuant to Sections 9.1., 9.2., 9.4.(b) and 9.4.(c) shall be deemed to have been delivered on the date on which such documents are filed for public availability on the SEC’s Electronic Data Gathering and Retrieval System (it being understood that the Borrower shall not be required to provide notice to the Administrative Agent or any Lender of such electronic filing of information (other than with respect to financial statements pursuant to Sections 9.1. and 9.2.) to satisfy its reporting obligations). The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic delivery pursuant to procedures approved by it for all or particular notices or communications. Documents or notices delivered electronically shall be deemed to have been delivered on the date on which the Administrative Agent or Borrower posts such documents or the documents become available on a commercial website and the Borrower notifies the Administrative Agent of said posting and provides a link thereto provided if such notice or other communication is not sent or posted during the normal business hours, said posting date and time shall be deemed to have commenced as of 9:00 a.m. on the opening of business on the next Business Day. The Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents delivered electronically, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery. Each Lender shall be solely responsible for requesting delivery to it of paper copies and maintaining its paper or electronic documents.

(b)            Documents required to be delivered pursuant to Article II may be delivered electronically to a website provided for such purpose by the Administrative Agent pursuant to the procedures provided to the Borrower by the Administrative Agent.

Section 9.6            Public/Private Information.

The Borrower shall cooperate with the Administrative Agent in connection with the publication of certain materials and/or information provided by or on behalf of the Borrower. Upon the request of the Administrative Agent, the Borrower shall designate documents delivered by or on behalf of the Borrower to the Administrative Agent pursuant to the Loan Documents (collectively, “Information Materials”) as containing only information that is either available to the public or not material with respect to the Borrower and its Subsidiaries or any of their respective securities for purposes of United States federal and state securities laws, as “Public Information”. Notwithstanding the foregoing, each “public-side” Lender (i.e., any Lender that does not wish to receive material non-public information with respect to the Parent Guarantor or its securities) shall designate to the Administrative Agent one or more persons who are entitled to receive and view Information Materials containing material non-public information to the same extent as Lenders that are not “public-side” Lenders.

Section 9.7             Patriot Act Notice; Compliance.

The Patriot Act and federal regulations issued with respect thereto require all financial institutions to obtain, verify and record certain information that identifies individuals or business entities which open an “account” with such financial institution. Consequently, a Lender (for itself and/or as agent for all Lenders hereunder) may from time to time request, and the Borrower shall, and shall cause the other Loan Parties, to provide, promptly upon any such request, to such Lender, such Loan Party’s name, address, tax identification number and/or such other identification information as shall be necessary for such Lender to comply with federal law. An “account” for this purpose may include, without limitation, a deposit account, cash management service, a transaction or asset account, a credit account, a loan or other extension of credit, and/or other financial services product.

ARTICLE X Negative Covenants

For so long as this Agreement is in effect, unless the Requisite Lenders (or, if required pursuant to Section 13.7, all of the Lenders) shall otherwise consent in the manner provided for in Section 13.7, the Parent Guarantor and the Borrower shall comply with the following covenants:

Section 10.1          Financial Covenants.

(a)            Leverage Ratio. The Parent Guarantor and the Borrower shall not permit the Leverage Ratio to exceed 7.25 to 1.00.

(b)            Ratio of Adjusted EBITDA to Fixed Charges. The Parent Guarantor and the Borrower shall not permit the ratio of Adjusted EBITDA of the Parent Guarantor and its Subsidiaries on a consolidated basis for any period of four (4) fiscal quarters to Fixed Charges of the Parent Guarantor and its Subsidiaries on a consolidated basis for such period to be less than 1.50 to 1.00.

(c)            Ratio of Secured Indebtedness to Total Asset Value. The Parent Guarantor and the Borrower shall not permit the ratio of (i) Secured Indebtedness of the Parent Guarantor and its Subsidiaries on a consolidated basis to (ii) Total Asset Value to exceed 45.0%.

(d)            Intentionally Omitted.

(e)            Maximum Unencumbered Leverage Ratio. The Parent Guarantor and the Borrower shall not permit the Unencumbered Leverage Ratio to exceed sixty percent (60%); provided, however, the Parent Guarantor and the Borrower shall have the option, upon delivering written notice to the Administrative Agent, concurrently with or prior to the delivery of a Compliance Certificate for any applicable four-quarter fiscal period pursuant to Section 9.3 and provided that no Default exists (other than as a result of the Unencumbered Leverage Ratio as of the end of the last fiscal quarter for such fiscal period being greater than 60.0% but less than or equal to 65.0%), to increase the maximum Unencumbered Leverage Ratio to 65.0% for a period (such period, the “Unencumbered Leverage Ratio Increase Period”) of up to four (4) consecutive fiscal quarters commencing with the fiscal quarter in which the Borrower completes a Material Acquisition which results in the Unencumbered Leverage Ratio exceeding 60.0% during such fiscal quarter and for the subsequent three (3) consecutive fiscal quarters; provided that (i) the Borrower may not elect more than two (2) Unencumbered Leverage Ratio Increase Periods during the term of this Agreement following the Agreement Date and (ii) any such Unencumbered Leverage Ratio Increase Periods shall be non-consecutive.

(f)             Ratio of Unencumbered Adjusted NOI to Unsecured Interest Expense. The Parent Guarantor and the Borrower shall not permit the ratio of (i) Unencumbered Adjusted NOI for any period of four (4) fiscal quarters to (ii) Unsecured Interest Expense of the Parent Guarantor and its Subsidiaries on a consolidated basis for such period to be less than 2.00 to 1.00.

(g)            [Intentionally Omitted].

(h)            Dividend Payout/Distribution. Subject to the proviso at the end of this sentence, if an Event of Default exists, the Borrower may not make any Restricted Payments other than the payment of cash dividends or distributions to the Parent Guarantor and other holders of partnership interests in the Borrower with respect to any fiscal year ending during the term of this Agreement to the extent necessary for the Parent Guarantor to distribute, and the Parent Guarantor may so distribute, cash dividends and distributions to its shareholders in an aggregate amount not to exceed the greater of (x) the amount reasonably estimated to be required for the Parent Guarantor to maintain its status as a real estate investment trust under Sections 856 through 860 of the Internal Revenue Code, or (y) the amount reasonably estimated to be necessary to avoid income or excise tax under the Internal Revenue Code (provided, however, there shall not be any implied requirement that the Borrower utilize the dividend deferral options in Section 857(b)(9) or Section 858(a) of the Internal Revenue Code); provided that if an Event of Default with respect to Section 11.1(a), (e) or (f) exists, or if the Obligations have been accelerated, the Parent Guarantor and the Borrower may not make any Restricted Payments.

(i)             Testing of Financial Covenants. The financial covenants set forth in this Section 10.1 shall apply at all times but, unless otherwise expressly required pursuant to this Agreement and the other Loan Documents, the Parent Guarantor and the Borrower shall in any event only be obligated to report its compliance therewith at the end of each fiscal quarter or fiscal year, as applicable, as provided in Section 9.3.

Section 10.2          Restrictions on Liens and Negative Pledges.

The Parent Guarantor and the Borrower shall not, and shall not permit any other Loan Party or any Subsidiary of any Loan Party to, (a) create, assume, incur, permit or suffer to exist any Lien on any Eligible Property or any direct or indirect ownership interest of the Borrower in any Person owning any Eligible Property, now owned or hereafter acquired, except for Permitted Liens, or (b) permit any Eligible Property or any direct or indirect ownership interest of the Borrower or in any Person owning an Eligible Property, to be subject to a Negative Pledge.

Section 10.3          Restrictions on Intercompany Transfers.

The Parent Guarantor and the Borrower shall not, and shall not permit any other Loan Party or any Non-Loan Party BB Property Subsidiary to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Subsidiary (other than an Excluded Subsidiary) to: (a) pay dividends or make any other distribution on any of such Subsidiary’s capital stock or other equity interests owned by the Borrower or any other Subsidiary; (b) pay any Indebtedness owed to the Parent Guarantor, the Borrower or any other Subsidiary; (c) make loans or advances to the Parent Guarantor, the Borrower or any other Subsidiary; or (d) transfer any of its property or assets to the Parent Guarantor, the Borrower or any other Subsidiary; other than (i) with respect to clauses (a) – (d) those encumbrances or restrictions (A) contained in any Loan Document, Transferred Mortgage or the 2021 HY Debt, (B) contained in any agreements relating to the sale of a Subsidiary (other than the Borrower) or the assets of such Subsidiary pending such sale, or relating to Indebtedness secured by a Lien on assets that the Borrower or such Subsidiary may create, incur, assume, or permit or suffer to exist under Section 10.2, provided that in any such case the encumbrances and restrictions apply only to the Subsidiary or the assets that are the subject of such sale or Lien, as the case may be, (C) contained in the organizational documents or other agreements binding on or applicable to any Excluded Subsidiary or any Subsidiary that is not a Wholly-Owned Subsidiary (but only to the extent such encumbrance or restriction covers any Equity Interest in such Subsidiary or the property or assets of such Subsidiary), (D) imposed by Applicable Law, (E) contained in an agreement that governs an Investment in an Unconsolidated Affiliate (but only to the extent such encumbrance or restriction applies to any Equity Interest in such Unconsolidated Affiliate), (F) those encumbrances or restrictions contained in any agreement that evidences Unsecured Indebtedness containing encumbrances or restrictions on the actions described above that are substantially similar to, or, taken as a whole, not more restrictive in any material respect than, those contained in either the Loan Documents or the 2021 HY Debt (in each case, as determined in good faith by the Parent Guarantor and the Borrower) (it being understood that Unsecured Indebtedness that satisfies the requirements of this clause (F) with respect to only the Loan Documents or only the 2021 HY Debt shall comply with this clause (F)) or (G) Permitted Transfer Restrictions, and (ii) with respect to clause (d), customary provisions restricting assignment of any agreement entered into by the Parent Guarantor, the Borrower, any other Loan Party or any of their Subsidiaries in the ordinary course of business.

Section 10.4          Merger, Consolidation, Sales of Assets and Other Arrangements.

The Parent Guarantor and the Borrower shall not, and shall not permit any other Loan Party or other Subsidiary to, (a) enter into any transaction of merger or consolidation; (b) liquidate, windup or dissolve itself (or suffer any liquidation or dissolution); or (c) convey, sell, lease, sublease, transfer or otherwise dispose of, in one transaction or a series of transactions, all or any substantial part of its business or assets, or the capital stock of or other Equity Interests in any of its Subsidiaries, whether now owned or hereafter acquired; provided, however, that:

(i)             any Subsidiary (other than the Borrower) may merge (A) with any other Subsidiary so long as in the case of any such merger involving a Loan Party, after giving effect to such merger, the Borrower is in compliance with the requirements of Section 8.14 and (B) with the Borrower or the Parent Guarantor so long as the Borrower or Parent Guarantor, as applicable, is the surviving entity;

(ii)            (A) any Subsidiary (other than the Borrower) may sell, transfer or dispose of its assets to a Loan Party or a Non-Loan Party BB Property Subsidiary, and (B) any Subsidiary that is not a Loan Party or a Non-Loan Party BB Property Subsidiary may sell, transfer or dispose of its assets to any other Subsidiary that is not a Loan Party or a Non-Loan Party BB Property Subsidiary;

(iii)           a Loan Party (other than the Parent Guarantor, the Borrower, any Loan Party or any Non-Loan Party BB Property Subsidiary which directly or indirectly owns in fee simple an Eligible Property, or is party to a Qualified Ground Lease in respect thereof) and any other Subsidiary that is not (and is not required to be) a Subsidiary Guarantor or is not a Non-Loan Party BB Property Subsidiary may convey, sell, transfer or otherwise dispose of, in one transaction or a series of transactions, all or any substantial part of its business or assets, or the capital stock of or other Equity Interests in any of its Subsidiaries in a manner otherwise permitted by this Section 10.4, and may thereafter liquidate provided that, immediately prior to any such conveyance, sale, transfer, disposition or liquidation and immediately thereafter and after giving effect thereto, no Default or Event of Default is or would be in existence;

(iv)           any Subsidiary that (A) does not directly or indirectly own an Eligible Property or (B) ceases to own any operating assets or conduct any business may liquidate, wind-up or dissolve itself;

(v)            any Loan Party and any other Subsidiary may acquire or sell or otherwise transfer (including by way of deed in lieu of foreclosure) any direct or indirect interest in Hotel Properties and any other assets (including pursuant to a merger or consolidation), provided that (A) the same would not result in a Default or Event of Default, (B) an Eligible Property may not be sold, transferred or otherwise disposed of (including pursuant to a merger or consolidation) unless no Default or Event of Default shall have occurred that is continuing or would result therefrom, and (C) in the case of any such acquisition pursuant to a merger or consolidation involving (i) the Borrower, the Borrower shall be the surviving entity after giving effect to such merger or consolidation and (ii) any other Loan Party, the Borrower shall be in compliance with the requirements of Section 8.14 after giving effect to such merger or consolidation; and

(vi)           the Loan Parties and the other Subsidiaries may lease, sublease or license their respective assets, as lessor, licensor or sublessor (as the case may be), in the ordinary course of their business.

Section 10.5          Plans.

The Parent Guarantor and the Borrower shall not, and shall not permit any Subsidiary to, permit any of its respective assets to become or be deemed to be “plan assets” within the meaning of 29 C.F.R. 2510.3-101, as modified by Section 3(42) of ERISA.

Section 10.6          Fiscal Year.

The Parent Guarantor and the Borrower shall not, and shall not permit any other Loan Party or other Subsidiary to, change its fiscal year from that in effect as of the Agreement Date.

Section 10.7          Modifications of Organizational Documents.

The Parent Guarantor and the Borrower shall not, and shall not permit any other Loan Party or any Non-Loan Party BB Property Subsidiary to, amend, supplement, restate or otherwise modify its articles of incorporation, declaration of trust, partnership agreement, certificate of formation, operating agreement, by-laws or other organizational documents without the prior written consent of the Administrative Agent if such amendment, supplement, restatement or other modification (i) is adverse to the interests of the Administrative Agent, the Issuing Banks or the Lenders in any material respect or (ii) could reasonably be expected to have a Material Adverse Effect.

Section 10.8          Transactions with Affiliates.

The Parent Guarantor and the Borrower shall not permit to exist or enter into, and shall not permit any Loan Party or other Subsidiary to permit to exist or enter into, any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of any Loan Party or any Subsidiary (other than the Parent Guarantor, the Borrower, any other Loan Party or any Subsidiary), except (a) Restricted Payments permitted under Section 10.1(h), (b) transactions constituting Investments by the Parent Guarantor or any Subsidiary in any Unconsolidated Affiliate that are not otherwise prohibited under the Loan Documents, or (c) transactions upon fair and reasonable terms which are no less favorable to the Borrower, such Subsidiary, or any Loan Party than would be obtained in a comparable arm’s length transaction with a Person that is not an Affiliate.

Section 10.9          Environmental Matters.

The Parent Guarantor and the Borrower shall not, and shall not permit any other Loan Party or other Subsidiary or any other Person to, use, generate, discharge, emit, manufacture, handle, process, store, release, transport, remove, dispose of or clean up any Hazardous Materials on, under or from the Properties in violation of any Environmental Law or in a manner that could reasonably be expected to lead to any environmental claim or pose a risk to human health, safety or the environment, to the extent that any of the foregoing could reasonably be expected to have a Material Adverse Effect. Nothing in this Section shall impose any obligation or liability whatsoever on the Administrative Agent or any Lender.

Section 10.10        Derivatives Contracts.

The Parent Guarantor and the Borrower shall not, and shall not permit any other Loan Party or other Subsidiary to enter into or become obligated in respect of, Derivatives Contracts, other than Derivatives Contracts entered into by the Parent Guarantor, the Borrower, any other Loan Party or other Subsidiary for a bona fide business purpose to establish an effective hedge in respect of liabilities, commitments or assets held or reasonably anticipated by the Parent Guarantor, the Borrower, any other Loan Party or other Subsidiary. For clarity, capped call derivatives entered into in connection with any capital markets debt or convertible debt issuance by the Parent Guarantor or the Borrower shall be permitted pursuant to this Section 10.10.

Section 10.11        Use of Proceeds.

The Borrower will not request any Credit Event, and the Borrower shall not use, and shall ensure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Credit Event (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (iii) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

Section 10.12        Outbound Investment Rules.

Parent Guarantor will not, nor will permit any of its Subsidiaries to, (a) be or become a “covered foreign person”, as that term is defined in the Outbound Investment Rules, or (b) engage, directly or indirectly, in (i) a “covered transaction” in which the relevant “covered foreign person” is engaged in any activity referred to in the definition of “prohibited transaction”, as each such term is defined in the Outbound Investment Rules, or (ii) any other activity that would cause the Administrative Agent or any Lender to be in violation of the Outbound Investment Rules or cause the Administrative Agent or any Lender to be legally prohibited by the Outbound Investment Rules from performing under this Agreement.

ARTICLE XI Default

Section 11.1          Events of Default.

Each of the following shall constitute an Event of Default, whatever the reason for such event and whether it shall be voluntary or involuntary or be effected by operation of Applicable Law or pursuant to any judgment or order of any Governmental Authority:

(a)            Default in Payment. (i) The Borrower shall fail to pay when due under this Agreement or any other Loan Document (whether upon demand, at maturity, by reason of acceleration or otherwise) the principal of any of the Loans, or (ii) the Borrower or any other Loan Party shall fail to pay interest on the Loans or any of the other payment Obligations owing by the Borrower or any other Loan Party under this Agreement, any other Loan Document or the Fee Letters, within five (5) Business Days of the date when due.

(b)            Default in Performance.

(i)             Any Loan Party shall fail to perform or observe any term, covenant, condition or agreement on its part to be performed or observed and contained in Section 8.1 (with respect to the Borrower and the Parent Guarantor), Section 8.8(b), Section 9.4(l) or Article X;

(ii)            Any Loan Party shall fail to perform or observe any term, covenant, condition or agreement contained in Section 9.1, 9.2, 9.3 or 9.4 (d), (i), (j), (k), (n), (p) or (q) and such failure shall continue for a period of five (5) Business Days after the earlier of (x) the date upon which the Borrower obtains knowledge of such failure or (y) the date upon which the Borrower has received written notice of such failure from the Administrative Agent; or

(iii)           Any Loan Party shall fail to perform or observe any term, covenant, condition or agreement contained in this Agreement or any other Loan Document to which it is a party and not otherwise mentioned in this Section and such failure shall continue for a period of thirty (30) days after the earlier of (x) the date upon which the Borrower obtains knowledge of such failure or (y) the date upon which the Borrower has received written notice of such failure from the Administrative Agent.

(c)            Misrepresentations. Any written statement, representation or warranty made or deemed made by or on behalf of any Loan Party under this Agreement or under any other Loan Document, or any amendment hereto or thereto, or in any other writing or statement at any time furnished by, or at the direction of, any Loan Party to the Administrative Agent, any Issuing Bank or any Lender, shall at any time prove to have been incorrect or misleading, in any material respect when furnished or made or deemed made.

(d)            Indebtedness Cross-Default. There shall occur (i) any default, event or condition resulting in (or, if all applicable notice and grace periods have expired, permitting the) acceleration, mandatory repurchase or mandatory prepayment (other than as a result of customary non-default events, such as mandatory prepayments triggered by asset sales or casualty events) of, or any failure to pay at maturity, any Indebtedness (other than the Obligations and Nonrecourse Indebtedness) of the Borrower, any Guarantor or any of their Subsidiaries, in each case, in excess of $75,000,000 in the aggregate, (ii) any default, event or condition resulting in the acceleration, mandatory repurchase or mandatory prepayment (other than as a result of customary non-default events, such as mandatory prepayments triggered by asset sales or casualty events or any exercise of conversion rights by holders of convertible debt) of, or any failure to pay at maturity, Nonrecourse Indebtedness (other than the Nonrecourse Indebtedness described on Schedule 11.1(d)) of the Borrower, any Guarantor or any of their Subsidiaries in a principal amount at any time outstanding in excess of 7.5% of Total Asset Value in the aggregate or (iii) any default by the Borrower, any Guarantor or any of their Subsidiaries in, or resulting in, the payment of amounts in excess of $75,000,000 in the aggregate in respect of Derivatives Contracts.

(e)            Voluntary Bankruptcy Proceeding. Any Loan Party, any Non-Loan Party BB Property Subsidiary or any other Subsidiary or Subsidiaries (other than any Subsidiary obligated on the Nonrecourse Indebtedness described on Schedule 11.1(d)) to which more than 7.5% of Total Asset Value in the aggregate is attributable shall: (i) commence a voluntary case under any Debtor Relief Law; (ii) consent to, or fail to contest in a timely and appropriate manner, any petition filed against it in an involuntary case under any Debtor Relief Law or consent to any proceeding or action described in the immediately following subsection (f); (iii) apply for or consent to, or fail to contest in a timely and appropriate manner, the appointment of, or the taking of possession by, a receiver, custodian, trustee, or liquidator of itself or of a substantial part of its property, domestic or foreign; (iv) admit in writing its inability to pay its debts as they become due; (v) make a general assignment for the benefit of creditors; (vi) make a conveyance fraudulent as to creditors under any Applicable Law; or (vii) take any corporate or partnership action for the purpose of effecting any of the foregoing.

(f)             Involuntary Bankruptcy Proceeding. A case or other proceeding shall be commenced against any Loan Party, any Non-Loan Party BB Property Subsidiary or any other Subsidiary or Subsidiaries (other than any Subsidiary obligated on the Nonrecourse Indebtedness described on Schedule 11.1(d)) to which more than 7.5% of Total Asset Value in the aggregate is attributable in any court of competent jurisdiction seeking: (i) relief under any Debtor Relief Law; or (ii) the appointment of a trustee, receiver, custodian, liquidator or the like of such Person, or of all or any substantial part of the assets, domestic or foreign, of such Person, and in the case of either clause (i) or (ii) such case or proceeding shall continue undismissed or unstayed for a period of sixty (60) consecutive calendar days, or an order granting the relief requested in such case or proceeding (including, but not limited to, an order for relief under any Debtor Relief Law) shall be entered.

(g)            Revocation of Loan Documents. Any Loan Party shall (or shall attempt to) disavow, revoke or terminate any Loan Document to which it is a party or any Fee Letter (except for (i) release of a Subsidiary Guarantor pursuant to Section 8.14 or 8.15, (ii) termination of the Revolving Credit Commitments in accordance with Section 2.12 and (iii) termination of any Loan Document in accordance with its terms) or shall otherwise challenge or contest in any action, suit or proceeding in any court or before any Governmental Authority the validity or enforceability of any Loan Document or any Fee Letter.

(h)            Judgment. A judgment or order for the payment of money shall be entered against any Loan Party or any Subsidiary by any court or other tribunal and (i) such judgment or order shall continue for a period of sixty (60) days without being paid, stayed or dismissed through appropriate appellate proceedings and (ii) either (A) the amount (other than amounts covered by insurance for which coverage has not been denied in writing by the applicable insurance carrier) (1) exceeds, individually or together with all other such unsatisfied judgments or orders entered against the Loan Parties and Non-Loan Party BB Property Subsidiaries, $75,000,000 or (2) individually or together with all other such unsatisfied judgments or orders entered against other Subsidiaries (other than any Subsidiary obligated on the Nonrecourse Indebtedness described on Schedule 11.1(d)), an amount equal to 7.5% of Total Asset Value or (B) such judgment or order could reasonably be expected to have a Material Adverse Effect.

(i)             Attachment. A warrant, writ of attachment, execution or similar process shall be issued against any property of any Loan Party or any Subsidiary, which exceeds, (i) individually or together with all other such warrants, writs, executions and processes issued against the Loan Parties and Non-Loan Party BB Property Subsidiaries, $75,000,000 or (ii) individually or together with all other such warrants, writs, executions and processes issued against other Subsidiaries (other than any Subsidiary obligated on the Nonrecourse Indebtedness described on Schedule 11.1(d)), an amount equal to 7.5% of Total Asset Value, and such warrant, writ, execution or process shall not be paid, discharged, vacated, stayed or bonded for a period of sixty (60) days.

(j)             ERISA. Any member of the ERISA Group shall fail to pay when due an amount or amounts aggregating in excess of $75,000,000 which it shall have become liable to pay under Title IV of ERISA; or notice of intent to terminate a Material Plan shall be filed under Title IV of ERISA by any member of the ERISA Group, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate, to impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or to cause a trustee to be appointed to administer any Material Plan; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Material Plan must be terminated; or there shall occur a complete or partial withdrawal from, or a default, within the meaning of Section 4219(c)(5) of ERISA, with respect to, one or more Multiemployer Plans which could cause one or more members of the ERISA Group to incur withdrawal liability or a current payment obligation in excess of $75,000,000.

(k)            [Intentionally Omitted.]

(l)             Change of Control/Change in Management.

(i)             During any period of twelve (12) consecutive months ending on each anniversary of the Agreement Date, individuals who at the beginning of any such 12-month period constituted the Board of Trustees of the Parent Guarantor (together with any new trustees whose election by such Board or whose nomination for election by the shareholders of the Parent Guarantor was approved by a vote of a majority of the trustees then still in office who were either trustees at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Trustees of the Parent Guarantor then in office;

(ii)            Any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person will be deemed to have “beneficial ownership” of all securities that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 35% of the total voting power of the then outstanding voting stock of the Parent Guarantor;

(iii)           The Parent Guarantor shall cease to own and control, directly or indirectly, at least a majority of the outstanding Equity Interests of the Borrower; or

(iv)           The Parent Guarantor or a Wholly-Owned Subsidiary of the Parent Guarantor shall cease to be the sole general partner of the Borrower or shall cease to have the sole and exclusive power to exercise all management and control over the Borrower.

Notwithstanding the foregoing provisions of this Section 11.1, in the event of a Default or Event of Default arising as a result of (i) the inclusion of any Hotel Property in the Unencumbered Pool at any particular time of reference or (ii) the failure to make any Subsidiary described in Section 8.14 a Subsidiary Guarantor (a “Joinder Default”), if such Default or Event of Default is capable of being cured solely by the exclusion of such Hotel Property from the Unencumbered Pool or, in the case of a Joinder Default, by making such Subsidiary a Subsidiary Guarantor pursuant to the terms of Section 8.14, the Borrower shall be permitted a period not to exceed fifteen (15) days from the earlier of (x) the date upon which a Responsible Officer of the Borrower obtains knowledge of such Default or Event of Default (as applicable) or (y) the date upon which the Borrower has received written notice of such Default or Event of Default from the Administrative Agent to remove such Hotel Property from the Unencumbered Pool by delivering an updated Compliance Certificate, prepared as of the last day of the most recent fiscal quarter, evidencing compliance with the covenants set forth in Section 10.1 as if such Hotel Property had not been included in the Unencumbered Pool or, in the case of a Joinder Default, to make such Subsidiary a Subsidiary Guarantor pursuant to the terms of Section 8.14.

Section 11.2          Remedies Upon Event of Default.

Upon the occurrence of an Event of Default the following provisions shall apply:

(a)            Acceleration; Termination of Facilities.

(i)             Automatic. Upon the occurrence of an Event of Default specified in Sections 11.1(e) or 11.1(f), (1)(A) the principal of, and all accrued interest on, the Loans and the Notes at the time outstanding, (B) an amount equal to the Stated Amount of all Letters of Credit outstanding as of the date of the occurrence of such Event of Default for deposit into the Letter of Credit Collateral Account and (C) all of the other Obligations of the Borrower, including, but not limited to, the other amounts owed to the Lenders and the Administrative Agent under this Agreement, the Notes or any of the other Loan Documents shall become immediately and automatically due and payable by the Borrower without presentment, demand, protest, or other notice of any kind, all of which are expressly waived by the Borrower on behalf of itself and the other Loan Parties, and (2) the Revolving Credit Commitments, the Tranche A-1 Term Loan Commitments, the obligation of the Lenders to make Loans hereunder, and the obligation of the Issuing Banks to issue Letters of Credit hereunder, shall all immediately and automatically terminate.

(ii)            Optional. If any other Event of Default shall exist, the Administrative Agent may, with the consent of the Requisite Lenders, and at the direction of the Requisite Lenders shall: (1) declare (A) the principal of, and accrued interest on, the Loans and the Notes at the time outstanding, (B) an amount equal to the Stated Amount of all Letters of Credit outstanding as of the date of the occurrence of such Event of Default for deposit into the Letter of Credit Collateral Account and (C) all of the other Obligations, including, but not limited to, the other amounts owed to the Lenders and the Administrative Agent under this Agreement, the Notes or any of the other Loan Documents to be forthwith due and payable, whereupon the same shall immediately become due and payable without presentment, demand, protest or other notice of any kind, all of which are expressly waived by the Borrower on behalf of itself and the other Loan Parties, and (2) terminate the Revolving Credit Commitments, the Tranche A-1 Term Loan Commitments, the obligation of the Lenders to make Loans hereunder and the obligation of the Issuing Banks to issue Letters of Credit hereunder.

(b)            Loan Documents. The Requisite Lenders may direct the Administrative Agent to, and the Administrative Agent if so directed shall, exercise any and all of its rights under any and all of the other Loan Documents.

(c)            Applicable Law. The Requisite Lenders may direct the Administrative Agent to, and the Administrative Agent if so directed shall, exercise all other rights and remedies it may have under any Applicable Law.

(d)            Specified Derivatives Contract Remedies. Notwithstanding any other provision of this Agreement or other Loan Document, each Specified Derivatives Provider shall have the right, with prompt notice to the Administrative Agent, but without the approval or consent of or other action by the Administrative Agent or the Lenders, and without limitation of other remedies available to such Specified Derivatives Provider under contract or Applicable Law, to undertake any of the following: (a) to declare an event of default, termination event or other similar event under any Specified Derivatives Contract and to create an “Early Termination Date” (as defined therein) in respect thereof, in each case, in accordance with the terms thereof, (b) to determine net termination amounts in respect of any and all Specified Derivatives Contracts in accordance with the terms thereof, and to set off amounts among such contracts, (c) to set-off or proceed against deposit account balances, securities account balances and other property and amounts held by such Specified Derivatives Provider to the extent permitted under the applicable Specified Derivatives Contract and (d) to prosecute any legal action against the Borrower to enforce or collect net amounts owing to such Specified Derivatives Provider pursuant to any Specified Derivatives Contract.

Section 11.3          Intentionally Omitted.

Section 11.4          Marshaling; Payments Set Aside.

None of the Administrative Agent, any Issuing Bank, any Lender or any Specified Derivatives Provider shall be under any obligation to marshal any assets in favor of any Loan Party or any other party or against or in payment of any or all of the Guaranteed Obligations. To the extent that any Loan Party makes a payment or payments to the Administrative Agent and/or any Issuing Bank and/or any Lender and/or any Specified Derivatives Provider or the Administrative Agent and/or any Issuing Bank and/or any Lender and/or any Specified Derivatives Provider enforce their security interests or exercise their rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then to the extent of such recovery, the Guaranteed Obligations or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor, shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

Section 11.5          Allocation of Proceeds.

(a)            Any payment required to be made by the Borrower pursuant to Section 2.8(b)(i) shall be applied in the following order and priority:

First, to payment of interest on all Revolving Credit Loans, for the ratable benefit of the Revolving Credit Lenders, until paid in full;

Second, to payment of principal of all Revolving Credit Loans to be applied for the ratable benefit of the Revolving Credit Lenders until paid in full; and

Third, to amounts to be deposited into the Letter of Credit Collateral Account in respect of Letters of Credit.

(b)            If an Event of Default exists and maturity of any of the Obligations has been accelerated or the Revolving Credit Maturity Date or either Term Loan Maturity Date has occurred, all payments received by the Administrative Agent under any of the Loan Documents (or by any Lender as the result of the exercise of rights under Section 13.4), in respect of any Guaranteed Obligations shall be applied in the following order and priority:

First, to payment of that portion of the Guaranteed Obligations constituting fees, indemnities, expenses and other amounts, including attorney fees, payable to the Administrative Agent in its capacity as such, each Issuing Bank in its capacity as such, ratably among the Administrative Agent and each Issuing Bank in proportion to the respective amounts described in this clause payable to them;

Second, to payment of that portion of the Guaranteed Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders under the Loan Documents, including attorney fees, ratably among the Lenders in proportion to the respective amounts described in this clause payable to them;

Third, to payment of that portion of the Guaranteed Obligations constituting accrued and unpaid interest on the Loans and Reimbursement Obligations, ratably among the Lenders and the Issuing Banks in proportion to the respective amounts described in this clause payable to them;

Fourth, to payment of that portion of the Guaranteed Obligations constituting unpaid principal of the Loans, Reimbursement Obligations, other Letter of Credit Liabilities and payment obligations then owing under Specified Derivatives Contracts, ratably among the Lenders, the Issuing Banks and the Specified Derivatives Providers in proportion to the respective amounts described in this clause payable to them; provided, however, to the extent that any amounts available for distribution pursuant to this clause are attributable to the issued but undrawn amount of an outstanding Letter of Credit, such amounts shall be paid to the Administrative Agent for deposit into the Letter of Credit Collateral Account; and

Fifth, the balance, if any, after all of the Guaranteed Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Applicable Law.

Notwithstanding the foregoing, Guaranteed Obligations arising under Specified Derivatives Contracts shall be excluded from the application described above if the Administrative Agent has not received written notice thereof, together with such supporting documentation as the Administrative Agent may request, from the applicable Specified Derivatives Provider. Each Specified Derivatives Provider not a party to this Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of Article XII for itself and its Affiliates as if a “Lender” party hereto.

Section 11.6          Letter of Credit Collateral Account.

(a)            As collateral security for the prompt payment in full when due of all Letter of Credit Liabilities, the Borrower hereby pledges and grants to the Administrative Agent, for the benefit of the Administrative Agent, the Issuing Banks and the Revolving Credit Lenders as provided herein, a security interest in all of its right, title and interest in and to the Letter of Credit Collateral Account established pursuant to the requirements of Section 2.14 or Section 3.9 (as applicable) and the balances from time to time in the Letter of Credit Collateral Account (including the investments and reinvestments therein provided for below). The balances from time to time in the Letter of Credit Collateral Account shall not constitute payment of any Letter of Credit Liabilities until applied by the Administrative Agent as provided herein. Anything in this Agreement to the contrary notwithstanding, funds held in the Letter of Credit Collateral Account shall be subject to withdrawal only as provided in this Section, Section 2.14 or Section 3.9 (as applicable).

(b)            Amounts on deposit in the Letter of Credit Collateral Account shall not be invested without the consent of the Borrower and shall only be invested in Cash Equivalents approved by Administrative Agent in its sole discretion. All such investments and reinvestments shall be held in the name of and be under the sole dominion and control of the Administrative Agent for the ratable benefit of the Administrative Agent, the Issuing Banks and the Lenders; provided, that all earnings on such investments will be credited to and retained in the Letter of Credit Collateral Account. The Administrative Agent shall exercise reasonable care in the custody and preservation of any funds held in the Letter of Credit Collateral Account and shall be deemed to have exercised such care if such funds are accorded treatment substantially equivalent to that which the Administrative Agent accords other funds deposited with the Administrative Agent, it being understood that the Administrative Agent shall not have any responsibility for taking any necessary steps to preserve rights against any parties with respect to any funds held in the Letter of Credit Collateral Account.

(c)            If a Drawing pursuant to any Letter of Credit occurs on or prior to the expiration date of such Letter of Credit, the Borrower and the Lenders authorize the Administrative Agent to use the monies deposited in the Letter of Credit Collateral Account to reimburse the applicable Issuing Bank for the payment made by such Issuing Bank to the beneficiary with respect to such Drawing.

(d)            If an Event of Default exists, the Administrative Agent, if instructed by the Requisite Lenders, shall at any time and from time to time elect to liquidate any such investments and reinvestments and apply the proceeds thereof to the Letter of Credit Collateral Account and apply or cause to be applied such proceeds and any other balances in the Letter of Credit Collateral Account to the payment of any of the Letter of Credit Liabilities due and payable.

(e)            So long as no Default or Event of Default exists, and to the extent amounts on deposit in or credited to the Letter of Credit Collateral Account exceed the aggregate amount of the Letter of Credit Liabilities then due and owing, the Administrative Agent shall, from time to time, at the request of the Borrower, deliver to the Borrower, against receipt but without any recourse, warranty or representation whatsoever, such of the balances in the Letter of Credit Collateral Account (excepting amounts deposited pursuant to clause fifth of Section 3.9(b)) as exceed the aggregate amount of Letter of Credit Liabilities at such time. When all of the Obligations shall have been indefeasibly paid in full and no Letters of Credit remain outstanding, the Administrative Agent shall deliver to the Borrower, against receipt but without any recourse, warranty or representation whatsoever, the balances remaining in the Letter of Credit Collateral Account (excepting amounts deposited pursuant to clause fifth of Section 3.9(b), which shall be applied as provided in Section 3.9(b)).

(f)            The Borrower shall pay to the Administrative Agent from time to time such fees as the Administrative Agent normally charges for similar services in connection with the Administrative Agent’s administration of the Letter of Credit Collateral Account and investments and reinvestments of funds therein.

Section 11.7          Rescission of Acceleration by Requisite Lenders.

If at any time after acceleration of the maturity of the Loans and the other Obligations, the Borrower shall pay all arrears of interest and all payments on account of principal of the Obligations which shall have become due otherwise than by acceleration (with interest on principal and, to the extent permitted by Applicable Law, on overdue interest, at the rates specified in this Agreement) and all Events of Default and Defaults (other than nonpayment of principal of and accrued interest on the Obligations due and payable solely by virtue of acceleration) shall become remedied or waived to the satisfaction of the Requisite Lenders, then by written notice to the Borrower, the Requisite Lenders may elect, in the sole discretion of such Requisite Lenders, to rescind and annul the acceleration and its consequences. The provisions of the preceding sentence are intended merely to bind all of the Lenders to a decision which may be made at the election of the Requisite Lenders, and are not intended to benefit the Borrower and do not give the Borrower the right to require the Lenders to rescind or annul any acceleration hereunder, even if the conditions set forth herein are satisfied.

Section 11.8          Performance by Administrative Agent.

If the Borrower or any other Loan Party shall fail to perform any covenant, duty or agreement contained in any of the Loan Documents, the Administrative Agent may, after notice to the Borrower, perform or attempt to perform such covenant, duty or agreement on behalf of the Borrower or such other Loan Party after the expiration of any cure or grace periods set forth herein. In such event, the Borrower shall, at the request of the Administrative Agent, promptly pay any amount reasonably expended by the Administrative Agent in such performance or attempted performance to the Administrative Agent, together with interest thereon at the applicable Post-Default Rate from the date of such expenditure until paid. Notwithstanding the foregoing, neither the Administrative Agent nor any Lender shall have any liability or responsibility whatsoever for the performance of any obligation of the Borrower under this Agreement or any other Loan Document.

Section 11.9          Rights Cumulative.

(a)            Generally. The rights and remedies of the Administrative Agent, the Issuing Banks and the Lenders under this Agreement and each of the other Loan Documents and of the Specified Derivatives Providers under the Specified Derivatives Contracts shall be cumulative and not exclusive of any rights or remedies which any of them may otherwise have under Applicable Law. In exercising their respective rights and remedies the Administrative Agent, the Issuing Banks, the Lenders and the Specified Derivatives Providers may be selective and no failure or delay by the Administrative Agent, any of the Issuing Banks, any of the Lenders or any of the Specified Derivatives Providers in exercising any right shall operate as a waiver of it, nor shall any single or partial exercise of any power or right preclude its other or further exercise or the exercise of any other power or right.

(b)            Enforcement by Administrative Agent. Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Article XI for the benefit of all the Lenders and the Issuing Banks; provided that the foregoing shall not prohibit (i) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (ii) any Issuing Bank from exercising the rights and remedies that inure to its benefit (solely in its capacity as an Issuing Bank) hereunder, under the other Loan Documents, (iii) any Specified Derivatives Provider from exercising the rights and remedies that inure to its benefit under any Specified Derivatives Contract, (iv) any Lender from exercising setoff rights in accordance with Section 13.4 (subject to the terms of Section 3.3), or (v) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (x) the Requisite Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Article XI and (y) in addition to the matters set forth in clauses (ii), (iii), (iv) and (v) of the preceding proviso and subject to Section 3.3, any Lender may, with the consent of the Requisite Lenders, enforce any rights and remedies available to it and as authorized by the Requisite Lenders. Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or adopt on behalf of any Lender, any Issuing Bank any plan of reorganization, arrangement, adjustment or composition under any Debtor Relief Law affecting the Obligations or the rights of any Lender, any Issuing Bank or to authorize the Administrative Agent to vote in respect of any claim of any Lender, any Issuing Bank in any such proceeding under any Debtor Relief Law.

ARTICLE XII The Administrative Agent

Section 12.1          Appointment and Authorization.

Each Lender hereby irrevocably appoints and authorizes the Administrative Agent to take such action as contractual representative on such Lender’s behalf and to exercise such powers under this Agreement and the other Loan Documents as are specifically delegated to the Administrative Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto. Not in limitation of the foregoing, each Lender authorizes and directs the Administrative Agent to enter into the Loan Documents for the benefit of the Lenders. Each Lender hereby agrees that, except as otherwise set forth herein, any action taken by the Requisite Lenders in accordance with the provisions of this Agreement or the Loan Documents, and the exercise by the Requisite Lenders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders. Nothing herein shall be construed to deem the Administrative Agent a trustee or fiduciary for any Lender or to impose on the Administrative Agent duties or obligations other than those expressly provided for herein. Without limiting the generality of the foregoing, the use of the terms “Agent”, “Administrative Agent”, “agent” and similar terms in the Loan Documents with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any Applicable Law. Instead, use of such terms is merely a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties. The Administrative Agent shall deliver or otherwise make available to each Lender, promptly upon receipt thereof by the Administrative Agent, copies of each of the financial statements, certificates, notices and other documents delivered to the Administrative Agent pursuant to Article IX that the Borrower is not otherwise required to deliver directly to the Lenders. The Administrative Agent will furnish to any Lender, upon the request of such Lender, a copy (or, where appropriate, an original) of any document, instrument, agreement, certificate or notice furnished to the Administrative Agent by the Borrower, any Loan Party or any other Affiliate of the Borrower, pursuant to this Agreement or any other Loan Document not already delivered to such Lender pursuant to the terms of this Agreement or any such other Loan Document. As to any matters not expressly provided for by the Loan Documents (including, without limitation, enforcement or collection of any of the Obligations), the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Requisite Lenders (or all of the Lenders if explicitly required under any other provision of this Agreement), and such instructions shall be binding upon all Lenders and all holders of any of the Obligations; provided, however, that, notwithstanding anything in this Agreement to the contrary, the Administrative Agent shall not be required to take any action which exposes the Administrative Agent to personal liability or which is contrary to this Agreement or any other Loan Document or Applicable Law. Not in limitation of the foregoing, the Administrative Agent may exercise any right or remedy it or the Lenders may have under any Loan Document upon the occurrence of a Default or an Event of Default unless the Requisite Lenders have directed the Administrative Agent otherwise. Without limiting the foregoing, no Lender shall have any right of action whatsoever against the Administrative Agent as a result of the Administrative Agent acting or refraining from acting under this Agreement or any of the other Loan Documents in accordance with the instructions of the Requisite Lenders, or where applicable, all the Lenders. The Lenders hereby authorize the Administrative Agent to release any Guarantor from the Guaranty (i) in the case of a Subsidiary Guarantor, upon satisfaction of the conditions to release set forth in Section 8.14 or Section 8.15; (ii) if approved, authorized or ratified in writing by the Requisite Lenders or all of the Lenders hereunder, as required under the circumstances; or (iii) upon the termination of this Agreement in accordance with the provisions of Section 13.11. In connection with any such release of a Guarantor pursuant to the preceding sentence, the Administrative Agent shall (and is hereby irrevocably authorized by each Lender to) execute and deliver to any Loan Party, at such Loan Party’s expense, all documents that such Loan Party shall reasonably request to evidence such termination or release (any execution and delivery of such documents being without recourse to or warranty by the Administrative Agent).

Section 12.2          Wells Fargo as Lender.

Wells Fargo shall have the same rights and powers as a Lender or as a Specified Derivatives Provider, as the case may be, under this Agreement and any other Loan Document and under any Specified Derivatives Contract, as the case may be, as any other Lender or Specified Derivatives Provider and may exercise the same as though it were not the Administrative Agent; and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated, include Wells Fargo in each case in its individual capacity. Wells Fargo and its Affiliates may each accept deposits from, maintain deposits or credit balances for, invest in, lend money to, act as trustee under indentures of, serve as financial advisor to, and generally engage in any kind of business with the Borrower, any other Loan Party or any other Affiliate thereof as if it were any other bank and without any duty to account therefor to the Issuing Banks, the other Lenders or any Specified Derivatives Providers. Further, the Administrative Agent and any Affiliate may accept fees and other consideration from the Borrower for services in connection with this Agreement or any Specified Derivatives Contract or otherwise without having to account for the same to the Issuing Banks, the other Lenders or any Specified Derivatives Providers. The Issuing Banks and the Lenders acknowledge that, pursuant to such activities, Wells Fargo or its Affiliates may receive information regarding the Borrower, other Loan Parties, other Subsidiaries and other Affiliates (including information that may be subject to confidentiality obligations in favor of such Person) and acknowledge that the Administrative Agent shall be under no obligation to provide such information to them.

Section 12.3          Approvals of Lenders.

All communications from the Administrative Agent to any Lender requesting such Lender’s determination, consent, approval or disapproval (a) shall be given in the form of a written notice to such Lender, (b) shall be accompanied by a description of the matter or issue as to which such determination, approval, consent or disapproval is requested, or shall advise such Lender where information, if any, regarding such matter or issue may be inspected, or shall otherwise describe the matter or issue to be resolved, and (c) shall include, if reasonably requested by such Lender and to the extent not previously provided to such Lender, written materials and a summary of all oral information provided to the Administrative Agent by the Borrower in respect of the matter or issue to be resolved. Unless a Lender shall give written notice to the Administrative Agent that it specifically objects to the recommendation or determination of the Administrative Agent within ten (10) Business Days (or such lesser or greater period as may be specifically required under the express terms of the Loan Documents) of receipt of such communication, such Lender shall be deemed to have conclusively approved of or consented to such recommendation or determination.

Section 12.4          Notice of Events of Default.

The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of a Default or Event of Default unless the Administrative Agent has received notice from a Lender or the Borrower referring to this Agreement, describing with reasonable specificity such Default or Event of Default and stating that such notice is a “notice of default.” If any Lender (excluding the Lender which is also serving as the Administrative Agent) becomes aware of any Default or Event of Default, it shall promptly send to the Administrative Agent such a “notice of default”; provided, a Lender’s failure to provide such a “notice of default” to the Administrative Agent shall not result in any liability of such Lender to any other party to any of the Loan Documents. Further, if the Administrative Agent receives such a “notice of default,” the Administrative Agent shall give prompt notice thereof to the Lenders.

Section 12.5          Administrative Agent’s Reliance.

Notwithstanding any other provisions of this Agreement or any other Loan Documents, neither the Administrative Agent nor any of its Related Parties shall be liable for any action taken or not taken by it under or in connection with this Agreement or any other Loan Document, except for its or their own gross negligence, bad faith or willful misconduct in connection with its duties expressly set forth herein or therein as determined by a court of competent jurisdiction in a final non-appealable judgment. Without limiting the generality of the foregoing, the Administrative Agent: may consult with legal counsel (including its own counsel or counsel for the Borrower or any other Loan Party), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts. Neither the Administrative Agent nor any of its Related Parties: (a) makes any warranty or representation to any Lender, any Issuing Bank or any other Person or shall be responsible to any Lender, any Issuing Bank or any other Person for any statement, warranty or representation made or deemed made by the Borrower, any other Loan Party or any other Person in or in connection with this Agreement or any other Loan Document; (b) shall have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or any other Loan Document or the satisfaction of any conditions precedent under this Agreement or any Loan Document on the part of the Borrower or other Persons or inspect the property, books or records of the Borrower or any other Person; (c) shall be responsible to any Lender or any Issuing Bank for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document, any other instrument or document furnished pursuant thereto or any collateral covered thereby or the perfection or priority of any Lien in favor of the Administrative Agent on behalf of the Lenders and the Issuing Banks in any such collateral; (d) shall have any liability in respect of any recitals, statements, certifications, representations or warranties contained in any of the Loan Documents or any other document, instrument, agreement, certificate or statement delivered in connection therewith; and (e) shall incur any liability under or in respect of this Agreement or any other Loan Document by acting upon any notice, consent, certificate or other instrument or writing (which may be by telephone, telecopy or electronic mail) believed by it to be genuine and signed, sent or given by the proper party or parties. The Administrative Agent may execute any of its duties under the Loan Documents by or through agents, employees or attorneys-in-fact and shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects in the absence of gross negligence, bad faith or willful misconduct in the selection of such agent or attorney-in-fact as determined by a court of competent jurisdiction in a final non-appealable judgment.

Section 12.6          Indemnification of Administrative Agent.

Regardless of whether the transactions contemplated by this Agreement and the other Loan Documents are consummated, each Lender agrees to indemnify the Administrative Agent (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so) pro rata in accordance with such Lender’s respective Pro Rata Share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may at any time be imposed on, incurred by, or asserted against the Administrative Agent (in its capacity as Administrative Agent but not as a “Lender”) in any way relating to or arising out of the Loan Documents, any transactions contemplated hereby or thereby or any action taken or omitted by the Administrative Agent under the Loan Documents (collectively, “Indemnifiable Amounts”); provided, however, that no Lender shall be liable for any portion of such Indemnifiable Amounts to the extent resulting from the Administrative Agent’s gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final, non-appealable judgment; provided, however, that no action taken in accordance with the directions of the Requisite Lenders (or all of the Lenders, if expressly required hereunder) shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section. Without limiting the generality of the foregoing, each Lender agrees to reimburse the Administrative Agent (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so) promptly upon demand for its ratable share of any out of pocket expenses (including the reasonable fees and expenses of the counsel to the Administrative Agent) incurred by the Administrative Agent in connection with the preparation, negotiation, execution, administration, or enforcement (whether through negotiations, legal proceedings, or otherwise) of, or legal advice with respect to the rights or responsibilities of the parties under, the Loan Documents, any suit or action brought by the Administrative Agent to enforce the terms of the Loan Documents and/or collect any Obligations, any “lender liability” suit or claim brought against the Administrative Agent and/or the Lenders, and any claim or suit brought against the Administrative Agent and/or the Lenders arising under any Environmental Laws. Such out of pocket expenses (including counsel fees) shall be advanced by the Lenders on the request of the Administrative Agent notwithstanding any claim or assertion that the Administrative Agent is not entitled to indemnification hereunder upon receipt of an undertaking by the Administrative Agent that the Administrative Agent will reimburse the Lenders if it is actually and finally determined by a court of competent jurisdiction that the Administrative Agent is not so entitled to indemnification. The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder or under the other Loan Documents and the termination of this Agreement. If the Borrower shall reimburse the Administrative Agent for any Indemnifiable Amount following payment by any Lender to the Administrative Agent in respect of such Indemnifiable Amount pursuant to this Section, the Administrative Agent shall share such reimbursement on a ratable basis with each Lender making any such payment.

Section 12.7          Lender Credit Decision, Etc.

Each of the Lenders and each Issuing Bank expressly acknowledges and agrees that neither the Administrative Agent nor any of its Related Parties has made any representations or warranties to such Issuing Bank or such Lender and that no act by the Administrative Agent hereafter taken, including any review of the affairs of the Borrower, any other Loan Party or any other Subsidiary or Affiliate, shall be deemed to constitute any such representation or warranty by the Administrative Agent to any Issuing Bank or any Lender. Each of the Lenders and each Issuing Bank acknowledges that it has made its own credit and legal analysis and decision to enter into this Agreement and the transaction contemplated hereby, independently and without reliance upon the Administrative Agent, the Sustainability Structuring Agent, any other Lender or counsel to the Administrative Agent, or any of their respective Related Parties, and based on the financial statements of the Borrower, the other Loan Parties, the other Subsidiaries and other Affiliates, and inquiries of such Persons, its independent due diligence of the business and affairs of the Borrower, the other Loan Parties, the other Subsidiaries and other Persons, its review of the Loan Documents, the legal opinions required to be delivered to it hereunder, the advice of its own counsel and such other documents and information as it has deemed appropriate. Each of the Lenders and each Issuing Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent, the Sustainability Structuring Agent, any other Lender or counsel to the Administrative Agent or any of their respective Related Parties, and based on such review, advice, documents and information as it shall deem appropriate at the time, continue to make its own decisions in taking or not taking action under the Loan Documents. The Administrative Agent shall not be required to keep itself informed as to the performance or observance by the Borrower or any other Loan Party of the Loan Documents or any other document referred to or provided for therein or to inspect the properties or books of, or make any other investigation of, the Borrower, any other Loan Party or any other Subsidiary. Except for notices, reports and other documents and information expressly required to be furnished to the Lenders and the Issuing Banks by the Administrative Agent under this Agreement or any of the other Loan Documents, the Administrative Agent shall have no duty or responsibility to provide any Lender or any Issuing Bank with any credit or other information concerning the business, operations, property, financial and other condition or creditworthiness of the Borrower, any other Loan Party or any other Affiliate thereof which may come into possession of the Administrative Agent or any of its Related Parties. Each of the Lenders and each Issuing Bank acknowledges that the Administrative Agent’s legal counsel in connection with the transactions contemplated by this Agreement is only acting as counsel to the Administrative Agent and is not acting as counsel to any Lender or any Issuing Bank.

Section 12.8          Successor Administrative Agent.

The Administrative Agent may resign at any time as Administrative Agent under the Loan Documents by giving written notice thereof to the Lenders and the Borrower. The Administrative Agent may be removed as Administrative Agent by all of the Lenders (other than the Lender then acting as Administrative Agent) and, provided no Default or Event of Default exists, the Borrower upon thirty (30) days’ prior written notice if the Administrative Agent (i) is found by a court of competent jurisdiction in a final, non-appealable judgment to have committed gross negligence or willful misconduct in the course of performing its duties hereunder or (ii) has become or is insolvent or has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment. Upon any such resignation or removal, the Requisite Lenders shall have the right to appoint a successor Administrative Agent which appointment shall, provided no Default or Event of Default exists, be subject to the Borrower’s approval, which approval shall not be unreasonably withheld or delayed. If no successor Administrative Agent shall have been so appointed in accordance with the immediately preceding sentence, and shall have accepted such appointment, within thirty (30) days after the current Administrative Agent’s giving of notice of resignation, then the current Administrative Agent may, on behalf of the Lenders and the Issuing Banks, appoint a successor Administrative Agent, which shall be a Lender, if any Lender shall be willing to serve, and otherwise shall be an Eligible Assignee; provided that if the Administrative Agent shall notify the Borrower and the Lenders that no Lender has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made to each Lender and each Issuing Bank directly, until such time as a successor Administrative Agent has been appointed as provided for above in this Section; provided, further that such Lenders and such Issuing Bank so acting directly shall be and be deemed to be protected by all indemnities and other provisions herein for the benefit and protection of the Administrative Agent as if each such Lender or Issuing Bank were itself the Administrative Agent. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the current Administrative Agent, and the current Administrative Agent shall be discharged from its duties and obligations under the Loan Documents. Any resignation by an Administrative Agent shall also constitute the resignation as an Issuing Bank by the Lender then acting as Administrative Agent (the “Resigning Lender”), which resignation shall be effective upon the agreement of the Lender that is the successor Administrative Agent (or another Lender approved by the Borrower, which approval shall not be unreasonably withheld) to assume the rights and obligations of an Issuing Bank hereunder. Upon the acceptance of a successor’s appointment as Administrative Agent and the rights and obligations of an Issuing Bank hereunder by the Lender that is the successor Administrative Agent (or another Lender approved by the Borrower as provided above) (i) the Resigning Lender shall be discharged from all duties and obligations of an Issuing Bank hereunder and under the other Loan Documents and (ii) the successor applicable Issuing Bank shall issue letters of credit in substitution for all Letters of Credit issued by the Resigning Lender as an Issuing Bank outstanding at the time of such succession (which letters of credit issued in substitutions shall be deemed to be Letters of Credit issued hereunder) or make other arrangements satisfactory to the Resigning Lender to effectively assume the obligations of the Resigning Lender with respect to such Letters of Credit. After any Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Article XII shall continue to inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under the Loan Documents. Notwithstanding anything contained herein to the contrary, the Administrative Agent may assign its rights and duties under the Loan Documents to any of its Affiliates by giving the Borrower and each Lender prior written notice.

Section 12.9          Titled Agents.

The Syndication Agents, the Sustainability Structuring Agent, and Documentation Agents, in such respective capacities, assume no responsibility or obligation hereunder, including, without limitation, for servicing, enforcement or collection of any of the Loans, nor any duties as an agent hereunder for the Lenders. The titles given to the Syndication Agents, the Sustainability Structuring Agent and Documentation Agents are solely honorific and imply no fiduciary responsibility on the part of the Syndication Agents, the Sustainability Structuring Agent, or Documentation Agents to the Administrative Agent, any Lender, the Borrower or any other Loan Party and the use of such titles does not impose on the Syndication Agents, the Sustainability Structuring Agent, or Documentation Agents any duties or obligations greater than those of any other Lender or entitle the Syndication Agents, the Sustainability Structuring Agent or Documentation Agents to any rights other than those to which any other Lender is entitled.

Section 12.10        Specified Derivatives Contracts.

No Specified Derivatives Provider that obtains the benefits of Section 11.5 by virtue of the provisions hereof or of any Loan Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of any Loan Document other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article XII to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Specified Derivatives Contracts unless the Administrative Agent has received written notice of such Specified Derivatives Contracts, together with such supporting documentation as the Administrative Agent may request, from the applicable Specified Derivatives Provider.

Section 12.11        Intentionally Omitted.

Section 12.12        Additional ERISA Matters.

(a)            Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, that, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and each Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower, that at least one of the following is and will be true:

(i)             such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans or, with respect to a Revolving Credit Lender or Tranche A-1 Term Loan Lender, the Revolving Credit Commitments or the Tranche A-1 Term Loan Commitments, respectively;

(ii)            the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, this Agreement, and, with respect to a Revolving Credit Lender or a Tranche A-1 Term Loan Lender, the Revolving Credit Commitments or the Tranche A-1 Term Loan Commitments, respectively;

(iii)           (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, this Agreement and, with respect to a Revolving Credit Lender or a Tranche A-1 Term Loan Lender, the Revolving Credit Commitments or the Tranche A-1 Term Loan Commitments, respectively, (C) the entrance into, participation in, administration of and performance of the Loans, this Agreement and, with respect to a Revolving Credit Lender, the Revolving Credit Commitments satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, this Agreement and, with respect to a Revolving Credit Lender or a Tranche A-1 Term Loan Lender, the Revolving Credit Commitments or the Tranche A-1 Term Loan Commitments, respectively; or

(iv)           such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, that, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and each Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower, that none of the Administrative Agent or any Arranger or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, this Agreement and, with respect to a Revolving Credit Lender or a Tranche A-1 Term Loan Lender, the Revolving Credit Commitments or the Tranche A-1 Term Loan Commitments, respectively (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related to hereto or thereto);

(b)            The Administrative Agent and each Arranger hereby informs the Lenders that each such Person is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, this Agreement, and, with respect to a Revolving Credit Lender or a Tranche A-1 Term Loan Lender, the Revolving Credit Commitments or the Tranche A-1 Term Loan Commitments, respectively, respectively, (ii) may recognize a gain if it extended the Loans, or, with respect to a Revolving Credit Lender or a Tranche A-1 Term Loan Lender, the Revolving Credit Commitments or the Tranche A-1 Term Loan Commitments, respectively, for an amount less than the amount being paid for an interest in the Loans, such Revolving Credit Commitments or such Tranche A-1 Term Loan Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

Section 12.13        Erroneous Payments.

(a)            Each Lender, each Issuing Bank, each other Secured Party and any other party hereto hereby severally agrees that if (i) the Administrative Agent notifies (which such notice shall be conclusive absent manifest error) such Lender or Issuing Bank or any other Secured Party (or the Lender Affiliate of a Secured Party) or any other Person that has received funds from the Administrative Agent or any of its Affiliates, either for its own account or on behalf of a Lender, Issuing Bank or other Secured Party (each such recipient, a “Payment Recipient”) that the Administrative Agent has determined in its sole discretion that any funds received by such Payment Recipient were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Payment Recipient) or (ii) any Payment Recipient receives any payment from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, as applicable, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, as applicable, or (z) that such Payment Recipient otherwise becomes aware was transmitted or received in error or by mistake (in whole or in part) then, in each case, an error in payment shall be presumed to have been made (any such amounts specified in clauses (i) or (ii) of this Section 12.13(a), whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise; individually and collectively, an “Erroneous Payment”), then, in each case, such Payment Recipient is deemed to have knowledge of such error at the time of its receipt of such Erroneous Payment; provided that nothing in this Section shall require the Administrative Agent to provide any of the notices specified in clauses (i) or (ii) above. Each Payment Recipient agrees that it shall not assert any right or claim to any Erroneous Payment, and hereby waives any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payments, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine.

(b)            Without limiting the immediately preceding clause (a), each Payment Recipient agrees that, in the case of clause (a)(ii) above, it shall promptly notify the Administrative Agent in writing of such occurrence.

(c)            In the case of either clause (a)(i) or (a)(ii) above, such Erroneous Payment shall at all times remain the property of the Administrative Agent and shall be segregated by the Payment Recipient and held in trust for the benefit of the Administrative Agent, and upon demand from the Administrative Agent such Payment Recipient shall (or, shall cause any Person who received any portion of an Erroneous Payment on its behalf to), promptly, but in all events no later than two (2) Business Days thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made in same day funds and in the currency so received, together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect.

(d)            In the event that an Erroneous Payment (or portion thereof) is not recovered by the Administrative Agent for any reason, after demand therefor by the Administrative Agent in accordance with immediately preceding clause (c), from any Lender that is a Payment Recipient or an Affiliate of a Payment Recipient (such unrecovered amount as to such Lender, an “Erroneous Payment Return Deficiency”), then at the sole discretion of the Administrative Agent and upon the Administrative Agent’s written notice to such Lender (i) such Lender shall be deemed to have made a cashless assignment of the full face amount of the portion of its Loans (but not its Commitments) of the relevant Class with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Class”) to the Administrative Agent or, at the option of the Administrative Agent, the Administrative Agent’s applicable lending affiliate in an amount that is equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Administrative Agent may specify) (such assignment of the Loans (but not Commitments) of the Erroneous Payment Impacted Class, the “Erroneous Payment Deficiency Assignment”) plus any accrued and unpaid interest on such assigned amount, without further consent or approval of any party hereto and without any payment by the Administrative Agent or its applicable lending affiliate as the assignee of such Erroneous Payment Deficiency Assignment. Without limitation of its rights hereunder, the Administrative Agent may cancel any Erroneous Payment Deficiency Assignment at any time by written notice to the applicable assigning Lender and upon such revocation all of the Loans assigned pursuant to such Erroneous Payment Deficiency Assignment shall be reassigned to such Lender without any requirement for payment or other consideration. The parties hereto acknowledge and agree that (1) any assignment contemplated in this clause (d) shall be made without any requirement for any payment or other consideration paid by the applicable assignee or received by the assignor, (2) the provisions of this clause (d) shall govern in the event of any conflict with the terms and conditions of Section 13.6 and (3) the Administrative Agent may reflect such assignments in the Register without further consent or action by any other Person.

(e)            Each party hereto hereby agrees that (x) in the event an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Erroneous Payment (or portion thereof) for any reason, the Administrative Agent (1) shall be subrogated to all the rights of such Payment Recipient with respect to such amount and (2) is authorized to set off, net and apply any and all amounts at any time owing to such Payment Recipient under any Loan Document, or otherwise payable or distributable by the Administrative Agent to such Payment Recipient from any source, against any amount due to the Administrative Agent under this Section 12.13 or under the indemnification provisions of this Agreement, (y) the receipt of an Erroneous Payment by a Payment Recipient shall not for the purpose of this Agreement be treated as a payment, prepayment, repayment, discharge or other satisfaction of any Obligations owed by the Borrower or any other Loan Party, except, in each case, to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from the Borrower or any other Loan Party for the purpose of making for a payment on the Obligations and (z) to the extent that an Erroneous Payment was in any way or at any time credited as payment or satisfaction of any of the Obligations, the Obligations or any part thereof that were so credited, and all rights of the Payment Recipient, as the case may be, shall be reinstated and continue in full force and effect as if such payment or satisfaction had never been received.

(f)             Each party’s obligations under this Section 12.13 shall survive the resignation or replacement of the Administrative Agent or any transfer of right or obligations by, or the replacement of, a Lender, the termination of the Commitments or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.

(g)            Nothing in this Section 12.13 will constitute a waiver or release of any claim of any party hereunder arising from any Payment Recipient’s receipt of an Erroneous Payment.

Section 12.14       Sustainability Structuring Agent.

In connection with any proposed Sustainability Amendment, the Sustainability Structuring Agent may (a) assist the Borrower in selecting the Key Performance Indicators, (b) determine the Sustainability Pricing Provisions in connection with the Sustainability Amendment, and (c) assist the Borrower in preparing informational materials focused on Sustainability to be used in connection with the Sustainability Amendment, in each case based upon the information provided by the Borrower with respect to the applicable Key Performance Indicators selected in accordance with Section 13.7(g); provided that the Sustainability Structuring Agent (x) shall not be deemed to make any representations or assurances as to whether this Agreement or any other Loan Document meets any criteria or expectations of the Borrower or any Lender in relation to Sustainability or other sustainability performance, or whether any sustainability metric (or computation thereof) meets any industry standards for sustainability linked credit facilities (including, without limitation, Sustainability Linked Loan Principles), (y) shall have no duty to ascertain, audit, inquire into or otherwise independently verify any such information or any computations thereof and (z) shall have no responsibility for (and shall not be liable for) the completeness or accuracy of any such information or calculations. The Sustainability Structuring Agent may resign at any time as Sustainability Structuring Agent under the Loan Documents by giving written notice thereof to the Lenders and the Borrower.

ARTICLE XIII Miscellaneous

Section 13.1         Notices.

Unless otherwise provided herein (including, without limitation, as provided in Section 9.5), communications provided for hereunder shall be in writing and shall be mailed, telecopied, or delivered as follows:

If to the Borrower:

RLJ Lodging Trust, L.P.
7373 Wisconsin Ave.
Suite 1500
Bethesda, MD 20814
Attention: Leslie D. Hale, President and Chief Executive Officer
Telecopy Number: (301) 280-7785
Telephone Number: (301) 280-7777
Email: lhale@rljlodgingtrust.com

If to the Parent Guarantor:

RLJ Lodging Trust
7373 Wisconsin Ave.
Suite 1500
Bethesda, MD 20814
Attention: Leslie D. Hale, President and Chief Executive Officer
Telecopy Number: (301) 280-7785
Telephone Number: (301) 280-7777
Email: lhale@rljlodgingtrust.com

If to the Administrative Agent:

Wells Fargo Bank, National Association
Commercial Real Estate – Hospitality Finance Group
550 South Tryon Street, 20th Floor
Charlotte, NC 28202
Attn: Dan Dyer
Telephone: (704) 715-8147
Email: Daniel.S.Dyer@wellsfargo.com

with a copy to:

Wells Fargo Bank, National Association
Hospitality Finance Group
2030 Main Street, Suite 800
Irvine, CA 92614
Attn: Rhonda Friedly
Telecopier: (949) 851-9728
Telephone: (949) 251-4383
Email: friedlyr@wellsfargo.com

If to the Administrative Agent under Article II:

Wells Fargo Bank, N.A.
Commercial Real Estate Loan Services
600 South 4th Street, 10th Floor
Minneapolis, MN 55415
Telephone: (763) 795-2111
Attention: Gifti Kitata

If to the Issuing Banks:

Wells Fargo Bank, N.A.
U.S. TRADE SERVICES – STANDBY LETTERS OF CREDIT
MAC A0195-212
One Front Street, 21st Floor
San Francisco, CA 94111
Letter of Credit Number [Appropriate number to be filled in (as applicable)]
Phone: 1(800)798-2815 Option 1
E-mail: sftrade@wellsfargo.com

Bank of America, N.A.
One Fleet Way, 2nd Floor
Mail Code PA6-580-02-30
Scranton, PA 18507
Attention: Global Trade Operations
Phone: 1.800.370.7519 and choose Trade product
opt. #1
Fax:1.800.755.8743
Email: scranton_standby_lc@bankofamerica.com

With a copy to:

Bank of America, N.A.
901 Main Street
Mail Code: TX1-492-64-01
Dallas, TX 75202-3714
Attention: Nathan Shaw
Phone: (214) 209-1512
Email: nathan.shaw@bofa.com

with a copy to:

Wells Fargo Bank, National Association
Hospitality Finance Group
2030 Main Street, Suite 800
Irvine, CA 92614
Attn: Rhonda Friedly
Telecopier: (949) 851-9728
Telephone: (949) 251-4383
Email: friedlyr@wellsfargo.com

If to any other Lender:

To such Lender’s address or telecopy number as set forth in is Administrative Questionnaire or as to each party at such other address as shall be designated by such party in a written notice to the other parties delivered in compliance with this Section; provided, a Lender or an Issuing Bank shall only be required to give notice of any such other address to the Administrative Agent and the Borrower. All such notices and other communications shall be effective (i) if mailed, upon the first to occur of receipt or the expiration of three (3) days after the deposit in the United States Postal Service mail, postage prepaid and addressed to the address of the Borrower or the Administrative Agent, the Issuing Banks and Lenders at the addresses specified; (ii) if telecopied, when transmitted; (iii) if hand delivered or sent by overnight courier, when delivered; or (iv) if delivered in accordance with Section 9.5 to the extent applicable; provided, however, that, in the case of the immediately preceding clauses (i), (ii) and (iii), non-receipt of any communication as of the result of any change of address of which the sending party was not notified or as the result of a refusal to accept delivery shall be deemed receipt of such communication. Notwithstanding the immediately preceding sentence, all notices or communications to the Administrative Agent, any Issuing Bank or any Lender under Article II shall be effective only when actually received. None of the Administrative Agent, any Issuing Bank or any Lender shall incur any liability to any Loan Party (nor shall the Administrative Agent incur any liability to the Issuing Banks or the Lenders) for acting upon any telephonic notice referred to in this Agreement which the Administrative Agent, such Issuing Bank or such Lender, as the case may be, believes in good faith to have been given by a Person authorized to deliver such notice or for otherwise acting in good faith hereunder. Failure of a Person designated to receive a copy of a notice to receive such copy shall not affect the validity of notice properly given to another Person.

Section 13.2         Expenses.

The Parent Guarantor and the Borrower agree (a) to pay or reimburse the Administrative Agent and the Sustainability Structuring Agent for all of its reasonable and documented out-of-pocket costs and expenses incurred in connection with the preparation, negotiation and execution of, and any amendment, supplement or modification to, any of the Loan Documents (including, without limitation, in respect of any notice given by the Borrower under Section 2.16(a), whether or not the requested increase is actually effected), and the consummation of the transactions contemplated thereby, including the reasonable and documented out-of-pocket fees and disbursements of counsel to the Administrative Agent (other than any costs and expenses resulting from any diligence or review of the Existing Credit Agreement and Loan Documents (as defined in the Existing Credit Agreement) conducted by the Administrative Agent’s counsel) and all reasonable and documented out-of-pocket costs and expenses of the Administrative Agent in connection with the use of IntraLinks, SyndTrak or other similar information transmission systems in connection with the Loan Documents, including the reasonable and documented out-of-pocket fees and disbursements of counsel to the Administrative Agent relating to all such activities, (b) without duplication of the provisions of Section 3.5(c), to pay to each Issuing Bank all reasonable and documented out-of-pocket costs and expenses incurred by such Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, (c) to pay or reimburse the Administrative Agent, the Sustainability Structuring Agent, the Issuing Banks and the Lenders for all their costs and expenses incurred in connection with the enforcement or preservation of any rights under the Loan Documents and the Fee Letters, including the reasonable and out-of-pocket fees and disbursements of their respective counsel and (d) to the extent not already covered by any of the preceding subsections, to pay the fees and disbursements of counsel to the Administrative Agent, the Sustainability Structuring Agent, any Issuing Bank and any Lender incurred in connection with the representation of the Administrative Agent, such Issuing Bank or such Lender in any matter relating to or arising out of any bankruptcy or other proceeding of the type described in Sections 11.1(e) or 11.1(f), including, without limitation, (i) any motion for relief from any stay or similar order, (ii) the negotiation, preparation, execution and delivery of any document relating to the Obligations and (iii) the negotiation and preparation of any debtor in possession financing or any plan of reorganization of the Borrower or any other Loan Party, whether proposed by the Borrower, such Loan Party, the Lenders or any other Person, and whether such fees and expenses are incurred prior to, during or after the commencement of such proceeding or the confirmation or conclusion of any such proceeding. Notwithstanding the foregoing, the obligation to reimburse the Lenders and the Issuing Banks for fees and expenses of counsel in connection with the matters described in items (c) and (d) above shall be limited to (x) one law firm for the Administrative Agent, (y) one other law firm retained by the Requisite Lenders, together with (in the case of (x) and (y), as applicable) one additional counsel in each applicable jurisdiction, and (z) in the case of an actual or perceived conflict of interest, one additional counsel to the affected Lenders that are similarly situated in each relevant jurisdiction.

Section 13.3         Stamp and Intangible Taxes.

The Parent Guarantor and the Borrower shall pay any and all stamp, excise, intangible, registration and similar taxes or governmental charges and shall indemnify the Administrative Agent and each Lender against any and all liabilities with respect to or resulting from any delay in the payment or omission to pay any such taxes or charges, which may be payable or determined to be payable in connection with the execution, delivery, recording, performance or enforcement of this Agreement, the Notes and any of the other Loan Documents, the amendment, supplement, modification or waiver of or consent under this Agreement, the Notes or any of the other Loan Documents or the perfection of any rights or Liens under this Agreement, the Notes or any of the other Loan Documents.

Section 13.4         Setoff.

Subject to Section 3.3 and in addition to any rights now or hereafter granted under Applicable Law and not by way of limitation of any such rights, the Administrative Agent, each Lender, each Issuing Bank and each Participant is hereby authorized by the Borrower, at any time or from time to time while an Event of Default exists, without prior notice to the Parent Guarantor or the Borrower or any other Person, any such notice being hereby expressly waived, but in the case of a Lender, an Issuing Bank or a Participant subject to receipt of the prior written consent of the Administrative Agent and the Requisite Lenders exercised in their sole discretion, to set off and to appropriate and to apply any and all deposits (general or special, including, but not limited to, indebtedness evidenced by certificates of deposit, whether matured or unmatured) and any other indebtedness at any time held or owing by the Administrative Agent, such Issuing Bank, such Lender, such Participant or any Affiliate of the Administrative Agent, such Issuing Bank or such Lender, to or for the credit or the account of the Parent Guarantor or the Borrower against and on account of any of the Obligations, irrespective of whether or not any or all of the Loans and all other Obligations have been declared to be, or have otherwise become, due and payable as permitted by Section 11.2, and although such Obligations shall be contingent or unmatured. Notwithstanding anything to the contrary in this Section, if any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 3.9 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Banks and the Lenders and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.

Section 13.5         Litigation; Jurisdiction; Other Matters; Waivers.

(a)           EACH PARTY HERETO ACKNOWLEDGES THAT ANY DISPUTE OR CONTROVERSY BETWEEN OR AMONG THE Parent Guarantor, THE BORROWER, THE ADMINISTRATIVE AGENT, ANY ISSUING BANK OR ANY OF THE LENDERS WOULD BE BASED ON DIFFICULT AND COMPLEX ISSUES OF LAW AND FACT AND WOULD RESULT IN DELAY AND EXPENSE TO THE PARTIES. ACCORDINGLY, TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE LENDERS, THE ADMINISTRATIVE AGENT, EACH ISSUING BANK, THE Parent Guarantor AND THE BORROWER HEREBY WAIVES ITS RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING OF ANY KIND OR NATURE IN ANY COURT OR TRIBUNAL IN WHICH AN ACTION MAY BE COMMENCED BY OR AGAINST ANY PARTY HERETO ARISING OUT OF THIS AGREEMENT, THE NOTES, OR ANY OTHER LOAN DOCUMENT OR THE FEE LETTER OR IN CONNECTION WITH ANY COLLATERAL OR ANY LIEN CREATED HEREUNDER OF THEREUNDER OR BY REASON OF ANY OTHER SUIT, CAUSE OF ACTION OR DISPUTE WHATSOEVER BETWEEN OR AMONG THE Parent Guarantor, THE BORROWER, THE ADMINISTRATIVE AGENT, ANY ISSUING BANK OR ANY OF THE LENDERS OF ANY KIND OR NATURE ARISING OUT OF THIS AGREEMENT, THE NOTES, OR ANY OTHER LOAN DOCUMENT OR THE FEE LETTER OR IN CONNECTION WITH ANY COLLATERAL OR ANY LIEN CREATED HEREUNDER OR THEREUNDER.

(b)           EACH OF THE Parent Guarantor, THE BORROWER, THE ADMINISTRATIVE AGENT, EACH ISSUING BANK AND EACH LENDER HEREBY AGREES THAT THE FEDERAL DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK OR, AT THE OPTION OF THE ADMINISTRATIVE AGENT, ANY STATE COURT LOCATED IN NEW YORK, NEW YORK SHALL HAVE EXCLUSIVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN OR AMONG THE Parent Guarantor, THE BORROWER, THE ADMINISTRATIVE AGENT, ANY ISSUING BANK OR ANY OF THE LENDERS, PERTAINING DIRECTLY OR INDIRECTLY TO THIS AGREEMENT, THE LOANS AND LETTERS OF CREDIT, THE NOTES OR ANY OTHER LOAN DOCUMENT OR THE FEE LETTER OR TO ANY MATTER ARISING HEREFROM OR THEREFROM OR ANY COLLATERAL. THE Parent Guarantor, THE BORROWER, EACH ISSUING BANK AND EACH OF THE LENDERS EXPRESSLY SUBMIT AND CONSENT IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR PROCEEDING COMMENCED IN SUCH COURTS. EACH OF THE Parent Guarantor AND THE BORROWER HEREBY WAIVES PERSONAL SERVICE OF THE SUMMONS AND COMPLAINT, OR OTHER PROCESS OR PAPERS ISSUED THEREIN, AND AGREES THAT SERVICE OF SUCH SUMMONS AND COMPLAINT, OR OTHER PROCESS OR PAPERS MAY BE MADE BY REGISTERED OR CERTIFIED MAIL ADDRESSED TO IT AT ITS ADDRESS FOR NOTICES PROVIDED FOR HEREIN. EACH PARTY FURTHER WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT FORUM AND EACH AGREES NOT TO PLEAD OR CLAIM THE SAME. THE CHOICE OF FORUM SET FORTH IN THIS SECTION SHALL NOT BE DEEMED TO PRECLUDE THE BRINGING OF ANY ACTION BY THE ADMINISTRATIVE AGENT, ANY ISSUING BANK OR ANY LENDER OR THE ENFORCEMENT BY THE ADMINISTRATIVE AGENT, ANY ISSUING BANK OR ANY LENDER OF ANY JUDGMENT OBTAINED IN SUCH FORUM IN ANY OTHER APPROPRIATE JURISDICTION.

(c)           THE PROVISIONS OF THIS SECTION HAVE BEEN CONSIDERED BY EACH PARTY WITH THE ADVICE OF COUNSEL AND WITH A FULL UNDERSTANDING OF THE LEGAL CONSEQUENCES THEREOF, AND SHALL SURVIVE THE PAYMENT OF THE LOANS AND ALL OTHER AMOUNTS PAYABLE HEREUNDER OR UNDER THE OTHER LOAN DOCUMENTS, THE TERMINATION OR EXPIRATION OF ALL LETTERS OF CREDIT AND THE TERMINATION OF THIS AGREEMENT.

Section 13.6         Successors and Assigns.

(a)           Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder or under any other Loan Document without the prior written consent of the Administrative Agent and each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of the immediately following subsection (b), (ii) by way of participation in accordance with the provisions of the immediately following subsection (d) or (iii) by way of pledge or assignment of a security interest subject to the restrictions of the immediately following subsection (e) (and, subject to the last sentence of the immediately following subsection (b), any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in the immediately following subsection (d) and, to the extent expressly contemplated hereby, the Related Parties of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement. The parties hereby agree that BOFAS in its capacity as an Arranger and joint bookrunner may, without notice to the Borrower, assign its rights and obligations in such capacities under this Agreement to any other registered broker–dealer wholly-owned by Bank of America Corporation to which all or substantially all of Bank of America Corporation’s or any of its subsidiaries’ investment banking, commercial lending services or related businesses may be transferred following the date of this Agreement.

(b)           Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Revolving Credit Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)            Minimum Amounts.

(A)           in the case of an assignment of the entire remaining amount of an assigning Revolving Credit Lender’s Revolving Credit Commitment and/or the Loans at the time owing to it, or in the case of an assignment of the entire remaining amount of an assigning Tranche A-2 Term Loan Lender’s Tranche A-2 Term Loans at the time owing to it, or in the case of an assignment of the entire remaining amount of an assigning Tranche A-1 Term Loan Lender’s Tranche A-1 Term Loans at the time owing to it, or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B)           in any case not described in the immediately preceding subsection (A), (1) the aggregate amount of the Revolving Credit Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Revolving Credit Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, (2) the principal outstanding balance of the Tranche A-2 Term Loan subject to such assignment, and (3) the principal outstanding balance of the Tranche A-1 Term Loan subject to such assignment (in each case, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $10,000,000 in the case of any assignment of a Revolving Credit Commitment and $10,000,000 in the case of any assignment in respect of a Term Loan, unless each of the Administrative Agent and the Borrower otherwise consents in its sole discretion; provided, however, that if, after giving effect to such assignment, the amount of the Revolving Credit Commitment held by such assigning Lender or the outstanding principal balance of the Loans of such assigning Lender, as applicable, would be less than $10,000,000 in the case of a Revolving Credit Commitment or Revolving Credit Loans or $10,000,000 in the case of a Term Loan, then such assigning Lender shall assign the entire amount of its Revolving Credit Commitment and the Loans at the time owing to it.

(ii)           Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan, or the Revolving Credit Commitment assigned, except that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate Facilities on a non-rata basis.

(iii)           Required Consents. No consent shall be required for any assignment except to the extent required by clause (i)(B) of this subsection (b) and, in addition:

(A)           the consent of the Borrower (such consent not to be unreasonably withheld or delayed (it being agreed that the Borrower’s withholding of consent to an assignment that would result in (i) the Borrower’s having to pay amounts under Section 3.10 as a result of the admission of an assignee or (ii) the admission of an assignee that refuses to receive confidential information subject to the confidentiality requirements set forth herein shall in each case be deemed to be reasonable)) shall be required unless (x) a Default or Event of Default shall exist at the time of such assignment or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof;

(B)           the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of (x) a Revolving Credit Commitment if such assignment is to a Person that is not already a Lender with a Revolving Credit Commitment, an Affiliate of such a Lender or an Approved Fund with respect to such a Lender, (y) [intentionally omitted] or (z) a Term Loan to a Person who is not a Lender, an Affiliate of a Lender or an Approved Fund; and

(C)           the consent of each Issuing Bank shall be required for any assignment in respect of a Revolving Credit Commitment.

(iv)           Assignment and Acceptance; Notes. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $4,500 (or $7,500 in the event that such transferor Lender is a Defaulting Lender) for each assignment (which fee the Administrative Agent may, in its sole discretion, elect to waive), and the assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire. If requested by the transferor Lender or the assignee, upon the consummation of any assignment, the transferor Lender, the Administrative Agent and the Borrower shall make appropriate arrangements so that (i) to the extent requested by the assignee or transferor Lender, new Notes are issued to the assignee and such transferor Lender, as appropriate and (ii) any Notes held by the transferor Lender are promptly returned to the Borrower for cancellation (and, to the extent not so returned, the Borrower shall be entitled to receive a customary indemnity agreement of the type described in Section 2.11(c)(ii)(A) from such transferor Lender).

(v)           No Assignment to Certain Persons. No such assignment shall be made to (A) the Borrower or any of the Borrower’s Affiliates or Subsidiaries or (B) to any Defaulting Lender or any of its Subsidiaries, or to any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B).

(vi)           No Assignment to Natural Persons. No such assignment shall be made to a natural person or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person.

(vii)           Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, each Issuing Bank and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit in accordance with its Revolving Credit Commitment Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under Applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to the immediately following subsection (c), from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 5.4, 13.2 and 13.10 and the other provisions of this Agreement and the other Loan Documents as provided in Section 13.11 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with the immediately following subsection (d).

(c)           Register. The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at the Principal Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Revolving Credit Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)           Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural Person, or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person, or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Revolving Credit Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the Issuing Banks and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Except as otherwise provided in Section 13.4 or as otherwise expressly stated herein, no Participant shall have any rights or benefits under this Agreement or any other Loan Document. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to (w) increase such Lender’s Revolving Credit Commitment, (x) extend the date on which any scheduled payment of principal on the Loans or portions thereof owing to such Lender is to be made, (y) reduce the rate at which interest is payable thereon (other than a waiver of default interest and changes in calculation of the Leverage Ratio that may indirectly affect pricing) or (z) release all or substantially all of the Guarantors from their obligations under the Guaranty (except as contemplated by Sections 8.14 or 8.15) or release the Parent Guarantor from its obligations under the Guaranty, in each case, as applicable to that portion of such Lender’s rights and/or obligations that are subject to the participation. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.10, 5.1, 5.4 (subject to the requirements and limitations therein, including the requirements under Section 3.10(g) (it being understood that the documentation required under Section 3.10(g) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Section 3.9(h) or 5.6 as if it were an assignee under subsection (b) of this Section; and (B) shall not be entitled to receive any greater payment under Sections 5.1 or 3.10, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Regulatory Change that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 3.9(h) or 5.6 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 13.4 as though it were a Lender; provided that such Participant agrees to be subject to Section 3.3 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e)           Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(f)            No Registration. Each Lender agrees that, without the prior written consent of the Borrower and the Administrative Agent, it will not make any assignment hereunder in any manner or under any circumstances that would require registration or qualification of, or filings in respect of, any Loan or Note under the Securities Act or any other securities laws of the United States of America or of any other jurisdiction.

(g)           USA Patriot Act Notice; Compliance. In order for the Administrative Agent to comply with “know your customer” and anti-money laundering rules and regulations, including without limitation, the Patriot Act, prior to any Lender that is organized under the laws of a jurisdiction outside of the United States of America becoming a party hereto, the Administrative Agent may request, and such Lender shall provide to the Administrative Agent, its name, address, tax identification number and/or such other identification information as shall be necessary for the Administrative Agent to comply with federal law.

Section 13.7         Amendments and Waivers.

(a)           Generally. Except as otherwise expressly provided in this Agreement, (i) any consent or approval required or permitted by this Agreement or in any Loan Document to be given by the Lenders may be given, (ii) any term of this Agreement or of any other Loan Document may be amended, (iii) the performance or observance by the Borrower or any other Loan Party of any terms of this Agreement or such other Loan Document may be waived, and (iv) the continuance of any Default or Event of Default may be waived (either generally or in a particular instance and either retroactively or prospectively) with, but only with, the written consent of the Requisite Lenders (or the Administrative Agent at the written direction of the Requisite Lenders), and, in the case of an amendment to any Loan Document, the written consent of each Loan Party which is party thereto. Subject to the immediately following subsection (e), any term of this Agreement or of any other Loan Document relating solely to the rights or obligations of the Revolving Credit Lenders, and not any other Lenders, may be amended, and the performance or observance by the Borrower or any other Loan Party or any Subsidiary of any such terms may be waived (either generally or in a particular instance and either retroactively or prospectively) with, and only with, the written consent of the Requisite Revolving Credit Lenders (and, in the case of an amendment to any Loan Document, the written consent of each Loan Party a party thereto). Subject to the immediately following subsection (e), any term of this Agreement or of any other Loan Document relating solely to the rights or obligations of any Term Loan Lenders in respect of any Term Loan Facility, and not any other Lenders, may be amended, and the performance or observance by the Borrower or any other Loan Party or any Subsidiary of any such terms may be waived (either generally or in a particular instance and either retroactively or prospectively) with, but only with, the written consent of the Requisite Term Loan Lenders under such Term Loan Facility (and, in the case of an amendment to any Loan Document, the written consent of each Loan Party a party thereto). Notwithstanding anything to the contrary contained in this Section, the Fee Letters may only be amended, and the performance or observance by any Loan Party thereunder may only be waived, in a writing executed by the parties thereto.

(b)           Additional Lender Consents. Notwithstanding the foregoing, no amendment, waiver or consent shall do any of the following:

(i)            increase, extend or reinstate either the Revolving Credit Commitments of any Lender (other than pursuant to Section 2.13), the Tranche A-1 Term Loan Commitments of any Lender or the Tranche A-2 Term Loan Commitments of any Lender, or subject any Lenders to any additional obligations without the written consent of such Lender (it being understood and agreed that a waiver of any condition precedent set forth in Section 6.1 or 6.2. or of any Default or Event of Default and the forbearance with respect to such Default or Event of Default is not considered an increase in, or extension or reinstatement of, the Revolving Credit Commitments of any Lenders);

(ii)           reduce the principal of, or interest rates that have accrued or that will be charged (subject to the last sentence of Section 13.7(f) and Section 13.7(g)) on the outstanding principal amount of, any Loans or other Obligations (other than a waiver of default interest and changes in calculation of the Leverage Ratio that may indirectly affect pricing) without the written consent of each Lender directly and adversely affected thereby; provided, however, that only the written consent of the Requisite Lenders shall be required (x) for the waiver of interest payable at the Post-Default Rate, retraction of the imposition of interest at the Post-Default Rate and amendment of the definition of “Post-Default Rate” and (y) to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or to reduce any fee payable hereunder;

(iii)           reduce the amount of any Fees payable to any Lender without the written consent of such Lender; provided, however, that only the consent of the Requisite Lenders shall be necessary to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce any Fee payable based on such financial covenant;

(iv)          modify the definition of “Revolving Credit Maturity Date” or otherwise postpone any date on which a scheduled payment of principal of any Revolving Credit Loans, Fees payable to the Revolving Credit Lenders or any other Obligations owing to the Revolving Credit Lenders, or extend the expiration date of any Letter of Credit beyond the Revolving Credit Maturity Date (except in accordance with Section 2.13), in each case, without the written consent of each Revolving Credit Lender directly and adversely affected thereby;

(v)           modify the definition of “Term Loan Maturity Date”, “Tranche A-1 Term Loan Maturity Date”, or otherwise postpone any date on which a scheduled payment of principal of any Tranche A-1 Term Loans, Fees payable to any Tranche A-1 Term Loan Lenders or any other Obligations owing to any Tranche A-1 Term Loan Lenders (excluding mandatory prepayments, if any), in each case, without the written consent of each Tranche A-1 Term Loan Lender directly and adversely affected thereby;

(vi)          modify the definition of “Term Loan Maturity Date”, “Tranche A-2 Term Loan Maturity Date” (except in accordance with Section 2.13), or otherwise postpone any date on which a scheduled payment of principal of any Tranche A-2 Term Loans, Fees payable to any Tranche A-2 Term Loan Lenders or any other Obligations owing to any Tranche A-2 Term Loan Lenders (excluding mandatory prepayments, if any), in each case, without the written consent of each Tranche A-2 Term Loan Lender directly and adversely affected thereby;

(vii)         postpone any date on which a scheduled payment of principal of any New Term Loans, Fees payable to any New Term Loan Lenders or any other Obligations owing to any New Term Loan Lenders (excluding mandatory prepayments, if any), in each case, without the written consent of each New Term Loan Lender directly and adversely affected thereby;

(viii)        change the definition of Revolving Credit Commitment Percentage without the written consent of each Revolving Credit Lender, change the definition of Tranche A-1 Term Loan Commitment Percentage without the written consent of each Tranche A-1 Term Loan Lender, or change the definition of Pro Rata Share or amend or otherwise modify the provisions of Sections 3.2 or 11.5 without the written consent of each Lender directly and adversely affected thereby;

(ix)           amend subsection (a) or this subsection (b) of this Section 13.7 without the written consent of each Lender directly and adversely affected thereby;

(x)            modify the definition of the term “Requisite Lenders” or except as otherwise provided in the immediately following clauses (xi) and (xii), modify in any other manner that reduces the number or percentage of the Lenders required to make any determinations or waive any rights hereunder or to modify any provision hereof without the written consent of each Lender;

(xi)           modify the definition of the term “Requisite Revolving Credit Lenders” or modify in any other manner that reduces the number or percentage of the Revolving Credit Lenders required to make any determinations or waive any rights hereunder or to modify any provision hereof solely with respect to the Revolving Credit Lenders without the written consent of each Revolving Credit Lender;

(xii)          modify the definition of the term “Requisite Term Loan Lenders” or modify in any other manner the number or percentage of the Term Loan Lenders required to make any determinations or waive any rights hereunder or to modify any provision hereof solely with respect to the Term Loans without the written consent of each Term Loan Lender;

(xiii)         release all or substantially all of the Subsidiary Guarantors from their obligations under the Guaranty (except as contemplated by Sections 8.14 or 8.15) or release the Parent Guarantor from its obligations under the Guaranty;

(xiv)        waive an Event of Default under Section 11.1(a) without the written consent of each Lender directly and adversely affected thereby; or

(xv)         amend, or waive the Borrower’s compliance with, Section 2.15 without the written consent of each Lender directly and adversely affected thereby.

(c)           Non-Consenting Lenders. If any Lender (a “Non-Consenting Lender”) does not consent to a proposed amendment, waiver, consent or release with respect to any Loan Document that requires the consent of each Lender or each Lender directly affected thereby and that has been approved by the Requisite Lenders, the Borrower may replace such Non-Consenting Lender in accordance with Section 5.6; provided that such amendment, waiver, consent or release can be effected as a result of the assignment contemplated by such Section (together with all other such assignments required by the Borrower to be made pursuant to this subsection (c)).

(d)           Permitted Amendments. Notwithstanding anything to the contrary contained herein, Loan Modification Offers and Permitted Amendments (as hereinafter defined) shall be permitted in accordance with this subsection (d), regardless of the preceding provisions of this Section 13.7. The Borrower may make one or more offers (each, a “Loan Modification Offer”) to all the Lenders to make one or more Permitted Amendments (as defined below). Permitted Amendments shall become effective only with respect to the Loans and Revolving Credit Commitments of the Lenders that accept the applicable Loan Modification Offer (such Lenders, the “Accepting Lenders”). The Borrower and each Accepting Lender shall execute and deliver to the Administrative Agent a loan modification agreement (a “Loan Modification Agreement”) and such other documentation as the Administrative Agent shall reasonably specify to evidence the acceptance of the Permitted Amendments and the terms and conditions thereof. In connection with any Loan Modification Offer, the Borrower may, at its sole option, terminate or reduce the Revolving Credit Commitments, and/or repay or reduce any Loans, of one or more of the Lenders that are not Accepting Lenders. Additionally, to the extent the Borrower has reduced the Revolving Credit Commitments, and/or Loans of such Lenders, it may request any other financial institution (with the consent of the Administrative Agent, such consent not to be unreasonably conditioned, delayed or withheld) to provide a commitment to make loans on the terms set forth in such Loan Modification Offer in an amount not to exceed the amount of the Revolving Credit Commitments or Loans reduced pursuant to the preceding sentence. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Loan Modification Agreement. Each of the parties hereto hereby agrees that, upon the effectiveness of any Loan Modification Agreement, this Agreement shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Permitted Amendment evidenced thereby and only with respect to the Loans and Revolving Credit Commitments of the Accepting Lenders (including any amendments necessary to treat the Loans and Revolving Credit Commitments of the Accepting Lenders as Loans and/or Revolving Credit Commitments), it being understood that all borrowings and repayments of Revolving Credit Loans (as applicable) will be made pro rata between all Revolving Credit Loans and all repayments of Term Loans will be made pro rata between all applicable Term Loans; provided that to the extent any Permitted Amendment extends the final maturity of the Revolving Credit Commitments or Loans of the Accepting Lenders, the applicable Loans and related Obligations may be repaid on the Revolving Credit Maturity Date or the applicable Term Loan Maturity Date (as applicable) on a non-ratable basis with the applicable Revolving Credit Commitments or Loans of the Accepting Lenders. “Permitted Amendments” shall be an extension of the scheduled maturity of the applicable Revolving Credit Loans and Revolving Credit Commitments and/or Term Loans of the Accepting Lenders, together with any one or more of the following: (i) a change in rate of interest (including a change to the Applicable Margin and/or a provision establishing a minimum rate), premium, fees or other amount with respect to the applicable Revolving Credit Loans and Revolving Credit Commitments and/or Term Loans of the Accepting Lenders, (ii) additional fees to the Accepting Lenders and (iii) such other amendments to this Agreement and the other Loan Documents as shall be appropriate, in the judgment of the Administrative Agent, to give effect to the foregoing Permitted Amendments.

(e)           Amendment of Administrative Agent’s Duties, Etc. No amendment, waiver or consent unless in writing and signed by the Administrative Agent, in addition to the Lenders required hereinabove to take such action, shall affect the rights or duties of the Administrative Agent under this Agreement or any of the other Loan Documents. Any amendment, waiver or consent relating to Section 2.3 or the obligations of the Issuing Banks under this Agreement or any other Loan Document shall, in addition to the Lenders required hereinabove to take such action, require the written consent of each Issuing Bank. Any amendment, waiver or consent relating to Section 2.3 or the obligations of the Issuing Banks under this Agreement or any other Loan Document shall, in addition to the Lenders required hereinabove to take such action, require the written consent of each Issuing Bank. Any amendment, waiver or consent with respect to any Loan Document that (i) diminishes the rights of a Specified Derivatives Provider in a manner or to an extent dissimilar to that affecting the Lenders or (ii) increases the liabilities or obligations of a Specified Derivatives Provider shall, in addition to the Lenders required hereinabove to take such action, require the consent of the Lender that is (or having an Affiliate that is) such Specified Derivatives Provider. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Revolving Credit Commitments of any Defaulting Lender may not be increased, reinstated or extended without the written consent of such Defaulting Lender, (y) [intentionally omitted], and (z) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders in any material respect shall require the written consent of such Defaulting Lender. No waiver shall extend to or affect any obligation not expressly waived or impair any right consequent thereon and any amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose set forth therein. No course of dealing or delay or omission on the part of the Administrative Agent or any Lender in exercising any right shall operate as a waiver thereof or otherwise be prejudicial thereto. Any Event of Default occurring hereunder shall continue to exist until such time as such Event of Default is waived in writing in accordance with the terms of this Section, notwithstanding any attempted cure or other action by the Borrower, any other Loan Party or any other Person subsequent to the occurrence of such Event of Default. Except as otherwise explicitly provided for herein or in any other Loan Document, no notice to or demand upon the Borrower shall entitle the Borrower to other or further notice or demand in similar or other circumstances.

(f)           Technical Amendments. Notwithstanding anything to the contrary in this Section 13.7, if the Administrative Agent and the Borrower have jointly identified an ambiguity, omission, mistake or defect in any provision of this Agreement or an inconsistency between provisions of this Agreement, the Administrative Agent and the Borrower shall be permitted to amend such provision or provisions to cure such ambiguity, omission, mistake, defect or inconsistency so long as to do so would not adversely affect the interests of the Lenders and the Issuing Banks. Any such amendment shall become effective without any further action or consent of any of other party to this Agreement. Notwithstanding anything to the contrary in this Section 13.7, the Administrative Agent and the Borrower may, without the consent of any Lender, (x) enter into amendments or modifications to this Agreement or any of the other Loan Documents or (y) enter into additional Loan Documents, in each case, as the Administrative Agent reasonably deems appropriate in order to implement any Benchmark Replacement or otherwise effectuate the terms of Exhibit M in accordance with the terms of Exhibit M.

(g)           Sustainability Amendment. On or prior to February 11, 2027, Borrower, in consultation with the Administrative Agent and the Sustainability Structuring Agent, may in its sole discretion be entitled to establish specified key performance indicators (“Key Performance Indicators”) with respect to certain environmental targets of Borrower and its Subsidiaries. The Sustainability Structuring Agent, the Administrative Agent, the Requisite Lenders, and the Borrower may amend this Agreement (such amendment, the “Sustainability Amendment”) solely for the purpose of incorporating the Key Performance Indicators and other related provisions (the “Sustainability Pricing Provisions”) into this Agreement. Any proposed Sustainability Amendment shall also identify the Sustainability Assurance Provider, provided that any such Sustainability Assurance Provider shall be a qualified external reviewer, independent of the Borrower and its Subsidiaries, with relevant expertise, such as an auditor, environmental consultant and/or independent ratings agency of recognized national standing. Any such Sustainability Amendment shall become effective upon the receipt by the Administrative Agent of executed signature pages and consents to such Sustainability Amendment from the Borrower, the Administrative Agent and Lenders comprising the Requisite Lenders. Upon the effectiveness of any such Sustainability Amendment, based on the Borrower’s performance against the Key Performance Indicators, certain adjustments (increase, decrease or no adjustment, to the extent applicable as determined pursuant to the Sustainability Amendment) (such adjustments, the “Sustainability Applicable Margin Adjustments”) to the otherwise applicable Applicable Margin will be made solely with respect to the Tranche A-2 Term Loans (and, if approved by all of the Revolving Credit Lenders, the Revolving Credit Loans, and if approved by all of the Tranche A-1 Term Loan Lenders, the Tranche A-1 Term Loans); provided, that (i) the amount of such Sustainability Applicable Margin Adjustments shall not exceed an increase and/or decrease of 0.04% per annum in the aggregate for all Key Performance Indicators (the provisions of this proviso, the “Sustainability Adjustment Limitations”), (ii) in no event shall the Applicable Margin be less than 0%, (iii) in no event shall the Applicable Margin be adjusted for the Revolving Credit Loans in connection with the Sustainability Applicable Margin Adjustments without the consent of all of the Revolving Credit Lenders and (iv) in no event shall the Applicable Margin be adjusted for the Tranche A-1 Term Loans in connection with the Sustainability Applicable Margin Adjustments without the consent of all of the Tranche A-1 Term Loan Lenders. The pricing adjustments pursuant to the Key Performance Indicators will require, among other things, reporting and validation of the measurements of the Key Performance Indicators in a manner that is aligned with the Sustainability Linked Loan Principles (as last published in March 2025 by the Loan Market Association, Asia Pacific Loan Market Association and Loan Syndications & Trading Association, and as further amended, revised or updated from time to time).

For the avoidance of doubt, the Sustainability Applicable Margin Adjustments shall not be cumulative year-over-year and shall apply on an annual basis only. The Key Performance Indicators, the Borrower’s performance against the Key Performance Indicators, and any related Sustainability Applicable Margin Adjustments resulting therefrom, will be determined based on certain Borrower certificates, reports and other documents, in each case, setting forth the calculation, certification, verification and measurement of the Key Performance Indicators in a manner that is aligned with customary market practice for companies in similar businesses implementing the Sustainability Linked Loan Principles. Following the effectiveness of a Sustainability Amendment, any modification to the Sustainability Pricing Provisions shall be subject only to the consent of the Borrower, the Administrative Agent and the Requisite Lenders so long as (i) such modification does not have the effect of reducing the Applicable Margin to a level not otherwise permitted by this Section 13.7(g), (ii) such modification does not affect the Applicable Margin of the Revolving Credit Loans unless the Sustainability Amendment was approved by all of the Revolving Credit Lenders (and the Sustainability Amendment expressly provides that future modifications to the Sustainability Pricing Provisions with respect to the Revolving Credit Loans require the consent of the Requisite Lenders only) and (iii) such modification does not affect the Applicable Margin of the Tranche A-1 Term Loans unless the Sustainability Amendment was approved by all of the Tranche A-1 Term Loan Lenders (and the Sustainability Amendment expressly provides that future modifications to the Sustainability Pricing Provisions with respect to the Tranche A-1 Term Loans require the consent of the Requisite Lenders only). Each party to this Agreement hereby agrees that the Facility described in this Agreement is not and shall not be a sustainability-linked loan and no party to this Agreement shall be entitled to represent in any internal or external communication, marketing or publication that any Facility has been classified as a sustainability-linked Facility unless and until the effectiveness of any Sustainability Amendment. Other than (i) increasing or decreasing the Sustainability Adjustment Limitations or (ii) reducing the Applicable Margin or the Applicable Facility Fee, in each case, to an amount less than zero (which, in each such case, shall be subject to the written consent required by Section 13.7(b) with respect thereto), this Section 13.7(g), shall supersede any other clause or provision in this Section 13.7 to the contrary, including any provision in Section 13.7(b) requiring the consent of each lender affected thereby for reductions in interest rates or fees payable thereunder. For the avoidance of doubt, no provision of this Agreement impacting any obligations or liability of the Sustainability Structuring Agent shall be amended, restated, supplemented or otherwise modified without the prior written consent of the Sustainability Structuring Agent.

Section 13.8         Nonliability of Administrative Agent and Lenders.

The relationship between the Borrower, on the one hand, and the Lenders and the Administrative Agent, on the other hand, shall be solely that of borrower and lender. The Administrative Agent, each Lender and their Affiliates (collectively, the “Lender Parties”) may have economic interests that conflict with those of the Loan Parties, their stockholders and partners and/or their Affiliates. No Lender Party shall have any fiduciary responsibilities to the Borrower or any other Loan Party and no provision in this Agreement or in any of the other Loan Documents, and no course of dealing between or among any of the parties hereto, shall be deemed to create any fiduciary duty owing by the Administrative Agent or any Lender Party to any Lender, the Borrower, any Subsidiary or any other Loan Party. No Lender Party undertakes any responsibility to the Borrower to review or inform the Borrower of any matter in connection with any phase of the Borrower’s business or operations.

Section 13.9         Confidentiality.

Except as otherwise provided by Applicable Law, each of the Administrative Agent, each Issuing Bank and each Lender agrees that it shall not disclose and treat confidentially all non-public information furnished by the Borrower or on its behalf pursuant to the requirements of this Agreement or otherwise in connection with any requested amendment, waiver or modification of the Loan Documents but in any event may make disclosure: (a) to any of their respective Affiliates (provided any such Affiliate shall agree to keep such information confidential in accordance with the terms of this Section or terms at least as restrictive as the terms of this Section); (b) as reasonably requested by any bona fide Assignee, Participant or other permitted transferee in connection with the contemplated transfer of any Revolving Credit Commitment, Loan or participations therein as permitted hereunder (provided they shall agree to keep such information confidential in accordance with the terms of this Section); (c) to any actual or prospective counterparty (or its advisors) to any swap or derivatives transaction relating to the Borrower and its obligations (provided they shall agree to keep such information confidential in accordance with the terms of this Section); (d) as required or requested by any Governmental Authority or representative thereof or pursuant to legal process or in connection with any legal proceedings or as otherwise required by Applicable Law (in which case, such Person shall, to the extent permitted by law, inform the Borrower promptly in advance thereof); (e) to the Administrative Agent’s, such Issuing Bank’s or such Lender’s independent auditors and other professional advisors (provided they shall be notified of the confidential nature of the information and are or have been advised of their obligation to keep information of this type confidential); (f) if an Event of Default exists, to any other Person, in connection with the exercise by the Administrative Agent, the Issuing Banks or the Lenders (or Specified Derivatives Provider) of rights hereunder or under any of the other Loan Documents (or under any Specified Derivatives Contract) or any action or proceeding relating to any Loan Documents (or any Specified Derivatives Contract) or the enforcement of rights hereunder or thereunder; (g) to the extent such information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Issuing Bank or any Lender on a nonconfidential basis from a source other than the Borrower or any Affiliate of the Borrower; (h) to the extent requested by, or required to be disclosed to, any nationally recognized rating agency or regulatory or similar authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners) having or purporting to have jurisdiction over it; (i) to bank trade publications, such information to consist of deal terms and other information customarily found in such publications; (j) on a confidential basis to the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Loan Documents; (k) to any other party hereto; (l) to credit insurance providers and brokers; and (m) with the consent of the Borrower. Notwithstanding the foregoing, the Administrative Agent, each Issuing Bank and each Lender may disclose any such confidential information, without notice to the Borrower or any other Loan Party, to Governmental Authorities in connection with any regulatory examination of the Administrative Agent, such Issuing Bank or such Lender or in accordance with the regulatory compliance policy of the Administrative Agent, such Issuing Bank or such Lender. As used in this Section, the term “Information” means all information received from the Borrower, any other Loan Party, any other Subsidiary or Affiliate relating to any Loan Party or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or any Issuing Bank on a nonconfidential basis prior to disclosure by the Borrower, any other Loan Party, any other Subsidiary or any Affiliate.

Section 13.10       Indemnification.

(a)           Each of the Parent Guarantor and the Borrower shall and hereby agrees to indemnify, defend and hold harmless the Administrative Agent, any Affiliate of the Administrative Agent, the Sustainability Structuring Agent, each of the Lenders and each Issuing Bank and their respective Related Parties (each referred to herein as an “Indemnified Party”) from and against any and all of the following (collectively, the “Indemnified Costs”): losses, costs, claims, damages, liabilities, deficiencies, judgments or expenses of every kind and nature (including, without limitation, amounts paid in settlement, court costs and the reasonable and documented out-of-pocket fees and disbursements of one primary counsel to the Indemnified Parties, one specialty counsel to the Indemnified Parties in each relevant specialty, one local counsel to the Indemnified Parties in each relevant local jurisdiction, in each case selected by the Administrative Agent, and in the case of an actual or perceived conflict of interest, one additional counsel to the affected Indemnified Parties that are similarly situated in each relevant jurisdiction, incurred in connection with any litigation, investigation, claim or proceeding or any advice rendered in connection therewith, but excluding losses, costs, claims, damages, liabilities, deficiencies, judgments or expenses indemnification in respect of which is specifically covered by Section 3.10 or 5.1 or expressly excluded from the coverage of such Sections) incurred by an Indemnified Party in connection with, arising out of, or by reason of, any suit, cause of action, claim, arbitration, investigation or settlement, consent decree or other proceeding (the foregoing referred to herein as an “Indemnity Proceeding”) which is in any way related directly or indirectly to: (i) this Agreement or any other Loan Document or the transactions contemplated thereby; (ii) the making of any Loans or issuance of Letters of Credit hereunder; (iii) any actual or proposed use by the Borrower of the proceeds of the Loans or Letters of Credit; (iv) the Administrative Agent’s, the Sustainability Structuring Agent’s, any Issuing Bank’s or any Lender’s entering into this Agreement; (v) the fact that the Administrative Agent, the Issuing Banks and the Lenders have established the credit facility evidenced hereby in favor of the Borrower; (vi) the fact that the Administrative Agent, the Issuing Banks and the Lenders are creditors of the Borrower and have or are alleged to have information regarding the financial condition, strategic plans or business operations of the Borrower and the Subsidiaries; (vii) the fact that the Administrative Agent, the Issuing Banks and the Lenders are material creditors of the Borrower and are alleged to influence directly or indirectly the business decisions or affairs of the Borrower and the Subsidiaries or their financial condition; (viii) the exercise of any right or remedy the Administrative Agent, the Issuing Banks or the Lenders may have under this Agreement or the other Loan Documents; (ix) any civil penalty or fine assessed by OFAC against, and all costs and expenses (including counsel fees and disbursements) incurred in connection with defense thereof by, the Administrative Agent, any Issuing Bank or any Lender as a result of conduct of the Borrower, any other Loan Party or any other Subsidiary that violates a sanction administered or enforced by OFAC; (x) the presence of any Hazardous Materials in, on, under or around any of the Properties; or (xi) any violation or non-compliance by the Parent Guarantor, the Borrower or any Subsidiary of any Applicable Law (including any Environmental Law) including, but not limited to, any Indemnity Proceeding commenced by (A) the Internal Revenue Service or state taxing authority or (B) any Governmental Authority or other Person under any Environmental Law, including any Indemnity Proceeding commenced by a Governmental Authority or other Person seeking remedial or other action to cause the Parent Guarantor, the Borrower or their Subsidiaries (or its respective properties) to be in compliance with such Environmental Laws; provided, however, that neither the Parent Guarantor nor the Borrower shall be obligated to indemnify any Indemnified Party for (I) any acts or omissions of such Indemnified Party in connection with matters described in this subsection to the extent arising from the gross negligence, bad faith or willful misconduct of such Indemnified Party, as determined by a court of competent jurisdiction in a final, non-appealable judgment, (II) amounts in respect of taxes, deductions, withholdings or other governmental charges excluded from the definition of “Taxes” pursuant to Section 3.10(a), (III) Indemnified Costs to the extent arising directly out of or resulting directly from claims of one or more Indemnified Parties against another Indemnified Party (except in connection with claims or disputes (x) relating to whether conditions to any Credit Event have been satisfied or (y) with respect to a Defaulting Lender or the determination of whether a Lender is a Defaulting Lender), (IV) a material breach by such Indemnified Party of its obligations under the Loan Documents, as determined by a court of competent jurisdiction in a final, non-appealable judgment, and (V) yield maintenance matters to the extent otherwise addressed in Section 5.1.

(b)           The Parent Guarantor’s and the Borrower’s indemnification obligations under this Section shall apply to all Indemnity Proceedings arising out of, or related to, the foregoing whether or not an Indemnified Party is a named party in such Indemnity Proceeding. In this connection, this indemnification shall cover all costs and expenses of any Indemnified Party in connection with any deposition of any Indemnified Party or compliance with any subpoena (including any subpoena requesting the production of documents). This indemnification shall, among other things, apply to any Indemnity Proceeding commenced by other creditors of the Parent Guarantor or the Borrower or any Subsidiary, any shareholder of the Borrower or any Subsidiary (whether such shareholder(s) are prosecuting such Indemnity Proceeding in their individual capacity or derivatively on behalf of the Parent Guarantor or the Borrower), any account debtor of the Borrower or any Subsidiary or by any Governmental Authority.

(c)           This indemnification shall apply to any Indemnity Proceeding arising during the pendency of any bankruptcy proceeding filed by or against the Borrower and/or any Subsidiary.

(d)           All out of pocket fees and expenses of, and all amounts paid to third persons by, an Indemnified Party shall be advanced by the Parent Guarantor and the Borrower at the request of such Indemnified Party notwithstanding any claim or assertion by the Parent Guarantor and the Borrower that such Indemnified Party is not entitled to indemnification hereunder upon receipt of an undertaking by such Indemnified Party that such Indemnified Party will reimburse the Borrower if it is actually and finally determined by a court of competent jurisdiction that such Indemnified Party is not so entitled to indemnification hereunder.

(e)           An Indemnified Party may conduct its own investigation and defense of, and may formulate its own strategy with respect to, any Indemnity Proceeding covered by this Section and, as provided above, all costs and expenses incurred by such Indemnified Party shall be reimbursed by the Parent Guarantor and the Borrower. No action taken by legal counsel chosen by an Indemnified Party in investigating or defending against any such Indemnity Proceeding shall vitiate or in any way impair the obligations and duties of the Borrower hereunder to indemnify and hold harmless each such Indemnified Party; provided, however, that (i) if the Parent Guarantor and the Borrower are required to indemnify an Indemnified Party pursuant hereto and (ii) the Parent Guarantor and the Borrower have provided evidence reasonably satisfactory to such Indemnified Party that the Parent Guarantor and the Borrower have the financial wherewithal to reimburse such Indemnified Party for any amount paid by such Indemnified Party with respect to such Indemnity Proceeding, such Indemnified Party shall not settle or compromise any such Indemnity Proceeding without the prior written consent of the Borrower (which consent shall not be unreasonably withheld or delayed).

(f)            If and to the extent that the obligations of the Parent Guarantor and the Borrower hereunder are unenforceable for any reason, each of the Parent Guarantor and the Borrower hereby agrees to make the maximum contribution to the payment and satisfaction of such obligations which is permissible under Applicable Law.

(g)           The Parent Guarantor’s and the Borrower’s obligations hereunder shall survive any termination of this Agreement and the other Loan Documents and the payment in full in cash of the Obligations, and are in addition to, and not in substitution of, any of the other obligations set forth in this Agreement or any other Loan Document to which it is a party.

Section 13.11       Termination; Survival.

At such time as (a) all of the Revolving Credit Commitments have been terminated, (b) [intentionally omitted], (c) all Letters of Credit have terminated or expired (other than Letters of Credit the expiration dates of which extend beyond the Revolving Credit Maturity Date as permitted under Section 2.3(b) and in respect of which the Borrower has satisfied the requirements of such Section and Section 2.14), (d) none of the Lenders is obligated any longer under this Agreement to make any Loans and (e) all Obligations (other than obligations which survive as hereafter provided in this Section 13.11 and contingent indemnification obligations that have not been asserted) have been paid and satisfied in full, this Agreement shall terminate. Promptly following such termination, each Lender shall promptly return to the Borrower any Note issued to such Lender. The provisions of Sections 3.10, 5.1, 5.4 and 13.5, the indemnities to which the Administrative Agent, the Issuing Banks and the Lenders are entitled under Sections 12.6, 13.2, 13.10 and any other provision of this Agreement and the other Loan Documents, and (for as long as any Letters of Credit remain outstanding) the provisions of Sections 2.14 and 11.6, shall continue in full force and effect and shall protect the Administrative Agent, the Issuing Banks and the Lenders (i) notwithstanding any termination of this Agreement, or of the other Loan Documents, against events arising after such termination as well as before and (ii) at all times after any such party ceases to be a party to this Agreement with respect to all matters and events existing on or prior to the date such party ceased to be a party to this Agreement. Upon the Borrower’s request, the Administrative Agent agrees to deliver to the Borrower, at the Borrower’s sole cost and expense, written confirmation of the foregoing termination.

Section 13.12       Severability of Provisions.

If any provision under this Agreement or the other Loan Documents shall be determined by a court of competent jurisdiction to be invalid or unenforceable, that provision shall be deemed severed from the Loan Documents, and the validity, legality and enforceability of the remaining provisions shall remain in full force as thought the invalid, illegal, or unenforceable provision had never been part of the Loan Documents.

Section 13.13       GOVERNING LAW.

THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS EXECUTED, AND TO BE FULLY PERFORMED, IN SUCH STATE.

Section 13.14       Counterparts.

To facilitate execution, this Agreement and any amendments, waivers, consents or supplements may be executed in any number of counterparts as may be convenient or required (which may be effectively delivered by facsimile, in portable document format (“PDF”) or other similar electronic means). It shall not be necessary that the signature of, or on behalf of, each party, or that the signature of all persons required to bind any party, appear on each counterpart. All counterparts shall collectively constitute a single document. It shall not be necessary in making proof of this document to produce or account for more than a single counterpart containing the respective signatures of, or on behalf of, each of the parties hereto.

Section 13.15       Obligations with Respect to Loan Parties.

The obligations of the Borrower to direct or prohibit the taking of certain actions by the other Loan Parties and Subsidiaries as specified herein shall be absolute and not subject to any defense the Borrower may have that the Borrower does not control such Loan Parties or Subsidiaries.

Section 13.16       Independence of Covenants.

All covenants hereunder shall be given in any jurisdiction independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or be otherwise within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.

Section 13.17       Limitation of Liability.

None of the Administrative Agent, any Issuing Bank or any Lender, or any of their respective Related Parties shall have any liability with respect to, and the Borrower hereby waives, releases, and agrees not to sue any of them upon, any claim for any special, indirect, incidental, or consequential or punitive damages suffered or incurred by the Borrower in connection with, arising out of, or in any way related to, this Agreement, any of the other Loan Documents or the Fee Letters, or any of the transactions contemplated by this Agreement or any of the other Loan Documents. The Borrower hereby waives, releases, and agrees not to sue the Administrative Agent, any Issuing Bank or any Lender or any of the Administrative Agent’s, any Issuing Bank’s or any Lender’s Affiliates, officers, directors, employees, attorneys, or agents for punitive damages in respect of any claim in connection with, arising out of, or in any way related to, this Agreement, any of the other Loan Documents, the Fee Letters, or any of the transactions contemplated by this Agreement or financed hereby.

Section 13.18        Entire Agreement.

This Agreement, the Notes, the other Loan Documents and the Fee Letters embody the final, entire agreement among the parties hereto and supersede any and all prior commitments, agreements, representations, and understandings, whether written or oral, relating to the subject matter hereof and thereof and may not be contradicted or varied by evidence of prior, contemporaneous, or subsequent oral agreements or discussions of the parties hereto. To the extent any term of this Agreement is inconsistent with a term of any other Loan Document to which the parties of this Agreement are party, the term of this Agreement shall control to the extent of such inconsistency. There are no oral agreements among the parties hereto.

Section 13.19       Construction.

The Administrative Agent, each Issuing Bank, the Borrower and each Lender acknowledge that each of them has had the benefit of legal counsel of its own choice and has been afforded an opportunity to review this Agreement and the other Loan Documents with its legal counsel and that this Agreement and the other Loan Documents shall be construed as if jointly drafted by the Administrative Agent, each Issuing Bank, the Borrower and each Lender.

Section 13.20       Headings.

The paragraph and section headings in this Agreement are provided for convenience of reference only and shall not affect its construction or interpretation.

Section 13.21       Transferred Mortgages.

(a)           The parties hereto acknowledge and agree that as an accommodation to the Borrower, the Administrative Agent and the Super-Majority Lenders may, from time to time, in their sole discretion, accept the benefits of Mortgages encumbering real property located in the State of New York assigned from time to time pursuant to the terms of this Section to the Administrative Agent, for its benefit and the benefit of the Issuing Banks and the Lenders (any such Mortgage, a “Transferred Mortgage”). The agreement of the Administrative Agent and the Super-Majority Lenders to accept the benefit of a Transferred Mortgage in their sole discretion will be subject to, among other things, (i) the Administrative Agent’s and each Lender’s reasonable determination that the real property subject to such Transferred Mortgage is not in an area determined by the Federal Emergency Management Agency to have special flood hazards, and (ii) the Administrative Agent’s and each Lender’s receipt of all internal approvals regarding flood compliance with respect to the applicable real property subject to such Transferred Mortgage.

(b)           In connection with the acceptance of the benefits of a Transferred Mortgage by the Administrative Agent and the Super-Majority Lenders, the Borrower shall cause to be delivered to the Administrative Agent each of the following, in form and substance reasonably satisfactory to the Administrative Agent:

(i)            the originals (or if not available, copies, together with one or more lost note affidavits) of each outstanding promissory note evidencing the Indebtedness secured by such Transferred Mortgage, duly endorsed (by allonge or otherwise) to the order of the Administrative Agent (collectively, “Existing Mortgage Notes”);

(ii)           an amended and restated promissory note (each a “Restated Mortgage Note”) which amends, restates and, if applicable, consolidates the applicable Existing Mortgage Notes, which (x) shall be payable to the order of the Administrative Agent for the benefit of itself, the Issuing Banks and the Lenders, (y) shall be in an initial aggregate principal amount equal to the principal amount of Loans advanced hereunder in connection with the transfer of such Existing Mortgage Notes to the Administrative Agent for the benefit of itself, the Issuing Banks and the Lenders and (z) shall incorporate by reference all of the applicable terms and conditions of this Agreement and the other Loan Documents;

(iii)          a copy of such Transferred Mortgage, including all amendments thereto, showing all recording information thereon certified to the knowledge of an authorized officer of the Borrower as being true, correct and complete, and any other underlying loan documents relating to such Transferred Mortgage;

(iv)          an assignment of such Transferred Mortgage, in recordable form, executed by each holder of the Indebtedness secured by such Transferred Mortgage (or an authorized agent acting on behalf of each such holder);

(v)           a modification to such Transferred Mortgage executed by the applicable Loan Parties, such modification, among other things, to modify such Transferred Mortgage (x) to provide that it secures the applicable Restated Mortgage Note, (y) to provide that the maximum principal sum of Obligations secured by such Transferred Mortgage at execution or in the future shall not exceed the initial principal amount of the applicable Restated Mortgage Note and (z) to include language reasonably satisfactory to the Administrative Agent to the effect that payments in respect of the Obligations shall not be deemed to reduce the amount of the Obligations secured by such Transferred Mortgage until such time as the outstanding principal amount of the Obligations shall have been reduced to the initial principal amount of the applicable Restated Mortgage Note;

(vi)          terminations of, or assignments and modifications to, any assignment of leases and rents, financing statements and any other document, instrument or agreement securing the Indebtedness secured by such Transferred Mortgage, as the Administrative Agent may reasonably request;

(vii)         a copy of any Phase I (and Phase II, if necessary) Environmental Site Assessment report on the Property subject to such Transferred Mortgage and such other diligence materials as the Administrative Agent and the Super-Majority Lenders may reasonably require;

(viii)        an environmental indemnity agreement executed by the Parent Guarantor in favor of the Administrative Agent for its benefit and the benefit of the Issuing Banks and the Lenders and in a form reasonably acceptable to the Administrative Agent; and

(ix)          such other documents, agreements and instruments as the Administrative Agent on behalf of the Issuing Banks and the Lenders may reasonably request.

(c)           Notwithstanding any other provision of this Agreement or any other Loan Document to the contrary (i) so long as no Event of Default then exists or would exist after giving effect thereto, upon the Borrower’s written request and at the Borrower’s sole cost and expense, the Administrative Agent shall release any or all of the Transferred Mortgages and any other agreements or filings evidencing the Lien of the Administrative Agent pursuant to any such Transferred Mortgage or assign any or all of the Transferred Mortgages to any Person requested by the Borrower (any such assignment to be without recourse or warranty whatsoever) and (ii) the Administrative Agent may in its discretion, and shall at the direction of the Requisite Lenders, release any or all of the Transferred Mortgages if the Administrative Agent has, or the Requisite Lenders have, reasonably determined that holding any of such Transferred Mortgages could be detrimental to the Administrative Agent or the Lenders, and so long as the Administrative Agent shall have given to the Borrower written notice at least thirty (30) days prior to any such release; provided, however, the Administrative Agent shall not be required to give any such prior notice to the Borrower if the Administrative Agent, in its sole discretion, has determined that delay of such release would be detrimental to the Administrative Agent or the Lenders. For the avoidance of doubt, the Borrower shall not be required to repay any Indebtedness secured by such Transferred Mortgages upon the release of such Transferred Mortgages.

(d)           Not in limitation of any of the Borrower’s obligations under Section 13.2 or Section 13.10, the Borrower shall and hereby agrees to indemnify, defend and hold harmless the Administrative Agent, each Issuing Bank, each Lender and each other Indemnified Party from and against any and all losses, costs, claims, damages, liabilities, deficiencies, judgments or expenses of every kind and nature (including, without limitation, amounts paid in settlement, court costs and the fees and the reasonable and documented out-of-pocket fees and disbursements of one primary counsel to the Indemnified Parties, one specialty counsel to the Indemnified Parties in each relevant specialty, one local counsel to the Indemnified Parties in each relevant local jurisdiction, in each case selected by the Administrative Agent, and in the case of an actual or perceived conflict of interest, one additional counsel to the affected Indemnified Parties that are similarly situated in each relevant jurisdiction in connection with any litigation, investigation, claim or proceeding or any advice rendered in connection therewith) incurred by an Indemnified Party in connection with, arising out of, or by reason of, any Indemnity Proceeding which is in any way related directly or indirectly to (i) the failure of any Person to pay any recording tax payable pursuant to N.Y. Tax Law, Ch. 60, Art. 11, Sec. 253 et seq. or other Applicable Laws of the State of New York or any political subdivision of such State or (ii) any Transferred Mortgage.

(e)           The Borrower represents and warrants that no Property encumbered by a Transferred Mortgage is located in an area determined by the Federal Emergency Management Agency to have special flood hazards. If at any time in the future the Borrower becomes aware that any portion of a Property encumbered by a Transferred Mortgage is located in an area determined by the Federal Emergency Management Agency as special flood hazard area, then the Borrower will promptly notify the Administrative Agent and such Transferred Mortgage relating to such Property which is in a special flood hazard area will be released pursuant to clause (c) above.

Section 13.22       Acknowledgement and Consent to Bail-In of Affected Financial Institutions.

Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)           the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b)           the effects of any Bail-In Action on any such liability, including, if applicable:

(i)            a reduction in full or in part or cancellation of any such liability;

(ii)           a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)          the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

Section 13.23       Acknowledgement Regarding Any Supported QFCs.

To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Derivatives Contracts or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

[Signatures on Following Pages]

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement, or have caused this Agreement to be executed by their duly authorized officers, as of the day and year first above written.

BORROWER:

RLJ LODGING TRUST, L.P., a Delaware limited partnership

By: RLJ Lodging Trust, its sole general partner

By:	/s/ Leslie D. Hale
Name:	Leslie D. Hale
Title:	President and Chief Executive Officer

PARENT GUARANTOR:

RLJ LODGING TRUST, a Maryland real estate investment trust

By:	/s/ Leslie D. Hale
Name:	Leslie D. Hale
Title:	President and Chief Executive Officer

Signature Page to Sixth Amended and Restated Credit Agreement

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Administrative Agent, a Lender and an Issuing Bank

By:	/s/ Austin Swaim
Name:	Austin Swaim
Title:	Director

WELLS FARGO SECURITIES, LLC,
as Joint Lead Arranger and Joint Bookrunner with respect to the Revolving Credit Facility, the Tranche A-1 Term Loan Facility, and the Tranche A-2 Term Loan Facility

By:	/s/ Matthew Ferriero
Name:	Matthew Ferriero
Title:	Vice President

Signature Page to Sixth Amended and Restated Credit Agreement

BANK OF AMERICA, N.A.,
as a Lender, and as Syndication Agent with respect to the Revolving Credit Facility, the Tranche A-1 Term Loan Facility and the Tranche A-2 Term Loan Facility

By:	/s/ Suzanne E. Pickett
Name:	Suzanne E. Pickett
Title:	Senior Vice President

Signature Page to Sixth Amended and Restated Credit Agreement

BOFA SECURITIES, INC.,
as Joint Lead Arranger and Joint Bookrunner with respect to the Revolving Credit Facility, the Tranche A-1 Term Loan Facility and the Trance A-2 Term Loan Facility

By:	/s/ Michael Caggiano
Name:	Michael Caggiano
Title:	Director

Signature Page to Sixth Amended and Restated Credit Agreement

BARCLAYS BANK PLC,
as a Lender

By:	/s/ Charlene Saldanha
Name:	Charlene Saldanha
Title:	Vice President

Signature Page to Sixth Amended and Restated Credit Agreement

CAPITAL ONE, NATIONAL ASSOCIATION,
as a Lender, as Syndication Agent, Joint Lead Arranger and Joint Bookrunner with respect to the Revolving Credit Facility and the Tranche A-1 Term Loan Facility, and as Documentation Agent and Joint Lead Arranger with respect to the Tranche A-2 Term Loan Facility

By:	/s/ Jessica W. Phillips
Name:	Jessica W. Phillips
Title:	Authorized Signatory

Signature Page to Sixth Amended and Restated Credit Agreement

FIFTH THIRD BANK, NATIONAL ASSOCIATION,
as a Lender, and as Documentation Agent and Joint Lead Arranger with respect to the Revolving Credit Facility and the Tranche A-1 Term Loan Facility

By:	/s/ Shane Lowe
Name:	Shane Lowe
Title:	Authorized Signatory

Signature Page to Sixth Amended and Restated Credit Agreement

HUNTINGTON NATIONAL BANK,
as a Lender, and as Documentation Agent, Joint Lead Arranger and Joint Bookrunner with respect to the Tranche A-2 Term Loan Facility

By:	/s/ Joshua Arundel
Name:	Joshua Arundel
Title:	Senior Vice President

Signature Page to Sixth Amended and Restated Credit Agreement

M&T BANK,
as a Lender, and as Documentation Agent and Joint Lead Arranger with respect to the Revolving Credit Facility and the Tranche A-1 Term Loan Facility

By:	/s/ Jeffrey Prather
Name:	Jeffrey Prather
Title:	Senior Vice President

Signature Page to Sixth Amended and Restated Credit Agreement

PNC BANK, NATIONAL ASSOCIATION,
as Lender

By:	/s/ Shari L. Reams-Henofer
Name:	Shari L. Reams-Henofer
Title:	Senior Vice President

Signature Page to Sixth Amended and Restated Credit Agreement

RAYMOND JAMES BANK,
as a Lender

By:	/s/ Alexander Sierra
Name:	Alexander Sierra
Title:	Senior Vice President

Signature Page to Sixth Amended and Restated Credit Agreement

REGIONS BANK,
as a Lender, as Documentation Agent and Joint Lead Arranger with respect to the Revolving Credit Facility, the Tranche A-1 Term Loan Facility, and the Tranche A-2 Term Loan Facility

By:	/s/ Ghi S. Gavin
Name:	Ghi S. Gavin
Title:	Senior Vice President

Signature Page to Sixth Amended and Restated Credit Agreement

TD BANK N.A.,
as a Lender, and as Documentation Agent and Joint Lead Arranger with respect to the Revolving Credit Facility, the Tranche A-1 Term Loan Facility, and the Tranche A-2 Term

By:	/s/ Michael Duganich
Name:	Michael Duganich
Title:	Vice President

Signature Page to Sixth Amended and Restated Credit Agreement

TRUIST BANK,
as a Lender, as Syndication Agent, Joint Lead Arranger and Joint Bookrunner with respect to the Revolving Credit Facility and the Tranche A-1 Term Loan Facility, and as Joint Lead Arranger and Documentation Agent with respect to the Tranche A-2 Term Loan Facility

By:	/s/ C. Vincent Hughes, Jr.
Name:	C. Vincent Hughes, Jr.
Title:	Director

Signature Page to Sixth Amended and Restated Credit Agreement

SCHEDULE I
REVOLVING CREDIT FACILITY
LENDERS AND REVOLVING CREDIT COMMITMENTS

Revolving Credit Lenders	Revolving Credit Commitment
Wells Fargo Bank, National Association	$70,500,000
Bank of America, N.A.	$70,500,000
Truist Bank	$61,000,000
Capital One, National Association	$61,000,000
PNC Bank National Association	$61,000,000
M&T Bank	$55,000,000
Fifth Third Bank, National Association	$28,000,000
TD Bank, N.A.	$45,000,000
Regions Bank	$45,000,000
Raymond James Bank	$25,000,000
Barclays Bank PLC	$53,000,000
The Huntington National Bank	$25,000,000

Total Revolving Credit Commitments	$600,000,000

Schedule I-1

SCHEDULE II
TRANCHE A-1 TERM LOAN FACILITY
LENDERS AND LOANS

Tranche A-1 Term Loan Lenders	Tranche A-1 Term Loan Commitment
Wells Fargo Bank, National Association	$79,500,000
Bank of America, N.A.	$79,500,000
Truist Bank	$64,000,000
Capital One, N.A.	$40,400,000
PNC Bank, National Association	$23,200,000
M&T Bank	$95,000,000
Fifth Third Bank, National Association	$72,000,000
TD Bank N.A.	$45,000,000
Regions Bank	$35,000,000
Raymond James Bank	$35,400,000

Total Tranche A-1 Term Loans	$569,000,000

Schedule II-1

SCHEDULE III
TRANCHE A-2 TERM LOAN FACILITY
LENDERS AND LOANS

Tranche A-2 Term Loan Lenders	Tranche A-2 Term Loans
Wells Fargo Bank, National Association	$75,000,000.00
Bank of America, N.A.	$75,000,000.00
The Huntington National Bank	$90,000,000.00
PNC Bank, National Association	$65,000,000.00
Capital One, National Association	$50,000,000.00
Regions Bank	$45,000,000.00
TD Bank, N.A.	$45,000,000.00
Truist Bank	$40,000,000.00
Raymond James Bank	$15,000,000.00

Total Tranche A-2 Term Loans	$500,000,000.00

Schedule III-1